Exhibit 10.46

REVOLVING FACILITY CREDIT AGREEMENT

dated as of September 30, 2020

by and among

Allegro MicroSystems, Inc.,

as Borrower

Mizuho Bank, Ltd.,

as Administrative Agent,

Mizuho Bank, Ltd.,

as Collateral Agent

and

THE LENDERS PARTY HERETO

MIZUHO BANK, LTD.,

as Lead Arranger

SCHEDULES

1.01	Commitments
5.06	Litigation
5.07	Labor Matters
5.08	Material Real Property
5.11(a)	ERISA Compliance
5.11(b)	ERISA Compliance
5.12	Subsidiaries
6.16	Post-Closing Matters
7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A-1	Committed Loan Notice
A-2	Conversion/Continuation Notice
A-3	Issuance Notice
B	Revolving Loan Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G-1	Non-Bank Certificate (For Foreign Lenders That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
G-2	Non-Bank Certificate (For Foreign Lenders That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
G-3	Non-Bank Certificate (For Foreign Participants That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
G-4	Non-Bank Certificate (For Foreign Participants That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
H	Solvency Certificate
I	Prepayment Notice
J-1	Junior Lien Intercreditor Agreement
J-2	Equal Priority Intercreditor Agreement
K	[Reserved]
L	Global Intercompany Note

REVOLVING FACILITY CREDIT AGREEMENT

This REVOLVING FACILITY CREDIT AGREEMENT is entered into as of September 30, 2020 by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Mizuho Bank, Ltd., as administrative agent under the Loan Documents (in such capacity, including any successor thereto, the “Administrative Agent”), Mizuho Bank, Ltd., as collateral agent under the Loan Documents (in such capacity, including any successor thereto, the “Collateral Agent”), and each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”). Capitalized terms used herein are defined as set forth in Section 1.01.

PRELIMINARY STATEMENTS

The Borrower has requested that upon satisfaction (or waiver) of the conditions precedent set forth in Article IV, the Lenders extend credit to the Borrower in the form of $50,000,000 of Revolving Commitments and from time to time, the Revolving Lenders make Revolving Loans and the Issuing Banks issue Letters of Credit, pursuant to the terms of this Agreement.

The proceeds of the Loans will be used to for working capital purposes and general corporate purposes not prohibited by this Agreement. The applicable Lenders have indicated their willingness to make Loans and each Issuing Bank has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject only to the conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Transaction” means the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) by the Borrower or any Restricted Subsidiary of all or substantially all the property, assets or business of another Person, or assets constituting a business unit, line of business or division of, any Person, or of a majority of the outstanding Equity Interests of any Person (including any Investment which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in any Joint Venture or other Person to an amount in excess (or further in excess) of the majority of the outstanding Equity Interests of such Joint Venture or other Person).

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any,

(a) Incremental Loan in accordance with Section 2.16; or

(b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.17;

provided that each Additional Lender (other than any Person that is an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent and the Issuing Banks (such approval not to be unreasonably withheld, conditioned or delayed), in each case to the extent any such consent would be required from the Administrative Agent under Section 10.07(b)(iii)(B), and the Issuing Banks under Section 10.07(b)(iii)(D), respectively, for an assignment of Loans to such Additional Lender.

“Adjusted Eurocurrency Rate” means, with respect to any Borrowing of Eurocurrency Rate Loans for any Interest Period, an interest rate per annum equal to the Eurocurrency Rate based on clause (a) of the definition of “Eurocurrency Rate” for such Interest Period multiplied by the Statutory Reserve Rate; provided that, notwithstanding the foregoing, the “Adjusted Eurocurrency Rate” shall in no event be less than 0.00% per annum. The Adjusted Eurocurrency Rate will be adjusted automatically as to all Borrowings of Eurocurrency Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, none of the Lead Arranger, the Agents, or their respective lending affiliates shall be deemed to be an Affiliate of the Loan Parties or any of the Restricted Subsidiaries.

“Affiliated Debt Fund” means,

(a) any Affiliate of a Sponsor that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, Debt Securities and similar extensions of credit in the ordinary course of business, in each case, that is not organized primarily for the purpose of making equity investments; and

(b) any investment fund or account of a Permitted Investor managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Investor has invested) that is not organized or used primarily for the purpose of making equity investments, in each case, with respect to which the applicable Sponsor or Permitted Investor does not directly or indirectly possess the power to direct or cause the direction of the investment policies of such entity.

“Agent Parties” has the meaning specified in Section 10.02(e).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, shareholders, employees, agents, attorney-in-fact, partners, trustees, advisors and other representatives of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Supplemental Administrative Agents (if any), and the Lead Arranger.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Revolving Facility Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning specified in Section 2.20(b).

“Applicable Creditor” has the meaning specified in Section 2.20(b).

“Applicable Decimal Place” has the meaning specified in Section 1.04.

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity.”

“Applicable Rate” means a percentage per annum equal to (i) for Eurocurrency Rate Loans and Cost of Funds Rate Loans, 2.50% and (ii) for Base Rate Loans, 1.50%.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such

Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses, charges and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Available Amount” means, as of any date of determination (such date, the “Reference Date”), with respect to the applicable Available Amount Reference Period, a cumulative amount equal to the sum of, without duplication:

(a) an amount equal to the greater of (i) 30.00% of Closing Date EBITDA (i.e. $43,500,000) and (ii) 30.00% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination; plus

(b) an amount equal to 50% of cumulative Consolidated Net Income for such Available Amount Reference Period; provided that when measuring such amount (i) Consolidated Net Income will be deemed not to be less than zero in any fiscal year and (ii) Consolidated Net Income for any fiscal year will be deemed to be zero until the financial statements required to be delivered pursuant to Section 6.01(a) for such fiscal year, and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a) for such fiscal year, have been received by the Administrative Agent; plus

(c) the aggregate amount of all Permitted Equity Issuances, during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date and, in each case, Not Otherwise Applied; plus

(d) to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment pursuant to Section 7.02, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of Investments in such Unrestricted Subsidiary or Minority Investments made by the Borrower or any Restricted Subsidiary made in reliance on the Available Amount in an amount not to exceed the amount of such Investment when made; plus

(e) to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment pursuant to Section 7.02, the Investments of the Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries (up to the lesser of (i) the fair market value of such Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value of the original Investments by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time they were made), to the extent that the original Investments in such Unrestricted Subsidiary were made in reliance of the Available Amount; plus

(f) to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment pursuant to Section 7.02 or required to be applied to prepay Term Loans in accordance with Section 2.07(b) of the Term Loan Credit Agreement (or any other substantially similar provision in the definitive documents governing any Permitted Refinancing of the Term Loan Credit Agreement), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, in each case, to the extent that the original Investments in such Unrestricted Subsidiary or Minority Investments were made in reliance on the Available Amount in an amount not to exceed the amount of such Investment when made; plus

(g) to the extent (i) not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment pursuant to Section 7.02 and (ii) not in excess of the fair market value of such Investment at the time it was made, the returns (including repayments of principal and payments of interest), profits, distributions and similar amounts received in cash or Cash Equivalents by the Borrower and its Restricted Subsidiaries on Investments made by the Borrower or any Restricted Subsidiary in reliance on the Available Amount; plus

(h) any amount of mandatory prepayments of Pari Passu Lien Debt of the Borrower (and any Permitted Refinancing of the foregoing), to the extent such amount was required to be applied to offer to repurchase or otherwise prepay such Indebtedness and the holders of such Pari Passu Lien Debt declined such repurchase or prepayment; plus

(i) any amount of Net Cash Proceeds from Dispositions or Casualty Events not required to be applied to a mandatory prepayment or investment pursuant to the Term Loan Credit Agreement or Permitted Refinancing thereof (other than any amount of Net Cash Proceeds not applied to make a prepayment or investment by virtue of the application of Section 2.07(b)(vi) of the Term Loan Credit Agreement (or any other substantially similar provision in the definitive documents governing any Permitted Refinancing of the Term Loan Credit Agreement); minus

(j) the aggregate amount of any Investments made pursuant to Section 7.02(hh)(i), any Restricted Payments made pursuant to Section 7.06(s)(i) and any Junior Debt Repayment made pursuant to Section 7.09(a)(ix)(A) during the period commencing on the Closing Date and ending on the applicable date of determination (and, for purposes of this clause (j), without taking account of the intended usage of the Available Amount on such applicable date of determination in the contemplated transaction).

“Available Amount Reference Period” means, with respect to any applicable date of measurement of the Available Amount, the day after the Closing Date through and including such date of measurement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate, and (c) the Adjusted Eurocurrency Rate on such day for an Interest Period of one month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day); provided that, notwithstanding the foregoing, the “Base Rate” shall in no event be less than 1.00% per annum.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person (or if such Person is a limited liability company, partnership or similar entity that is managed by an equityholder or general partner, in each case that is a single entity, the board of directors, board of managers or other governing body of such single entity equityholder or general partner), and the term “directors” means members of the Board of Directors.

“Borrower” means Allegro MicroSystems, Inc., a Delaware corporation.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans or Cost of Funds Rate Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located (which, as of the date of this Agreement, is New York, New York) and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all capital leases that have been or are required to be, in accordance with GAAP as in effect on the Closing Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP as adopted by the Borrower and in effect on the Closing Date.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent or the applicable Issuing Bank, as applicable (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments (including for the avoidance of doubt, cash), to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars, Euro, Sterling, Philippine Pesos, Thai Baht and such other currencies as may be agreed between the Borrower and the Administrative Agent from time to time;

(b) local currencies held by the Borrower or any Restricted Subsidiary from time to time in the ordinary course of business and not for speculation;

(c) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment);

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (h) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(i) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(j) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above; and

(k) solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a jurisdiction outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (k) above in foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) above and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) or (b) above; provided that such amounts, except amounts used to pay obligations of the Borrower or any Restricted Subsidiary denominated in any currency other than Dollars in the ordinary course of business, are converted into Dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that is a Lender or Agent or an Affiliate of a Lender or Agent (a) on the Closing Date (with respect to any Cash Management Services entered into prior to the Closing Date), (b) at the time it initially provides any Cash Management Services to the Borrower or any Restricted Subsidiary, or (c) at the time that the Person to whom the Cash Management Services are provided is merged with the Borrower or becomes or is merged with a Restricted Subsidiary (with respect to any Cash Management Services entered into prior to the date of such merger or such Person becoming a Restricted Subsidiary), in each case whether or not such Person subsequently ceases to be a Lender or Agent or an Affiliate of a Lender or Agent.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations.”

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by a Loan Party of any property or casualty insurance proceeds or any condemnation awards, in each case, in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement);

(b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or

(c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

It is understood and agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof or relating thereto and (ii) all requests, rules, guidelines, requirements or directives issued by any United States or foreign regulatory authority in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) in each case pursuant to Basel III, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof and a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means the earliest to occur of:

(a) Either:

(i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), in the aggregate, directly or indirectly, a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or

(ii) at any time upon or after the consummation of a Qualifying IPO, any Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent of the aggregate ordinary voting power represented by the then issued and outstanding Equity Interests of the Borrower and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Borrower beneficially owned (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate by the Permitted Holders;

unless, in the case of either subclause (i) or subclause (ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election 50% or more of the Board of Directors of the Borrower; or

(b) a “change of control” (or similar defined term) for events substantially consistent with those described in clause (a) of this definition occurring under (i) the Term Loan Credit Agreement (or the definitive documents governing any Permitted Refinancing of the Term Loan Credit Agreement), (ii) the documentation in respect of any Credit Agreement Refinancing Indebtedness and/or (iii) any other Material Indebtedness.

“Class” when used in reference to,

(a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are an issuance of Revolving Loans, Incremental Revolving Loans, Refinancing Revolving Loans or Extended Revolving Loans;

(b) any Commitment, refers to whether such Commitment is (i) a Commitment in respect of Revolving Loans or (ii) a Commitment in respect of a Class of Loans to be made pursuant to an Incremental Amendment, Refinancing Amendment or an Extension Amendment; and

(c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

Refinancing Revolving Commitments, Refinancing Revolving Loans, and Extended Revolving Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the first date on which all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date EBITDA” means $145,000,000.

“Closing Date First Lien Net Leverage Ratio” means 1.50 to 1.00.

“Closing Date Intercreditor Agreement” means that certain Equal Priority Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, the Term Loan Agent and each additional representative and collateral agent from time to time party thereto, and as acknowledged by the Loan Parties.

“Closing Date Secured Net Leverage Ratio” means 1.50 to 1.00.

“Closing Date Total Net Leverage Ratio” means 1.50 to 1.00.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document, the Mortgaged Properties and all other property that is subject or purported to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Collateral Document, but in any event excluding all Excluded Assets.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, Security Agreement Supplements, or other similar agreements delivered to the Agents and the Lenders pursuant to Sections 4.01(a), 6.11, 6.12 or 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Period” means any period during which any Secured Debt Facility is outstanding. For the avoidance of doubt, (a) the initial Collateral Period shall commence on the Closing Date and terminate upon the initial Secured Debt Termination Date, if any, and (b) each subsequent Collateral Period shall commence upon the effectiveness of definitive documentation evidencing the incurrence or issuance of (or the obtaining of commitments in respect of) the next subsequent Secured Debt Facility, if any, following the preceding Secured Debt Termination Date and shall end upon the next subsequent Secured Debt Termination Date, if any.

“Commitments” means the Revolving Commitments.

“Committed Loan Notice” means a notice of a Borrowing pursuant to Article II, which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Person” means any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of the Borrower or any Subsidiary.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any Test Period, the

Consolidated Net Income of such Person for such Test Period:

(a) increased, without duplication, by the following items (solely to the extent deducted (and not excluded) in calculating Consolidated Net Income, other than in respect of the proviso in clause (i) below and clauses (ii)(B), (xi), (xix) and (xx) below) of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP:

(i) interest expense, including (A) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness (which, in each case, will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligations or Attributable Indebtedness), (B) commissions, discounts and other fees, charges and expenses owed with respect to letters of credit, bankers’ acceptance financing, surety and performance bonds and receivables financings, (C) amortization and write-offs of deferred financing fees, debt issuance costs, debt discounts, commissions, fees, premium and other expenses, as well as expensing of bridge, commitment or financing fees, (D) payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (E) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly owned Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust, (F) all interest paid or payable with respect to discontinued operations, (G) the interest portion of any deferred payment obligations, and (H) all interest on any Indebtedness that is (x) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property or (y) contingent obligations in respect of Indebtedness; or (z) fees and expenses paid to the Administrative Agent (in its capacity as such and for its own account) pursuant to the Loan Documents and fees and expenses paid to the administrative agent, the collateral agent, trustee or other similar Persons for the other Indebtedness incurred on the Closing Date pursuant to Section 7.03(b); provided that any such interest expense shall be calculated after giving effect to Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedge Agreements; plus

(ii) taxes based on gross receipts, income, profits or revenue or capital, franchise, excise, property, commercial activity, sales, use, unitary or similar taxes, and foreign withholding taxes, including (A) penalties and interest and (B) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes attributable to such Person and/or its Restricted Subsidiaries or pursuant to a tax sharing arrangement or as a result of a tax distribution or repatriated fund; plus

(iii) depreciation expense and amortization expense (including amortization and similar charges related to goodwill, customer relationships, trade names, databases, technology, software, internal labor costs, deferred financing fees or costs and other intangible assets); plus

(iv) non-cash items (provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash item in the current Test Period and (2) to the extent the Borrower decides to add back such non-cash expense or charge, the cash payment in respect thereof in such future period will be subtracted from Consolidated Adjusted EBITDA in such future period), including the following: (A) non-cash expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights, (B) non-cash currency translation losses related to changes in currency exchange rates (including re-measurements of Indebtedness (including intercompany Indebtedness) and any net non-cash loss resulting from hedge agreements for currency exchange risk), (C) non-cash losses, expenses, charges or negative adjustments attributable to the movement in the mark-to-market valuation of hedge agreements or other derivative instruments, including the effect of FASB Accounting Standards Codification 815 and International Accounting Standard No. 9 and their respective related pronouncements and interpretations, (D) non-cash charges for deferred tax asset valuation allowances, (E) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities, (F) any non-cash charges or losses resulting from any purchase accounting adjustment or any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investments either existing or arising after the Closing Date, (G) all non-cash losses from Investments either existing or arising after the Closing Date recorded using the equity method, (H) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes and (I) any non-cash interest expense; plus

(v) unusual, extraordinary, infrequent, or non-recurring items, whether or not classified as such under GAAP; plus

(vi) charges, costs, losses, expenses or reserves related to: (A) restructuring (including restructuring charges or reserves, whether or not classified as such under GAAP), severance, relocation, consolidation, integration or other similar items, (B) strategic and/or business initiatives, business optimization (including costs and expenses relating to business optimization programs, which, for the avoidance of doubt, shall include, without limitation, implementation of operational and reporting systems and technology initiatives; strategic initiatives; retention; severance; systems establishment costs; systems conversion and integration costs; contract termination costs; recruiting and relocation costs and expenses; costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans; costs to start-up, pre-opening, opening, closure, transition and/or consolidation of distribution centers, operations, officers and facilities) including in connection with the

Transactions and any Permitted Investment, any acquisition or other investment consummated prior to the Closing Date and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, (C) business or facilities (including greenfield facilities) start-up, opening, transition, consolidation, shut-down and closing, (D) signing, retention and completion bonuses, (E) severance, relocation or recruiting, (F) charges and expenses incurred in connection with litigation (including threatened litigation), with any internal investigation or with any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general), and (G) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business; plus

(vii) all (A) costs, fees and expenses relating to the Transactions, (B) costs, fees and expenses (including consulting, legal, diligence and integration costs) incurred in connection with (x) investments in any Person, acquisitions of the Equity Interests of any Person, acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of any Loan Party or any Restricted Subsidiary or (y) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case of clause (x) and (y), including transactions considered or proposed but not consummated), including Permitted Equity Issuances, Investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith) and (C) non-operating professional fees, costs and expenses; plus

(viii) items reducing Consolidated Net Income to the extent (A) covered by a binding indemnification or refunding obligation or insurance to the extent actually paid or reasonably expected to be paid, (B) paid or payable (directly or indirectly) by a third party that is not a Loan Party or a Restricted Subsidiary (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person by a third party that is not a Loan Party or a Restricted Subsidiary or

(C) such Person is, directly or indirectly, reimbursed for such item by a third party; plus

(ix) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid, payable or accrued in such Test Period (including any termination fees payable in connection with the early termination of management and monitoring agreements); plus

(x) the effects of purchase accounting, fair value accounting or recapitalization accounting (including the effects of adjustments pushed down to such Person and its Subsidiaries) and the amortization, write-down or write-off of any such amount; plus

(xi) proceeds of business interruption insurance actually received; plus

(xii) minority interest expense consisting of income attributable to Equity Interests held by third parties in any non-wholly owned Restricted Subsidiary; plus

(xiii) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (A) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (B) all dividend equivalent rights owed pursuant to any compensation or equity arrangement; plus

(xiv) expenses, charges and losses resulting from the payment or accrual of indemnification or refunding provisions, earn-outs and contingent consideration obligations; bonuses and other compensation paid to employees, directors or consultants; and payments in respect of dissenting shares and purchase price adjustments; in each case, made in connection with a Permitted Investment or other acquisition; plus

(xv) any losses from disposed or discontinued operations; plus

(xvi) (A) any costs or expenses (including any payroll taxes) incurred by the Borrower or any Restricted Subsidiary in such Test Period as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including (1) any post-employment benefit scheme to which the relevant pension trustee has agreed, (2) as a result of curtailments or modifications to pension and post-retirement employee benefit plans and (3) without limitation, compensation arrangements with holders of unvested options entered into in connection with a permitted Restricted Payment), any stock subscription, stockholders or partnership agreement, any payments in the nature of compensation or expense reimbursement made to independent board members, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any costs or expenses incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of the Borrower and/or any Restricted Subsidiary; plus

(xvii) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(xviii) the cumulative effect of a change in accounting principles; plus

(xix) addbacks (including for subsequent Test Periods not set forth therein, if any) reflected in (A) the financial model for the Borrower and its Subsidiaries prepared by the Sponsors and delivered to the Lead Arranger in connection with the Transactions (including, for the avoidance of doubt, non-core losses on sales of equipment and expenses related to the COVID-19 pandemic) or a quality of earnings report delivered to the Administrative Agent in connection with the Transactions or (B) any quality of earnings report prepared by KPMG, Deloitte, Ernst & Young, Pricewaterhouse Coopers (and their affiliates and successors) and furnished to the Administrative Agent, in connection with an Acquisition Transaction, Permitted Investment or other Investment consummated after the Closing Date; plus

(xx) the amount of “run rate” cost savings, operating expense reductions and other cost synergies (“Run Rate Savings”) that are projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken no later than 24 months after the end of such Test Period (which amounts will be determined by the Borrower in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA is being determined), net of the amount of actual benefits realized during such Test Period from such actions; provided that, in the good faith judgment of the Borrower such cost savings, operating expense reductions and cost synergies are reasonably identifiable, reasonably anticipated to be realized and factually supportable (it being agreed such determinations need not be made in compliance with Regulation S-X or other applicable securities law); plus

(xxi) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA for any previous period and not added back; plus

(xxii) the amount of costs, fees and expenses relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to any Qualifying IPO (whether or not successful) or the Borrower’s status as a reporting company, including (A) registration and listing fees, (B) costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act and the rules of securities exchange companies, (C) directors’ compensation, fees and expense reimbursement, (D) shareholder meetings and reports to shareholders, (E) directors’ and officers’ insurance, and (F) other costs, fees and expenses (including legal, accounting and other professional fees) incidental to the foregoing; plus

(xxiii) the amount of fees, expense reimbursements and indemnities paid to directors and/or members of advisory boards, including directors of the Borrower; plus

(xxiv) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization or such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus

(xxv) payments made pursuant to Earnouts and Unfunded Holdbacks; and

(b) decreased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP (solely to the extent increasing Consolidated Net Income):

(i) any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); plus

(ii) the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash charge that is accounted for in a prior period and that was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and that does not otherwise reduce Consolidated Net Income for the current period, plus

(iii) any unusual, extraordinary, infrequent or non-recurring gains; plus

(iv) Any net income from disposed or discontinued operations; plus

(v) any non-cash items increasing Consolidated Net Income, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated Adjusted EBITDA in accordance with this definition).

Notwithstanding the foregoing, (a) the aggregate amount of Run Rate Savings increasing Consolidated Adjusted EBITDA for any Test Period shall not exceed 25% of the Consolidated Adjusted EBITDA for such Test Period (measured after to giving effect to such items) and (b) the Consolidated Adjusted EBITDA for each of the four full fiscal quarters preceding the Closing Date shall be, in chronological order, $38.5 million, $36.5 million, $40.3 million, and $29.6 million, in each case, as such amounts may be adjusted pursuant to the foregoing provisions and other pro forma adjustments permitted by this Agreement (including as necessary to give Pro Forma Effect to any Specified Transaction).

“Consolidated Net Income” means, with respect to any Person for any Test Period, the Net Income of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such consolidated net income (to the extent otherwise included therein), without duplication:

(a) the Net Income for such Test Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that the Borrower’s or any Restricted Subsidiary’s equity in the Net Income of such Person shall be included in the Consolidated Net Income of the Borrower for such Test Period up to the aggregate amount of dividends or distributions or other payments in respect of such equity that are actually paid in cash (or to the extent converted into cash) by such Person to the Borrower or a Restricted Subsidiary, in each case, in such Test Period, to the extent not already included therein (subject in the case of dividends, distributions or other payments in respect of such equity made to a Restricted Subsidiary to the limitations contained in clause (b) below);

(b) solely with respect to the calculation of Available Amount, the Net Income of any Restricted Subsidiary of such Person during such Test Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or requirement of Law applicable to such Restricted Subsidiary during such Test Period; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash to such Person or its Restricted Subsidiaries in respect of such Test Period;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized by such Person or any of its Restricted Subsidiaries during such Test Period upon any asset sale or other disposition of any Equity Interests of any Person (other than any dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries;

(d) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such Test Period;

(e) earnings (or losses), including any impairment charge, resulting from any reappraisal, revaluation or write-up (or write-down) of assets during such Test Period;

(f) (i) unrealized gains and losses with respect to Hedge Agreements for such Test Period and the application of Accounting Standards Codification 815 (Derivatives and Hedging) and (ii) any after-tax effect of income (or losses) for such Test Period that result from the early extinguishment of (A) Indebtedness, (B) obligations under any Hedge Agreements or (C) other derivative instruments;

(g) any extraordinary, non-recurring or unusual gain (or extraordinary, non-recurring or unusual loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by such Person or any of its Restricted Subsidiaries during such Test Period;

(h) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Test Period;

(i) after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations for such Test Period;

(j) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP for such Test Period resulting from the application of purchase accounting in relation to the Transactions or any acquisition consummated prior to the Closing Date and any Permitted Acquisition or other Investment or the amortization or write-off of any amounts thereof, net of taxes, for such Test Period;

(k) any non-cash compensation charge or expense for such Test Period, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by, or to, management of such Person or any of its Restricted Subsidiaries in connection with the Transactions;

(l) (i) Transaction Expenses incurred during such Test Period and (ii) any fees and expenses incurred during such Test Period, or any amortization thereof for such Test Period, in connection with any acquisition (other than the Transactions), Investment, disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt or equity instrument (in each case, including any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such Test Period as a result of any such transaction;

(m) any expenses, charges or losses for such Test Period that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(n) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses for such Test Period with respect to liability or casualty events or business interruption.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness in an aggregate principal amount at the time of the incurrence thereof not to exceed an amount equal to 100.00% of the amount of any Permitted Equity Issuances (excluding any Specified Equity Contribution) during the period from and including the Business Day immediately following the Closing Date through and including the reference date that are Not Otherwise Applied.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Conversion/Continuation Notice” means a notice of (a) a conversion of Loans from one Type to another or (b) a continuation of Eurocurrency Rate Loans or Cost of Funds Rate Loans, pursuant to Article II, which, if in writing, shall be substantially in the form of Exhibit A-2.

“Cost of Funds Rate” means, with respect to each day during an Interest Period, the fixed rate per annum determined by any Lender to be its effective cost of funding in Dollars such Revolving Loan for such Interest Period.

“Cost of Funds Rate Loan” means any Revolving Loan bearing interest, at all times during an Interest Period applicable to such Revolving Loan, at a rate of interest determined by reference to the Cost of Funds Rate.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.26(b).

“Credit Agreement Refinancing Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary in the form of revolving commitments; provided that:

(a) such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, or refinance, in whole or part, Indebtedness that is either Revolving Commitments or other Credit Agreement Refinancing Indebtedness (together, “Refinanced Debt”);

(b) the aggregate committed amount of such Indebtedness on any date such commitments are made shall not exceed the aggregate committed amount of the Refinanced Debt being exchanged, extended, renewed, replaced or refinanced (plus (i) the amount of all unpaid, accrued, or capitalized interest, penalties, premiums (including tender premiums) and other amounts payable with respect to the Refinanced Debt and (ii) underwriting discounts, fees, commissions, costs, expenses and other amounts payable with respect to such Credit Agreement Refinancing Indebtedness);

(c) the scheduled final maturity date of such Indebtedness will be no earlier than, and such Indebtedness shall not have scheduled or mandatory commitment reductions prior to, the scheduled final maturity date of the Refinanced Debt; provided that this clause (c)(i) shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception;

(d) (i) to the extent secured by a Lien on property or assets of the Borrower or any of its Restricted Subsidiaries, any such Indebtedness shall not be secured by any Lien on any property or asset of such Person that does not also secure the Revolving Loans (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on property or assets applicable only to periods after the Latest Maturity Date at the time of incurrence, and (3) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders under the Revolving Commitments for so long as such Liens secure such Indebtedness); and (ii) to the extent incurred by or guaranteed by the Borrower or any of its Restricted Subsidiaries, any such Indebtedness shall not be incurred by or guaranteed by any such Person that is not (or is not required to be) a Loan Party (except (1) for guarantees by other Persons that are applicable only to periods after the Latest Maturity Date at the time of incurrence, and (2) any such Person guaranteeing such Indebtedness that also guarantees the Revolving Loans for so long as such Person guarantees such Indebtedness); and

(e) the terms and conditions applicable to any such Credit Agreement Refinancing Indebtedness are either: (i) substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Revolving Facility, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment (except (A) for terms and conditions applicable only to periods after the scheduled final maturity date of the Revolving Facility at the time of incurrence and (B) any term or condition to the extent such term or condition is also added for the benefit of the Lenders under the Revolving Facility); or (ii) consistent with customary market terms and conditions at the time of such incurrence, including with respect to high yield debt securities to the extent applicable, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment; provided that, (1) in the case of both clause (i) and (ii) a certificate of a Responsible Officer delivered to the Administrative

Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of any such Credit Agreement Refinancing Indebtedness (or receipt of commitments with respect thereto), together with a reasonably detailed description of the material terms and conditions of such Credit Agreement Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (e) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower in writing within such five Business Days (or shorter) period that it disagrees with such determination (including a detailed description of the basis upon which it disagrees)); and (2) this clause (e) will not apply to (1) terms addressed in the preceding clauses of this definition, (2) interest rate, rate floors, fees, funding discounts and other pricing or economic terms, and (3) optional prepayment or redemption terms.

Credit Agreement Refinancing Indebtedness (i) may rank either pari passu or junior in right of payment and/or security with any Class of Revolving Loans and (ii) for the avoidance of doubt, may be Pari Passu Lien Debt, Junior Lien Debt or Unsecured Debt.

“CrivaSense” means CrivaSense Technologies SAS, a société par actions simplifiée organized under the laws of the Federal Republic of France, which as of the Closing Date is a joint venture between Allegro Microsystems Europe Ltd. and certain joint venture partners and in which the Borrower owns, indirectly, a majority of the Equity Interests of such Person.

“CrivaSense JV Documents” means, collectively, (a) the articles of association of CrivaSense, (b) that certain Shareholders Agreement by and among certain of the owners of the Equity Interests in CrivaSense, (c) that certain Collaboration Agreement between Allegro MicroSystems Europe Ltd. and certain other investors in CrivaSense and/or their affiliates, (d) that certain General Collateral Agreement between CrivaSense, Allegro Microsystems, LLC and the other parties thereto and (e) any other document between or among the investors in CrivaSense with respect to the ownership or operations of CrivaSense, in each case as in effect from time to time.

“Cure Security” has the meaning specified in Section 7.10(b).

“Cure Expiration Date” has the meaning specified in Section 7.10(b).

“Debt Representative” means, with respect to any series of Indebtedness secured by a Lien that is subject to an Intercreditor Agreement, or is subordinated in right of payment to all or any part of the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Securities” means any indebtedness evidenced by bonds, notes, debentures or similar instruments, but excluding all statutory obligations, surety, stay, customs and appeal bonds, performance bonds, completion guarantees and other obligations of a like nature.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.00% per annum; provided that with respect to the outstanding principal amount of any Loan not paid when due, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.05(c)) plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that,

(a) has failed to (i) fund all or any portion of its Loans, including participations in respect of Letters of Credit, within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Banks or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due;

(b) has notified the Borrower, the Administrative Agent, the Issuing Banks or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such

Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied);

(c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower; or

(d) the Administrative Agent or the Borrower has received notification that such Lender is, or has a direct or indirect parent entity that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) other than via an Undisclosed Administration, the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity or the like has been appointed for such Lender or its direct or indirect parent entity, or such Lender or its direct or indirect parent entity has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent entity thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent or the Borrower that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19) upon delivery of written notice of such determination to the Borrower, the Administrative Agent, the Issuing Banks and each Lender.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory is the subject of any Sanctions.

“Designated Non-Cash Consideration” means the fair market value of any non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to the General Asset Sale Basket that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (excluding Liens and any sale of Equity Interests in, or issuance of Equity Interests by, a Restricted Subsidiary) of any property by any Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition,

(a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale, as long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event is subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and Cash Collateralization of all Letters of Credit);

(b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(c) provides for the scheduled payments of dividends all or a portion of which is required to be made only in cash; or

(d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests;

in each case, prior to the Latest Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of one or more Company Persons or by any such plan to one or more Company Persons, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of a Company Person’s termination, death or disability.

“Disqualified Lender” means,

(a) the competitors of the Borrower and its Subsidiaries identified in writing by or on behalf of the Borrower (i) to the Lead Arranger on or prior to the Closing Date, or (ii) to the Administrative Agent, from time to time on or after the Closing Date;

(b) those particular banks, financial institutions, other institutional lenders and other Persons to the extent identified in writing by or on behalf of the Borrower to the Lead Arranger on or prior to the Closing Date; and

(c) any Affiliate of a Person described in the preceding clauses (a) or (b) that (in each case, other than any Affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, Debt Securities and similar extensions of credit in the ordinary course (except to the extent separately identified under clause (a) or (b) above)), in each case, is either readily identifiable as such on the basis of its name or is identified as such in writing by or on behalf of the Borrower (i) to the Lead Arrangers on or prior to the Closing Date, or (ii) to the Administrative Agent from time to time on or after the Closing Date.

The Borrower shall, upon request of any Lender, identify whether any Person identified by such Lender as a proposed assignee or Participant is a Disqualified Lender. The identification of any person as a Disqualified Lender shall not apply to retroactively disqualify any Person that was a Lender or a participant prior to the effectiveness of the addition of such person as a Disqualified Lender. The list of Disqualified Lenders shall be made available to all Lenders by posting such list to IntraLinks or another similar electronic system.

“Division” has the meaning specified in Section 1.02(d).

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held);

(b) with respect to any Letter of Credit Obligation (or risk participation therein), denominated in Dollars the amount thereof; and

(c) with respect to any other amount (i) if denominated in Dollars, the amount thereof, or (ii) if denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as applicable, on the basis of the Exchange Rate (determined in respect of the most recent relevant date of determination) for the purchase of Dollars with such currency.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Earnouts” means (a) all earnout payments or other contingent payments in connection with any Permitted Investment and (b) Existing Earnouts and Unfunded Holdbacks.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (v); provided that the following Persons shall not be Eligible Assignees: (a) any Defaulting Lender, and (b) any Person that is Disqualified Lender (other than pursuant to clause (d) of the definition thereof).

“EMU” means the Economic and Monetary Union as contemplated in the EU Treaty.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations by any Governmental Authority, or proceedings with respect to any Environmental Liability or pursuant to Environmental Law, including those (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of the Restricted Subsidiaries, directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

“Equal Priority Intercreditor Agreement” means (a) the Closing Date Intercreditor Agreement and (b) each other “pari passu” intercreditor agreement substantially in the form attached hereto as Exhibit J-2 (as the same may be modified in a manner satisfactory to the Administrative Agent, the Collateral Agent and the Borrower). Upon the request of the Borrower, the Administrative Agent and the Collateral Agent may execute and deliver an Equal Priority Intercreditor Agreement with one or more Debt Representatives for Pari Passu Lien Debt permitted hereunder.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is (or was at any relevant time) treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) the occurrence of a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by any Loan Party or any of its respective ERISA Affiliates that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (f) the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan; (g) the application by any Loan Party or any of its respective ERISA Affiliates for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (h) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan; or (i) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Treaty” means the Treaty on European Union.

“Euro” and “€” mean the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan denominated in Dollars, the rate per annum equal to (i) the ICE LIBOR Rate (“ICE LIBOR”), as published on the applicable Thomson Reuters screen page (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; or

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurocurrency Rate Loan” means a Loan, whether denominated in Dollars that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any date with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m., London time, on such date on the applicable Bloomberg page for such currency. In the event that such rate does not appear on any Bloomberg page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying the exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that, if at the time of any such determination, for any reason no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method that it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Asset” has the meaning specified in the Security Agreement.

“Excluded Equity Interests” has the meaning specified in the Security Agreement.

“Excluded Subsidiary” means:

(a) any Subsidiary that is not a wholly owned Subsidiary of a Loan Party;

(b) any direct or indirect Foreign Subsidiary of the Borrower;

(c) any FSHCO;

(d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary;

(e) any Subsidiary that is prohibited or restricted by applicable Law from providing a Guaranty or by a binding contractual obligation existing on the Closing Date or at the time of the acquisition of such Subsidiary (and not incurred in contemplation of such acquisition) from providing a Guaranty (provided that such contractual obligation is not entered into by the Borrower or its Restricted Subsidiaries principally for the purpose of qualifying as an “Excluded Subsidiary” under this definition) or if such Guaranty would require governmental (including regulatory) or third party (other than the Borrower or a Restricted Subsidiary) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained;

(f) any special purpose securitization vehicle (or similar entity) including any Securitization Subsidiary created pursuant to a transaction permitted under this Agreement;

(g) any Subsidiary that is a not-for-profit organization;

(h) any Captive Insurance Subsidiary;

(i) any other Subsidiary with respect to which, as reasonably agreed between the Administrative Agent and the Borrower, the cost or other consequences (including any material adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(j) any other Subsidiary to the extent the provision of a Guaranty by such Subsidiary would reasonably be expected to result in material adverse tax consequences to (i) any parent of the Borrower (to the extent such material adverse tax consequences are related to its ownership of the Equity Interests in the Borrower and its Restricted Subsidiaries), (ii) the Borrower or (iii) any of the Restricted Subsidiaries, in each case as determined by the Borrower in good faith;

(k) any Unrestricted Subsidiary; and

(l) any Immaterial Subsidiary;

provided that the Borrower, in its sole discretion (or in the case of any Foreign Subsidiary, with the consent of the Administrative Agent not to be unreasonably withheld), may cause any Restricted Subsidiary that qualifies as an Excluded Subsidiary under clauses (a) through (l) above to become a Guarantor in accordance with the definition thereof (subject to completion of any requested “know your customer” and similar requirements of the Administrative Agent) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Borrower elects to designate such Persons as an Excluded Subsidiary and such redesignation as an Excluded Subsidiary shall be subject to (i) the absence of any Specified Event of Default and (ii) treating any Investment in such Excluded Subsidiary as an Investment made on the date of and after giving effect to such designation).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” has the meaning specified in Section 3.01(a).

“Existing Earnouts and Unfunded Holdbacks” shall mean those earnouts and unfunded holdbacks existing on the Closing Date.

“Existing Revolving Facility” means that certain Revolving Credit Agreement, dated as of January 22, 2019, by and between the Borrower, as borrower thereunder, and the Revolving Agent and the lenders from time to time party thereto, as the same may be amended, restated, amended and restated, waived or otherwise modified from time to time.

“Extended Commitments” means Extended Revolving Commitments.

“Extended Loans” means Extended Revolving Loans.

“Extended Revolving Commitments” means the Revolving Commitments held by an Extending Lender.

“Extended Revolving Loans” means the Revolving Loans made pursuant to Extended Revolving Commitments.

“Extending Lender” means each Lender accepting an Extension Offer.

“Extension” has the meaning specified in Section 2.18(a).

“Extension Amendment” has the meaning specified in Section 2.18(b).

“Extension Offer” has the meaning specified in Section 2.18(a).

“Facility” means the Revolving Loans, any Extended Revolving Commitments and Extended Revolving Loans, any Incremental Revolving Facility, or any Refinancing Revolving Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended or modified from time to time.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate for any day is less than zero, the Federal Funds Rate for such day will be deemed to be zero.

“Fee Letter” means the Fee Letter, dated as of September 30, 2020, among the Borrower and the Administrative Agent.

“Financial Covenant” has the meaning specified in Section 8.01(e).

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio produced by dividing (a) the sum of (i) consolidated Indebtedness for borrowed money, Capitalized Lease Obligations, purchase money debt, unreimbursed obligations in respect of drawn letters of credit (to the extent not cash collateralized) and Debt Securities, in each case (x) as reflected on the consolidated balance sheet of Borrower and its Restricted Subsidiaries as outstanding on the last day of such Test Period and (y) solely to the extent secured, in whole or in part, by Liens on the Collateral that rank pari passu with the liens on the Collateral that secure the Revolving Facility, minus (ii) unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries, by (b) LTM Consolidated Adjusted EBITDA for such Test Period.

“Flood Insurance Laws Certificate” means, with respect to each Material Real Property, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination indicating whether such Material Real Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in a special flood hazard area.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Plan” means any material employee benefit plan, program or agreement maintained or contributed to by, or entered into with, the Borrower or any Restricted Subsidiary of the Borrower with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Banks, such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit Obligations other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any direct or indirect Subsidiary of the Borrower that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) in one or more (a) Foreign Subsidiaries and/or (b) other FSHCOs.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided however that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision of a Loan Document to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS (any such change, an “Accounting Change”)) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“General Asset Sale Basket” has the meaning specified in Section 7.05(j).

“Global Intercompany Note” means an agreement executed by each Restricted Subsidiary of the Borrower, in substantially the form of Exhibit L.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Grant Event” means the occurrence of any of the following:

(a) the formation or acquisition by a Loan Party of a new wholly owned Restricted Subsidiary (other than an Excluded Subsidiary);

(b) the designation in accordance with Section 6.13 of a wholly owned Unrestricted Subsidiary of any Loan Party as a Restricted Subsidiary;

(c) any Person (other than an Excluded Subsidiary) becoming a wholly owned Restricted Subsidiary of a Loan Party;

(d) any wholly owned Restricted Subsidiary of a Loan Party ceasing to be an Excluded Subsidiary;

(e) any Excluded Subsidiary designated as a Guarantor pursuant to the proviso set forth in the definition of “Excluded Subsidiary”; or

(f) the first day of a Collateral Period (other than the Collateral Period in effect on the Closing Date).

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business or customary, and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning set forth in the Guaranty.

“Guaranty” means (a) the guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties substantially in the form of Exhibit E and (b) each other guaranty, guaranty supplement or comparable guaranty documentation delivered pursuant to Section 6.11.

“Guaranty Release Event” has the meaning specified in Section 9.11(a)(ii).

“Guaranty Supplement” means the “Guaranty Supplement” as defined in the Guaranty.

“Hazardous Materials” means any hazardous or toxic chemicals, materials, substances or waste which is listed, classified or regulated by any Governmental Authority as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic wastes,” “contaminants” or “pollutants,” or words of similar import, under any Environmental Law, including petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and urea formaldehyde.

“Hedge Agreement” means any agreement with respect to (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person that is an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing on the Closing Date (with respect to any Secured Hedge Agreement entered into on or prior to the Closing Date) or at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing; provided, at the time of entering into a Secured Hedge Agreement, no Hedge Bank shall be a Defaulting Lender.

“HMT” means Her Majesty’s Treasury of the United Kingdom.

“ICE LIBOR” means the London Interbank Offered Rate set by ICE Benchmark Administration Limited.

“Identified Transaction” has the meaning specified in Section 9.11(b).

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of the Borrower other than a Material Subsidiary.

“Incremental Amendment” has the meaning specified in Section 2.16(e).

“Incremental Amount” has the meaning specified in Section 2.16(c).

“Incremental Equivalent Debt” has the meaning specified in the Term Loan Credit Agreement as in effect on the Closing Date.

“Incremental Facility” has the meaning specified in Section 2.16(a).

“Incremental Loans” has the meaning specified in Section 2.16(a).

“Incremental Term Facility” has the meaning specified in the Term Loan Credit Agreement or any comparable term in any Permitted Refinancing thereof.

“Incurred Acquisition Debt” means incurred in connection with a Permitted Acquisition, Acquisition Transaction or Investment; provided that:

(a) the aggregate principal amount of all Incurred Acquisition Debt on any date such Indebtedness is incurred (or commitments with respect thereto are made) shall not, together with any Incremental Term Facilities then outstanding, exceed the amounts set forth in clause (a) of the definition of Permitted Ratio Debt;

(b) (i) to the extent secured by a Lien on property or assets of the Borrower or any of its Restricted Subsidiaries, any Incurred Acquisition Debt shall not be secured by any Lien on any property or asset of such Person that does not also secure the Revolving Loans (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on property or assets applicable only to periods after the Latest Maturity Date of the Revolving Loans at the time of incurrence, and (3) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders under the Revolving Loans for so long as such Liens secure such Incurred Acquisition Debt); and (ii) to the extent guaranteed by any of the Borrower’s Restricted Subsidiaries, any such Incurred Acquisition Debt shall not be guaranteed by any such Person that is not (or is not required to be) a Loan Party (except (1) for guarantees by other Persons that are applicable only to periods after the Latest Maturity Date of the Revolving Loans at the time of incurrence and (2) any such Person guaranteeing such Incurred Acquisition Debt that also guarantees the Revolving Loans for so long as such Person guarantees such Incurred Acquisition Debt);

(c) the terms and conditions applicable to any such Incurred Acquisition Debt are either: (i) substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Revolving Facility, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment (except (A) for terms and conditions applicable only to periods after the scheduled final maturity date of the Revolving Facility at the time of incurrence and (B) any term or condition to the extent such term or condition is also added for the benefit of the Lenders under the Revolving Facility); or (ii) consistent with customary market terms and conditions at the time of such incurrence, including with respect to high yield debt securities to the extent applicable, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment; provided that, (1) in the case of both clause (i) and (ii) a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of any such Incurred Acquisition Debt (or receipt of commitments with respect thereto), together with a reasonably detailed description of the material terms and conditions of such Incurred Acquisition Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (e) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower in writing within such five Business Days (or shorter) period that it disagrees with such determination (including a detailed description of the basis upon which it disagrees)); and (2) this clause (e) will not apply to (1) terms addressed in the preceding clauses of this definition, (2) interest rate, rate floors, fees, funding discounts and other pricing or economic terms, and (3) optional prepayment or redemption terms; and

(d) (i) the scheduled final maturity date of any Incurred Acquisition Debt (A) that is Pari Passu Lien Debt will be no earlier than the scheduled final maturity date for the Revolving Facility and (B) that is Junior Lien Debt or unsecured Indebtedness will be no earlier than the date that is 91 days following the final maturity date of the Revolving Facility; and (ii) the Weighted Average Life to Maturity of any Incurred Acquisition Debt will be no shorter than the remaining Weighted Average Life to Maturity of the Revolving Facility; provided that this clause (d) shall not apply to the incurrence of any Incurred Acquisition Debt pursuant to the Inside Maturity Exception.

“Indebtedness” means, with respect to any Person, without duplication,

(a) any indebtedness (including principal or premium) of such Person (i) for borrowed money; (ii) evidenced by Debt Securities; (iii) in respect of letters of credit and banker’s acceptances (or, without double counting, reimbursement agreements in respect thereof); (iv) in respect of Capitalized Lease Obligations; and (v) representing the balance deferred and unpaid of the purchase price of any property to the extent the same would be required to be shown as a long-term liability on the balance sheet of such Person prepared in accordance with GAAP (other than (x) trade payables in the ordinary course of business and (y) Earnouts and Unfunded Holdbacks, in each case to the extent (1) not yet due or payable or (2) paid within 5 Business Days of the date on which they become due and payable unless being contested in good faith by appropriate actions diligently conducted);

(b) (i) to the extent not otherwise included, any Guarantee by such Person of the obligations of the type referred to in clause (a), (c) or (d) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business and (ii) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any property owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness for purposes of this clause (ii) will be the lesser of the fair market value of such property at such date of determination and the amount of Indebtedness so secured;

(c) net obligations of such Person under any Hedge Agreement to the extent such obligations would appear as a net liability on a balance sheet of such Person (other than in the footnotes) prepared in accordance with GAAP; and

(d) all obligations of such Person in respect of Disqualified Equity Interests;

provided that, notwithstanding the foregoing, Indebtedness will be deemed not to include indebtedness, guarantees or obligations that are (1) contingent obligations incurred in the ordinary course of business unless and until such obligations are non-contingent, (2) trade payables, (3) customary purchase money obligations incurred in the ordinary course, (4) earn outs, purchase price holdbacks or similar obligations, (5) intercompany liabilities arising in the ordinary course of business, and (6) loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extension of terms) solely to the extent that such intercompany loans and advances are subject to the Global Intercompany Note (such loans and advances, “Short Term Advances”). The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 10.08.

“Initial Revolving Lender” means Mizuho Bank, Ltd.

“Inside Maturity Exception” means any Incremental Term Facility, Incremental Equivalent Debt, Permitted Ratio Debt, Incurred Acquisition Debt, Replacement Loans or Credit Agreement Refinancing Indebtedness that (a) is a customary bridge facility to the extent such bridge facility has an extension or conversion feature, subject to customary conditions, that would result in such financing having a scheduled maturity date that is not prior to the latest scheduled maturity date of the initial Term Loans under the Term Loan Credit Agreement, or (b) is designated by the Borrower as being incurred in reliance on this Inside Maturity Exception and is in an aggregate original principal amount outstanding (determined as of the date of such designation) that does not exceed an amount equal to the greater of (a) 50% of Closing Date EBITDA (i.e. $72,500,000) and (b) 50% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercreditor Agreements” means the Closing Date Intercreditor Agreement, any Junior Lien Intercreditor Agreement, and any Equal Priority Intercreditor Agreement and any other intercreditor agreement governing lien priority, in each case that may be executed by the Collateral Agent from time to time.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan or Cost of Funds Rate Loan, the last day of each Interest Period applicable to such Revolving Loan and the applicable Maturity Date; provided that if any Interest Period for a Eurocurrency Rate Loan or Cost of Funds Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Base Rate Loan the last Business Day of each fiscal quarter and the applicable Maturity Date and (c) to the extent necessary to create a fungible tranche of Revolving Loans, the date of the incurrence of any Incremental Facility.

“Interest Period” means, as to each Cost of Funds Rate Loan and Eurocurrency Rate Loan, the period commencing on the date such Revolving Loan is disbursed or converted to or continued as a Cost of Funds Rate Loan or Eurocurrency Rate Loan, as applicable, and ending on (x) with respect to Cost of Funds Rate Loans, the date that occurs at any time from one day to six months thereafter and (y) with respect to Eurocurrency Rate Loans, the date that is one, two, three or six months thereafter, or to the extent consented to by each applicable Lender, twelve months (or such period of less than one month as may be consented to by each applicable Lender), in each case as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of

(a) the purchase or other acquisition (including by merger or otherwise) of Equity Interests or debt or other securities of another Person;

(b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, but excluding any Short Term Advances; or

(c) the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of another Person;

provided that none of the following shall constitute an Investment (i) intercompany advances between and among the Borrower and its Restricted Subsidiaries relating to their cash management, tax and accounting operations in the ordinary course of business and (ii) intercompany loans, advances or Indebtedness between and among the Borrower and its Restricted Subsidiaries having a term not exceeding 364 days and made in the ordinary course of business. For the avoidance of doubt, an Acquisition Transaction shall constitute an Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IRS” means Internal Revenue Service of the United States.

“Issuance Notice” means an Issuance Notice in respect of Letters of Credit substantially in the form of Exhibit A-3.

“Issuing Bank” means Mizuho Bank, Ltd., together with its permitted successors and assigns in such capacity and any other Lender that becomes an issuing Bank in accordance with Section 2.04(k). Any Issuing Bank may cause Letters of Credit to be issued by an Affliate of such Issuing Bank or by another financial institution designated by such Issuing Bank, and all Letters of Credit issued by any such Affiliate or any such designated financial institution shall be treated as being issued by such Issuing Bank for all purposes under the Loan Documents.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary. For the avoidance of doubt, as of the Closing Date (i) PSL is a Joint Venture under the Loan Documents and (ii) CrivaSense is not a Joint Venture under the Loan Documents (notwithstanding the fact that CrivaSense is in fact a joint venture between Allegro MicroSystems Europe Ltd. and the other investors in CrivaSense).

“Judgment Currency” has the meaning specified in Section 2.20(b).

“Junior Debt Repayment” has the meaning specified in Section 7.09(a).

“Junior Financing” means any Material Indebtedness that is contractually subordinated in right of payment to the Obligations expressly by its terms.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Debt” means any Indebtedness that is (or is intended by the Borrower to be) secured by Liens on all or any portion of the Collateral that has a priority that is contractually (or otherwise) junior in priority to the Lien on such Collateral that secure the Obligations. For the avoidance of doubt, “Junior Lien Debt” excludes the Term Loans as of the Closing Date, any Pari Passu Lien Debt and any Unsecured Debt, and includes Obligations that are secured (or intended to be secured) by a Lien that is junior in priority to Liens securing Pari Passu Lien Debt. A Debt Representative acting on behalf of the holders of Junior Lien Debt shall become party to, or otherwise subject to the provisions of an Junior Lien Intercreditor Agreement.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement, substantially in the form attached hereto as Exhibit J-1 (as the same may be modified in a manner satisfactory to the Administrative Agent, the Collateral Agent and the Borrower). Upon the request of the Borrower, the Administrative Agent and the Collateral Agent may execute and deliver a Junior Lien Intercreditor Agreement with one or more Debt Representatives for secured Indebtedness that is permitted to be incurred hereunder as Junior Lien Debt.

“L/C Fee” has the meaning specified in Section 2.11(b)(ii).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Refinancing Revolving Loan or any Extended Revolving Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” has the meaning specified in Section 1.08(f).

“LCA Test Date” has the meaning specified in Section 1.08(f).

“Lead Arranger” means Mizuho Bank, Ltd.

“Lender” has the meaning specified in the introductory paragraph to this Agreement (and, for the avoidance of doubt, includes each Revolving Lender), and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” Each Additional Lender shall be a Lender to the extent any such Person has executed and delivered a Refinancing Amendment or an Incremental Amendment, as the case may be, and to the extent such Refinancing Amendment or Incremental Amendment shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.02 sets forth the name of each Lender. Unless context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means a letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement, which letter of credit shall be (a) a standby letter of credit or (b) solely to the extent agreed by the applicable Issuing Bank in its sole discretion, a commercial, documentary or “trade” letter of credit, letter of guarantee, bank guarantee, bankers’ acceptance, performance bond, surety bond or other similar instrument (it being understood that as of the Closing Date Mizuho Bank, Ltd. has not agreed to provide any instrument under this clause (b)).

“Letter of Credit Advance” means, as to any Revolving Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Pro Rata Share.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank, together with an Issuance Notice.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced as a Revolving Loan Borrowing.

“Letter of Credit Documents” means, as to any Letter of Credit, each Letter of Credit Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower or in favor of such Issuing Bank and relating to such Letter of Credit.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date with respect to Revolving Loans (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of any Loan Party to each Issuing Bank with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding.

“Letter of Credit Percentage” means, (a) initially with respect to Mizuho Bank, Ltd., 100% (as may be reduced to reflect any percentage allocated to another Issuing Bank pursuant to the immediately succeeding clause (b)) and (b) from time to time after the Closing Date with respect to any other Issuing Bank, a percentage to be agreed between the Borrower and such Issuing Bank.

“Letter of Credit Sublimit” means the greater of (a) $20,000,000 and (b) such higher amount as the Borrower, the Required Revolving Lenders and the applicable Issuing Bank(s) may from time to time agree.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the aggregate amount of all Reimbursement Obligations outstanding at such time.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), license, charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Lien Release Event” has the meaning specified in Section 9.11(a)(i).

“Limited Condition Acquisition” means any Acquisition Transaction or other Investment by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means a Revolving Loan made by a Lender to the Borrower under a Loan Document.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (d) the Guaranty, (e) the Collateral Documents, (f) the Intercreditor Agreements (if any), (g) the Global Intercompany Note and (h) the Fee Letter.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“LTM Consolidated Adjusted EBITDA” means, as of any date of determination, the Consolidated Adjusted EBITDA of the Borrower and the Restricted Subsidiaries, determined on a Pro Forma Basis, for the most recent Test Period.

“Management Stockholders” means (a) any Company Person who is an investor in the Equity Interests of the Borrower, (b) family members of any of the individuals identified in the foregoing clause (a), (c) trusts, partnerships or limited liability companies for the benefit of any of the individuals identified in the foregoing clause (a) or (b), and (d) heirs, executors, estates, successors and legal representatives of the individuals identified in the foregoing clause (a) or (b).

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization” means an amount equal to (a) the sum of (i) the total number of issued and outstanding shares of common stock of the Borrower on the date of the initial public offering of the shares of common stock of the Borrower, plus (ii) the total number of shares of common stock of the Borrower that are actually issued, if any, upon exercise of the “overallotment option” granted to the underwriters of such initial public offering, multiplied by (b) the initial public offering price of such shares of common stock.

“Master Agreement” has the meaning specified in the definition of “Hedge Agreement.”

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, and (b) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the Loan Documents or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under the Loan Documents.

“Material Domestic Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Domestic Subsidiaries that is a Restricted Subsidiary, (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Restricted Subsidiaries of such Domestic Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of the consolidated total assets of the Borrower and the Restricted Subsidiaries as of the last day of such Test Period, in each case determined in accordance with GAAP or (b) whose revenues for such Test Period (when taken together with the revenues of the Restricted Subsidiaries of such Domestic Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clause (a) or (b) comprise in the aggregate more than (when taken together with the total assets of the Restricted Subsidiaries of such Domestic Subsidiaries at the last day of the most recent Test Period) 10.0% of the total consolidated assets of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Restricted Subsidiaries of such Domestic Subsidiaries for such Test Period) 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries for such Test Period (or, in each case, on any date when re-designated as an Excluded Subsidiary pursuant to the definition of “Excluded Subsidiary”), then the Borrower shall, not later than sixty days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement or on the date of such redesignation, as applicable (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 with respect to any such Domestic Subsidiaries identified in the foregoing clause (i).

“Material Foreign Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Foreign Subsidiaries that is a Restricted Subsidiary (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Restricted Subsidiaries of such Foreign Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of the consolidated total assets of the Borrower and the Restricted Subsidiaries as of the last day of such Test Period, in each case determined in accordance with GAAP or (b) whose revenues for such Test Period (when taken together with the revenues of the Restricted Subsidiaries of such Foreign Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Foreign Subsidiaries that are not Material Foreign Subsidiaries comprise in the aggregate more than (when taken together with the total assets of the Restricted Subsidiaries of such Foreign Subsidiaries at the last day of the most recent Test Period) 10.0% of the total consolidated assets of the Borrower and the Restricted Subsidiaries that are Foreign Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Restricted Subsidiaries of such Foreign Subsidiaries for such Test Period) 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries that are Foreign Subsidiaries for such Test Period (or, in each case, on any date when re-designated as an Excluded Subsidiary pursuant to the definition of “Excluded Subsidiary”), then the Borrower shall, not later than sixty days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement or on the date of such re-designation (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion), designate in writing to the Administrative Agent one or more of such Foreign Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material Indebtedness” means, as of any date, Indebtedness for borrowed money or evidenced by Debt Securities of any Loan Party as of such date in an aggregate principal amount exceeding the Threshold Amount; provided that in no event shall any of the following be Material Indebtedness (a) Indebtedness under a Loan Document, (b) obligations in respect of a receivables financing (including any Qualified Securitization Financing), (c) Capitalized Lease Obligations, (d) Indebtedness held by a Loan Party or any Indebtedness held by an Affiliate of a Loan Party and (e) Indebtedness under Hedge Agreements.

“Material Real Property” means any real property owned in fee by a Loan Party (or owned by any Person required to become a Loan Party hereunder) (a) with net book value, determined as of the Closing Date or, if applicable with respect to any real property acquired after the Closing Date, as of the date of acquisition, in excess of $10,000,000 and (b) not located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be a “special flood hazard zone”; provided that (for the avoidance of doubt) in no event shall the real property located at 955 Perimeter Road, Manchester, New Hampshire 03103 (and any parcels appurtenant thereto or comprising part thereof) shall not constitute Material Real Property regardless of its net book value or fair market value.

“Material Restricted Entities” means, collectively, (a) any Loan Party, (b) any Material Subsidiary and (c) any group of Restricted Subsidiaries (other than any Excluded Subsidiary identified in clause (a), (f), (g), (h) or (j) of the definition thereof) that, taken together, would comprise a Material Subsidiary, and “Material Restricted Entity” means any one of the foregoing.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means:

(a) with respect to the Revolving Loans the date that is the earlier of (i) three years after the Closing Date and (ii) the date such Revolving Loans are declared due and payable pursuant to Section 8.02;

(b) with respect to any tranche of Extended Revolving Commitments, the earlier of (i) the final maturity date as specified in the applicable Extension Amendment and (ii) the date such tranche of Extended Revolving Commitments are terminated and/or declared due and payable pursuant to Section 8.02; and

(c) with respect to any Refinancing Revolving Loans, the earlier of (i) the final maturity date as specified in the applicable Refinancing Amendment and (ii) the date such Refinancing Revolving Loans are declared due and payable pursuant to Section 8.02;

provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

”Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, and otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Minority Investment” means any Person other than a Subsidiary in which the Borrower or any Restricted Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policy” and/or “Mortgage Policies” means an American Land Title Association Lender’s Extended Coverage title insurance policy (or equivalent in the state in which the Material Real Property is located) covering such interest in the Mortgaged Property in an amount equal to the fair market value of such Mortgaged Property (or such lesser amount as shall be specified by the Collateral Agent) insuring the first priority Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens (other than Permitted Liens), together with such endorsements as the Collateral Agent may reasonably request and in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgaged Properties” means the property on which Mortgages are required pursuant to Section 6.11(b).

“Mortgages” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent for the benefit of the Secured Parties, and any other mortgages, deeds of trust, trust deeds and hypothecs executed and delivered pursuant to Section 6.11(b).

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to:

(a) the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of:

(i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries), over

(ii) the sum of,

(A) the principal amount, premium or penalty, if any, interest, breakage costs and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than (x) Indebtedness under the Loan Documents, and (y) Incremental Loans, Incremental Equivalent Debt, Permitted Ratio Debt, Incurred Acquisition Debt, Replacement Loans and Credit Agreement Refinancing Indebtedness, in each case, that is Pari Passu Lien Debt or Junior Lien Debt),

(B) the out-of-pocket fees and expenses (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and re-cording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event and restoration costs following a Casualty Event,

(C) taxes or distributions made pursuant to Section 7.06(h) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds),

(D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and

(E) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E);

provided that (I) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such amount exceeds 15.0% of Closing Date EBITDA (i.e. $21,750,000) and (II) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year exceeds 20.00% of Closing Date EBITDA (i.e. $29,000,000) (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a); and

(b) the sale, incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of:

(i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over

(ii) taxes paid or reasonably estimated to be payable as a result thereof, fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such sale, incurrence or issuance.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP (determined, for the avoidance of doubt, on an unconsolidated basis) and before any reduction in respect of preferred stock dividends.

“Non-Bank Certificate” has the meaning specified in Section 3.01(b).

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party” means any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Nonrenwal Notice Date” has the meaning specified in Section 2.04(b)(iii).

“Not Otherwise Applied” means, as of any date of determination, the aggregate amount of credit, without duplication, for (a) all Permitted Equity Issuances under clause (c) of the definition of “Available Amount” or under the definition of “Contribution Indebtedness”, (b) cash contributed to the common Equity Interests of the Borrower under Section 7.06(g)(iii), (c) proceeds from an issuance of Equity Interests or a contribution to the capital of the Borrower under Section 7.09(a)(ii) or (d) proceeds of any Specified Equity Contribution, as applicable, that as of such date has not been (i) applied by the Borrower or any Restricted Subsidiary to make an Investment, Restricted Payment or Junior Debt Repayment, in each case in reliance on the Available Amount, (ii) relied upon by the Borrower or any Restricted Subsidiary to incur Contribution Indebtedness, (iii) applied by the Borrower or any Restricted Subsidiary to make a Restricted Payment in reliance Section 7.06(g)(iii), (iv) applied by the Borrower or any Restricted Subsidiary to make a Junior Debt Repayment in reliance on Section 7.09(a)(ii) or (v) applied by the Borrower as a Specified Equity Contribution. This definition shall not require the Borrower or any Restricted Subsidiary to segregate, or otherwise trace, the proceeds of any Permitted Equity Issuances, cash contributions to the common Equity Interests of the Borrower, or proceeds from an issuance of Equity Interests or a contribution to the capital of the Borrower.

“Note” means each of the Revolving Loan Notes.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(a).

“Obligations” means all,

(a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding;

(b) obligations of any Loan Party arising under any Secured Hedge Agreement; and

(c) Cash Management Obligations;

provided that “Obligations” shall exclude any Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party and to provide Cash Collateral under any Loan Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“OID” means original issue discount.

“One Equity Partners” means OEP Capital Advisors, L.P. (together with its Affiliates).

“ordinary voting power” means, with respect to the Equity Interests of any Person, the ordinary voting power to vote for the election of directors to the Board of Directors of such Person.

“Organization Documents” means,

(a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified in Section 3.01(f).

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Pari Passu Lien Debt” means any Indebtedness that is (or is intended by the Borrower to be) secured by Liens that are pari passu in priority with the Liens that secure the Obligations incurred on the Closing Date. For the avoidance of doubt, “Pari Passu Lien Debt” includes the Revolving Loans (if any) and the Revolving Commitments, and excludes Obligations that are unsecured or secured (or intended to be secured) by a Lien that is junior in priority to Liens securing Pari Passu Lien Debt. A Debt Representative acting on behalf of the holders of Pari Passu Lien Debt shall become party to, or otherwise subject to the provisions of an Equal Priority Intercreditor Agreement or the Collateral Documents securing the Revolving Loans.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state as described in any EMU Legislation.

“Participation” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made, or has had an obligation to make, contributions at any time in the preceding five plan years.

“Perfection Certificate” means a certificate in the form of Exhibit II to the Security Agreement or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or a Restricted Subsidiary of the Borrower (in one transaction or a series of transactions, including by merger, consolidation or otherwise) of property and assets or businesses of any Person or of assets constituting a business unit, line of business or division of any Person or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (or, in the case of a merger or consolidation, the surviving Person is the Borrower or a Restricted Subsidiary of the Borrower) or, in the case of a purchase or acquisition of assets (other than Equity Interests), will be owned by the Borrower or a Restricted Subsidiary of the Borrower; provided that, immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Specified Event of Default shall have occurred and be continuing.

“Permitted Equity Issuance” means any,

(a) public or private sale or issuance of any Qualified Equity Interests of the Borrower (other than a Specified Equity Contribution);

(b) contribution to the equity capital of the Borrower or any other Loan Party (other than (i) a Specified Equity Contribution or (ii) in exchange for Disqualified Equity Interests);

(c) sale or issuance of Indebtedness of the Borrower or a Restricted Subsidiary (other than intercompany Indebtedness) that have been converted into or exchanged for Qualified Equity Interests of the Borrower or a Restricted Subsidiary; or

(d) interest, returns, profits, dividends, distributions and similar amounts received from any Unrestricted Subsidiary or Joint Venture that is not a Subsidiary or on account of an Investment in such Person;

provided that the amount of any Permitted Equity Issuance will be the amount of cash and Cash Equivalents received by a Loan Party or Restricted Subsidiary (as applicable) from any Person other than the Borrower or a Restricted Subsidiary in connection with such sale, issuance, contribution, interest, return, profit, dividend, distribution or similar amount and the fair market value of any other property received by the Borrower or a Restricted Subsidiary (as applicable) from any Person other than the Borrower or a Restricted Subsidiary in connection with such sale, issuance, contribution, interest, return, profit, dividend, distribution or similar amount (measured at the time made), without adjustment for subsequent changes in the value.

“Permitted Holders” means any of:

(a) the Sponsors;

(b) the Management Stockholders; and

(c) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the Persons described in clauses (a) and/or (b) above are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (a) and (b) above, collectively, beneficially own (as defined in Rules 13(d) and 14(d) of the Exchange Act) Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower then held by such group).

“Permitted Investment” means (a) any Permitted Acquisition, and/or (b) any Acquisition Transaction or other Investment or acquisition permitted hereunder.

“Permitted Investors” means (a) a Sponsor, (b) each of the Affiliates and investment managers of a Sponsor, (c) any fund or account managed by any of the persons described in clause (a) or (b) of this definition, (d) any employee benefit plan of the Borrower or any of its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (e) investment vehicles of members of management of the Borrower and its Subsidiaries.

“Permitted Junior Secured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is Junior Lien Debt.

“Permitted Lien” means any Lien permitted as provided in Section 7.01.

“Permitted Pari Passu Secured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is Pari Passu Lien Debt.

“Permitted Ratio Debt” means secured or unsecured Indebtedness of the Borrower or any Restricted Subsidiary; provided that:

(a) immediately after giving effect to the issuance, incurrence, or assumption of such Indebtedness:

(i) in the case of any Indebtedness to be incurred as Pari Passu Lien Debt, the First Lien Net Leverage Ratio for the applicable Test Period is equal to or less than (A) the Closing Date First Lien Net Leverage Ratio or (B) the First Lien Net Leverage Ratio immediately prior to such incurrence;

(ii) in the case of any Indebtedness to be incurred as Junior Lien Debt, the Secured Net Leverage Ratio for the applicable Test Period is equal to or less than (A) the Closing Date Secured Net Leverage Ratio, (B) the Secured Net Leverage Ratio immediately prior to such incurrence or (C) if incurred in connection with a Permitted Acquisition, the Closing Date Secured Net Leverage Ratio plus 1.00 to 1.00; or

(iii) in the case of any Indebtedness to be incurred as Unsecured Debt, the Total Net Leverage Ratio for the applicable Test Period is equal to or less than (A) the Closing Date Total Net Leverage Ratio, (B) the Total Net Leverage Ratio immediately prior to such incurrence or (C) if incurred in connection with a Permitted Acquisition, the Closing Date Total Net Leverage Ratio plus 1.00 to 1.00;

in each case, after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof and measured as of and for the Test Period immediately preceding the issuance, incurrence or assumption of such Indebtedness;

(b) Permitted Ratio Debt (i) that is Pari Passu Lien Debt shall not mature prior to the Latest Maturity Date of, and shall not have a Weighted Average Life to Maturity shorter than the remaining number of years (calculated to the nearest one-twelfth) to the Latest Maturity Date of the Revolving Facility and (ii) that is Junior Lien Debt or unsecured Indebtedness, shall not mature earlier than, or have scheduled amortization payments greater than 1% per annum (subject to marginal increases in connection with the addition of one or more subsequent fungible tranches) prior to, the date that is 91 days following the Latest Maturity Date of the Revolving Commitments; provided that this clause (b) will not apply to any Indebtedness incurred in reliance on the Inside Maturity Exception.

(c) if such Indebtedness is intended to be Pari Passu Lien Debt or Junior Lien Debt, a Debt Representative acting on behalf of the holders of such Permitted Ratio Debt has become party to, or is otherwise subject to the provisions of, (i) if such Permitted Ratio Debt is intended to be Pari Passu Lien Debt, an Equal Priority Intercreditor Agreement or (ii) if such Permitted Ratio Debt is intended to be Junior Lien Debt, a Junior Lien Intercreditor Agreement;

(d) immediately before and after giving effect thereto and to the use of the proceeds thereof no Specified Event of Default shall have occurred or be continuing; and

(e) the terms and conditions applicable to any such Permitted Ratio Debt are either: (i) substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Revolving Facility, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment (except (A) for terms and conditions applicable only to periods after the scheduled final maturity date of the Revolving Facility at the time of incurrence and (B) any term or condition to the extent such term or condition is also added for the benefit of the Lenders under the Revolving Facility); or (ii) consistent with customary market terms and conditions at the time of such incurrence, including with respect to high yield debt securities to the extent applicable, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment; provided that, (1) in the case of both clause (i) and (ii) a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of any such Permitted Ratio Debt (or receipt of commitments with respect thereto), together with a reasonably detailed description of the material terms and conditions of such Permitted Ratio Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (e) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower in writing within such five Business Days (or shorter) period that it disagrees with such determination (including a detailed description of the basis upon which it disagrees)); and (2) this clause (e) will not apply to (1) terms addressed in the preceding clauses of this definition, (2) interest rate, rate floors, fees, funding discounts and other pricing or economic terms, and (3) optional prepayment or redemption terms.

Permitted Ratio Debt will be deemed to include any Registered Equivalent Notes issued in exchange therefor. The proceeds of any Permitted Ratio Debt received shall not (but the application of such proceeds may) reduce Indebtedness for purposes of determining compliance with the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio specified in clause (b) of the first sentence of the definition of Permitted Ratio Debt.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, replacement, renewal or extension of any Indebtedness of such Person; provided that:

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder,

(b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(c) or Section 7.03(d), such modification, refinancing, refunding, replacement, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended,

(c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(d), at the time thereof, no Event of Default shall have occurred and be continuing,

(d) such Indebtedness shall not be incurred or guaranteed by any Loan Party or Restricted Subsidiary other than a Loan Party or Restricted Subsidiary that was an obligor of the Indebtedness being exchanged, extended, renewed, replaced or refinanced and no additional Loan Parties or Restricted Subsidiaries shall become liable for such Indebtedness;

(e) if such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is Junior Financing or Junior Lien Debt,

(i) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, replacement, renewal, or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended,

(ii) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is unsecured, such modification, refinancing, refunding, replacement, renewal or extension is either (A) unsecured or (B) secured only by Permitted Liens (provided that such incurrence will thereafter count in the calculation of any remaining basket capacity thereunder, while such Indebtedness remains outstanding);

(iii) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is secured by Liens, (A) such modification, refinancing, refunding, replacement, renewal or extension is either (1) unsecured or (2) secured only by Permitted Liens, and (B) to the extent that such Liens are subordinated to the Liens securing the Obligations, such modification, refinancing, refunding, replacement, renewal or extension is secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, replaced, renewed or extended;

(iv) (A) such Indebtedness being modified, refinanced, refunded, replaced, renewed or extended shall be on terms and conditions that are, taken as a whole, not materially more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment (except (1) for covenants applicable only to periods after the Latest Maturity Date of the Revolving Commitments at the time of incurrence and (2) any term or condition to the extent such term or condition is also added for the benefit of the Lenders) or (B) solely to the extent that any terms and conditions applicable to any such Indebtedness being modified, refinanced, refunded, replaced, renewed or extended are not the same as, or substantially similar to, those then applicable to the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, shall otherwise reflect customary market terms and conditions at the time of such incurrence, including with respect to revolving credit facilities and/or high yield debt securities to the extent applicable, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such material terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided further that this clause (iv) will not apply to (w) terms addressed in the other clauses of this “Permitted Refinancing” definition, (x) interest rate, rate floors, fees, funding discounts and other pricing terms and (y) optional prepayment or redemption terms; and

(v) such modification, refinancing, refunding, replacement, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended and no additional obligors become liable for such Indebtedness;

(f) if such Indebtedness is secured by assets of the Borrower or any Restricted Subsidiary:

(i) such Indebtedness shall not be secured by Liens on any assets of the Borrower or any Restricted Subsidiary that are not also subject to, or would be required to be subject to pursuant to the Loan Documents, a Lien securing the Obligations (except (1) Liens on property or assets applicable only to periods after the Latest Maturity Date at the time of incurrence and (2) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders); and

(ii) if such Indebtedness is Pari Passu Lien Debt or Junior Lien Debt, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to, or is otherwise subject to the provisions of (A) if such Indebtedness is Pari Passu Lien Debt, an Equal Priority Intercreditor Agreement or (B) if such Indebtedness is Junior Lien Debt, a Junior Lien Intercreditor Agreement; and

(g) in the case of any Permitted Refinancing in respect of any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt, in each case, such Permitted Refinancing is secured by Liens on assets of Loan Parties that are subject to an Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable;

provided further, that, except with respect to the definition of “Secured Debt Termination Date”, a “Permitted Refinancing” in respect of any Secured Debt Facility shall be deemed to also include, as of any date of determination, the incurrence of a new Secured Debt Facility (or any Indebtedness that would constitute a Secured Debt Facility but for the fact that such Indebtedness is Unsecured Debt) after a Secured Debt Termination Date has occurred with respect to all previous Secured Debt Facilities as of such date, which new Secured Debt Facility (or Unsecured Debt) (x) is designated by the Borrower as a direct or indirect Permitted Refinancing of the Term Loan Credit Agreement in a written notice to the Administrative Agent and (y) otherwise meets the criteria set forth above in this definition, other than clause (a) of this definition (which instead shall be subject to the criteria in Section 7.03(b)) and clause (b) of this definition (which instead shall be subject to the criteria in clause (b) of the definition of “Permitted Ratio Debt”).

Permitted Refinancing will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Reorganization” means any transaction (a) undertaken to effect a corporate reorganization (or similar transaction or event) for operational or efficiency purposes, (b) undertaken in connection with and reasonably required for consummating an Qualifying IPO or (c) related to tax planning or tax reorganization, in each case, as determined in good faith by the Borrower and entered into after the Closing Date; provided that, (i) no Event of Default is continuing immediately prior to such transaction and immediately after giving effect thereto and (ii) the Borrower has determined in good faith that, after giving effect to such transaction, the security interests of the Lenders in the Collateral (taken as a whole) and the Guarantees of the Obligations (taken as a whole), in each case would not be materially impaired as a result thereof, and such transaction would not otherwise be materially adverse to the Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Debt Threshold” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Prepayment Notice” means a written notice made pursuant to Section 2.07(a)(i) substantially in the form of Exhibit I.

“Prime Rate” means (a) the rate of interest determined from time to time by the Administrative Agent at its principal office in New York City as its “prime rate,” with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto or (b) if the Administrative Agent has no “prime rate”, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Private-Side Information” means any information with respect to the Borrower and its Subsidiaries that is not Public-Side Information.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Revolving Commitments or Revolving Loans of any Lender and any Letters of Credit issued or participations purchased therein by any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Exposure of that Lender at such time and the denominator of which is the aggregate Revolving Exposure of all Lenders at such time.

“PSL” means Polar Semiconductor, LLC.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means (a) at any time prior to the Borrower or any of its Subsidiaries becoming the issuer of any Traded Securities, information that the Borrower determines (i) would be required by applicable Law to be publicly disclosed in connection with an issuance by the Borrower or any of its Subsidiaries of its debt or equity securities pursuant to a registered public offering made at such time or (ii) not material to make an investment decision with respect to securities of the Borrower or any of its Subsidiaries (for purposes of United States federal, state or other applicable securities laws), and (b) at any time on or after the Borrower or any of its Subsidiaries becoming the issuer of any Traded Securities, information that does not constitute material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or any of its Subsidiaries or any of their respective securities.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.26(a).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Professional Asset Manager” has the meaning specified in Section 9.16(c).

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions:

(a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, as determined by the Borrower in good faith;

(b) all sales, transfers and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value; and

(c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms, as determined by the Borrower in good faith.

“Qualifying IPO” means,

(a) the issuance by the Borrower of its common Equity Interests in an underwritten primary public offering, other than a public offering pursuant to a registration statement on Form S-8, pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering), or

(b) any transaction or series of related transactions following consummation of which the Borrower is either subject to the periodic reporting obligations of the Exchange Act or has a class or series of Equity Interests publicly traded on a recognized securities exchange, in each case, if following such transaction or series of transactions, any class or series of Equity Interests of such Person is listed on a national securities exchange.

“Quarterly Financial Statements” means the unaudited condensed consolidated balance sheet and related statements of operations and cash flows of the Borrower for the most recent fiscal quarters (other than the fourth quarter of any fiscal year) after the date of the Annual Financial Statements and ended at least sixty days before the Closing Date.

“Recipient” means (a) any Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Recurring Contracts” means, as of any date of determination, any commercial contract of the Borrower or any Restricted Subsidiary for the provision of goods or other services that are continuous and not project based.

“Reference Date” has the meaning specified in the definition of “Available Amount.”

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Loans” has the meaning specified in Section 10.01(f)(ii).

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.17.

“Refinancing Commitments” means any Refinancing Revolving Commitments.

“Refinancing Loans” means any Refinancing Revolving Loans.

“Refinancing Revolving Commitments” means one or more Classes of Revolving Loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Refunding Equity Interests” has the meaning specified in Section 7.06(o).

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reimbursement Obligations” has the meaning specified in Section 2.04(c)(i).

“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facility.

“Release Actions” has the meaning specified in Section 9.11(b).

“Release Certificate” has the meaning specified in Section 9.11(b).

“Release Date” has the meaning specified in Section 9.11(b).

“Release/Subordination Event” has the meaning specified in Section 9.11(a)(i)(H).

“Relevant Four Fiscal Quarter Period” means, with respect to any requested Specified Equity Contribution, the four-fiscal quarter period ending on (and including) the fiscal quarter in which Consolidated Adjusted EBITDA will be increased as a result of such Specified Equity Contribution.

“Replacement Loans” has the meaning specified in Section 10.01(f)(ii).

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty day notice period has been waived by regulation as in effect on the date hereof.

“Repurchase Agreement” means, with respect to any Company Person, any Repurchase Agreement between such Company Person and the Borrower entered into in anticipation of a Qualifying IPO pursuant to which the Borrower agrees to repurchase certain of its Equity Interests from such Company Person in order to (a) settle certain debt obligations of such Company Person to the Borrower or its Restricted Subsidiaries and/or (b) satisfy certain tax withholding obligations applicable to such Company Person in connection with transactions related to the Qualifying IPO, including the vesting of equity awards.

“Required Facility Lenders” means, with respect to any Facility on any date of determination, Lenders having or holding more than 50% of the sum of (a) the aggregate principal amount of outstanding Loans under such Facility and (b) the aggregate unused Commitments under such Facility; provided that (i) the portion of outstanding Loans and the unused Commitments of such Facility, as applicable, held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Facility Lenders and (ii) if as of such date of determination there are two or more Lenders (other than Defaulting Lenders) with respect to such Facility that are not Affiliates of any other Lender (other than Defaulting Lenders) with respect to such Facility (each, a “Non-Affiliated Facility Lender”), then Required Facility Lenders shall also require at least two such Non-Affiliated Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having or holding more than 50% of the sum of the aggregate Revolving Exposure of all Lenders; provided that (i) the aggregate Revolving Exposure of or held by any Defaulting Lender or Disqualified Lender shall be excluded for purposes of making a determination of Required Lenders and (ii) if as of such date of determination there are two or more Lenders (other than Defaulting Lenders) that are not Affiliates of any other Lender (other than Defaulting Lenders) (each, a “Non-Affiliated Lender”), then Required Lenders shall also require at least two such Non-Affiliated Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” means the executive chairman, chief executive officer, president, senior vice president, senior vice president (finance), vice president, chief financial officer, treasurer, manager of treasury activities or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of the Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Restricted Subsidiary (unless such appearance is related to a restriction in favor of, the Administrative Agent, the Collateral Agent or any Lender).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of the Restricted Subsidiaries (in each case, other than dividends or distributions payable solely in Equity Interests (other than Disqualified Equity Interests) of the Borrower), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof). For the avoidance of doubt, the payment of any Contractual Obligation that is based on, or measured with respect to the value of an Equity Interest, including any such Contractual Obligations constituting compensation arrangements, shall not be considered a Restricted Payment. The amount of any Restricted Payment not made in cash or Cash Equivalents shall be the fair market value of the securities or other property distributed by dividend or other otherwise.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolver Refinancing” means the repayment of the of the Existing Revolving Facility, the termination of any related commitments thereunder and the termination, release or authorization to terminate or release all contractual Liens, if any, thereto.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 1.01 under the caption “Revolving Commitment” or in the applicable Assignment and Assumption, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof including Section 2.16. The aggregate amount of the Revolving Commitments as of the Closing Date is $50,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Credit Termination Date.

“Revolving Credit Termination Date” means the earliest to occur of (a) the three year anniversary of the Closing Date, (b) the date the Revolving Commitments, including Revolving Commitments in respect of Letters of Credit are permanently reduced to zero pursuant to Section 2.08, and (c) the date of the termination of the Revolving Commitments pursuant to Section 8.02.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of each Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), and (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving Facility” means the Facility comprised of the Revolving Commitments, Revolving Loans and Letters of Credit hereunder.

“Revolving Lender” means a Lender having a Revolving Commitment or other Revolving Exposure.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2.

“Revolving Loans” has the meaning specified in Section 2.02(a)..

“S&P” means Standard & Poor’s, a division of S&P Global Inc., and any successor thereto.

“Sale Leaseback Transaction” means a sale leaseback transaction with respect to all or any portion of any real property, equipment or capital assets owned by a Loan Party or other property customarily included in such transactions.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctions” means any economic sanction administered or enforced by the United States government (including OFAC), the United Nations Security Council, the European Union, HMT or the Government of Japan.

“Sanken” means Sanken Electric Co., Ltd. (together with its Affiliates).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt Facility” means (a) the obligations and commitments set forth in the Term Loan Credit Agreement including any Permitted Refinancing thereof and (b) the obligations and commitments set forth in the definitive documentation for any Material Indebtedness with an aggregate principal or committed amount greater than $150,000,000 that is secured, in whole or part, by Liens on the assets of any Loan Party.

“Secured Debt Termination Date” means any date upon which the obligations under all Secured Debt Facilities have been paid in full in cash (other than (i) contingent indemnification obligations as to which no claim has been asserted, (ii) obligations under Secured Hedge Agreements (or similar term under any Secured Debt Facility) as to which alternative arrangements acceptable to a hedge bank thereunder have been made and (iii) Cash Management Obligations (or similar term under any Secured Debt Facility)) and the commitments thereunder, if any, have been terminated in full. For the avoidance of doubt, if any Secured Debt Facility is refinanced with the proceeds of another Secured Debt Facility that constitutes a Permitted Refinancing thereof, then no Secured Debt Termination Date shall occur in connection with such Permitted Refinancing.

“Secured Hedge Agreement” means any Hedge Agreement that is entered into by and between any Loan Party and any Hedge Bank and designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement.”

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio produced by dividing (a) the sum of (i) consolidated Indebtedness for borrowed money, Capitalized Lease Obligations, purchase money debt, unreimbursed obligations in respect of drawn letters of credit (to the extent not cash collateralized) and Debt Securities, in each case (x) as reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as outstanding on the last day of such Test Period, and (y) solely to the extent secured, in whole or in part, by Liens on the Collateral, minus (ii) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, by (b) LTM Consolidated Adjusted EBITDA for such Test Period.

“Secured Obligations” has the meaning given to such term in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01, Section 9.05 and Section 9.12.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams, other rights to payment (including with respect to rights of payment pursuant to the terms of Joint Ventures) subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest or Lien in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets as determined by the Borrower in good faith.

“Securitization Repurchase Obligation” means any obligation of a seller or transferor of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary, and

(a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which none of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(c) to which none of the Borrower or any Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results;

it being agreed that a Securitization Asset consisting of an obligation of or to any Affiliate of a Loan Party shall not result non-compliance with any of the foregoing provisions.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit F, together with each Security Agreement Supplement or comparable security documentation executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Short Term Advances” has the meaning specified in the definition of “Indebtedness.”

“Similar Business” means any business, the majority of whose revenues are derived from (a) business or activities conducted by the Borrower and the Restricted Subsidiaries on the Closing Date, (b) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (b) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and the Restricted Subsidiaries.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person, on a consolidated basis with its Subsidiaries, exceeds its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, (b) the present fair saleable value of the property of such Person, on a consolidated basis with its Subsidiaries, is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) such Person, on a consolidated basis with its Subsidiaries, is able to pay its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured and (d) such Person, on a consolidated basis with its Subsidiaries, is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Distribution” means a Restricted Payment to holders of the Borrower’s Equity Interests in an aggregate amount not to exceed $400,000,000; provided that (a) in the discretion of the Board of Directors of the Borrower, such Restricted Payment may be paid at any time on or after the Closing Date and on or prior to December 31, 2020, and (b) with respect to certain Company Persons that have entered into a Repurchase Agreement with the Borrower, the Borrower may hold-back payment of such Company Person’s ratable portion of the Specified Distribution pending certain anticipated tax withholding obligations for such Company Persons and, to the extent provided in the applicable Repurchase Agreement, such held-back amounts may be either applied to such tax withholding obligations and/or paid over to such Company Persons not later than March 31, 2021.

“Specified Equity Contribution” has the meaning specified in Section 7.10(b).

“Specified Event of Default” means an Event of Default pursuant to Section 8.01(a) or an Event of Default pursuant to Section 8.01(f) with respect to the Borrower.

“Specified Representations” means those representations and warranties made by the Borrower in Sections 5.01(a) (with respect to organizational existence only), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.02(b)(iii), 5.04, 5.13, 5.16, 5.17 and 5.18; provided that such representations shall be made with respect to the Borrower only.

“Specified Transaction” means any of the following identified by the Borrower: (a) transaction or series of related transactions, including Investments and Acquisition Transactions, that results in a Person becoming a Restricted Subsidiary, (b) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any transaction or series of related transactions, including Dispositions, that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, (d) any acquisition or disposition of assets constituting a business unit, line of business or division of another Person or a facility, (e) any restructuring of the business of the Borrower identified by the Borrower, whether by merger, consolidation, amalgamation or otherwise, (f) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (g) any Restricted Payment and (h) transactions, events or occurrences given pro forma effect in (A) the Sponsor Model or (B) any quality of earnings report prepared by a nationally recognized accounting firm and furnished to the Administrative Agent in connection with the Transactions or an Acquisition Transaction or other Investment consummated after the Closing Date.

“Specified Transaction Adjustments” has the meaning specified in Section 1.08(c).

“Sponsor” means (a) any funds, limited partnerships or co-investment vehicles managed or advised by One Equity Partners and/or Sanken or any Affiliates of any of the foregoing Person(s) or any direct or indirect Subsidiaries of any of the foregoing Person(s) (or jointly managed by any such Person(s) or over which any such Person(s) exercise governance rights) and (b) any investors (including limited partners) in the Persons identified in clause (a) who are investors in such Persons as of the Closing Date, and from time to time, invest directly or indirectly in the Borrower.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in a Securitization Financing.

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” mean the lawful money of the United Kingdom of Great Britain and Northern Ireland

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (a) the Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person or (b) more than 50.0% of the Equity Interests are at the time owned by such Person; provided, in no event shall PSL be a Subsidiary for any purpose under the Loan Documents. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of the Borrower. No Person shall be considered a Subsidiary of the Borrower, unless the Borrower has the ability to Control such Subsidiary, and for the avoidance of doubt, CrivaSense shall be deemed to be a Subsidiary of the Borrower under the Loan Documents until such date, if any, that the Borrower ceases to directly or indirectly Control CrivaSense.

“Subsidiary Guarantor” has the meaning set forth in the Guaranty.

“Successor Borrower” has the meaning specified in Section 7.04(e).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.12(a).

“Supported QFC” has the meaning specified in Section 10.26(a).

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan Agent” means Credit Suisse AG, Cayman Islands Branch.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of the Closing Date, by and between the Borrower, as borrower thereunder, the Term Loan Agent and the lenders from time to time party thereto or any Permitted Refinancing thereof.

“Term Loans” means the “Term Loans” as defined in the Term Loan Credit Agreement. As of the Closing Date, the aggregate principal amount of the Term Loans is $325,000,000.

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted, (ii) Obligations under Secured Hedge Agreements as to which alternative arrangements acceptable to the Hedge Bank thereunder have been made and (iii) Cash Management Obligations) and (b) the termination of the Commitments and the termination or expiration of all Letters of Credit under this Agreement (unless backstopped or Cash Collateralized in an amount equal to 103% of the maximum drawable amount of any such Letter of Credit or otherwise in an amount and/or in a manner reasonably acceptable to the Issuing Banks).

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal quarter or fiscal year in such period have been delivered pursuant to Section 6.01(a) or Section 6.01(b). A Test Period may be designated by reference to the last day thereof (i.e., the ‘March 27, 2020 Test Period’ refers to the period of four consecutive fiscal quarters of the Borrower ended on March 27, 2020), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means an amount equal to the greater of (a) $30,000,000 and (b) 20% of LTM Consolidated Adjusted EBITDA.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio produced by dividing (a) the sum of (i) consolidated Indebtedness for borrowed money, Capitalized Lease Obligations, purchase money debt, unreimbursed obligations in respect of drawn letters of credit (to the extent not cash collateralized) and Debt Securities, in each case, as reflected on the balance sheet of the Borrower and its Restricted Subsidiaries, in each case outstanding as of the last day of such Test Period, minus (ii) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, by (b) LTM Consolidated Adjusted EBITDA for such Test Period.

“Total Utilization of Revolving Commitments” means, as of any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, other than Revolving Loans made for the purpose of reimbursing the Issuing Banks for any amount drawn under any Letter of Credit, and (b) Letter of Credit Usage.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering or Rule 144A offering.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, including any amortization thereof in any period, including any amortization thereof in any period.

“Transactions” means, collectively, the funding of the initial Term Loans under the Term Loan Credit Agreement, the Revolver Refinancing, the making of the Specified Distribution and the payment of the Transaction Expenses.

“Treasury Equity Interests” has the meaning specified in Section 7.06(o).

“Type” means, with respect to a Loan, its character as a Base Rate Loan, Cost of Funds Rate Loan or a Eurocurrency Rate Loan.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“U.S. Lender” has the meaning specified in Section 3.01(e).

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.26(a).

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent entity, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent entity is subject to home jurisdiction supervision, if applicable law requires that such appointment not be disclosed.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.02(b)(ii) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender and (b) with respect to the Issuing Banks, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Lender shall have failed to make amounts available to the applicable Issuing Banks pursuant to Section 2.04(c).

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (a) each Securitization Subsidiary and (b) any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof and each Subsidiary of such Subsidiary, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 6.13 or ceases to be a Subsidiary of the Borrower.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time and the rules and regulations thereunder.

“Unsecured Debt” means any Indebtedness that is (or is intended by the Borrower to be) unsecured. For the avoidance of doubt, “Unsecured Debt” excludes any Indebtedness that is secured by a consensual Lien on any property or assets of the Borrower or any of its Subsidiaries at the time of incurrence thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(b) the then outstanding principal amount of such Indebtedness;

provided that for purposes of determining the Weighted Average Life to Maturity of (i) any Refinanced Debt, (ii) any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, or (iii) any Term Loans for purposes of incurring any other Indebtedness (in any such case, the “Applicable Indebtedness”), the effects of any amortization payments or other prepayments made on such Applicable Indebtedness (including the effect of any prepayment on remaining scheduled amortization) prior to the date of the applicable modification, refinancing, refunding, renewal, replacement, extension or incurrence shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; (ii) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears; (iii) the term “including” is by way of example and not limitation; (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; (v) the phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents; (vi) the phrase “commercially reasonable efforts” shall not require the payment of a fee or other amount to any third party or the incurrence of any expense or liability by a Loan Party (or Affiliate) outside its ordinary course of its business; (vii) the term “continuing” means, with respect to a Default or Event of Default, that it has not been cured or waived; (viii) the phrase “in good faith” when used with respect to a determination made by a Loan Party shall mean that such determination was made in the prudent exercise of its commercial judgment and shall be deemed to be conclusive if fully disclosed in writing (in reasonable detail) to the Administrative Agent and the Lenders and neither the Administrative Agent nor the Required Lenders have objected to such determination within ten Business Days of such disclosure to the Administrative Agent and the Lenders; and (ix) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”), if (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.03 Accounting and Finance Terms; Accounting Periods; Unrestricted Subsidiaries; Determination of Fair Market Value. All accounting terms, financial terms or components of such terms not specifically or completely defined herein shall be construed in conformity with GAAP to the extent GAAP defines such term or a component of such term. To the extent GAAP does not define any such term or a component of any such term, such term shall be calculated by the Borrower in good faith. For purposes of calculating any consolidated amounts necessary to determine compliance by any Person and, if applicable, its Restricted Subsidiaries with any ratio, the financial covenant in Section 7.10(a) or any other financial covenant in this Agreement, Unrestricted Subsidiaries shall be excluded. Unless the context indicates otherwise, any reference to a “fiscal year” shall refer to a fiscal year of the Borrower ending on the last Friday of March of each calendar year (with each fiscal year comprised of 52 or 53 weeks, as applicable), and any reference to a “fiscal quarter” shall refer to each fiscal quarter of a fiscal year comprised of 13 consecutive weeks of the Borrower (except that, in the case of a fiscal year comprised of 53 weeks, the fourth fiscal quarter of such fiscal year will be comprised of 14 weeks). All determinations of fair market value under a Loan Document shall be made by the Borrower in good faith and, if such determination is consistent with a valuation or opinion of an Independent Financial Advisor, such determination shall be conclusive for all purposes under the Loan Documents or related to the Obligations.

Section 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein (the “Applicable Decimal Place”) and rounding the result up or down to the Applicable Decimal Place.

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.07 Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently, but in no event may any two or more such actions be treated as occurring simultaneously, i.e., each transaction must be permitted under the Available Amount as so calculated.

Section 1.08 Pro Forma Calculations; Limited Condition Acquisitions; Basket and Ratio Compliance.

(a) Notwithstanding anything to the contrary herein, LTM Consolidated Adjusted EBITDA, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.08; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.08, when calculating the First Lien Net Leverage Ratio for purposes of Section 7.10(a), the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating LTM Consolidated Adjusted EBITDA, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, Specified Transactions identified by the Borrower that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have consummated any Specified Transaction identified by the Borrower that would have required adjustment pursuant to this Section 1.08, then the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and may include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and synergies (excluding, for the avoidance of doubt, revenue synergies) projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such Test Period and as if any such cost savings, operating expense reductions and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions (such cost savings, operating expense reductions and synergies, “Specified Transaction Adjustments”); provided that (i) such Specified Transaction Adjustments are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower, (ii) such actions are taken, committed to be taken or expected to be taken no later than twenty-four months after the date of such Specified Transaction, (iii) no amounts shall be included pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise included in calculating Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, with respect to any Test Period and (iv) the aggregate amount of such Specified Transaction Adjustments shall be subject to applicable limitations on Run Rate Synergies set forth in the definition of Consolidated Adjusted EBITDA.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period with respect to leverage ratios.

(e) Notwithstanding anything in this Agreement or any Loan Document to the contrary,

(i) the Borrower may rely on more than one basket or exception hereunder (including both ratio-based and non-ratio based baskets and exceptions, and including partial reliance on different baskets that, collectively, permit the entire proposed transaction) at the time of any proposed transaction, and the Borrower may, in its sole discretion, at any later time divide, classify or reclassify such transaction (or any portion thereof) in any manner that complies with the available baskets and exceptions hereunder at such later time;

(ii) unless the Borrower elects otherwise, if the Borrower or its Restricted Subsidiaries in connection with any transaction or series of such related transaction (A) incurs Indebtedness, creates Liens, makes Dispositions, makes Investments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action under or as permitted by a ratio-based basket and (B) incurs Indebtedness, creates Liens, makes Dispositions, makes Investments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action under a non-ratio-based basket within the same covenant (which shall occur within five Business Days of the events in clause (A) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such transaction or series of related transactions;

(iii) if the Borrower or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, the Borrower may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Loan Document on the date commitments with respect thereto are first received, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with the Loan Documents, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility); provided that, for so long as such election is in effect, except in the case of a revolving facility, any future calculation of any such ratio based basket shall include committed amounts as if fully drawn as of such date of determination until such commitments are funded (to the extent so funded) or terminated (to the extent so terminated); and

(iv) if the Borrower or any Restricted Subsidiary incurs Indebtedness under a ratio-based basket, such ratio-based basket (together with any other ratio-based basket utilized in connection therewith, including in respect of other Indebtedness, Liens, Dispositions, Investments, restricted Payments or payments in respect of Junior Financing) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes, provided that the actual application of such proceeds may reduce Indebtedness for purposes of determining compliance with any applicable ratio.

(f) Notwithstanding anything in this Agreement or any Loan Document to the contrary, except with respect to Section 4.02, when,

(i) calculating any applicable ratio in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as restricted or unrestricted, the repayment of Indebtedness or for any other purpose;

(ii) determining the accuracy of any representation or warranty;

(iii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action; or

(iv) determining compliance with any other condition precedent to any action or transaction;

in each case of clauses (i) through iv in connection with a Limited Condition Acquisition, the date of determination of such ratio, the accuracy of such representation or warranty (but taking into account any earlier date specified therein), whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent and other provisions are calculated as if such Limited Condition Acquisition or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date for which financial statements are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Adjusted EBITDA), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Acquisition and any related transactions is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction or otherwise on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(g) For purposes of calculating Permitted Ratio Debt (including for purposes of Section 7.03(l)(ii)), the phrase “immediately prior to such incurrence” shall be construed to apply only if, at the time of such determination, on a Pro Forma Basis for such incurrence of Indebtedness and/or Liens (and for any related Permitted Investment, if applicable), (i) the First Lien Net Leverage Ratio would be greater than the First Lien Net Leverage Ratio otherwise permitted, (ii) the Secured Net Leverage Ratio would be greater than the Secured Net Leverage Ratio otherwise permitted or (iii) the Total Net Leverage Ratio would be greater than the Total Net Leverage Ratio otherwise permitted, as applicable.

Section 1.09 Currency Equivalents Generally.

(a) No Default or Event of Default shall be deemed to have occurred under a Loan Document solely as a result of changes in rates of currency exchange occurring after the time any applicable action (including any incurrence of a Lien or Indebtedness or the making of an Investment) so long as such action (including any incurrence of a Lien or Indebtedness or the making of an Investment) was permitted hereunder when made.

(b) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation (i) with respect to Loans or Commitments, shall be based on the Exchange Rate and (ii) with respect to any other amounts, shall be based on the rate of exchange between the applicable currency and Dollars as reasonably determined by the Borrower, in each case in effect on the Business Day immediately preceding the date of such transaction or determination (subject to clauses (c) and (d) below) and shall not be affected by subsequent fluctuations in exchange rates.

(c) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Exchange Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt (or, in the case of an LCA Election, on the date of the applicable LCA Test Date); provided that, if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the Exchange Rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so refinanced does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding the foregoing, the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the Exchange Rate that is in effect on the date of such refinancing.

(d) For purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, including Consolidated Adjusted EBITDA when calculating such ratios, all amounts denominated in a currency other than Dollars will be converted to Dollars for any purpose (including testing the any financial maintenance covenant) at the effective rate of exchange in respect thereof reflected in the consolidated financial statements of the Borrower for the applicable Test Period for which such measurement is being made, and will reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

ARTICLE II.

THE COMMITMENTS AND BORROWINGS

Section 2.01 [Reserved].

Section 2.02 Revolving Loans.

(a) The Revolving Loan Commitment. On the terms and subject to the conditions of this Credit Agreement, the Lenders agree, from time to time on any Business Day during the period commencing on the Closing Date to but excluding the Revolving Credit Termination Date, to make revolving loans (“Revolving Loans”) consisting of either Eurocurrency Rate Loans, Base Rate Loans or, solely to the extent the Initial Revolving Lender and its Affiliates are the sole Lenders under the Revolving Facility at such time, Cost of Funds Rate Loans, in each case, to the Borrower in amounts, which together with all outstanding Revolving Loans, will not exceed in the Revolving Commitment. The Revolving Commitment shall be subject to reduction and/or termination as herein provided (including, without limitation, pursuant to Section 2.08). On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay, and re-borrow the Revolving Loans. Any such borrowing may be denominated in Dollars, as hereinafter provided, and shall be in the aggregate principal amount of One Hundred Thousand Dollars ($100,000) or any whole multiple thereof in excess of One Hundred Thousand Dollars ($100,000).

(b) Making the Revolving Loans. Each Revolving Loan shall be made upon written notice, given by the Borrower to the Lenders (i) in the case of Eurocurrency Rate Loans, at least three (3) and not more than five (5) Business Days prior to and (ii) in the case of Cost of Funds Rate Loans or Base Rate Loans, no later than 10:00 a.m. (New York City time) on the proposed borrowing date thereof. Each such notice shall be in the form annexed hereto as Exhibit A-1, shall be irrevocable and shall specify therein (A) the proposed borrowing date, which shall be a Business Day, (B) the principal amount of such Revolving Loan, (C) the duration of the Interest Period therefor, if applicable, and (D) whether such Loan is a Eurocurrency Rate Loan, Cost of Funds Rate Loan or Base Rate Loan. Upon fulfillment of the applicable conditions set forth in Section 4.02 hereof (or the waiver thereof by the Lenders as herein prescribed), the Lenders will make the proceeds of such Revolving Loan available to the Borrower in same day funds at the Borrower’s account with Mizuho Bank, Ltd. or such other account as the Borrower shall specify in the applicable Committed Loan Notice.

Section 2.03 [Reserved].

Section 2.04 Letters of Credit.

(a) Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the Revolving Commitment Period on or prior to the fifth Business Day prior to the Revolving Credit Termination Date, to issue Letters of Credit for the account of the Borrower or, subject to satisfactory receipt of such information and documentation reasonably requested by the Administrative Agent or any Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, a Restricted Subsidiary (provided that any Letter of Credit issued for the benefit of any Restricted Subsidiary shall be issued for the account of the Borrower but such Letter of Credit shall indicate that it is being issued for the benefit of such Restricted Subsidiary) and to amend, renew or extend Letters of Credit previously issued by it, in accordance with Section 2.04(b) and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in such Letters of Credit and any drawings thereunder; provided that the Issuing Banks shall not be obligated to make any Letter of Credit Extension if, as of the date of such Letter of Credit Extension, (1) the Total Utilization of Revolving Commitments would exceed the Revolving Commitments, (2) the Total Utilization of Revolving Commitments of any Revolving Lender, would exceed such Lender’s Revolving Commitment, (3) the Letter of Credit Usage would exceed the Letter of Credit Sublimit or (4) the Letter of Credit Usage with respect to Letters of Credit issued by such Issuing Bank would exceed the amount of such Issuing Bank’s Letter of Credit Percentage of the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, (i) obtain Letters of Credit on the Closing Date for purposes of replacing or backstopping letters of credit (or similar obligations) outstanding on such date and (ii) obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it (for which such Issuing Bank is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars;

(D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E) any Revolving Lender is at such time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including reallocation of such Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations pursuant to Section 2.19(a)(iii) or the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iii)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(iv) Unless Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank, each standby Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date twelve months after the date of issuance of such Letter of Credit (or, in the case of any Auto-Renewal Letter of Credit, twelve months after the then current expiration date of such Letter of Credit) and (B) the Letter of Credit Expiration Date (unless arrangements reasonably satisfactory to the Issuing Banks have been entered into).

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 2:00 p.m. at least five Business Days (or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) [reserved]; and (H) such other matters as the applicable Issuing Bank may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, the Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Letter of Credit Documents, as the applicable Issuing Bank or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the applicable Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit in an amount equal to the Dollar Amount of such Lender’s Pro Rata Share of the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application for a standby Letter of Credit, the applicable Issuing Bank may, in its reasonable discretion, agree to issue a standby Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided however, that no Issuing Bank shall (A) permit any such renewal if (1) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise) or (2) it has received written notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (B) be obligated to permit such renewal if it has received written notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the applicable Issuing Bank not to permit such renewal.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursement; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof, and such Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If an Issuing Bank notifies the Borrower of any payment by such Issuing Bank under a Letter of Credit, then the Borrower shall reimburse such Issuing Bank in an amount equal to the amount of such drawing not later than 3:00 p.m. on the next succeeding Business Day. If the Borrower fails to so reimburse such Issuing Bank by such time, such Issuing Bank shall promptly notify the Administrative Agent of such failure and the Administrative Agent shall promptly thereafter notify each Revolving Lender of such payment date, the amount of the unreimbursed drawing (the “Reimbursement Obligations”) and the Dollar Amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on such date in a Dollar Amount equal to such Reimbursement Obligation, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans to be disbursed on such date in an amount equal to the Dollar Amount of such Reimbursement Obligation. Any notice given by an Issuing Bank or the Administrative Agent pursuant to this clause (i) shall be given in writing.

(ii) Each Revolving Lender (including each Revolving Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank, in Dollars, at the Administrative Agent’s Office in an amount equal to the Dollar Amount of its Pro Rata Share of the relevant Reimbursement Obligation not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.

The Administrative Agent shall remit the funds so received to the applicable Issuing Bank in accordance with the instructions provided to the Administrative Agent by such Issuing Bank (which instructions may include standing payment instructions, which may be updated from time to time by such Issuing Bank; provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent).

(iii) With respect to any Reimbursement Obligation that is not fully refinanced by a Revolving Loan Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a Letter of Credit Borrowing in the Dollar Amount of the Reimbursement Obligation that is not so refinanced. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.04(c)(i) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section.

(iv) Until each Revolving Lender funds its Revolving Loan or Letter of Credit Advance to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.

(v) Each Revolving Lender’s obligations to make Revolving Loans or Letter of Credit Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this paragraph (c) is subject to the conditions set forth in Section 4.02. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the obligation of the Borrower to reimburse an Issuing Bank for the amount of any payment made by such Issuing Bank under such Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in Section 2.04(c))ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or Letter of Credit Advance in respect of the relevant Letter of Credit Borrowing, as the case may be. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after the applicable Issuing Bank has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Revolving Lender its Letter of Credit Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Reimbursement Obligation, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Letter of Credit Advance was outstanding) in like funds as received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Banks for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Banks or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by an Issuing Bank under such Letter of Credit against presentation of documents that do not comply strictly with the terms of such Letter of Credit; or any payment made by an Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against any Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Banks. Each Revolving Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the Issuing Banks shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of any Issuing Bank, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the requisite Revolving Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Banks shall be liable or responsible for any of the matters described in Section 2.04(e); provided that, notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against an Issuing Bank, and an Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such Issuing Bank’s gross negligence or willful misconduct or such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a document(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Banks shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (SWIFT) message or overnight courier, or any other commercially reasonable means of communication with a beneficiary.

(g) Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a standby Letter of Credit is issued, the rules of the ‘International Standby Practices 1998’ published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to such standby Letter of Credit.

(h) Conflict with Letter of Credit Application. In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms hereof shall control.

(i) Reporting. No later than the third Business Day following the last day of each month (or at such other intervals as the Administrative Agent and the applicable Issuing Bank shall agree), the applicable Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Issuing Bank during such month.

(j) Resignation and Removal of an Issuing Bank. Any Issuing Bank may resign as an Issuing Bank upon sixty days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the Issuing Bank being replaced (provided that no consent will be required if the Issuing Bank being replaced has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or resigning Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateral Account. At any time and from time to time after the occurrence and during the continuance of an Event of Default, the Administrative Agent, at the direction or with the consent of the Required Lenders, may require the Borrower, to deliver to the Administrative Agent such Dollar Amount of cash as is equal to 103% of the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amounts to be held by the Administrative Agent in a Cash Collateral Account. The Borrower hereby grants (or, if registration thereof is required in any applicable jurisdiction, shall grant) to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Usage, and for application to the Borrower’s Letter of Credit Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the applicable Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to such Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Bank therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of each Issuing Bank for all of its obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations in such order and manner as the Administrative Agent may direct. If the Borrower is required to provide Cash Collateral pursuant to this Section 2.04(l), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower on demand, provided that after giving effect to such return (A) the sum of (1) the aggregate principal dollar amount of all Revolving Loans outstanding at such time and (2) the aggregate Letter of Credit Usage at such time would not exceed the aggregate Revolving Commitments at such time and (B) no Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(l) Addition of an Issuing Bank. One or more Revolving Lenders (other than a Defaulting Lender) selected by the Borrower that agrees to act in such capacity and reasonably acceptable to the Administrative Agent may become an additional Issuing Bank hereunder pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent among the Borrower, the Administrative Agent and such Revolving Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

Section 2.05 Conversion/Continuation.

(a) Each conversion of Loans from one Type to another, and each continuation of Eurocurrency Rate Loans or Cost of Funds Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may only be given in writing. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. on the requested date of any conversion of Eurocurrency Rate Loans to Cost of Funds Rate Loans or Base Rate Loans and not later than 2:00 p.m. three Business Days prior to the requested date of continuation of any Eurocurrency Rate Loans or any conversion of Cost of Funds Rate Loans or Base Rate Loans to Eurocurrency Rate Loans. Each notice by the Borrower pursuant to this Section 2.05(a) must be delivered to the Administrative Agent in the form of a Conversion/Continuation Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each conversion to Cost of Funds Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Conversion/Continuation Notice shall specify (i) whether the Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans or Cost of Funds Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Class of Loans to be converted or continued, (v) the Type of Loans to which such existing Loans are to be converted, if applicable, and (vi) if applicable, the duration of the Interest Period with respect thereto. If with respect to any Eurocurrency Rate Loans, the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be converted to Base Rate Loans. If the Initial Revolving Lender and its Affiliates are not the sole Lenders under the Revolving Facility at such time, any Cost of Funds Rate Loans shall be converted to Base Rate Loans. Any such automatic conversion or continuation pursuant to the immediately preceding two sentences shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans or Cost of Funds Rate Loans, as applicable. If the Borrower requests a conversion to, or continuation of Eurocurrency Rate Loans or Cost of Funds Rate Loans in any such Conversion/Continuation Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, the Borrower may not request a conversion to, or continuation of Cost of Funds Rate Loans if the Initial Revolving Lender and its Affiliates are not the sole Lenders under the Revolving Facility.

(b) Following receipt of a Conversion/Continuation Notice, the Administrative Agent shall promptly notify each applicable Lender of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.05(a).

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan or Cost of Funds Rate Loan may be continued or converted only on the last day of an Interest Period for such Revolving Loan. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrower that no Loans denominated in Dollars may be converted to or continued as Eurocurrency Rate Loans.

Section 2.06 Availability. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrower, the interest rate applicable at the time to the applicable Loans comprising such Borrowing and (b) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.06 shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s applicable Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.06 shall be conclusive, absent manifest error.

Section 2.07 Prepayments.

(a) Optional.

(i) Upon three (3) Business Days’ prior irrevocable written notice by the Borrower received by the Lender, the Borrower may (and if such notice is given, shall), without penalty or premium, prepay all or any portion of the principal amount outstanding of any Revolving Loans together with accrued interest to the date of such prepayment on the amount prepaid; provided, however, that (i) prepayments of Revolving Loans prior to Revolving Credit Termination Date therefor shall not reduce the Revolving Loan Commitment and (ii) all prepayments shall be in amounts not less than the lesser of One Hundred Thousand Dollars ($100,000) or an integral multiple thereof or the amount of any Revolving Loan being prepaid. Each prepayment made pursuant to this Section 2.07(a) shall be accompanied by the payment of (i) accrued interest to the date of such prepayment on the amount prepaid, (ii) any and all payments required pursuant to Section 3.05 hereof in respect of such prepayment and (iii) any other amounts then due and owing hereunder.

Each Prepayment Notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid, and the payment amount specified in each Prepayment Notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of a Prepayment Notice and of the amount of such Lender’s Pro Rata Share of such prepayment; provided, “non-consenting” Lenders may be repaid on a non-pro rata basis in connection with an Extension Offer or a Refinancing Amendment and Disqualified Lenders may be repaid on non-pro rata basis. Revolving Loans and Incremental Revolving Loans prepaid pursuant to this subsection (a) may be reborrowed, subject to the terms and conditions of this Agreement.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind, in whole or in part, any notice of prepayment under Section 2.07(a)(i), if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility which refinancing shall not be consummated or shall otherwise be delayed.

(iii) Voluntary prepayments of Revolving Loans permitted hereunder shall be applied in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(b) Mandatory. If the Borrower receives notice from the Lender that the aggregate principal amount of all Revolving Loans outstanding hereunder exceeds at any time the Revolving Loan Commitment, the Borrower shall prepay Revolving Loans, together with all accrued interest thereon, as necessary to eliminate such excess within 2 Business Days after receipt of such notice.

Section 2.08 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon prior written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction and (ii) the Borrower shall not terminate or reduce (A) the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.07, the Total Utilization of Revolving Commitments would exceed the total Revolving Commitments or (B) the Letter of Credit Sublimit if, after giving effect thereto, (1) the Letter of Credit Usage not fully Cash Collateralized hereunder at 103% of the maximum face amount of any such Letters of Credit would exceed the Letter of Credit Sublimit or (2) the Letter of Credit Usage with respect to Letters of Credit issued by an applicable Issuing Bank not fully Cash Collateralized hereunder at 103% of the maximum face amount of any such Letters of Credit would exceed the amount of such Issuing Bank’s Letter of Credit Percentage of the Letter of Credit Sublimit. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Revolving Commitments shall terminate on the Revolving Credit Termination Date. If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.08, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitments at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) Effect of Termination or Reduction. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Pro Rata Share of Commitments of such Class.

Section 2.09 Repayment of Loans.

(a) The Borrower shall repay the outstanding principal balance of each outstanding Revolving Loan together with all other outstanding amounts due and owing hereunder or under the other Loan Documents on the Maturity Date therefor.

Section 2.10 Interest.

(a) Subject to the provisions of Section 2.10(d) and pursuant to an appropriately delivered Committed Loan Notice, the Borrower may elect that Revolving Loans accrue interest as follows:

(i) Eurocurrency Rate Loans. On that portion of Revolving Loan made or maintained as a Eurocurrency Rate Loan, during each Interest Period applicable thereto, at a rate per annum equal to the sum of Adjusted Eurocurrency Rate for such Interest Period plus the Applicable Rate;

(ii) Cost of Funds Rate Loans. On that portion of Revolving Loans made or maintained as a Cost of Funds Rate Loan, from the applicable Borrowing date at a rate per annum equal to the sum of the Cost of Funds Rate plus the Applicable Rate; and

(iii) Base Rate Loans. On that portion of Revolving Loans made or maintained as a Base Rate Loan, from the applicable Borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate.

(b) Subject to clause (d) below, interest shall be payable on each Revolving Loan (i) (x) with respect to Base Rate Loans, in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein and (y) with respect to Cost of Funds Rate Loans and Eurocurrency Rate Loans, in arrears on the last day of each Interest Period, and, in any event, every three months and (ii) on the date on which the principal amount of such Revolving Loan becomes due and payable hereunder (whether at stated maturity, by mandatory prepayment, or optional prepayment or by acceleration or otherwise). Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding, under any Debtor Relief Law.

(c) [Reserved].

(d) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(e) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender) such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(f) Accrued and unpaid interest on the principal amount of all outstanding past due Obligations (including interest on past due interest) shall be due and payable upon demand (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender).

(g) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for any Cost of Funds Rate Loans or Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Cost of Funds Rate, the Adjusted Eurocurrency Rate and the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the “prime rate” used in determining the Base Rate promptly following the public announcement of such change.

(h) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to a Refinancing Amendment or Extension, the number of Interest Periods otherwise permitted by this Section 2.10(h) shall increase by three Interest Periods for each applicable Class so established.

Section 2.11 Fees.

(a) The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing (including pursuant to the Fee Letter) in the amounts and at the times so specified. Such fees shall be fully earned when due and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(b) The Borrower agrees to pay to Lenders having Revolving Exposure:

(i) quarterly on the last Business Day of each fiscal quarter of the Borrower and on the Revolving Credit Termination Date while the Revolving Commitment is in effect, commencing on the last Business Day in December 2020, a non-refundable commitment fee in arrears in an amount equal to 0.50% per annum of the average daily unused portion of the Revolving Commitment from time to time in effect from (and including) the date hereof to (but excluding) the Revolving Credit Termination Date; and

(ii) letter of credit fees with respect to all Letters of Credit (the “L/C Fee”) equal to (A) the Applicable Rate for Revolving Loans that are Eurocurrency Rate Loans, times (B) the average aggregate daily face amount available to be drawn under all Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination and whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit.

All fees referred to in this Section 2.11(b) shall be paid to the Administrative Agent at the Administrative Agent’s Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(c) The Borrower agrees to pay directly to the applicable Issuing Bank, for its own account, the following fees:

(i) a fronting fee to be agreed by the Borrower and the applicable Issuing Bank (not to exceed 0.125% per annum) times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) determined as of the close of business on any date of determination; and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be, which fees, costs and charges shall be payable to such Issuing Bank within three Business Days after its demand therefor and are nonrefundable.

(d) All fees referred to in Section 2.11(b) and Section 2.11(c)(i) shall be payable quarterly in arrears on the last Business Day of each fiscal quarter of each year during the Revolving Commitment Period, commencing with the first full fiscal quarter ending after the Closing Date, and on the Revolving Credit Termination Date; provided that any such fees accruing after the Revolving Credit Termination Date shall be payable on demand.

(e) The Borrower agrees to pay to the Administrative Agent for its own account the fees payable in the amounts and at the times separately agreed upon.

Section 2.12 Computation of Interest and Fees. All computations of interest for Base Rate Loans calculated by reference to the “prime rate” or Federal Funds Rate shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13 Evidence of Indebtedness.

(a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c) or Proposed Treasury Regulation Section 1.163-5(b) (or, in each case, any amended, successor or final version) as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence the relevant Class of such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.13(a), and by each Lender in its account or accounts pursuant to Section 2.13(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.14 Method of Payment.

(a) All sums payable by the Borrower to the Lenders hereunder or under the Note shall be payable in New York, New York, in Dollars, in immediately available funds and without any defense, set-off or counterclaim no later than 12:00 noon (New York time) on the day when due, for the account of and as directed by the Lender. Any payments made after 12:00 noon (New York time) on any day shall be deemed to have been made on the immediately following Business Day. The Borrower hereby authorizes and directs the Lender to debit available funds on deposit in the Borrower’s accounts at the Lender or Mizuho Bank (USA), if any, to satisfy any payments due and owing hereunder or under any other Loan Document.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender or any Issuing Bank, as applicable, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender or such Issuing Bank. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender or such Issuing Bank, as applicable, shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or Issuing Bank in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or such Issuing Bank, as applicable, to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit, and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such of the outstanding Loans or other

Obligations then owing to such Lender.

(h) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(e), Section 2.04(e), Section 2.06, Section 2.15 or Section 9.07, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Banks, as applicable, to satisfy such Lender’s obligations to such Persons until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.15 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans of a particular Class made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in L/C obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each relevant Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including Section 10.07), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder or (C) any payment received by such Lender not in its capacity as a Lender. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.15 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.15 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.16 Incremental Borrowings.

(a) Notice. At any time and from time to time, on one or more occasions, the Borrower may, by notice to the Administrative Agent, increase the aggregate principal amount of Revolving Commitments (the “Incremental Loans” each such increase, an “Incremental Facility”).

(b) Ranking. Incremental Facilities shall rank pari passu in right of payment with the Revolving Loans.

(c) Size and Currency. The aggregate principal amount of Incremental Facilities on any date Indebtedness thereunder is first incurred (or commitments with respect thereto are received, assuming such commitments are fully drawn), together with the aggregate principal amount of other Incremental Facilities outstanding on such date, will not exceed, an amount equal to $50,000,000 (the “Incremental Amount”). Each Incremental Facility will be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $5,000,000 (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the Incremental Amount at such time. Any Incremental Facility shall be denominated in Dollars.

(d) Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make, or provide commitments with respect to, an Incremental Loan) or by any Additional Lender. While existing Lenders may (but are not obligated to unless invited to and so elect) participate in any syndication of an Incremental Facility and may (but are not obligated to unless invited to and so elect) become lenders with respect thereto, the existing Lenders will not have any right to participate in any syndication of, and will not have any right of first refusal or other right to provide all or any portion of, any Incremental Facility or Incremental Loan except to the extent the Borrower and the arrangers thereof, if any, in their discretion, chose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of Incremental Facilities will be made by the Borrower together with the arrangers thereof, if any, in their discretion, on the terms permitted by this Section 2.16; provided that the lenders providing the Incremental Facilities will be reasonably acceptable to (i) the Borrower, (ii) each Issuing Bank and (iii) the Administrative Agent (except that, in the case of clauses (ii) and (iii), only to the extent such Person otherwise would have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed).

(e) Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Initial Revolving Lender and each Person providing such Incremental Facility. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, with the consent of the Initial Revolving Lender but without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Borrower in consultation with the Administrative Agent, to effect the provisions of this Section 2.16. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility evidenced thereby. This Section 2.16 shall supersede any provisions in Section 2.15 or Section 10.01 to the contrary. The Borrower may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(f) Conditions. The availability of Incremental Facilities under this Agreement will be subject solely to the following conditions, subject, for the avoidance of doubt, to Section 1.08, measured on the date of the receipt of commitments with respect to such Incremental Facility:

(i) no Event of Default shall have occurred and be continuing or would result therefrom; provided that the condition set forth in this clause (i) may be waived or not required (other than with respect to Specified Events of Default) by the Persons providing such Incremental Facilities if the proceeds of the initial Borrowings under such Incremental Facilities will incurred in connection with a Permitted Investment; and

(ii) the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility; provided that the condition set forth in this clause (ii) may be waived or not required by the Persons providing such Incremental Facilities if the proceeds of the initial Borrowings under such Incremental Facilities will be used to finance, in whole or in part, a Permitted Investment.

(g) Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility. Each Incremental Facility shall be (x) on the terms and conditions applicable to the Revolving Facility or (y) on such other terms and conditions as the Borrower, the Administrative Agent, the Initial Revolving Lender and the Lenders providing such Incremental Facility may mutually agree.

(h) To the extent that, pursuant to clause (c) or (g) of this Section 2.16, the consent of the Initial Revolving Lender is required or the Initial Revolving Lender is required to execute an Incremental Amendment, such consent or execution by the Initial Revolving Lender shall not be unreasonably withheld, conditioned or delayed.

(i) Adjustments to Revolving Loans. Upon each increase in the Revolving Commitments pursuant to this Section 2.16,

(i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each lender providing a portion of such increase (each an “Incremental Revolving Facility Lender”), and each such Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Lender will equal the percentage of the aggregate Revolving Commitments of all Lenders represented by such Revolving Lender’s Revolving Commitments; and

(ii) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Facility be prepaid from the proceeds of Incremental Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 3.05.

(j) The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to Section 2.16.

Section 2.17 Refinancing Amendments.

(a) Refinancing Loans. The Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Revolving Loans, in the form of Refinancing Loans or Refinancing Commitments made pursuant to a Refinancing Amendment; provided that, for the avoidance of doubt Liens securing Refinancing Loans may be (and must only be) Permitted Liens.

(b) Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such conditions as may be requested by the providers of applicable Refinancing Loans. The Borrower will promptly notify the Administrative Agent (which will promptly notify each Lender) as to the effectiveness of each Refinancing Amendment. Upon effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Loans incurred pursuant thereto (including any amendments necessary to treat the Revolving Commitments subject thereto as Refinancing Revolving Commitments).

(c) Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Borrower and the Persons providing the applicable Refinancing Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Borrower and such Persons, to effect the provisions of this Section 2.17; provided that the operational and agency provisions contained in any Refinancing Amendment shall be reasonably satisfactory to the Administrative Agent and the Borrower. This Section 2.17 supersedes any provisions in Section 2.15 or Section 10.01 to the contrary.

(d) Providers of Refinancing Loans. Refinancing Loans may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make all or any portion of any Refinancing Loan) or by any Additional Lender (subject to Section 10.07(h)). The lenders providing the Refinancing Loans will be reasonably acceptable to (i) the Borrower, (ii) each Issuing Bank and (iii) the Administrative Agent, only to the extent such Person otherwise would have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed).

Section 2.18 Extensions of Loans.

(a) Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans and/or Commitments of a particular Class with a like Maturity Date, the Borrower may extend such Maturity Date and otherwise modify the terms of such Loans and/or Commitments pursuant to the terms set forth in an Extension Offer (each, an “Extension”). Each Extension Offer will specify the minimum amount of Loans and/or Commitments with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1,000,000 and an aggregate principal amount that is not less than $5,000,000, or, if less, (i) the aggregate principal amount of such Class of Loans outstanding or (ii) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed. Extension Offers will be made on a pro rata basis to all Lenders holding Loans and/or Commitments of a particular Class with a like Maturity Date. If the aggregate outstanding principal amount of such Loans (calculated on the face amount thereof) and/or Commitments in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans and/or Commitments offered to be extended pursuant to such Extension Offer, then the Loans and/or Commitments of such Lenders will be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer. There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions. The terms of an Extension Offer shall be determined by the Borrower, and Extension Offers may contain one or more conditions to their effectiveness as determined by the Borrower, including a condition that a minimum amount of Loans and/or Commitments of any or all applicable tranches be tendered.

(b) Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) as may be necessary, advisable or appropriate in order to establish new tranches in respect of Extended Commitments and such amendments as permitted by clause (c) below as may be necessary, advisable or appropriate in the reasonable opinion of the Borrower, in consultation with the Administrative Agent, in connection with the establishment of such new tranches of Loans. This Section 2.18 shall supersede any provisions in Section 2.15 or Section 10.01 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(c) Terms of Extension Offers and Extension Amendments. The terms of any Extended Commitments will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Lenders accepting such Extension Offer; provided that (i) the final maturity date of such Extended Commitments will be no earlier than, and the Extended Commitments will not have scheduled or mandatory commitment reductions prior to, the Latest Maturity Date applicable to the Loans and/or Commitments subject to such Extension Offer, (ii) the definition of Applicable Rate and the fees contemplated by Section 2.11(b) may be modified with respect to the Extended Commitments and related Loans as agreed by the Borrower and the applicable Lenders accepting such Extension Offer, and (iii) the other terms and conditions applicable to any such Extended Commitments are substantially identical to those applicable to the Commitments subject to such Extension Offer.

Any Extended Loans will constitute a separate tranche of Revolving Loans and Revolving Commitments from the Revolving Loans and Revolving Commitments held by Lenders that did not accept the applicable Extension Offer.

(d) Extension of Revolving Commitments. In the case of any Extension of Revolving Commitments and/or Revolving Loans, the following shall apply:

(i) all borrowings and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the relevant Maturity Date;

(ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit as between the Revolving Commitments of such new tranche and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to such non-extended Revolving Commitments has occurred;

(iii) no termination of extended Revolving Commitments and no repayment of extended Revolving Loans accompanied by a corresponding permanent reduction in extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of each other tranche of Revolving Loans and Revolving Commitments (or each other tranche of Revolving Commitments and Revolving Loans shall have otherwise been terminated and repaid in full);

(iv) the Maturity Date with respect to the Revolving Commitments may not be extended without the prior written consent of each Issuing Bank; and

(v) at no time shall there be more than five different tranches of Revolving Commitments.

If the Total Utilization of Revolving Commitments exceeds the Revolving Commitment as a result of the occurrence of the Maturity Date with respect to any tranche of Revolving Commitments while an extended tranche of Revolving Commitments remains outstanding, the Borrower shall make such payments as are necessary in order to eliminate such excess on such Maturity Date.

(e) Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower and the applicable Extending Lender. The transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18 will not apply to any of the transactions effected pursuant to this Section 2.18.

Section 2.19 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; next, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank; next, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender with respect to outstanding Letters of Credit (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit); next, as the Borrower may request (so long as no Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; next, if so determined by the Administrative Agent and the Borrower, to be held in a Cash Collateral Account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize each Issuing Bank’s (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit); next, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; next, so long as no Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and next, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.19(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.19(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(b)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19(a)(i).

(B) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (2) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral. If the reallocation described in clause iii above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize Issuing Bank’s Fronting Exposure (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) in accordance with the procedures set forth in Section 2.04.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and funded to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.04) whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Cash Collateral. At any time that there shall exist a Defaulting Lender and Section 2.19(a)(iv) is applicable, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the applicable Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.04 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that the Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Banks or the Revolving Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement,

(iii) Cash Collateral provided under this Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein, and

(iv) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (B) the determination by the Administrative Agent or the applicable Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.19, the Person providing Cash Collateral and the applicable Issuing Bank may agree that the Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(e) Hedge Banks. So long as any Lender is a Defaulting Lender, such Lender shall not be a Hedge Bank with respect to any Secured Hedge Agreement entered into while such Lender was a Defaulting Lender.

Section 2.20 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (and by its acceptance of its appointment in such capacity, each Lead Arranger) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

ARTICLE III.

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Except as required by applicable Law, any and all payments by the Borrower or any Guarantor to or for the account of any Agent, any Lender or Issuing Bank under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority, including additions to tax, penalties and interest with respect thereto (“Taxes”). The following shall be “Excluded Taxes” in the case of each Agent, each Lender and Issuing Bank,

(i) Taxes imposed on or measured by net income (however denominated, and including branch profits and similar Taxes), and franchise or similar Taxes, in each case, that are (A) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (B) Other Connection Taxes;

(ii) any U.S. federal Tax that is (or would be) required to be withheld with respect to amounts payable hereunder in respect of an Eligible Assignee (pursuant to an assignment under Section 10.07) on the date it becomes an assignee to the extent such Tax is in excess of the Tax that would have been applicable had such assigning Lender not assigned its interest arising under any Loan Document (unless such assignment is at the express written request of the Borrower);

(iii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender, Issuing Bank or Agent with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (A) such Lender, Issuing Bank or Agent acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07) or (B) such Lender changes its Lending Office (other than at the written request of the Borrower to change such Lending Office), except in each case to the extent that pursuant to Section 3.01, amounts with respect to such Taxes were payable to such Lender’s, Issuing Bank’s or Agent’s assignor immediately before such Lender, Issuing Bank or Agent became a party hereto, or to such Lender immediately before it changed its Lending Office;

(iv) any Taxes imposed as a result of the failure of any Lender, Issuing Bank or Agent to comply with the provisions of Sections 3.01(b), 3.01(c), 3.01(d), 3.01(e) or 3.01(f); and

(v) any Taxes imposed under FATCA.

If an applicable Withholding Agent is required (as determined in the good faith discretion of an applicable Withholding Agent) to deduct or withhold any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Lender, Issuing Bank or Agent, (A) except in the case of Excluded Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.01(a)), each of such Lender, Issuing Bank or Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) the applicable Withholding Agent shall make such deductions and withholdings, (C) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant taxing authority, and (D) within thirty days after the date of any such payment by the Borrower or any Guarantor (or, if receipts or evidence are not available within thirty days, as soon as practicable thereafter), the Borrower or applicable Guarantor shall furnish to such Lender, Issuing Bank or Agent (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to the Borrower or applicable Guarantor (or other evidence of payment reasonably satisfactory to the Administrative Agent).

(b) To the extent it is legally able to do so, each Lender, Issuing Bank or Agent (including an Eligible Assignee to which a Lender assigns its interest in accordance with Section 10.07, unless such Eligible Assignee is already a Lender hereunder) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent on or prior to the date on which the Foreign Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two accurate, complete and signed copies of whichever of the following is applicable: (i) IRS Form W-8BEN or Form W-8BEN-E certifying that it is entitled to benefits under an income tax treaty to which the United States is a party; (ii) IRS Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder of the Borrower described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the Code, a certificate to that effect (a “Non-Bank Certificate”) in substantially the form attached hereto as the applicable Exhibit G and an IRS Form W-8BEN or Form W-8BEN-E, certifying that the Foreign Lender is not a United States person; (iv) to the extent a Foreign Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY of the Foreign Lender, accompanied by, as and to the extent applicable, IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Non-Bank Certificate, Form W-9, Form W-8IMY and any other required supporting information from each beneficial owner (it being understood that a Foreign Lender need not provide certificates or supporting documentation from beneficial owners if (A) the Foreign Lender is a “qualified intermediary” or “withholding foreign partnership” for U.S. federal income tax purposes and (B) such Foreign Lender is as a result able to establish, and does establish, that payments to such Foreign Lender are, to the extent applicable, entitled to an exemption from or, if an exemption is not available, a reduction in the rate of, U.S. federal withholding Taxes without providing such certificates or supporting documentation); or (v) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(c) In addition, each such Foreign Lender shall, to the extent it is legally entitled to do so, (i) promptly submit to the Borrower and the Administrative Agent two accurate, complete and signed copies of such other or additional forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant taxing authorities) as may then be applicable or available to secure an exemption from or reduction in the rate of U.S. federal withholding Tax (1) on or before the date that such Foreign Lender’s most recently delivered form, certificate or other evidence expires or becomes obsolete or inaccurate in any material respect, (2) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances that would modify or render invalid any claimed exemption or reduction.

(d) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) Each Lender, Issuing Bank or Agent that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each, a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent two copies of accurate, complete and signed IRS Form W-9 or successor form certifying that such U.S. Lender is not subject to U.S. federal backup withholding Tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(f) The Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower, on or prior to the date on which it becomes the Administrative Agent, either (i) a duly executed IRS Form W-9 or (ii) with respect to amounts received on its own account, a duly executed IRS Form W-8ECI, and with respect to amounts received on account of any Lender, a duly executed IRS Form W-8IMY certifying that it is either (x) a “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary IRS Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others or (y) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments as contemplated by Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(g) The Borrower agrees to pay any and all present or future stamp, court or documentary, intangible, filing or mortgage recording or similar Taxes that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, such amounts that are Other Connection Taxes imposed in connection with an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested in writing by the Borrower under Section 3.07 (all such non-excluded Taxes described in this Section 3.01(g) being hereinafter referred to as

“Other Taxes”).

(h) If any Taxes or Other Taxes are directly asserted against any Lender, Issuing Bank or Agent with respect to any payment received by such Lender, Issuing Bank or Agent in respect of any Loan Document, such Lender, Issuing Bank or Agent may pay such Taxes or Other Taxes and the Borrower will promptly indemnify and hold harmless such Lender, Issuing Bank or Agent for the full amount of such Taxes (other than Excluded Taxes) and Other Taxes (and any Taxes (other than Excluded Taxes) and Other Taxes imposed on amounts payable under this Section 3.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments under this Section 3.01(h) shall be made within ten days after the date the Borrower receives written demand for payment from such Lender, Issuing Bank or Agent.

(i) A Participant shall not be entitled to receive any greater payment under this Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or such entitlement to a greater payment results from a Change in Law that occurs after the Participant acquired the participation.

(j) If any Lender, Issuing Bank or Agent determines, in its sole discretion, exercised in good faith, that it has received a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor, as the case may be, or with respect to which the Borrower or any Guarantor, as the case may be, has paid additional amounts pursuant to this Section 3.01, it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Guarantor under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by such Lender, Issuing Bank or Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or applicable Guarantor, as the case may be, upon the request of such Lender, Issuing Bank or Agent, agrees to repay the amount paid over to the Borrower or applicable Guarantor, as the case may be (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender, Issuing Bank or Agent in the event such Lender, Issuing Bank or Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(j), in no event will such Lender or Agent be required to pay any amount to the Borrower or applicable Guarantor pursuant to this Section 3.01(j) the payment of which would place such Lender, Issuing Bank or Agent in a less favorable net after-Tax position than the indemnified party would have been in if the Tax or Other Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax or Other Tax had never been paid. Such Lender, Issuing Bank or Agent, as the case may be, shall provide the Borrower upon request with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or Agent may delete any information therein that such Lender, Issuing Bank or Agent deems confidential or not relevant to such refund in its reasonable discretion). This subsection shall not be construed to require any Lender, Issuing Bank or Agent to make available its tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the Borrower, any Guarantor or any other Person.

(k) Each Lender and Issuing Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (h) with respect to such Lender or Issuing Bank, it will, if requested by the Borrower in writing, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan affected by such event and by completing and delivering or filing any Tax-related forms that such Lender or Issuing Bank is legally able to deliver and that would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by the Borrower; provided that such efforts are made at the Borrower’s expense and are on terms that, in the reasonable judgment of such Lender or Issuing Bank, do not cause such Lender or any of its Lending Offices to suffer any economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(k) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender or Issuing Bank pursuant to Section 3.01(a) or (h).

(l) Notwithstanding any other provision of this Agreement, the Borrower and the Administrative Agent may deduct and withhold any Taxes required by any Laws (including, for the avoidance of doubt, FATCA) to be deducted and withheld from any payment under any of the Loan Documents, subject to the provisions of this Section 3.01.

(m) Each Agent (other than the Administrative Agent) or Lender, as applicable, shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Taxes attributable to such Agent or Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Agent or Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Agent or Lender by the Administrative Agent shall be conclusive absent manifest error. Each Agent (other than the Administrative Agent) and Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Agent or Lender under any Loan Document or otherwise payable by the Administrative Agent to such Agent or Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(m).

(n) The agreements in this Section 3.01 shall survive the resignation or replacement of the Administrative Agent, termination of this Agreement and the payment of the Loans and all other amounts payable hereunder and any assignment of rights by, or replacement of, any Lender.

Section 3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Cost of Funds Rate Loans or Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) with respect to Borrowings denominated in Dollars, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Cost of Funds Rate Loans or Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans, (B) [reserved] or (C) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurocurrency Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03 Inability to Determine Rates. If the Administrative Agent or the Required Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Adjusted Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the Adjusted Eurocurrency Rate component of the Base Rate, the utilization of the Adjusted Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing (at the Borrower’s election) of Cost of Funds Rate Loans or Base Rate Loans in the amount specified therein; provided however, that if the Borrower and the applicable Lenders cannot agree within a reasonable time on an alternative rate for such Loans, the Borrower may, at its discretion, either (A) prepay such Loans or (B) maintain such Loans outstanding, in which case, the interest rate payable to the applicable Lender on such Loans will be the rate determined by the Administrative Agent as its cost of funds to fund a Borrowing of such Loans with maturities comparable to the Interest Period applicable thereto plus the Applicable Rate.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, any Issuing Bank;

(ii) subject any Lender or any Issuing Bank to any Tax (except for (A) Taxes with respect to which a Loan Party is obligated to pay additional amounts or indemnity payments pursuant to Section 3.01, (B) any Taxes and other amounts described in clauses (ii) through (v) of the second sentence of Section 3.01(a) that are imposed with respect to payments to or for the account of any Lender, Issuing Bank, or Agent under any Loan Document, (C) Connection Income Taxes, and (D) Other Taxes) with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or on any Eurocurrency Rate Loan made by it or on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or Issuing Bank (other than with respect to Taxes) that is not otherwise accounted for in the definition of the Adjusted Eurocurrency Rate or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate or, in the case of a Change in Law with respect to Taxes, making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such other Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank (whether of principal, interest or any other amount) then, from time to time within ten days after demand by such Lender or such Issuing Bank setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent) (provided that such calculation will not in an way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law), the Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. No Lender or Issuing Bank shall request that the Borrower pay any additional amount pursuant to this Section 3.04(a) unless it shall concurrently make similar requests to other borrowers similarly situated and affected by such Change in Law and from whom such Lender or Issuing Bank is entitled to seek similar amounts.

(b) Capital Requirements. If any Lender or any Issuing Bank reasonably determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or such Issuing Bank or the Loans made by or the Letters of Credit issued by it to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to liquidity or capital adequacy), then from time to time upon demand of such Lender or Issuing Bank setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent) (provided that such calculation will not in an way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law), the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or their respective holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurocurrency Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan made to the Borrower; provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

Section 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount (provided that such calculation will not in an way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law), the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost, liability or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurocurrency Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Notwithstanding the foregoing, no Lender may make any demand under this Section 3.05 (i) with respect to the “floor” specified in the parenthetical in the first sentence of the definition of Adjusted Eurocurrency Rate or (ii) in connection with any prepayment of interest on Revolving Loans.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(b) Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another Interest Period, or to convert Cost of Funds Rate Loans or Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) Conversion of Eurocurrency Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Cost of Funds Rate Loans or Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

Section 3.07 Replacement of Lenders Under Certain Circumstances. If (i) any Lender requests compensation under Section 3.04 or ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) a Loan Party is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.01(k), (iii) any Lender is a Non-Consenting Lender, (iv) any Lender does not accept an Extension Offer, (v) (A) any Lender shall become and continue to be a Defaulting Lender and (B) such Defaulting Lender shall fail to cure the default pursuant to Section 2.19(b) within five Business Days after the Borrower’s request that it cure such default or (vi) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender (other than a Disqualified Lender) as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents (other than its existing rights to payments pursuant to Section 3.01 or 3.04) to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts payable under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in Letters of Credit, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d) the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(f) in the case of any such assignment resulting from a Lender being a Non-Consenting Lender, the Eligible Assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender being replaced was a Non-Consenting Lender; and

(g) such assignment does not conflict with applicable Laws.

Notwithstanding anything to the contrary contained above, (a) any Lender that acts as an Issuing Bank may not be replaced hereunder at any time that it has any Letters of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit and (b) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent or the Collateral Agent.

Section 3.09 ICE LIBOR Successor Rate.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace ICE LIBOR with a Benchmark Replacement and to implement all initial Benchmark Replacement Conforming Changes. Any such amendment agreed between the Administrative Agent and the Borrower with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders of each Class affected thereby and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders of each Class affected thereby (or such earlier time as the Required Lenders of each Class affected thereby deliver to the Administrative Agent written notice that such Required Lenders accept such amendment). Any such amendment agreed between the Administrative Agent and the Borrower with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders of each Class affected thereby have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of ICE LIBOR with a Benchmark Replacement pursuant to this Section 3.09 will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement pursuant to an amendment that has become effective as provided in Section 3.09(a), the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as such consent or agreement is expressly required pursuant to this Section 3.09.

(d) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of Eurocurrency Rate Loans, conversion to or continuation of Eurocurrency Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon ICE LIBOR will not be used in any determination of Base Rate.

(e) Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to ICE LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of ICE LIBOR with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ICE LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ICE LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent (in consultation with the Borrower) decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) reasonably determines is necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to ICE LIBOR:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of ICE LIBOR permanently or indefinitely ceases to provide ICE LIBOR; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to ICE LIBOR:

(a) a public statement or publication of information by or on behalf of the administrator of ICE LIBOR announcing that such administrator has ceased or will cease to provide ICE LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ICE LIBOR;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of ICE LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for ICE LIBOR, a resolution authority with jurisdiction over the administrator for ICE LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for ICE LIBOR, in each case which states that the administrator of ICE LIBOR has ceased or will cease to provide ICE LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ICE LIBOR; and/or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of ICE LIBOR announcing that ICE LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event stated in such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to ICE LIBOR and solely to the extent that ICE LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced ICE LIBOR for all purposes hereunder in accordance with Section 3.09 and (y) ending at the time that a Benchmark Replacement has replaced ICE LIBOR for all purposes hereunder pursuant to Section 3.08.

“Early Opt-in Election” means the occurrence of:

(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined, in either such case, that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.09, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace ICE LIBOR, and

(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders, in either such case, to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent and the Borrower.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(f) The provisions of this Section 3.09 shall, solely with respect to implementation of a Benchmark Replacement and Benchmark Replacement Conforming Changes as expressly set forth herein, supersede any contrary provision of Section 10.01.

ARTICLE IV.

CONDITIONS PRECEDENT TO BORROWINGS

Section 4.01 Conditions to Initial Borrowing.

The obligation of each Lender to extend credit to, and of each Issuing Bank to issue Letters of credit hereunder to, the Borrower on the Closing Date is subject only to the satisfaction, or waiver in accordance with Section 10.01, of each of the following conditions precedent, except as otherwise agreed between the Borrower and the Required Lenders:

(a) The Administrative Agent’s receipt of the following, each of which may be originals, facsimiles or copies in .pdf format, unless otherwise specified:

(i) this Agreement duly executed by the Borrower;

(ii) the Guaranty and the Security Agreement, in each case, duly executed each Loan Party;

(iii) certificates, if any, representing the Pledged Equity of the Restricted Subsidiaries that constitute Collateral, in each case, accompanied by undated stock powers executed in blank;

(iv) a Perfection Certificate duly executed by the Borrower on behalf of the Loan Parties;

(v) (A) certificates of good standing from the secretary of state or other applicable office of the state of organization or formation of the Borrower and each other Loan Party, (B) resolutions or other applicable action of the Borrower and each other Loan Party and (C) an incumbency certificate and/or other certificate of Responsible Officers of the Borrower and each other Loan Party, evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which it is a party or is to be a party on the Closing Date;

(vi) the Closing Date Intercreditor Agreement duly executed by the Term Loan Agent and an acknowledgment thereof duly executed by the Loan Parties;

(vii) an opinion from the following special counsel to the Loan Parties (or certain of the Loan Parties): Latham & Watkins LLP, with respect to matters of New York and certain aspects of Delaware law; and

(viii) a certificate from the chief financial officer or other officer with equivalent duties of the Borrower as to the Solvency (after giving effect to the Transactions on the Closing Date) of the Borrower substantially in the form attached hereto as Exhibit H;

(b) All fees and expenses required to be paid hereunder on the Closing Date and, with respect to expenses and legal fees, to the extent invoiced in reasonable detail at least two Business Days before the Closing Date (except as otherwise reasonably agreed to by the Borrower) shall have been paid in full, it being agreed that such fees and expenses may be paid with the proceeds of the initial funding of one or more of the Facilities;

(c) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(d) Since March 27, 2020, there has been no event or circumstance, either individually or in the aggregate, that has resulted in, and is reasonably expected, individually or in the aggregate, to result in a materially adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole;

(e) The Lenders shall have received at least three Business Days prior to the Closing Date (i) all documentation and other information about the Loan Parties in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (ii) to the extent the Initial Borrower qualifies as a “legal entity customer” a customary FinCEN beneficial ownership certificate, that in each case has been requested in writing at least ten Business Days prior to the Closing Date; and

(f) The Revolver Refinancing shall have occurred.

Without limiting the generality of the provisions of the last paragraph of Section 10.01, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement or funded Loans hereunder shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 Conditions to All Borrowings After the Closing Date. Except as set forth herein with respect to Incremental Loans, Credit Agreement Refinancing Indebtedness and Extensions (including Extended Commitments and Extended Loans), the obligation of each Lender to honor a Committed Loan Notice, of each Issuing Bank to issue, amend, renew or extend any Letter of Credit after the Closing Date, is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article 4.02 or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, renewal or extension of any Letter of Credit; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) As of the date of such Borrowing or the date of any issuance, amendment, renewal or extension of any Letter of Credit, no Default or Event of Default shall have occurred and be continuing on such date (immediately prior to giving effect to the extensions of credit requested to be made) or would result after giving effect to the extensions of credit requested to be made on such date.

(c) If applicable, the Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof and, if applicable, the applicable Issuing Bank shall have received an Issuance Notice in accordance with the requirements hereof.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to another Type or a continuation of Cost of Funds Rate Loans or Eurocurrency Rate Loans) and each Issuance Notice submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Sections 4.02(a) and (b) has been satisfied on and as of the date of the applicable Borrowing or issuance, amendment, renewal or extension of a Letter of Credit.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants each of the following to the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent, in each case, to the extent and, unless otherwise specifically agreed by the Borrower, only on the dates required by Section 2.16 or Article IV, as applicable.

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary that is a Material Subsidiary,

(a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concepts exist in such jurisdiction);

(b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions;

(c) is duly qualified and in good standing (to the extent such concepts exist in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(d) is in compliance with all applicable Laws; and

(e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted;

(f) except in each case referred to in clauses (c), (d) or (e), to the extent that failure to do so has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.02 Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action.

(b) Neither the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party nor the consummation of the Transactions will,

(i) contravene the terms of any of its Organization Documents;

(ii) result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) upon any assets of such Loan Party or any Restricted Subsidiary, under (A) any Contractual Obligation relating to Material Indebtedness or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject;

(iii) violate any applicable Law; or

(iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation relating to Material Indebtedness, except for such approvals or consents which will be obtained on or before the Closing Date;

except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii), (iii) and (iv), to the extent that such breach, contravention or violation has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, except for,

(a) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties;

(b) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral Documents); and

(c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto and thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP (as in effect on the Closing Date (or the date of preparation)) consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and except, in the case of the Quarterly Financial Statements, for the absence of footnotes, year-end adjustments and pending completion of purchase accounting pursuant to ASC 805 for recently completed acquisitions.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has resulted in, and is reasonably expected, individually or in the aggregate, to result in a materially adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole.

(c) As of the Closing Date, the forecasts of consolidated balance sheets and statements of comprehensive income (loss) of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date, when taken as a whole, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made and at the time the forecasts are delivered, it being understood that (i) no forecasts are to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties or any Sponsor, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ and such differences may be material.

Section 5.06 Litigation. Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Restricted Subsidiaries that has resulted in, or is reasonably expected, individually or in the aggregate, to result in Material Adverse Effect.

Section 5.07 Labor Matters. Except as set forth on Schedule 5.07 or except as has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened and (b) hours worked by and payment made based on hours worked to employees of the Borrower or a Restricted Subsidiary have not been in material violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

Section 5.08 Ownership of Property; Liens. Each Loan Party and each Restricted Subsidiary has good and valid record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Permitted Liens and except where the failure to have such title or other interest has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect. As of the Closing Date, no Loan Party owns any Material Real Property.

Section 5.09 Environmental Matters.

(a) Except as has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) the Loan Parties and the Restricted Subsidiaries are in compliance with all applicable Environmental Laws (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of the Restricted Subsidiaries is subject to any pending, or to the knowledge of the Loan Parties, threatened Environmental Claim or any other Environmental Liability or is aware of any basis for any Environmental Liability.

(b) None of the Loan Parties or any of the Restricted Subsidiaries has used, released, treated, stored, transported or disposed of Hazardous Materials, at or from any currently or formerly owned or operated real estate or facility relating to its business, in a manner that has resulted in, or is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.10 Taxes. Except as has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, the Borrower and the Restricted Subsidiaries have timely filed all foreign, U.S. federal and state and other tax returns and reports required to be filed, and have timely paid all foreign, U.S. federal and state and other Taxes, assessments, fees and other governmental charges (including satisfying their withholding Tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 5.11 ERISA Compliance.

(a) Except as set forth in Schedule 5.11(a) or has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) Except, as set forth in Schedule 5.11(b) or, with respect to each of the below clauses of this Section 5.11(b), as has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in Material Adverse Effect,

(i) no ERISA Event has occurred or is reasonably expected to occur;

(ii) neither the Borrower, nor any Subsidiary Guarantor nor any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and

(iii) neither the Borrower, nor any Subsidiary Guarantor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be insolvent or in endangered or critical status.

Section 5.12 Subsidiaries. As of the Closing Date, all of the outstanding Equity Interests in the Borrower and each Material Subsidiary have been validly issued and are fully paid and (if applicable) non-assessable, and all Equity Interests owned by the Borrower or any Subsidiary Guarantor in any of their respective direct Material Subsidiaries are owned free and clear of all Liens (other than Permitted Liens) of any Person. As of the Closing Date, Schedule 5.12 (i) sets forth the name and jurisdiction of each Subsidiary, (ii) sets forth the ownership interest of the Borrower and each Subsidiary in each Subsidiary, including the percentage of such ownership and (iii) with respect to each Subsidiary on such Schedule that is a direct Subsidiary of a Loan Party, identifies the Equity Interests of such direct Subsidiary that are required to be pledged on the Closing Date pursuant to the Collateral Documents.

Section 5.13 Margin Regulations; Investment Company Act.

(a) As of the Closing Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or issuance of, or drawings under, any Letter of Credit, will be used for any purpose that violates Regulation U.

(b) Neither the Borrower nor any Guarantor is an “investment company” under the Investment

Company Act of 1940.

Section 5.14 Disclosure. As of the Closing Date, none of the written information and written data heretofore or contemporaneously furnished by or on behalf of any Loan Party or a Sponsor to any Agent or any Lender on or prior to the Closing Date in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or any other Loan Document on or prior to the Closing Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Closing Date); it being understood that for purposes of this Section 5.14, such written information and written data shall not include projections, pro forma financial information, financial estimates, forecasts or other forward-looking information or information of a general economic or general industry nature or prepared by the Lead Arranger.

Section 5.15 Intellectual Property; Licenses, Etc. The Borrower and the Restricted Subsidiaries own or have a valid right to use, all the Intellectual Property necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower and the Restricted Subsidiaries as currently conducted does not infringe upon, misappropriate or violate any Intellectual

Property rights held by any Person except for such infringements, misappropriations or violations that have not resulted in, or are not reasonably expected, individually or in the aggregate, to result in, a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned by the Borrower or any of the Restricted Subsidiaries is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary, that, has resulted in, or is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.16 Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17 USA PATRIOT Act, FCPA and OFAC.

(a) To the extent applicable, each of the Loan Parties and the Restricted Subsidiaries is in compliance with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the USA PATRIOT Act and other similar anti-money laundering rules and regulations.

(b) Each of the Loan Parties and the Restricted Subsidiaries, and their respective directors and officers, and to the Borrower’s knowledge, their respective employees, agents, Affiliates and representatives, have conducted their businesses in compliance with the FCPA, the UK Bribery Act 2010 and, in all material respects, with other similar applicable anti-corruption legislation in other jurisdictions in which they operate, and the Borrower and its Restricted Subsidiaries have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. The Borrower will not directly, or to its knowledge indirectly, use the proceeds of the Loans in violation of the FCPA, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

(c) None of the Loan Parties or any of the Restricted Subsidiaries, or any of their respective directors or officers nor, to the knowledge of the Borrower, any of their respective employees, agents, Affiliates or representatives, is an individual or entity that is, or is owned or controlled by any individual or entity that is, (i) the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets, the Investment Ban List or any other Sanctions list, or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower will not directly, or to its knowledge indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person, (x) for the purpose of financing the activities of any Person that, at the time of such financing, is (A) the subject or target of any Sanctions, (B) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets, the Investment Ban List or any other Sanctions list, or (C) located, organized or resident in a Designated Jurisdiction or (y) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Administrative Agent, Collateral Agent, Lead Arranger, Lender, underwriter, advisor, investor, or otherwise).

Section 5.18 Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents (and only during a Collateral Period), the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents or contemplated by the Collateral Documents (including the delivery to Collateral Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable perfected Lien (subject to Permitted Liens) on all right, title and interest of the Borrower and the applicable Subsidiary Guarantors, respectively, in the Collateral described therein.

Section 5.19 Use of Proceeds. The Borrower has used the proceeds of the Loans borrowed hereunder and Letters of Credit issued hereunder only in compliance with (and not in contravention of) the Loan Documents.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until the satisfaction of the Termination Conditions, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender each of the following:

(a) Audited Annual Financial Statements. Within one hundred and twenty days after the end of each fiscal year of the Borrower (commencing with the first fiscal year ending after the Closing Date) or, in the case of the first fiscal year ending after the Closing Date or after an Accounting Change, one hundred and fifty days after the end of such fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for such fiscal year together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year (if ending after the Closing Date), prepared in accordance with GAAP, audited and accompanied by a report and opinion of the Borrower’s auditor on the Closing Date or any other accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification as to the Borrower’s ability to continue as a “going concern” or like qualification or exception, other than any such qualification resulting from or relating to (i) an actual or anticipated breach of a Financial Covenant, or (ii) an upcoming maturity date.

(b) Quarterly Financial Statements. As soon as available, but in any event within sixty days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, or in the case of the first two fiscal quarters ending after the Closing Date or after the implementation of an Accounting Change, within seventy-five days of the end of each such fiscal quarter, (i) a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, (ii) the related condensed consolidated statements of comprehensive income (loss) for such fiscal quarter and for the portion of the fiscal year then ended and (iii) the related condensed consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth, in each case of clauses (ii) and (iii), in comparative form, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, in each case if ended after the Closing Date, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in material compliance with GAAP, subject to year-end adjustments and the absence of footnotes.

(c) Budget; Projections. Within 90 days after the end of each fiscal year of the Borrower (commencing with the first fiscal year ending after the Closing Date), a consolidated budget for the following fiscal year on an annual basis in form and substance consistent with the budget customarily prepared by management of the Borrower for its internal use.

(d) Unrestricted Subsidiaries. Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, such supplemental financial information (which need not be audited) as is necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(e) Management’s Discussion and Analysis. Prior to a Qualifying IPO, simultaneously with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), customary summary management’s discussion and analysis describing results of operations of the Borrower in the form prepared by management of the Borrower.

(f) Lender Calls. Prior to a Qualifying IPO, not more than one time each fiscal quarter, at a time to be mutually agreed with, and at the written request of, the Administrative Agent that is promptly after the delivery of the periodic financial information required above, participate in a conference call for lenders to discuss the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for the most recently-ended period for which financial statements have been delivered.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of the Borrower’s auditor on the Closing Date, any other accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any explanatory statement as to the Borrower’s ability to continue as a “going concern” or like qualification or exception, other than any such statement, qualification or exception resulting from or relating to (i) an actual or anticipated breach of a Financial Covenant or (ii) an upcoming maturity date. Any financial statements required to be delivered pursuant to this Section 6.01 shall not be required to contain purchase accounting adjustments to the extent it is not practicable to include any such adjustments in such financial statements.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender each of the following:

(a) Compliance Certificate. No later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate; provided that if such Compliance Certificate demonstrates a breach of Section 7.10(a), a notice of an intent to cure (a “Notice of Intent to Cure”) pursuant to Section 8.02 may be delivered along with or prior to delivery of such Compliance Certificate to the extent permitted thereunder.

(b) SEC Filings. Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which the Borrower or any Restricted Subsidiary files with the SEC (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied by causing such information to be publicly available on (i) the SEC’s EDGAR website or (ii) another publicly available reporting service, so long as, (x) such reporting service is freely available to the Agent and the Lenders and (y) the Borrower provides prior written notice to the Administrative Agent identifying such reporting service and the information to be posted.

(c) Information Regarding Collateral. The Borrower agrees to notify the Collateral Agent (within ninety calendar days of such event (or such later date as the Collateral Agent may agree in its reasonable discretion)) of any change,

(i) in the legal name of any Person required to be a Loan Party;

(ii) in the identity or type of organization of any Person required to be a Loan Party;

(iii) in the jurisdiction of organization of any Person required to be a Loan Party; or

(iv) in the location (within the meaning of Section 9-307 of the UCC) of any Person required to be a Loan Party under the UCC;

provided that the Borrower shall be required to comply with this clause (c) solely during a Collateral Period.

(d) Perfection Certificate Supplement. Together with the delivery of a Compliance Certificate with respect to the financial statements referred to in Section 6.01(a), the information required pursuant to Section II(B) of the Perfection Certificate with respect to any Intellectual Property that constitutes Collateral or confirming that there has been no change in such information since the date of the Perfection Certificate or the date of the most recent information delivered pursuant to this Section 6.02(d); provided that the Borrower shall be required to comply with this clause (d) solely during a Collateral Period.

(e) Unrestricted Subsidiaries. Together with the delivery of a Compliance Certificate with respect to the financial statements referred to in Section 6.01(a), a list of each Subsidiary of the Borrower that identifies each Subsidiary that is an Unrestricted Subsidiary, if any, as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list.

(f) Collateral Period. At least (i) ten (10) Business Days’ prior written notice to the Administrative Agent of the commencement of a Collateral Period (other than the initial Collateral Period) and (ii) three (3) Business Days’ prior written notice to the Administrative Agent of the occurrence of a Secured Debt Termination Date; provided that, in each case, such notice may be expressly conditioned on the consummation of the transactions pursuant to which the commencement or termination of a Collateral Period is expected to occur.

(g) Other Information. Such additional information as may be reasonably requested by the Administrative Agent or any Lender through the Administrative Agent (i) regarding the business of any Loan Party or any Material Subsidiary or (ii) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website addresses listed on Schedule 10.02, or (ii) on which such documents are posted on the Borrower’s behalf on Merrill Datasite One, Syndtrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Merrill Datasite One, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive any information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, that is not Public-Side Information, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (and by doing so shall be deemed to have represented that such information contains only Public-Side Information); (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as containing only Public-Side Information (provided however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public-Side Information”; and (iv) the Administrative Agent and/or the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public-Side Information.”

For the avoidance of doubt, the foregoing shall be subject to the provisions of Section 10.08.

Section 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further notification by the Administrative Agent to each Lender of:

(a) the occurrence and continuation of any Default or Event of Default; and

(b) (i) any dispute, litigation, investigation or proceeding between the Borrower or any Restricted Subsidiary and any arbitrator or Governmental Authority or (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, or (iii) the occurrence of any ERISA Event that, in any such case referred to in clause (i) through (iii), has resulted, or is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth a summary description of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. For the avoidance of doubt, the foregoing shall be subject to the provisions of Section 10.08.

Section 6.04 Payment of Certain Taxes. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all obligations and liabilities in respect of Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax, assessment, charge or levy is being contested in good faith and by appropriate actions diligently conducted and for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay, discharge or otherwise satisfy the same has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation or organization, as applicable; and

(b) take all reasonable action to preserve, renew and keep in full force and effect those of its rights (including with respect to Intellectual Property), licenses, permits, privileges, and franchises, that are material to the conduct of the business of the Loan Parties taken as a whole;

except in the case of clause (a) or (b), (i) in connection with a transaction permitted by the Loan Documents (including transactions permitted by Section 7.04 or Section 7.05), (ii) with respect to any Immaterial Subsidiary, or (iii) other than with respect to the Borrower, to the extent that failure to do so has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition (ordinary wear and tear excepted and casualty or condemnation excepted), except to the extent the failure to do so has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.07 Maintenance of Insurance.

(a) Maintain or cause to be maintained with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and of such types and in such amounts (after giving effect to any self-insurance) as are customarily carried under similar circumstances by such other Persons (provided, the Borrower shall not be required to maintain flood insurance except as required by applicable Law), and furnish to the Administrative Agent, which, absent a continuing Event of Default, shall not be made more than once in any twelve month period, upon reasonable written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the applicable Loan Party shall (i) maintain, or cause to be maintained, with an insurer that the Borrower believes (in the good faith judgment of its management) to be financially sound and reputable, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form reasonably acceptable to the Collateral Agent.

(c) Subject to Section 6.16, each such policy of insurance shall as appropriate and is customary and with respect to jurisdictions outside the United States, to the extent available in such jurisdiction without undue cost or expense,

(i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder (with respect to liability insurance), and

(ii) to the extent covering Collateral in the case of property insurance, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder;

provided that (A) absent a Specified Event of Default that is continuing or acceleration of the Obligations, any proceeds of any such insurance shall be delivered by the insurer(s) to the Borrower or one of its Subsidiaries and may be applied in accordance with (or, if this Agreement does not provide for application of such proceeds, in a manner that is not prohibited by) this Agreement (and the Collateral Agent shall promptly execute and deliver any notice or consent requested by the Borrower or an insurer to such effect) and (B) this Section 6.07(c) shall not be applicable to (1) business interruption insurance, workers’ compensation policies, employee liability policies or directors and officers policies, (2) policies to the extent the Collateral Agent cannot have an insurable interest therein or is unable to be named as an additional insured or loss payee thereunder or (3) the extent unavailable from the relevant insurer after the Borrower’s use of its commercially reasonable efforts.

Section 6.08 Compliance with Laws. Comply with the requirements of all Laws (including applicable ERISA-related laws and all Environmental Laws) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except to the extent the failure to comply therewith has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and material matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization or operations and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder), in each case, to the extent necessary to prepare the financial statements described in Sections 6.01(a) and 6.01(b).

Section 6.10 Inspection Rights. Permit representatives of the Administrative Agent and Required Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants (subject to such accountants’ policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that (a) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the continuation of an Event of Default and only one such time shall be at the Borrower’s expense and (b) when an Event of Default is continuing, the Administrative Agent or the Required Lenders (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. For the avoidance of doubt, the foregoing shall be subject to the provisions of Section 10.08.

Section 6.11 Covenant to Guarantee Obligations and Give Security.

(a) Personal Property. Subject to any applicable limitation in any Loan Document (including the second paragraph of Section 6.12) and, in connection with any Liens on Collateral, only during the Collateral Period), at the Borrower’s expense, take the following actions within ninety days of the occurrence of any Grant Event (or such longer period as the Administrative Agent may agree in its reasonable discretion):

(i) cause the Restricted Subsidiary subject of the Grant Event to execute and deliver the Guaranty (or a joinder thereto), which may be accomplished by executing a Guaranty Supplement;

(ii) cause the Restricted Subsidiary subject of the Grant Event to execute and deliver the Security Agreement (or a supplement thereto), which may be accomplished by executing a Security Agreement Supplement;

(iii) cause the Restricted Subsidiary subject of the Grant Event to execute and deliver any applicable Intellectual Property Security Agreements with respect to its registered Intellectual Property constituting Collateral;

(iv) cause the Restricted Subsidiary subject of the Grant Event to execute and deliver an acknowledgement of the Closing Date Intercreditor Agreement (or a supplement thereto, including a Security Agreement Supplement);

(v) cause the Restricted Subsidiary subject of the Grant Event (and any Loan Party of which such Restricted Subsidiary is a direct Subsidiary) to (A) deliver any and all certificates representing its Equity Interests (to the extent certificated) that constitute Collateral and are required to be delivered pursuant to the Security Agreement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law), (B) execute and deliver a counterpart signature page to the Global Intercompany Note (or a joinder thereto), (C) deliver all instruments evidencing Indebtedness held by such Restricted Subsidiary that constitute Collateral and are required to be delivered pursuant to the Security Agreement, endorsed in blank, to the Collateral Agent and (D) if such Restricted Subsidiary is a Foreign Subsidiary, deliver such additional security documents and enter into additional collateral arrangements in the jurisdiction of such Foreign Subsidiary reasonably satisfactory to the Administrative Agent;

(vi) upon the reasonable request of the Administrative Agent, take and cause the Restricted Subsidiary the subject of the Grant Event and each direct or indirect parent of such Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to this Agreement that directly holds Equity Interests in such Restricted Subsidiary to take such customary actions as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) perfected Liens (subject to Permitted Liens) in the Equity Interests of such Restricted Subsidiary and the personal property and fixtures of such Restricted Subsidiary to the extent required by the Loan Documents, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(vii) upon request of the Administrative Agent deliver to the Administrative Agent a signed copy of a customary opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties as to such matters set forth in this Section 6.11 as the Administrative Agent may reasonably request; provided that such matters are not inconsistent with those addressed in opinions delivered on the Closing Date or customary market practice;

provided that (A) without limiting the obligations set forth above, the Administrative Agent and the Collateral Agent will consult in good faith with the Borrower to reduce any stamp, filing or similar Taxes imposed as a result of the actions described in the foregoing provisions and (B) actions relating to Liens on real property are governed by Section 6.11(b) and not this Section 6.11(a).

(b) Material Real Property. Solely during a Collateral Period:

(i) Notice.

(A) Within ninety days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after the occurrence of a Grant Event, the Borrower will, furnish to the Collateral Agent a description of any Material Real Property (other than any Excluded Asset) owned by the Restricted Subsidiary subject of the Grant Event.

(B) Within ninety days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after the acquisition of any Material Real Property by a Loan Party after the Closing Date, the Borrower will furnish to the Collateral Agent a description of such Material Real Property in reasonable detail.

(ii) Flood Insurance Certificate. Any notice delivered pursuant to Section 6.11(b)(i) shall be accompanied by a Flood Insurance Laws Certificate and if a Flood Insurance Laws Certificate discloses that the Material Real Property is in a special flood hazard area where flood insurance pursuant to the national flood insurance program is available, then such Material Real Property shall be an Excluded Asset (it being understood that no creation or perfection of a Lien with respect to any Material Real Property shall be required to the extent the grant of security therefor would require flood insurance or compliance with any flood insurance laws or regulations). If, after a Mortgage is delivered with respect to any Material Real Property, a Flood Insurance Laws Certificate discloses that the Material Real Property is in a special flood hazard area where flood insurance pursuant to the national flood insurance program is available, upon Borrower’s request, the Collateral Agent shall release such Mortgage.

(iii) Mortgages, etc. The Borrower will, or will cause the applicable Loan Party to, provide the Collateral Agent with a Mortgage with respect to each Material Real Property that is the subject of a notice delivered pursuant to Section 6.11(b)(i) (excluding any Excluded Asset) within one-hundred and twenty days (or such longer period as the Administrative Agent may agree in its reasonable discretion) of the event that triggered the requirement to give such notice, together with for each Material Real Property:

(A) evidence that counterparts of such Mortgage have been duly executed, acknowledged and delivered and are in a form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary in order to create a valid and subsisting perfected Lien (subject to Permitted Liens) on such Material Real Property in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or are otherwise provided for in a manner reasonably satisfactory to the Collateral Agent; it being agreed that the amount of Obligations secured by any such mortgage will not be required to exceed the fair market value of the Material Real Property subject thereto if (and only to the extent) the Borrower reasonably determines in good faith that such a limitation is reasonably likely to reduce any applicable tax obligations incurred in connection with such Mortgage and notifies the Administrative Agent in writing of the same prior to the date such Mortgage is entered into;

(B) a fully paid Mortgage Policy or signed commitments in respect thereof together with such affidavits, certificates, and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title insurance company to issue such Mortgage Policy and endorsements contemplated above and evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage; provided, however, if the cost of a Mortgage Policy (taking into account any endorsements requested by Collateral Agent, including, but not limited to, under Section 6.11(b)(iii)(D)) for any Material Real Property would be excessive relative to the value of such Material Real Property, upon the Borrower’s reasonable request, the Collateral Agent shall treat such Material Real Property as an Excluded Asset;

(C) a customary opinion of local counsel for such Loan Party in the state in which such Material Real Property is located, with respect to the enforceability of the Mortgage and any related fixture filings and, where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, an opinion regarding the due authorization, execution and delivery of such Mortgage;

(D) an ALTA survey or existing survey together with a no change affidavit of such Mortgaged Property, sufficient for the title insurance company to remove the standard survey exception and issue related endorsements (if reasonably requested by the Administrative Agent); and

(E) a Flood Insurance Laws Certificate certifying that such property is not located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area.

(c) Notwithstanding anything to the contrary in any Loan Document, concurrently with the occurrence of a Grant Event pursuant to clause (f) of the definition thereof, the Borrower shall, and shall cause each applicable Subsidiary of the Borrower to, execute such documentation (including collateral and intercreditor documentation) and take such other actions, including filing UCC-1 financing statements, delivery of stock certificates and delivery of opinions of counsel, as shall be necessary or reasonably requested by the Administrative Agent to cause the Revolving Facility to be secured on an equal and ratable basis by Liens securing the obligations under each applicable Secured Debt Facility (or to evidence such Lien), it being understood that (i) any such collateral documentation shall be substantially consistent with the corresponding documents entered into in connection with the applicable Secured Debt Facilities, (ii) any intercreditor documentation shall be substantially consistent with the Closing Date Intercreditor Agreement, and (iii) other documents and actions shall be otherwise consistent with those entered into or taken on the Closing Date, or required to be taken during a Collateral Period pursuant to Section 6.11 and Section 6.12, in each case to the extent covered thereby and, in the case of subclauses (i) – (iii) above, except to the extent otherwise reasonably acceptable to the Administrative Agent.

Section 6.12 Further Assurances. Subject to Section 6.11 and any applicable limitations in any Collateral Document, and in each case at the expense of the Borrower, promptly upon the reasonable request by the Administrative Agent or Collateral Agent (in each case, only during a Collateral Period) (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

Notwithstanding anything to the contrary in any Loan Document (other than as provided by Section 6.11(c)), none of the Borrower nor any Restricted Subsidiary will be required to, nor will the Administrative Agent or the Collateral Agent be authorized,

(a) to create or perfect any Lien on the Collateral other than by,

(i) “all asset” filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate records with respect to Material Real Property;

(ii) customary filings in (A) the United States Patent and Trademark Office with respect to any U.S. registered patents and trademarks, and (B) the United States Copyright Office of the Library of Congress with respect to copyright registrations, in the case of each of (A) and (B), constituting Collateral;

(iii) Mortgages in respect of Material Real Property (subject to the limitations set forth in Section 6.11); and

(iv) delivery to the Administrative Agent or Collateral Agent (or a bailee or other agent of the Administrative Agent or Collateral Agent) to be held in its possession of all Collateral consisting of (A) certificates representing Pledged Equity, and (B) promissory notes, Debt Securities and other instruments constituting Collateral, in each case, in the manner provided in the Collateral Documents; provided that promissory notes, Debt Securities and instruments having an aggregate principal amount equal to the Pledged Debt Threshold or less need not be delivered to the Collateral Agent;

(b) to enter into any control agreement, lockbox or similar arrangement with respect to any deposit account, securities account, commodities account or other bank account, or otherwise take or perfect a security interest by control (other than as set forth in clause (a)(iv) above);

(c) to take any action (i) outside of the United States with respect to any assets located outside of the United States, (ii) in any non-U.S. jurisdiction or (iii) required by the laws of any non-U.S. jurisdiction to create, perfect or maintain any security interest or otherwise (it being understood no security agreement or pledge agreement governed by the laws of any non-U.S. jurisdiction shall be required); or

(d) to take any action with respect to perfecting a Lien with respect to letters of credit, letter of credit rights, commercial tort claims, chattel paper or assets subject to a certificate of title or similar statute (in each case, other than the filing of customary “all asset” UCC-1 financing statements) or to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters, in each case, unless expressly required by the terms of the Security Agreement or the relevant Collateral Document.

Further, the Loan Parties shall not be required to perform any periodic collateral reporting, if any, with any frequency greater than once per fiscal year (provided that this clause shall not limit the obligation of the Loan Parties to comply with Section 6.02(c) or Section 6.11).

Notwithstanding the foregoing provisions of this Section 6.12, if any Foreign Subsidiary is designated as a Loan Party in accordance with the proviso at the end of the definition of “Excluded Subsidiary”, then the Borrower, the Administrative Agent and the Collateral Agent shall mutually agree such exceptions to the foregoing provisions with respect to the Equity Interests and assets of such Foreign Subsidiary.

Section 6.13 Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:

(a) immediately before and after such designation (or re-designation), no Specified Event of Default shall have occurred and be continuing;

(b) the Investment resulting from the designation of such Restricted Subsidiary as an Unrestricted Subsidiary as described above is permitted by Section 7.02; and

(c) no Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated as an “unrestricted subsidiary” (or otherwise excluded as a “restricted subsidiary”) under (i) the Term Loan Credit Agreement (or the terms of any Permitted Refinancing of the Term Loan Credit Agreement) and (ii) the terms of any Incremental Equivalent Debt, Permitted Ratio Debt, Replacement Loans, Pari Passu Lien Debt and Junior Lien Debt (or the documentation governing any Permitted Refinancing thereof).

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment(s) to date therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary. Except as set forth in this paragraph, no Investment will be deemed to exist or have been made, and no Indebtedness or Liens shall be deemed to have been incurred or exist, by virtue of a Subsidiary becoming an Excluded Subsidiary or an Excluded Subsidiary becoming a Restricted Subsidiary. For all purposes hereunder, the designation of a Subsidiary as an Unrestricted Subsidiary shall be deemed to constitute a concurrent designation of any Subsidiary of such Subsidiary as an Unrestricted Subsidiary.

Section 6.14 [Reserved].

Section 6.15 Use of Proceeds.The proceeds of the Revolving Loans will be used for working capital and general corporate purposes not prohibited by the terms of the Loan Documents.

Section 6.16 Post-Closing Matters. The Borrower will, and will cause each of its Restricted Subsidiaries to, take each of the actions set forth on Schedule 6.16 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent).

ARTICLE VII.

NEGATIVE COVENANTS

Until the satisfaction of the Termination Conditions, the Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, that secures Indebtedness other than the following:

(a) Liens securing obligations in respect of Indebtedness incurred pursuant to Section 7.03(a), including obligations under any Loan Document, Incremental Loans and Extended Loans;

(b) Liens securing obligations in respect of Indebtedness incurred pursuant to Section 7.03(b); provided that such Liens, in each case, either (i) rank pari passu in priority with Liens securing the Obligations and subject to an Equal Priority Intercreditor Agreement, or (ii) rank junior in priority to the Liens securing Obligations and subject to a Junior Priority Intercreditor Agreement;

(c) Liens existing on the Closing Date (and, to the extent any such existing Lien secures Indebtedness in an aggregate principal amount is in excess of $20,000,000, such Lien is identified on Schedule 7.01), or incurred pursuant to legally binding written contracts in existence on the Closing Date (other than Liens incurred under Sections 7.01(a) and 7.01(b));

(d) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(d), including in respect to Attributable Indebtedness, Capitalized Lease Obligations, and Indebtedness financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that (i) such Liens attach concurrently with or within two hundred and seventy days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens and (ii) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender or its Affiliates;

(e) Liens in favor of a Loan Party securing Indebtedness permitted under Section 7.03;

(f) Liens securing Obligations in respect of any Secured Hedge Agreement and other Indebtedness permitted by Section 7.03(f);

(g) Liens on assets of Non-Loan Parties and Liens on Excluded Assets;

(h) Liens securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing incurred pursuant to Section 7.03(h);

(i) Liens securing obligations in respect of Incremental Equivalent Debt (with the lien priority permitted in such definition and other than to the extent such Indebtedness is only permitted to be incurred as Unsecured Debt) and other Indebtedness incurred pursuant to Section 7.03(i); provided that such Liens securing such other Indebtedness are permitted by Section 7.01(mm)(i);

(j) Liens securing obligations in respect of Permitted Ratio Debt (with the lien priority permitted in such definition and other than to the extent such Indebtedness is only permitted to be incurred as Unsecured Debt) and other Indebtedness permitted by Sections 7.03(j); provided that such Liens securing such other Indebtedness are permitted by Section 7.01(mm)(i);

(k) [reserved];

(l) (i) Liens existing on property at the time of (and not in contemplation of) its acquisition or existing on the property of any Person or on Equity Interests of any Person, in each case, at the time such Person becomes (and not in contemplation of such Person becoming) a Restricted Subsidiary, in each case after the Closing Date; provided that (A) such Lien does not extend to or cover any other assets or property (other than (1) after-acquired property covered by any applicable grant clause, (2) property that is affixed or incorporated into the property covered by such Lien and (3) proceeds and products of assets covered by such Liens) and (B) the Indebtedness secured thereby is permitted under Section 7.03, (ii) Liens on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement relating to an Investment and (iii) Liens incurred in connection with escrow arrangements or other agreements relating to an Acquisition Transaction or Investment permitted hereunder;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiaries;

(o) (i) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and (ii) Liens on cash securing obligations to insurance companies with respect to insurable liabilities incurred in the ordinary course of business;

(p) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(q) Liens on the Securitization Assets arising in connection with a Qualified Securitization

Financing;

(r) Liens in respect of the cash collateralization of letters of credit;

(s) Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(t) Liens securing Cash Management Obligations permitted by Section 7.03;

(u) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course of business (and, for the avoidance of doubt, not given in connection with the issuance of Indebtedness), (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(v) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business and secure amounts not overdue for a period of more than sixty days or, if more than sixty days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(w) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Borrower or any of the Restricted Subsidiaries as lessee or licensee in the ordinary course of business;

(x) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located (and any Liens on the ground landlord’s interest in such real property);

(y) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(z) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business to secure the performance of the

Borrower’s or a Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(aa) (i) Liens for Taxes that are not overdue for a period of more than sixty days or that are being contested in good faith and by appropriate actions diligently conducted and for which appropriate reserves have been established in accordance with GAAP and (ii) Liens for property Taxes on property the Borrower or its Subsidiaries has decided to abandon if the sole recourse for such Tax;

(bb) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole, or the use of such property for its intended purpose, and any other exceptions to title on the Mortgage Policies provided in accordance with this Agreement;

(cc) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(g);

(dd) leases, non-exclusive licenses, subleases or non-exclusive sublicenses granted to others in the ordinary course of business and exclusive licenses and sublicenses granted pursuant to (i) Joint Venture agreements and (ii) the CrivaSense JV Documents (including any other agreement under which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies, facilities or services), in each case which do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(ee) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(ff) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(gg) Liens imposed by law or incurred pursuant to customary reservations or retentions of title (including contractual Liens in favor of sellers and suppliers of goods) incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than sixty days or that are being contested in good faith by appropriated proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(hh) Liens deemed to exist in connection with Investments in repurchase agreements and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(ii) Liens on cash and Cash Equivalents earmarked to be used to satisfy or discharge Indebtedness where such satisfaction or discharge of such Indebtedness is not otherwise prohibited by this Agreement;

(jj) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(kk) the modification, replacement, renewal or extension of any Lien permitted by this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property covered by any applicable grant clause, (B) property that is affixed or incorporated into the property covered by such Lien and (C) proceeds and products of assets covered by such Liens, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(ll) Liens securing:

(i) a Permitted Refinancing of Indebtedness; provided that:

(A) such Indebtedness was permitted by Section 7.03 and was secured by a Permitted Lien;

(B) such Permitted Refinancing is permitted by Section 7.03; and

(C) the Lien does not extend to any additional property, other than (A) after-acquired property covered by any applicable grant clause, (B) property that is affixed or incorporated into the property covered by such Lien and (C) proceeds and products of assets covered by such Liens; and

(ii) Liens to secure (a) Guarantees by any Loan Party of any Indebtedness of any other Loan Party that is permitted to be incurred pursuant to Section 7.03 and secured by a Lien permitted to be incurred pursuant to another clause of this Section 7.01, and (b) Guarantees by any Restricted Subsidiary that is not a Loan Party of any Indebtedness of the Borrower, any other Loan Party or any other Restricted Subsidiary that is permitted to be incurred pursuant to Section 7.03 and secured by a Lien permitted to be incurred pursuant to another clause of this Section 7.01;

(mm) Liens securing Pari Passu Lien Debt and/or Junior Lien Debt; provided that:

(i) such Indebtedness is incurred pursuant to clause (a)(i) or (a)(ii) of the definition of “Permitted Ratio Debt”; and

(ii) such Liens (other than with respect to purchase money and similar obligations) are, in each case, subject to an Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable; and

(nn) Liens securing Indebtedness or other obligations in an aggregate principal amount as of the date such Indebtedness is incurred not to exceed an amount equal to the greater of (A) 75.00% of Closing Date EBITDA (i.e. $108,750,000) and (B) 75.00% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination, in each case, determined as of the date such Indebtedness is incurred (or commitments with respect thereto are received); provided that Liens incurred in reliance of this Section 7.01(nn) may not rank pari passu in priority with Liens securing the Revolving Facility.

For purposes of determining compliance with this Section 7.01, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify (as if incurred at such time), such Lien (or any portion thereof) in any manner that complies with this covenant on the date such Lien is incurred or such later time, as applicable; provided that all Liens securing Indebtedness under (a) the Loan Documents will be deemed to have been incurred in reliance on the exception in Section 7.01(a) and (b) the Revolving Credit Facility will be deemed incurred in reliance on the exception in Section 7.01(b), and, in each case, shall not be permitted to be reclassified pursuant to this paragraph.

Any Lien incurred in compliance with this Section 7.01 after the Closing Date that is intended to rank pari passu in priority with Liens securing the Obligations will be subject to an Equal Priority Intercreditor Agreement, and any Lien incurred in compliance with this Section 7.01 on or after the Closing Date that is intended by the Borrower to be incurred on a contractually junior basis with the Liens securing the Obligations will be subject to a Junior Lien Intercreditor Agreement.

Section 7.02 Investments. Make or hold any Investments, except:

(a) Investments,

(i) by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary; and

(ii) by the Borrower or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(b) Investments existing on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(b) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.02;

(c) Permitted Acquisitions;

(d) Investments (i) held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged or consolidated with or into the Borrower or merged or consolidated with or into a Restricted Subsidiary (or committed to be made by any such Person) to the extent that, in each case, such Investments or any such commitments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and (ii) held by Persons that become Restricted Subsidiaries after the Closing Date, including Investments by Unrestricted Subsidiaries made or acquired (or committed to be made or acquired), to the extent that such Investments were not made or acquired (or committed to be made or acquired) in contemplation of, or in connection with, such Person becoming a Restricted Subsidiary or such designation as applicable;

(e) Investments in Similar Businesses that do not exceed in the aggregate an amount equal to the greater of (i) 15.00% of Closing Date EBITDA (i.e. $21,750,000) and (ii) 15.00% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(f) Investments in Unrestricted Subsidiaries that do not exceed as of the date made an amount equal to the greater of (i) 25.00% of Closing Date EBITDA (i.e. $36,250,000) and (ii) 25.00% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(g) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower or the proceeds from the issuance thereof;

(h) Investments in any Joint Venture in an aggregate amount not to exceed an amount equal to the greater of (a) 15.00% of Closing Date EBITDA (i.e. $21,750,000) and (b) 15.00% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(i) [reserved];

(j) loans or advances to any Company Person;

(i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes;

(ii) in connection with such Person’s purchase of Equity Interests of the Borrower; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash; and

(iii) for any other purpose; provided that either (A) no cash or Cash Equivalents are advanced in connection with such Investment or (B) the aggregate principal amount outstanding under this clause (iii)(B) shall not exceed an amount equal to the greater of (1) 10.00% of Closing Date EBITDA (i.e. $14,500,000) and (2) 10.00% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(k) Investments in Hedge Agreements;

(l) promissory notes and other Investments received in connection with Dispositions or any other transfer of assets not constituting a Disposition;

(m) Investments in assets that are cash or Cash Equivalents or were Cash Equivalents when made;

(n) Investments consisting of extensions of trade credit or otherwise made in the ordinary course of business, including Investments consisting of endorsements for collection or deposit and trade arrangements with customers, vendors, suppliers, licensors and licensees;

(o) Investments consisting of or arising in connection with Liens, Indebtedness (including Guarantees), fundamental changes, Dispositions and Restricted Payments, in each case not prohibited by this Agreement;

(p) Investments (i) received in connection with the bankruptcy, workout, recapitalization or reorganization of, or in settlement of delinquent obligations of, or other disputes with, any other Person, (ii) received in connection with the foreclosure of any secured Investment or other transfer of title with respect to any secured Investment, (iii) in satisfaction of judgments against other Persons, (iv) as a result of the settlement, compromise or resolutions of litigation, arbitration or other disputes with Persons and (v) received in satisfaction or partial satisfaction of trade credit and other credit extended in the ordinary course of business, including to vendors and suppliers;

(q) advances of payroll or other payments to any Company Person;

(r) Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or the non-exclusive licensing or contribution of Intellectual Property (and exclusive licenses and sublicenses pursuant to (i) Joint Venture agreements and (ii) the CrivaSense JV Documents) pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(s) Investments made in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors, vendors, suppliers, licensors and licensees;

(t) Guarantees of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness;

(u) (i) Investments in connection with any Permitted Reorganization and the transactions relating thereto or contemplated thereby and (ii) Investments received as Designated Non-Cash Consideration;

(v) Investments in connection with any deferred compensation plan or arrangement or other compensation plan or arrangement, including to a “rabbi” trust or to any grantor trust claims of creditors;

(w) in the event any Minority Investment becomes a Restricted Subsidiary, additional Investments in an amount equal to the fair market value of the Borrower’s or any Restricted Subsidiary’s Investment in such Minority Investment immediately prior to such Minority Investment becoming a Restricted Subsidiary;

(x) [Reserved];

(y) Investments made in connection with any unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that such obligations and/or liabilities, as applicable, are permitted to remain unfunded under applicable Law;

(z) Investments in connection with intercompany cash management services, treasury arrangements and any related activities;

(aa) Investments consisting of (i) the licensing or contribution of Intellectual Property pursuant to joint marketing, collaborations or other similar arrangements with other Persons and/or (ii) minority equity interests in customers received as part of fee arrangements or other commercial arrangements;

(bb) the conversion of any Indebtedness owed to the Borrower or any Restricted Subsidiary into Qualified Equity Interests of the obligor of such Indebtedness or any of its Affiliates;

(cc) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided however, that any such Investment in a Securitization Subsidiary is of Securitization Assets or equity, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(dd) Investments made by a Subsidiary that is not a Loan Party with the cash or other assets received by it pursuant to a substantially concurrent Investment made in such Subsidiary that was permitted by this Section 7.02; provided that this Section 7.02(dd) shall not be used for any Investments in Unrestricted Subsidiaries;

(ee) [reserved];

(ff) [reserved];

(gg) Investments; provided that the Total Net Leverage Ratio (after giving Pro Forma Effect to the incurrence of such Investment) for the Test Period immediately preceding the making of such Investment shall be less than or equal to the Closing Date Total Net Leverage Ratio; provided that no Event of Default has occurred or is continuing at the time such Investment is made or would result therefrom;

(hh) Investments that do not exceed in the aggregate at any time outstanding the sum of:

(i) the Available Amount at such time; and

(ii) an amount equal to the greater of (A) 50.00% of Closing Date EBITDA (i.e. $72,500,000) and (B) 50.00% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination.

If any Investment is made in any Person that is not a Restricted Subsidiary on the date of such Investment and such Person subsequently becomes a Restricted Subsidiary, such Investment shall thereupon be deemed to have been made pursuant to Section 7.02(a)(i) and to not have been made pursuant to any other clause set forth above.

For purposes of determining compliance with this Section 7.02, in the event that any Investment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Investment is made, divide, classify or reclassify, or at any later time divide, classify or reclassify (as if incurred at such time), such Investment (or any portion thereof) in any manner that complies with this covenant on the date such Investment is made or such later time, as applicable.

The amount of any Investment at any time shall be the amount of cash and the fair market value of other property actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, at the Borrower’s option, net of any return, whether a return of capital, interest, dividend or otherwise, with respect to such Investment. To the extent any Investment in any Person is made in compliance with this Section 7.02 in reliance on a category above that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower or any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, liquidation or otherwise, but excluding intercompany Indebtedness), such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged. To the extent the category subject to a Dollar-denominated restriction is also subject to a percentage of LTM Consolidated Adjusted EBITDA restriction which, at the date of determination, produces a numerical restriction that is greater than such Dollar Amount, then such Dollar equivalent shall be deemed to be substituted in lieu of the corresponding Dollar Amount in the foregoing sentence for purposes of determining such credit.

For purposes of determining compliance with any Dollar-denominated (or percentage of LTM Consolidated Adjusted EBITDA, if greater) restriction on the making of Investments, the Dollar equivalent amount of the Investment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Investment was made.

Section 7.03 Indebtedness. Create, incur or assume any Indebtedness, other than:

(a) Indebtedness under the Loan Documents (including Incremental Loans and Extended

Loans);

(b) (i) Indebtedness in respect of the Term Loans in an aggregate principal amount not to exceed the sum of (A) an amount equal to the greater of (x) $325,000,000 and (y) 225.00% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination, plus (B) Incremental Loans (as defined in the Term Loan Credit Agreement as in effect on the date hereof), if any, and (ii) any Permitted Refinancing of any of the foregoing;

(c) Indebtedness existing on the Closing Date (other than Indebtedness under the Term Loan Credit Agreement) (and, to the extent any such existing Indebtedness (other than intercompany Indebtedness of the Borrower or any Restricted Subsidiary) has a principal amount in excess of $20,000,000, such Indebtedness is identified on Schedule 7.03), and any Permitted Refinancing thereof, including any intercompany Indebtedness of the Borrower or any Restricted Subsidiary outstanding on the Closing Date; provided, that all such Indebtedness of any Loan Party owed to a Non-Loan Party shall be subject to the Global Intercompany Note;

(d) (i) (A) Attributable Indebtedness relating to any transaction, (B) Capitalized Leases and other Indebtedness financing the use, acquisition, construction, repair, replacement or improvement of fixed, real or capital assets, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets, so long as such Indebtedness is incurred concurrently with, or within two-hundred and seventy days after, the applicable acquisition, construction, repair, replacement or improvement and (C) Indebtedness arising from the conversion of obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to Indebtedness of the Borrower or such Restricted Subsidiary; provided that the aggregate principal amount of such Indebtedness at the time any such Indebtedness is incurred pursuant to this Section 7.03(d) shall not exceed an amount equal to the greater of (I) 20.00% of Closing Date EBITDA (i.e. $29,000,000) and (II) 20.00% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination, in each case determined at the time of incurrence, (ii) Attributable Indebtedness incurred in connection with a Sale Leaseback Transaction otherwise permitted hereunder and (iii) any Permitted Refinancing of any Indebtedness incurred under this Section 7.03(d); provided that for the purposes of determining compliance with this Section 7.03(d), any lease that is not treated under GAAP as a capital lease at the time such lease is executed but is subsequently treated under GAAP as a capitalized lease as the result of a change in GAAP (or interpretations thereof) after the Closing Date shall not be treated as Indebtedness;

(e) Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subject to the Global Intercompany Note (but only to the extent permitted by applicable law);

(f) Indebtedness in respect of (i) Obligations under Secured Hedge Agreements and (ii) Hedge

Agreements designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks, in each case of clauses (i) and (ii), incurred not for speculative purposes, and Guarantees thereof;

(g) Indebtedness incurred by a Non-Loan Party which does not exceed an amount equal to the greater of (A) 15.00% of Closing Date EBITDA (i.e. $21,750,000) and (B) 15.00% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(h) Credit Agreement Refinancing Indebtedness and any Permitted Refinancing thereof;

(i) Incremental Equivalent Debt and any Permitted Refinancing thereof;

(j) Permitted Ratio Debt and any Permitted Refinancing thereof;

(k) Contribution Indebtedness and any Permitted Refinancing thereof;

(l) Indebtedness,

(i) of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to an Investment or other Acquisition Transaction permitted hereunder, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary and is not incurred in contemplation of such Person becoming a Restricted Subsidiary that is non-recourse to (and is not assumed by any of) the Borrower or any Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the Closing Date) and is either (A) unsecured or (B) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 7.01;

(ii) Incurred Acquisition Debt; and

(iii) any Permitted Refinancing of the foregoing;

(m) Indebtedness incurred in connection with a Permitted Acquisition, Acquisition Transaction or Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs and seller notes) or other similar adjustments;

(n) Indebtedness representing deferred or contingent compensation payable to employees or other service providers of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(o) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Transactions, Permitted Acquisitions, Acquisition Transaction or any Investment expressly permitted hereunder (other than pursuant to Section 7.02(o));

(p) Indebtedness to current or former officers, directors, managers, consultants, and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 7.06;

(q) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including such Indebtedness that is consistent with past practices in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and letters of credit that are cash collateralized;

(r) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(s) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practices;

(t) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any other Loan Party;

(u) Indebtedness in respect of letters of credit that are fully cash collateralized;

(v) (i) obligations in respect of Cash Management Obligations and (ii) other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements, in each case of clauses (i) and (ii), incurred in the ordinary course of business or consistent with past practices and any Guarantees thereof;

(w) Guarantees in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated in right of payment to the Obligations, such Guarantee shall be subordinated to the Guaranty in right of payment on terms at least as favorable to the Lenders as those contained in the subordination terms with respect to such Indebtedness;

(x) [reserved];

(y) Indebtedness in an aggregate principal amount at any time outstanding not to exceed the an amount equal to the greater of (i) 75.00% of Closing Date EBITDA (i.e. $108,750,000) and (ii) 75.00% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination, determined at the time of incurrence; and

(z) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify (as if incurred at such time), such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant on the date such Indebtedness is incurred or such later time, as applicable; provided that all Indebtedness under (a) the Loan Documents will be deemed to have been incurred in reliance on the exception in Section 7.03(a), and (b) the Term Loan Credit Agreement incurred on the Closing Date will be deemed incurred in reliance on the exception in Section 7.03(b), and in each case shall not be permitted to be reclassified pursuant to this paragraph.

For purposes of determining compliance with any Dollar-denominated (or percentage of LTM Consolidated Adjusted EBITDA, if greater) restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated (or percentage of LTM Consolidated Adjusted EBITDA, if greater) restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated (or percentage of LTM Consolidated Adjusted EBITDA, if greater) restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith).

The accrual of interest and the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or effect a Division, except that:

(a) any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that:

(i) the Borrower shall be the continuing or surviving Person; and

(ii) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia;

(b) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary or liquidate or dissolve;

(c) any merger the purpose of which is to reincorporate or reorganize a Restricted Subsidiary in another jurisdiction shall be permitted;

(d) any Restricted Subsidiary may liquidate or dissolve or change its legal form; provided (i) no Event of Default shall result therefrom and (ii) the surviving Person (or the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary) shall be a Restricted Subsidiary;

(e) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that:

(i) the Borrower shall be the continuing or surviving corporation; or

(ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”);

(A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement;

(D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement;

(E) if, during a Collateral Period and requested by the Collateral Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement; and

(F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement, and, with respect to such opinion of counsel only, including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

it being agreed that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(f) any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment, Acquisition Transaction or other transaction not prohibited by the Loan Documents;

(g) any Loan Party or any Restricted Subsidiary may conduct a Division that produces two or more surviving or resulting Persons; provided that

(i) if a Division is conducted by the Borrower, then each surviving or resulting Person shall constitute a “Borrower” for all purposes of the Loan Documents (unless the Administrative Agent otherwise consents in its reasonable discretion) and shall remain jointly and severally liable for all Obligations (other than Excluded Swap Obligations, where applicable) of the Borrower immediately prior to such Division and otherwise comply with Section 7.04(e); and

(ii) if a Division is conducted by a Loan Party other than the Borrower, then each surviving or resulting Person of such Division shall also be a Loan Party unless and to the extent any such surviving or resulting Loan Party is the subject of a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)) or otherwise would constitute an Excluded Subsidiary; provided further that such surviving or resulting Person not becoming a Loan Party and the assets and property of such surviving or resulting Person not becoming Collateral shall, in each case, be treated as an Investment and shall be permitted under this Section 7.04(g)(ii) solely to the extent permitted under Section 7.02; and

(h) as long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

Notwithstanding anything herein to the contrary, in the event of any merger, dissolution, liquidation, consolidation, amalgamation or Division of any Loan Party or a Restricted Subsidiary effected in accordance with this Section 7.04, the Borrower shall or shall cause, with respect to each surviving Restricted Subsidiary (a) promptly deliver or cause to be delivered to the Administrative Agent for further distribution by the Administrative Agent to each Lender (i) such information and documentation reasonably requested by the Administrative Agent or any Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) a Beneficial Ownership Certification and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request in order to perfect or continue the perfection of the Liens granted or purported to be granted by the Collateral Documents in accordance with Section 6.11 and as promptly as practicable.

Section 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, damaged, worn out, used or surplus property (including for purposes of recycling), whether now owned or hereafter acquired and Dispositions of property of the Borrower and the Restricted Subsidiaries that is no longer used or useful in the conduct of the business or economically practicable or commercially desirable to maintain;

(b) Dispositions of property in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral such replacement property shall constitute Collateral;

(d) Dispositions of property to the Borrower or a Restricted Subsidiary;

(e) Dispositions permitted by Section 7.02 (other than Section 7.02(o)), Section 7.04 (other Section 7.04(g)(i)) and Section 7.06 (other than Section 7.06(d)) and Permitted Liens;

(f) Dispositions of property pursuant to Sale Leaseback Transactions; provided that (i) no Event of Default exists or would result therefrom (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists) and (ii) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(g) Dispositions of Cash Equivalents; provided that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(h) leases, subleases, non-exclusive, licenses or non-exclusive sublicenses (including the provision of software under an open source license) and exclusive licenses and sublicenses pursuant to (i) Joint Venture agreements and (ii) the CrivaSense JV Documents, in each case which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole; provided that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition to the extent such Disposition is with a third-party;

(i) Dispositions of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions; provided that:

(i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition;

(ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of an amount equal to the greater of 10.00% of Closing Date EBITDA (i.e. $14,500,000) and 10.00% of LTM Consolidated Adjusted EBITDA as of the date of the Disposition, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75.00% of such consideration in the form of cash or Cash Equivalents; provided however, that for the purposes of this clause (ii) each of the following shall be deemed to be cash;

(A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing;

(B) any securities received by such Borrower or Restricted Subsidiary from such transferee that are converted by such Borrower or Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty days following the closing of the applicable Disposition; and

(C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of an amount equal to the greater of (I) 20.00% of Closing Date EBITDA (i.e. $29,000,000) and (II) 20.00% of LTM Consolidated Adjusted EBITDA as of the date of the Disposition, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(iii) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition

(this clause (j), the “General Asset Sale Basket”);

(k) Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions or discounts of accounts receivable and related assets in connection with the collection, compromise or factoring thereof;

(m) Dispositions (including issuances or sales) of Equity Interests in, or Indebtedness owing to, or of other securities of, an Unrestricted Subsidiary (other than any Unrestricted Subsidiaries all or substantially all of the assets of which consist of cash or Cash Equivalents received from an Investment by the Borrower and/or any Restricted Subsidiary into it);

(n) Dispositions to the extent of any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of the Restricted Subsidiaries to the extent allowable under Section 1031 of the Code (or comparable or successor provision);

(o) Dispositions in connection with the unwinding of any Hedge Agreement;

(p) Dispositions by the Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of a facility in the ordinary course of business of the Borrower and its Restricted Subsidiaries, which consist of fee or leasehold interests in the premises of such facility, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such facility; provided that as to each and all such sales and closings, (i) no Event of Default shall result therefrom and (ii) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s-length transaction;

(q) Dispositions (including bulk sales) of the inventory of a Loan Party not in the ordinary course of business in connection with facility closings, at arm’s length;

(r) Disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing; provided that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(s) the lapse, abandonment or discontinuance of the use or maintenance of any Intellectual Property if previously determined by the Borrower or any Restricted Subsidiary in its reasonable business judgment that such lapse, abandonment or discontinuance is desirable in the conduct of its business;

(t) Disposition of any property or asset with a fair market value not to exceed $5,000,000, with respect to any transaction;

(u) Disposition of assets acquired in a Permitted Acquisition or other Investment permitted hereunder that the Borrower determines will not be used or useful in the business of the Borrower and its Subsidiaries; and

(v) Disposition of the real property, improvements, fixtures and related assets comprising the assembly, test and finish manufacturing facility of Allegro Microsystems (Thailand) Co., located in Saraburi, Thailand (the “AMTC Facility”); and

(w) Dispositions of Excluded Assets by Non-Loan Parties and Dispositions of Excluded Assets by Loan Parties for fair market value.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, and without limiting the provisions of Section 9.11 the Administrative Agent shall be authorized to, and shall, take any actions reasonably requested by the Borrower in order to effect the foregoing (and the Lenders hereby authorize and direct the Administrative Agent to conclusively rely on any such certification by the Borrower in performing its obligations under this sentence).

Section 7.06 Restricted Payments. Make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to any other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower or any such other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary ratably according to their relative ownership interests of the relevant class of Equity Interests or as otherwise required by the applicable Organization Documents);

(b) the Borrower and each of the Restricted Subsidiaries may declare and make Restricted Payments payable in the form of Equity Interests (other than Disqualified Equity Interests not otherwise permitted to be incurred under Section 7.03) of such Person;

(c) Restricted Payments consisting of the Specified Distribution;

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(o)), 7.04 (other than a merger or consolidation involving the Borrower) or 7.07 (other than Section 7.07(a), (j) or (k));

(e) [Reserved];

(f) Restricted Payments of Equity Interests in, Indebtedness owing from and/or other securities of or Investments in, any Unrestricted Subsidiaries (other than any Unrestricted Subsidiaries all or substantially all of the assets of which consist of cash or Cash Equivalents received from an Investment by the Borrower and/or any Restricted Subsidiary into it);

(g) the Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower held by any Management Stockholder, including pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement (including any separation, stock subscription, shareholder or partnership agreement) with any employee, director, consultant or distributor of the Borrower or any of its Subsidiaries; provided, the aggregate Restricted Payments made pursuant to this Section 7.06(g) after the Closing Date shall not exceed:

(i) an amount not to exceed 10.00% of Closing Date EBITDA (i.e. $14,500,000) in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years; plus

(ii) an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Closing Date; plus

(iii) to the extent contributed in cash to the common Equity Interests of the Borrower and Not Otherwise Applied, the proceeds from the sale of Equity Interests (other than any Specified Equity Contribution) of the Borrower to a Person that is or becomes a Management Stockholder that occurs after the Closing Date; plus

(iv) the amount of any cash bonuses or other compensation otherwise payable to any future, present or former Company Person that are foregone in return for the receipt of Equity Interests of Borrower or any Restricted Subsidiary; plus

(v) payments made in respect of withholding or other similar Taxes or purchase price payable upon vesting, settlement, repurchase, retirement or other acquisition or retirement of Equity Interests of the Borrower or its Subsidiaries or otherwise pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement; plus

(vi) in connection with a Qualifying IPO (whether or not consummated), additional Restricted Payments in accordance with the terms of each Repurchase Agreement with a Company Person;

(h) if the Borrower is included in (but not the common parent of) a consolidated, combined, unitary or other similar group for Tax purposes that files Tax returns on a group basis, then the Borrower may make Restricted Payments to the common parent of such group in amounts not to exceed the Taxes that are payable by such common parent with respect to such group, to the extent such Taxes are attributable to the Borrower and the Borrower’s Subsidiaries; provided that any such distributions attributable to tax liability in respect of the income of an Unrestricted Subsidiary shall be permitted pursuant to this clause (h) solely to the extent (A) of the amount of dividends or distributions actually received from such Unrestricted Subsidiary by the Borrower or its Restricted Subsidiaries or (B) the amount thereof is treated by the Borrower as a corresponding Investment in such Unrestricted Subsidiary (with such amount constituting utilization of the relevant basket or exception under Section 7.02 pursuant to which such amount is permitted);

(i) Restricted Payments (i) made in connection with the payment of cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition or other transaction permitted by the Loan Documents or (ii) to honor any conversion request by a holder of convertible Indebtedness and to make cash payments in lieu of fractional shares in connection therewith;

(j) the declaration and payment of dividends on the Borrower’s common stock following the consummation of a Qualifying IPO in an amount not to exceed the greater of (A) 6% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8, and (B) an amount equal to 6% of the Market Capitalization as of the close of business on the trading day immediately prior to the date such Restricted Payment is declared;

(k) repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options or the vesting of any equity awards;

(l) payments or distributions to satisfy dissenters rights (including in connection with or as a result of the exercise of appraisal rights and the settlement of any claims or actions, whether actual, contingent or potential) pursuant to or in connection with a merger, consolidation, transfer of assets or other transaction permitted by the Loan Documents;

(m) payments or distributions of a Restricted Payment within 60 days after the date of declaration thereof if at the date of declaration such Restricted Payment would have been permitted hereunder;

(n) Restricted Payments (not consisting of cash or Cash Equivalents) made in lieu of fees or expenses (including by way of discount), in each case in connection with any receivables financing (including any Qualified Securitization Financing) permitted under Section 6.01;

(o) the Borrower may (i) redeem, repurchase, retire or otherwise acquire in whole or in part any Equity Interests of the Borrower or any Restricted Subsidiary (“Treasury Equity Interests”), in exchange for, or with the proceeds (to the extent contributed to the Borrower substantially concurrently) of the sale or issuance (other than to the Borrower or any Restricted Subsidiary) of, other Equity Interests or rights to acquire its Equity Interests (“Refunding Equity Interests”) and (ii) declare and pay dividends on any Treasury Equity Interests out of any such proceeds;

(p) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests);

(q) Restricted Payments constituting or otherwise made in connection with or relating to any Permitted Reorganization; provided that if immediately after giving Pro Forma Effect to any such Permitted Reorganization and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by the Borrower or another Restricted Subsidiary (or any entity ceases to be a Restricted Subsidiary), the applicable portion of such Restricted Payment must be otherwise permitted under another provision of this Section 7.06 (and constitute utilization of such other Restricted Payment exception or capacity);

(r) Restricted Payments; provided that the Total Net Leverage Ratio (after giving Pro Forma Effect to such Restricted Payment) for the Test Period immediately preceding the making of such Restricted Payment shall be less than or equal to the Closing Date Total Net Leverage Ratio less 0.50 to 1.00; provided that no Event of Default has occurred or is continuing or would result therefrom; and

(s) the Borrower may make Restricted Payments in an aggregate amount not to exceed the sum of,

(i) the Available Amount as in effect immediately prior to the time of such Restricted Payment; provided that, no Specified Event of Default shall have occurred or result therefrom, except to the extent funded exclusively with the proceeds of equity contributions or proceeds; and

(ii) an amount equal to the greater of (A) 30.00% of Closing Date EBITDA (i.e. $43,500,000) and (B) 30.00% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination.

The amount set forth in Section 7.06(s)(i) may, in lieu of Restricted Payments, be utilized by the Borrower or any Restricted Subsidiary to (i) make or hold any Investments without regard to Section 7.02 or (ii) prepay, repay redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Junior Financing without regard to Section 7.09(a).

The amount of any Restricted Payment at any time shall be the amount of cash and the fair market value of other property subject to the Restricted Payment at the time such Restricted Payment is made. For purposes of determining compliance with this Section 7.06, in the event that any Restricted Payment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of such Restricted Payment is made, divide, classify or reclassify, or at any later time divide, classify, or reclassify (as if incurred at such time), such Restricted Payment (or any portion thereof) in any manner that complies with this covenant on the date such Restricted Payment is made or such later time, as applicable.

Section 7.07 Transactions with Affiliates. Enter into any transaction of any kind with any

Affiliate of the Borrower, other than:

(a) transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined by the Borrower in good faith);

(c) the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions on or about the Closing Date to the extent such fees and expenses are disclosed to the Administrative Agent prior to the Closing Date;

(d) the issuance or transfer of Equity Interests of the Borrower to any Affiliate of the Borrower or any former, current or future officer, director, manager, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any of its Subsidiaries;

(e) [reserved];

(f) (i) employment and severance arrangements and confidentiality agreements among the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (ii) transactions pursuant to stock option, profits interest and other equity plans and employee benefit plans and arrangements and (iii) the entry into and performance of Repurchase Agreements with any Company Person, provided that the transactions contemplated by all such Repurchase Agreements are permitted by Section 7.06(g)(vi);

(g) the non-exclusive licensing of trademarks, copyrights or other Intellectual Property in the ordinary course of business to permit the commercial exploitation of Intellectual Property between or among Affiliates and Subsidiaries of the Borrower and the exclusive licensing of trademarks, copyrights or other Intellectual Property pursuant to (i) Joint Venture agreements and (ii) the CrivaSense JV Documents;

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(i) any agreement, instrument or arrangement as in effect as of the Closing Date or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date);

(j) Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02;

(k) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, customary payments by the Borrower and any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the members of the Board of Directors of the Borrower in good faith or a majority of the disinterested members of the Board of Directors of the Borrower in good faith; provided that payments that would otherwise be permitted to be made under this Section 7.07(k) but for a Specified Event of Default may accrue during the continuance of such Event of Default and be paid when such Event of Default is no longer continuing;

(l) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.07 (without giving effect to the parenthetical phrase at the end thereof);

(m) any transaction with consideration valued at less than an amount equal to the greater of (a) 7.50% of Closing Date EBITDA (i.e. $11,000,000) and (b) 7.50% of LTM Consolidated Adjusted EBITDA as of the applicable date of measurement;

(n) investments by a Sponsor in Indebtedness or Debt Securities of the Borrower or any of the Restricted Subsidiaries as long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) any such investment constitutes not more than 25.0% of the proposed or outstanding issue amount of such class of Indebtedness or Debt Securities, as applicable; provided, that any investments in Indebtedness or Debt Securities by any Affiliated Debt Funds shall not be subject to the limitation in this subclause (ii);

(o) payments to or from, and transactions with, Joint Ventures and Unrestricted Subsidiaries that are not otherwise prohibited;

(p) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing;

(q) transactions with shareholders of the Borrower pursuant to, or in connection with (including costs and expenses related thereto), any stockholders agreement, any registration rights agreement, any voting agreement or any other agreement or arrangement similar to any of the foregoing;

(r) [reserved];

(s) transactions between the Borrower or any of the Restricted Subsidiaries and any other Person, a director of which is also a director of the Borrower or any Restricted Subsidiary; provided however, that (i) such director abstains from voting as a director of the Borrower or such Restricted Subsidiary on any matter involving such other Person and (ii) such Person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(t) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the disinterested members of the Board of Directors of the Borrower in good faith, (ii) made in compliance with applicable Law and (iii) otherwise permitted under this Agreement;

(u) transactions with any Affiliate in such Affiliate’s capacity as a Lender party to any Loan Document or party to any agreement, document or instrument governing or relating to any Indebtedness permitted to be incurred pursuant to Section 7.03 (including Permitted Refinancings thereof) to the extent such Affiliate is being treated no more favorably than all other Lenders or lenders thereunder; and

(v) transactions with Sanken and its subsidiaries (including PSL) including but not limited to, (A) sale of products to, sale of products by, the sale of products for, and/or purchase of in-process products from, Sanken and its subsidiaries (including PSL) (and which may include take-or-pay contracts), (B) non-exclusive development, licensing and royalty-sharing agreements with respect to Intellectual Property, (C) transactions pursuant to the Wafer Foundry Agreement with PSL, (D) transactions pursuant to the Transition Services Agreement and Amended and Restated Transfer Pricing Agreement related to the divestiture of PSL by the Borrower, (E) the consolidated and restructured loan agreement and related note payable from PSL to the Borrower, (F) the ownership of a minority equity interest in PSL and transactions pursuant to the PSL limited liability company agreement, (G) secondments and similar sharing of employees, (H) real property leases and subleases, and (I) the guaranty by Sanken of certain debt obligations of the Borrower and its subsidiaries, and in each case in the ordinary course of business;

Section 7.08 Negative Pledge. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits any Restricted Subsidiary (i) that is not a Loan Party, to pay dividends or distributions to (directly or indirectly), or to make or repay loans or advances to, any Loan Party or (ii) to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders to secure the Obligations under the Loan Documents (other than Incremental Facilities that are not intended to be secured on a first lien basis);

provided that the foregoing shall not apply to Contractual Obligations that:

(a) (i) exist on the Closing Date, including Contractual Obligations governing Indebtedness incurred on the Closing Date to finance the Transactions and any Permitted Refinancing thereof or other Contractual Obligations executed on the Closing Date in connection with the Transactions;

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary or binding with respect to any asset at the time such asset was acquired;

(c) are Contractual Obligations of a Restricted Subsidiary that is not a Loan Party or to the extent applicable only to Excluded Assets;

(d) are customary restrictions that arise in connection with (A) any Lien permitted by Section 7.01 and relate to the property subject to such Lien or (B) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets (including Equity Interests) subject to such Disposition;

(e) are joint venture agreements and other similar agreements applicable to Joint Ventures and applicable solely to such Joint Venture;

(f) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of or that secures such Indebtedness and the proceeds and products thereof;

(g) are customary restrictions in leases, subleases, licenses, sublicenses or agreements governing a disposition of assets, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business so long as such restrictions relate to the assets subject thereto;

(h) comprise customary restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03;

(i) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(j) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(k) are restrictions on cash or other deposits imposed by customers or trade counterparties under contracts entered into in the ordinary course of business;

(l) arise in connection with cash or other deposits permitted under Section 7.01;

(m) comprise restrictions that are, taken as a whole, in the good faith judgment of the Borrower (i) no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type or (ii) no more restrictive than the restrictions contained in this Agreement, or not reasonably anticipated to materially and adversely affect the Loan Parties’ ability to make any payments required hereunder;

(n) apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Borrower or any Restricted Subsidiary;

(o) restrictions on the granting of a security interest in Intellectual Property contained in licenses, sublicenses or cross-licenses by the Borrower or any Restricted Subsidiary of such Intellectual Property, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business;

(p) Contractual Obligations that are subject to the applicable override provisions of the UCC;

(q) customary provisions (including provisions limiting the Disposition, distribution or encumbrance of assets or property) included in sale leaseback agreements or other similar agreements;

(r) net worth provisions contained in agreements entered into by the Borrower or any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower or such Restricted Subsidiary to meet its ongoing obligations;

(s) restrictions arising in any agreement relating to (i) any Cash Management Obligation to the extent such restrictions relate solely to the cash, bank accounts or other assets or activities subject to the applicable Cash Management Services, (ii) any treasury arrangements and (iii) any Hedge Agreement; and

(t) other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith determination of the Borrower, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 7.09 Junior Debt Prepayments; Amendments to Junior Financing Documents.

(a) Prepayments of Junior Financing. Prepay, repay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Junior Financing (any such prepayment, repayment, redemption, purchase, defeasance or satisfaction, a “Junior Debt Repayment”), except:

(i) Junior Debt Repayments with the proceeds of, or in exchange for, any (A) Permitted Refinancing or (B) other Junior Financing;

(ii) Junior Debt Repayments (A) made with Qualified Equity Interests of the Borrower, with the proceeds of an issuance of any such Equity Interests or with the proceeds of a contribution to the capital of the Borrower after the Closing Date (other than any Specified Equity Contribution) that is Not Otherwise Applied or (B) consisting of the conversion of any Junior Financing to Equity Interests;

(iii) Junior Debt Repayments of Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or a Restricted Subsidiary;

(iv) Junior Debt Repayments of Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date and existing at the time such Person becomes a Restricted Subsidiary (and not incurred in contemplation of such Person becoming a Restricted Subsidiary) in connection with a transaction not prohibited by the Loan Documents;

(v) Junior Debt Repayments within 60 days of giving notice thereof if at the date of such notice, such payment would have been permitted hereunder;

(vi) Junior Debt Repayments consisting of the payment of regularly scheduled interest and principal payments, mandatory prepayments or redemptions, and payments of fees (including closing or consent fees in connection with any amendment or waiver thereof), expenses, penalty interest and indemnification obligations, in each case as and when due, but subject to any applicable subordination provisions;

(vii) Junior Debt Repayments consisting of a payment to avoid the application of Section 163(e)(5) of the Code (i.e., an “AHYDO catch-up payment”);

(viii) Junior Debt Repayments; provided that the Total Net Leverage Ratio (after giving Pro Forma Effect to such Junior Debt Repayment) for the Test Period immediately preceding the making of such Junior Debt Repayment shall be less than or equal to the Closing Date Total Net Leverage Ratio less 0.25 to 1.00; provided that no Event of Default has occurred or is continuing or would result therefrom; and

(ix) Junior Debt Repayments in an aggregate amount not to exceed the sum of:

(A) the Available Amount at such time; provided that, no Specified Event of Default shall have occurred or result therefrom, except to the extent funded exclusively with the proceeds of equity contributions or proceeds; and

(B) an amount equal to the greater of (I) 30.00% of Closing Date EBITDA (i.e. $43,500,000) and (II) 30.00% of LTM Consolidated Adjusted EBITDA of the Borrower as of the applicable date of determination.

provided however, that each of the following shall be permitted: payments of regularly scheduled principal and interest on Junior Financing, payments of closing and consent fees related to Junior Financing, indemnity and expense reimbursement payments in connection with Junior Financing, and mandatory prepayments, mandatory redemptions and mandatory purchases, in each case pursuant to the terms of Junior Financing Documentation.

The amount set forth in Section 7.09(a)(ix)(I) may, in lieu of Junior Debt Repayments be utilized by the Borrower or any Restricted Subsidiary to make or hold any Investments without regard to Section 7.02.

The amount of any Junior Debt Repayment at any time shall be the amount of cash and the fair market value of other property used to make the Junior Debt Repayment at the time such Junior Debt Repayment is made. For purposes of determining compliance with this Section 7.09(a), in the event that any prepayment, repayment, redemption, purchase, defeasance or satisfaction (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of such prepayment, repayment, redemption, purchase, defeasance or satisfaction is made, divide, classify, or reclassify, or at any later time divide, classify or reclassify (as if incurred at such time), such prepayment, repayment, redemption, purchase, defeasance or satisfaction (or any portion thereof) in any manner that complies with this covenant on the date it was made or such later time, as applicable.

(b) Amendments to Junior Financing Documents. Amend, modify or change in any manner without the consent of the Administrative Agent, any Junior Financing Documentation unless the Borrower determines in good faith that the effect of such amendment, modification or waiver is not, taken as a whole, materially adverse to the interests of the Lenders, in each case, other than as a result of a Permitted Refinancing thereof; provided that, in each case, a certificate of the Borrower delivered to the Administrative Agent at least five Business Days prior to such amendment or other modification, together with a reasonably detailed description of such amendment or modification, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy such foregoing requirement shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

Section 7.10 Financial Covenant.

(a) Springing First Lien Net Leverage Ratio. Commencing with the Test Period ending on the last day of the second full fiscal quarter ended after the Closing Date, the Borrower shall not permit the First Lien Net Leverage Ratio on the last day of each Test Period to be greater than 4.00 to 1.00 if the aggregate outstanding principal amount of Revolving Loans and Letters of Credit (but excluding undrawn amounts under any Letters of Credit and Letters of Credit that have been Cash Collateralized) exceeds (or exceeded) 35% of the then outstanding Revolving Commitments in effect on such date. To the extent required to be tested with respect to any Test Period pursuant to the preceding sentence, compliance with this Section 7.10(a) shall be tested on the date that the Compliance Certificate for the applicable Test Period is required to be delivered pursuant to Section 6.02(a) and not prior to such date.

(b) Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 7.10(a), in the event that the First Lien Net Leverage Ratio is greater than the amount set forth in Section 7.10(a) on the last day of any applicable Test Period, the proceeds of any equity contribution made to the Borrower and the proceeds of any issuance by the Borrower of its Equity Interests (in the form of Qualified Equity Interests) of the Borrower having terms acceptable to the Administrative Agent in its sole discretion (such Equity Interests, “Cure Security”), in each case, received after the first day of such Test Period and on or prior to the day that is 15 Business Days after the day on which financial statements are required to be delivered for such Test Period and Not Otherwise Applied (such date, the “Cure Expiration Date”) will, at the request of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the financial covenant set forth in Section 7.10(a) at the end of such Test Period and any subsequent period that includes a fiscal quarter in such Test Period (any such equity contribution, a “Specified Equity Contribution”); provided that,

(i) no Revolving Lender shall be required to make any new extension of credit under a Loan Document, and no Issuing Banks shall be required to issue, increase the face amount of, or extend any Letter of Credit, during the 15 Business Day period referred to above if the Borrower has not received the proceeds of such Specified Equity Contribution prior to or concurrently with such extension;

(ii) the Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated Adjusted EBITDA with respect to any fiscal quarter unless, after giving effect to such requested Specified Equity Contribution, there would be at least two fiscal quarters in the Relevant Four Fiscal Quarter Period in which no Specified Equity Contribution has been made;

(iii) no more than five Specified Equity Contributions will be made in the aggregate, and there shall be no requirement to prepay any Indebtedness with the proceeds of Specified Equity Contributions;

(iv) the amount of any Specified Equity Contribution will be no greater than the minimum amount required to cause the Borrower to be in compliance with the Financial Covenant set forth in this Section 7.10(a);

(v) any proceeds of Specified Equity Contributions will be disregarded for all other purposes under the Loan Documents (including calculating Consolidated Adjusted EBITDA for purposes of determining leverage-based basket levels, pricing and other items governed by reference to Consolidated Adjusted EBITDA and for purposes of the Restricted Payments covenant in Section 7.06 and the other negative covenants); and

(vi) there shall be no reduction in Indebtedness pursuant to a cash netting provision with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the financial covenant set forth in Section 7.10(a) for the fiscal quarter for which such Specified Equity Contribution was made.

Section 7.11 Change in Nature of Business. Engage in material lines of business that are substantially inconsistent with those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and lines of business that are reasonably similar, corollary, ancillary, incidental, synergistic, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date, in each case as determined by the Borrower in good faith.

Section 7.12 Change in Fiscal Year. Change its fiscal year or method of determining Fiscal Quarters or fiscal months; provided, that (x) on its acquisition or Subsidiary Redesignation, any Restricted Subsidiary may change its fiscal year or method of determining fiscal quarters or fiscal months to match the fiscal year, fiscal quarter and fiscal months of the Borrower and its other Restricted Subsidiaries and (y) the Borrower may, with the consent of Administrative Agent, change its fiscal fear to any other fiscal year reasonably acceptable to Administrative Agent.

Section 7.13 Change in Organizational Documents. Change, or permit any of its Restricted Subsidiaries to, amend, modify or alter, or permit to be amended, modified or altered any Loan Party’s Organizational Documents to the extent the same be materially adverse to the interests of Administrative Agent and the Lenders, taken as a whole, in their capacities as such (as reasonably determined by the Borrower in good faith).

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Each of the events referred to in clauses (a) through (k) of this Section 8.01 constitutes an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid pursuant to the terms of this Agreement, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan or any fee payable pursuant to the terms of a Loan Document; or

(b) Specific Covenants. The Borrower or any Subsidiary Guarantor fails to perform or observe any covenant contained in Section 6.03(a), Section 6.05(a) (solely with respect to the Borrower) or Article VII;

(c) Other Defaults. The Borrower or any Subsidiary Guarantor fails to perform or observe any other covenant (not specified in Section 8.01(a) or Section 8.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by any Loan Party in any Loan Document, or in any document required to be delivered pursuant to the terms of a Loan Document shall be untrue in any material respect (or, with respect to any representation or warranty qualified by materiality or “Material Adverse Effect,” shall be untrue in any respect) when made or deemed made; and such representation or warranty shall remain untrue (in any material respect or in any respect, as applicable) or uncorrected for a period of thirty days after written notice thereof from the

Administrative Agent to the Borrower; provided that any purported breach of a representation or warranty relating to a matter described in Section 8.01(h) or Section 8.01(i) shall not result in a Default or an Event of Default under this Section 8.01(d) unless such purported breach of representation and warranty also constitutes an Event of Default under Section 8.01(h) or Section 8.01(i), as applicable; or

(e) Cross-Default. The Borrower or any Subsidiary Guarantor or any Restricted Subsidiary:

(i) fails to make any payment of any principal or interest beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of its Material Indebtedness; or

(ii) fails to perform or observe any covenant contained in an agreement governing its Material Indebtedness, or any other event occurs, the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity, in each case pursuant to its terms;

provided that (A) this Section 8.01(e) shall not apply to any failure if it has been remedied, cured or waived in accordance with the terms of such Material Indebtedness and (B) Section 8.01(e)(ii) shall not apply (1) to any secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness; (2) to the failure to observe or perform any covenant that requires compliance with any measurement of financial or operational performance (including any leverage, interest coverage or fixed charge ratio or any minimum net income, EBITDA or net worth test, a “Financial Covenant”) unless and until the holders of such Indebtedness have terminated all commitments (if any) and accelerated all obligations with respect thereto; (3) to the conversion of, or the satisfaction of any condition to the conversion of, any Indebtedness that is convertible or exchangeable for Equity Interests; or (4) to a customary “change of control” put right in any indenture governing any such Indebtedness in the form of Debt Securities; or

(f) Insolvency Proceedings, Etc. (i) Any Material Restricted Entity (A) institutes or consents to the institution of any proceeding under any Debtor Relief Law, (B) makes an assignment for the benefit of creditors or (C) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed for a Material Restricted Entity without the application or consent of such Material Restricted Entity and the appointment continues undischarged or unstayed for sixty calendar days; (iii) any proceeding under any Debtor Relief Law relating to a Material Restricted Entity is instituted without the consent of such Material Restricted Entity and continues undismissed or unstayed for sixty calendar days; or (iv) an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against any Material Restricted Entity a final, enforceable and non-appealable judgment by a court of competent jurisdiction for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance or another indemnity obligation) and such judgment or order is not satisfied, vacated, discharged or stayed or bonded for a period of sixty consecutive days; or

(h) Invalidity of Loan Documents. Any material provision of the Loan Documents, taken as a whole, at any time after their execution and delivery and for any reason cease to be in full force and effect, except (i) as permitted by, or as a result of a transaction permitted by, the Loan Documents (including as a result of a transaction permitted under Section 7.04 or Section 7.05), (ii) as a result of the satisfaction of the Obligations or Termination Conditions or (iii) resulting from acts or omissions of a Secured Party or the application of applicable law; or

(i) Collateral Documents and Guaranty. Any:

(i) Collateral Document with respect to a material portion of the Collateral after its execution and delivery shall for any reason cease to create a valid and perfected Lien, except (A) as otherwise permitted by, or as a result of a transaction not prohibited by, the Loan Documents, (B) resulting from the failure of the Administrative Agent or the Collateral Agent or any of their agents or bailees to maintain possession or control of Collateral, (C) resulting from the making of a filing, or the failure to make a filing, under the Uniform Commercial Code or other applicable law, (D) as to Collateral consisting of real property to the extent that (1) such losses are covered by a lender’s title insurance policy or (2) a deficiency arose through no fault of a Loan Party and such deficiency is corrected with reasonable diligence upon obtaining actual knowledge thereof (other than any deficiency resulting from a failure to be or remain perfected or the existence of any intervening Lien or security interest) or (E) resulting from acts or omissions of a Secured Party; or

(ii) Guaranty with respect to a Guarantor that is a Material Subsidiary shall for any reason cease to be in full force and effect, except (A) as otherwise permitted by, or as a result of a transaction not prohibited by, the Loan Documents, (B) upon the satisfaction in full of the Obligations or Termination Conditions, (C) upon the release of such Guarantor as provided for under the Loan Document or in accordance with its terms or (D) resulting from acts or omissions of a Secured Party; or

(j) ERISA. An ERISA Event shall have occurred and be continuous that, when taken alone or together with all other ERISA Events, has resulted or would reasonably be expected to result in a Material Adverse Effect; or

(k) Change of Control. There occurs any Change of Control.

Section 8.02 Remedies upon Event of Default.

(a) General. Except as otherwise provided in Section 8.02(c) below, if (and only if) any Event of Default occurs and is continuing, the Administrative Agent may, and shall at the request of the Required Lenders, take any or all of the following actions upon written notice to the Borrower:

(i) declare the Commitments of each Lender and the obligation of each Issuing Bank to issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest and premium accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each Guarantor;

(iii) require that the Borrower Cash Collateralize its Letters of Credit (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit); and

(iv) exercise on behalf of itself, the Issuing Banks and the Lenders all rights and remedies available to it, the Issuing Banks and the Lenders under the Loan Documents and/or under applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the Commitments of each Lender and the obligations of each Issuing Bank to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b) [Reserved].

(c) Limitations on Remedies; Cures.

(i) [Reserved].

(ii) Financial Covenant. Notwithstanding anything to the contrary in any Loan Document, if the Borrower fails to comply with Section 7.10(a):

(A) commencing on the date that the Administrative Agent receives a Notice of Intent to Cure, such failure shall not result in a Default or Event of Default until the Cure Expiration Date and then only to the extent not cured pursuant to Section 7.10(b);

(B) commencing on the date that the Administrative Agent receives a Notice of Intent to Cure, the Revolving Lenders, the Required Lenders and the Administrative Agent, as applicable, may not take any other actions set forth in Section 8.02(a) or (b) until after the Cure Expiration Date and then only to the extent a cure has not been effected pursuant to Section 7.10(b); and

(C) no Lender or Issuing Bank, as applicable, shall have any obligation to fund any Loans hereunder or any participations in respect of Letters of Credit or issue any Letters of Credit, as applicable, unless and until a cure has been effected pursuant to Section 7.10(b).

(iii) Continuing Defaults. Any Default or Event of Default resulting from or arising in connection with a failure to provide notice pursuant to Section 6.03(a), to deliver financial statements, certificates or other information pursuant to Section 6.01 or Section 6.02, or to take any other action required by Article VI or any other provision of a Loan Document shall be deemed not to be “continuing” or “existing” and shall be deemed cured upon delivery of such notice, financial statement, certificate or other information or the taking of such action (without, for the avoidance of doubt, giving effect to any deadline or temporal limitation applicable to such action); provided that the foregoing shall not apply (A) to the willful failure to provide notice pursuant to Section 6.03(a) or (B) following the acceleration of the Obligations pursuant to Section 8.02(a)(ii). Any Default or Event of Default resulting from or arising in connection with the taking of any action or the consummation of any transaction that is, in either case, prohibited by Article VII or any other provision of a Loan Document shall be deemed not to be “continuing” or “existing” and shall be deemed cured upon a Loan Party remedying (or causing to be remedied) such action or upon the unwinding of such transaction; provided that the foregoing shall not apply following the acceleration of the Obligations pursuant to Section 8.02(a)(ii). Notwithstanding anything to the contrary in this Section 8.02(c)(iii), an Event of Default (the “Initial Default”) may not be cured pursuant to this Section 8.02(c)(iii):

(A) if the action to cure is not permitted during the continuance of an Event of Default and the applicable Loan Party or Subsidiary had actual knowledge at the time of taking any such action to cure that the Initial Default had occurred and was continuing, or

(B) in the case of an Event of Default under Section 8.01(h) or Section 8.01(i) that directly results in material impairment of the rights and remedies of the Lenders, Collateral Agent and Administrative Agent under the Loan Documents and such material impairment is incapable of being cured.

(iv) Administrative Agent Notice. Upon, or prior to, taking any of the actions set forth in Section 8.02(a) or (b), the Administrative Agent shall, on behalf of the Required Lenders deliver a notice of Default, Event of Default or acceleration, as applicable, to the Borrower.

For the avoidance of doubt, unless a Default or an Event of Default has occurred and is continuing, the Administrative Agent (and each other Secured Party) agrees that it shall not take any of the actions described in this Section 8.02 or bring any other action or proceeding under the Loan Documents or with respect to the Obligations.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02(a)), any amounts received on account of the Obligations shall, subject to the Intercreditor Agreements, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

Next, to payment in full of Unfunded Advances/Participations payable to the Administrative Agent and the Issuing Banks pro rata in accordance with the amounts of Unfunded Advances/Participations owed on the date of any such distribution);

Next, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit fees, Obligations under Secured Hedge Agreements and Cash Management Obligations) payable to the Lenders and the Issuing Banks (including Attorney Costs payable under Section 10.04 and amounts payable under Article III) ratably among them in proportion to the amounts described in this clause Third payable to them;

Next, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and Letter of Credit Usage, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause held by them;

Next, (a) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Letter of Credit Usage and the Obligations under Secured Hedge Agreements and Cash Management Obligations and (b) to Cash Collateralize Letters of Credit (to the extent not otherwise Cash Collateralized pursuant to the terms of this Agreement) (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) and to further permanently reduce the Revolving Commitments by the amount of such Cash Collateralization ratably among the Secured

Parties in proportion to the respective amounts described in this clause held by them; provided (i) any such amounts applied pursuant to the foregoing subclause (b) shall be paid to the Administrative Agent for the ratable account of the Issuing Banks to Cash Collateralize such Letters of Credit, (ii) subject to Sections 2.04 and 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause Fifth shall be applied to satisfy drawings under such Letters of Credit as they occur and (c) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 8.03; provided further that Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03;

Next, to the payment of all other Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01 Appointment and Authority of the Administrative Agent.

(a) Each Lender hereby irrevocably appoints Mizuho Bank, Ltd. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Section 9.09 and Section 9.11) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Loan Party shall have any rights as a third party beneficiary of any such provision. Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and the definition of “Agent-Related Person” included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided herein with respect to each Issuing Bank.

(b) Mizuho Bank, Ltd. shall irrevocably act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and/or Cash Management Bank) and each of the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 and Section 9.12 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral

Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders and each other Secured Party hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreements), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and each other Secured Party.

Section 9.02 Rights as a Lender. Any Lender that is also serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers (and no additional duties or obligations) in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Lender (if any) serving as an Agent hereunder in its individual capacity. Any Person serving as an Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

Section 9.03 Exculpatory Provisions. None of the Administrative Agent, any of the other Agents, any of their respective Affiliates, nor any of the officers, partners, directors, employees or agents of the foregoing shall have any duties or obligations to the Lenders except those expressly set forth in the Loan Documents.

Without limiting the generality of the foregoing, an Agent (including the Administrative Agent) or any of their respective officers, partners, directors, employees or agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary actions and powers expressly contemplated by the Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that, notwithstanding any direction by the Required Lenders to the contrary, no Agent shall be required to take any such discretionary action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity; and

(d) shall not be liable to the Lenders for any action taken or omitted to be taken under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or the Required Lenders in writing.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report, statement or agreement or other document delivered pursuant to a Loan Document thereunder or in connection with a Loan Document or referred to or provided for in, or received by the Administrative Agent under or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in a Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (b) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 9.04 Reliance by the Agents. The Agents shall be entitled to rely upon, and shall not incur any liability to any Lender for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable to any Lender for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent shall be fully justified in failing or refusing to take any discretionary action under any Loan Document for the benefit of the Lenders unless it shall first receive such advice or concurrence of the Required Lenders and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in taking any discretionary action, or in refraining from taking any discretionary action for the benefit of the Lenders, under any Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Agents shall not be required to take any discretionary action that, in their opinion or in the opinion of their counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law. Notwithstanding the foregoing, the Administrative Agent and the Collateral Agent shall not act (or refrain from acting, as applicable) upon any direction from the Required Lenders (or other requisite percentage of Lenders) that would cause the Administrative Agent to be in breach of any express term or provision of this Agreement. The Lenders and each other Secured Party agree not to instruct the Administrative Agent, Collateral Agent or any other Agent to take any action, or refrain from taking any action, that would, in each case, cause it to violate an express duty or obligation under this Agreement.

Section 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Agent-Related Persons of the Agents and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents. Notwithstanding anything herein to the contrary, with respect to each sub agent appointed by an Agent, (i) such sub agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub agent, and (iii) such sub agent shall only have obligations to the Agent that appointed it as sub agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub agent. Each Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 9.06 Non-Reliance on Agents and Other Lenders; Disclosure of Information by Agents.

(a) Each Lender and Issuing Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and each Issuing Bank represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender and Issuing Bank also represents that it will, independently and without reliance upon any Agent, any other Lender or any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Revolving Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

(c) Each Lender acknowledges that certain Affiliates of the Loan Parties, including the Sponsors or entities controlled by the Sponsors, are Eligible Assignees hereunder and may purchase Loans and/or Commitments hereunder from the Lenders from time to time, subject to the restrictions set forth in this Agreement.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent, each Agent, each Issuing Bank and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of any Agent or any Issuing Bank, as applicable) (without limiting any indemnification obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent, each Agent, each Issuing Bank and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of any Agent or each Issuing Bank) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided that, no action taken in accordance with the terms of a Loan Document or in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. If any indemnity furnished to any Agent or any Issuing Bank for any purpose shall, in the opinion of such Agent or such Issuing Bank, be insufficient or become impaired, such Agent or such Issuing Bank may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent or any Issuing Bank against any Indemnified Liabilities in excess of such Lender’s pro rata share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent or any Issuing Bank against any Indemnified Liabilities described in the first proviso in the immediately preceding sentence. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent and each Issuing Bank upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent or such Issuing Bank in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent or such Issuing Bank is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto; provided further that the failure of any Lender to indemnify or reimburse such Agent or such Issuing Bank shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent, Collateral Agent, any Issuing Bank and other Agents.

Section 9.08 No Other Duties; Other Agents, Lead Arranger, Managers, Etc. Mizuho Bank, Ltd. is hereby appointed as Lead Arranger hereunder, and each Lender hereby authorizes Mizuho Bank, Ltd. to act as Lead Arranger in accordance with the terms hereof and the other Loan Documents.

Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. Anything herein to the contrary notwithstanding, none of the Lead Arranger or the other Agents listed on the cover page hereof (or any of their respective Affiliates) shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except (a) in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder and (b) as provided in Section 10.01(d), and such Persons shall have the benefit of this Article IX. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, the Borrower or any of its Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. Any Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and Borrower.

Section 9.09 Resignation of Administrative Agent or Collateral Agent. The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), at all times other than during the existence of a Specified Event of Default, to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), at all times other than during the existence of a Specified Event of Default; provided that if the Administrative Agent or Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed) and (b)

except for any indemnity payments or other amounts owed to the retiring or retired Administrative Agents, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), at all times other than during the existence of a Specified Event of Default. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (subject to the proviso in the sentence above). Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or appropriate, or as the Required Lenders may request, in order to perfect or continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable (other than any rights to indemnity payments or other amounts owed to the retiring or retired Administrative Agent), and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.09). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX, Section 10.04 and Section 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable.

Section 9.10 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or in respect of Letter of Credit Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 2.11 and Section 10.04) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and Section 10.04. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and Section 10.04 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or the Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement), (C) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action and (D) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.11 Collateral and Guaranty Matters; Exercise of Remedies.

(a) Each Agent, each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank), each Issuing Bank and each other Secured Party irrevocably authorizes the Administrative Agent and Collateral Agent to be the agent for and representative of the Lenders with respect to the Guaranty, the Collateral and the Collateral Documents and agrees that, notwithstanding anything to the contrary in any Loan Document:

(i) Liens on any property granted to or held by an Agent or in favor of any Secured Party under any Loan Document or otherwise will be automatically and immediately released, and each Secured Party irrevocably authorizes and directs the Agents to enter into, and each agrees that it will enter into, the necessary or advisable documents requested by the Borrower and associated therewith, upon the occurrence of any of the following events (each, a “Lien Release Event”),

(A) the payment in full in cash of all the Obligations (other than Cash Management Obligations, Obligations in respect of Secured Hedge Agreements and contingent obligations in respect of which no claim has been made and obligations in respect of Letters of Credit that have been backstopped in a manner satisfactory to the applicable Issuing Bank or Cash Collateralized in an amount equal to the Minimum Collateral Amount);

(B) a transfer of the property subject to such Lien as part of, or in connection with, a transaction that is permitted (or not prohibited) by the terms of the Loan Documents to any Person that is not a Loan Party;

(C) with respect to property owned by any Guarantor or with respect to which any Guarantor has rights, the release of such Guarantor from its obligations under its Guaranty pursuant to a Guaranty Release Event;

(D) the approval, authorization or ratification of the release of such Lien by the Required Lenders or by such percentage of the Lenders as may be required pursuant to Section 10.01;

(E) such property becoming an Excluded Asset, Excluded Equity Interest or an asset owned by an Excluded Subsidiary;

(F) as to the assets owned by any Subsidiary Guarantor that becomes an Excluded Subsidiary, upon such Subsidiary Guarantor becoming an Excluded Subsidiary;

(G) any such property becoming subject to a Securitization Financing to the extent required by the terms of such Securitization Financing;

(H) upon the request of the Borrower (such request, the “Release/Subordination Event”) it will release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted (or not prohibited) by Section 7.01(d);

(ii) a Subsidiary Guarantor will be automatically and immediately released from its obligations under the Guaranty upon (A) such Subsidiary Guarantor ceasing to be a Subsidiary of the Borrower, (B) such Subsidiary Guarantor ceasing to be a Material Subsidiary as a result of a disposition of Equity Interests in such Guarantor to a third party Person pursuant to a bona fide transaction and not for the purpose of, or primarily in contemplation of, this subclause (B), or (C) such Subsidiary Guarantor becoming an Excluded Subsidiary; provided, however, that no such release shall occur pursuant to this subclause (C) with respect to any Subsidiary Guarantor that becomes an Excluded Subsidiary as a result of clause (a) of the definition thereof, unless such release was a result of a disposition of Equity Interests in such Subsidiary Guarantor to a third party Person pursuant to a bona fide transaction and not for the purpose of, or primarily in contemplation of, this subclause (C) (clauses (A)-(C), each a “Guaranty Release Event”), and each Secured Party irrevocably authorizes and directs the Agents to enter into, and each Agent agrees it will enter into, the necessary and advisable documents requested by the Borrower to (1) release (or acknowledge the release of) such Subsidiary Guarantor from its obligations under the Guaranty and (2) release (or acknowledge the release of) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary;

(iii) upon the occurrence of a Secured Debt Termination Date (it being agreed and understood that, upon such Lien Release Event, in addition to such automatic and immediate release of such Liens and such authorization, direction and agreement to enter into such documents, the Collateral Documents shall be automatically and immediately terminated (other than those provisions thereof that survive such termination pursuant to their terms));

(iv) the Administrative Agent and the Collateral Agent will exclusively exercise the rights and remedies under the Loan Documents, and neither the Lenders nor any other Secured Party will exercise such rights and remedies (other than the Required Lenders exercising such rights and remedies through the Administrative Agent); provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 10.09, enforcing compliance with the provisions set forth in Section 10.01(b) or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Loans made by it or filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and

(v) the Lenders and other Secured Parties irrevocably authorize and instruct the Administrative Agent and Collateral Agent to, from time to time on and after the Closing Date, without any further consent of any Lender, Issuing Bank, counterparty to any Cash Management Obligation or Secured Hedge Agreement or other Secured Party, enter into any Intercreditor Agreement with the collateral agent or other representative of the holders of Indebtedness that is secured by a Lien on Collateral that is not prohibited (including with respect to priority) under this Agreement.

(b) Each Agent, each Lender and each other Secured Party agrees that it will promptly take such action and execute any such documents as may be reasonably requested by the Borrower (such actions and such execution, the “Release Actions”), at the Borrower’s sole cost and expense, in connection with a Lien Release Event, Release/Subordination Event or Guaranty Release Event and that such actions are not discretionary. Without limitation, the Release Actions may include, as applicable, (a) executing (if required) and delivering to the Loan Parties (or any designee of the Loan Parties) any such lien releases, mortgage releases, discharges of security interests, pledges and guarantees and other similar discharge or release documents, as are reasonably requested by a Loan Party in connection with the release, as of record, of the Liens (and all notices of security interests and Liens previously filed) the subject of a Lien Release Event or Release/Subordination Event or the release of any applicable Guaranty in connection with a Guaranty Release Event and (b) delivering to the Loan Parties (or any designee of the Loan Parties) all instruments evidencing pledged debt and all equity certificates and any other collateral previously delivered in physical form by the Loan Parties to a Secured Party.

In connection with any Lien Release Event, Release/Subordination Event, Guaranty Release Event or Release Action, each of the Collateral Agent and the Administrative Agent shall be entitled to rely and shall rely exclusively on an officer’s certificate of the Borrower (the “Release Certificate”) confirming that (a) such Lien Release Event, Release/Subordination Event or a Guaranty Release Event, as applicable, has occurred or will upon consummation of one or more identified transactions (an “Identified Transaction”) occur, (b) the conditions to any such Lien Release Event, Release/Subordination Event or Guaranty Release Event have occurred or will occur upon consummation of an Identified Transaction, (c) that any such Identified Transaction is permitted by (or not prohibited by) the Loan Documents and (d) with respect to Section 9.11(a)(iii), that a Secured Debt Termination Date has occurred along with evidence thereto reasonably requested by the Administrative Agent. The Collateral Agent and the Administrative Agent will be fully exculpated from any liability and shall be fully protected and shall not have any liability whatsoever to any Secured Party as a result of such reliance or the consummation of any Release Action. A Release Certificate may be delivered in advance of the consummation of any applicable Identified Transaction.

Each Lender and each Secured Party irrevocably authorizes and irrevocably directs the Collateral Agent and the Administrative Agent to take the Release Actions and consents to reliance on the Release Certificate. The Secured Parties agree not to give any Agent any instruction or direction inconsistent with the provisions of this Section 9.11. Neither the Administrative Agent nor the Collateral Agent shall be responsible for, or have a duty to ascertain or inquire into, any statement in a Release Certificate, the compliance of any Identified Transaction with the terms of a Loan Document, any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or contained in any certificate prepared or delivered by any Loan Party in connection with the Collateral or compliance with the terms set forth above or in a Loan Document, nor shall the Administrative Agent or Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, each Agent, each Lender and each Secured Party hereby agree that:

(i) no Lender or other Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the terms of this Agreement or any other Loan Document, it being understood and agreed that all powers, rights and remedies under this Agreement and under any of the other Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Lenders in accordance with the terms hereof and thereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof;

(ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code), only the Collateral Agent (except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities), shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition;

(iii) no provision of any Loan Documents shall require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance or abstracts with respect to, any Excluded Assets and any other particular assets, if and for so long as, in the reasonable judgment of the Collateral Agent, the cost of creating, perfecting or maintaining such pledges or security interests in such other particular assets or obtaining title insurance or abstracts in respect of such other particular assets is excessive in view of the fair market value of such assets or the practical benefit to the Lenders afforded thereby; and

(iv) the Collateral Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the creation or perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Section 9.12 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually, as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX, Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.13 Intercreditor Agreements. Notwithstanding anything to the contrary set forth in any Loan Document, to the extent the Administrative Agent enters into an Equal Priority Intercreditor Agreement or any other Intercreditor Agreement, this Agreement will be subject to the terms and provisions of such Equal Priority Intercreditor Agreement or other Intercreditor Agreement, as applicable. In the event of any inconsistency between the provisions of this Agreement or any other Loan Document and any such Equal Priority Intercreditor Agreement or any other Intercreditor Agreement, the provisions of the Equal Priority Intercreditor Agreement or such other Intercreditor Agreement govern and control. The Lenders acknowledge and agree that each Agent is (i) authorized and instructed to enter into any Intercreditor Agreement to be executed on the Closing Date with respect to the Term Loans pursuant to Section 7.03(b) and (ii) authorized to, with respect to any secured Indebtedness, enter into an Equal Priority Intercreditor Agreement or any other Intercreditor Agreement with the collateral agent or other Debt Representative of the holders of such Indebtedness unless such Indebtedness and any related Liens (including the priority of such Liens) are prohibited by Section 7.01 and Section 7.03. The Lenders hereby authorize and instruct the Administrative Agent to (a) enter into any such Intercreditor Agreement executed on the Closing Date, any such Equal Priority Intercreditor Agreement or any such other Intercreditor Agreement, (b) bind the Lenders on the terms set forth in any such Intercreditor Agreement and (c) perform and observe its obligations under any such Intercreditor Agreement. The Agents and each Secured Party agree that the Agents shall be entitled to rely exclusively on an officer’s certificate of the Borrower in determining whether it is authorized or instructed to enter into an Intercreditor Agreement pursuant to this Section. Each Secured Party covenants and agrees not to give the Collateral Agent or Administrative Agent any instruction that is not consistent with the provisions of this Section 9.13.

Section 9.14 Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral or any Guaranty (including the release or impairment of any Collateral or Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Cash Management Obligations or such Obligations arising under Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.15 Withholding Taxes. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.16 Certain ERISA Matters.

Each Lender, represents and warrants, as of the date such Person became a Lender party hereto, to, and covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(a) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(b) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(c) (i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(d) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either Section 9.16(a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with Section 9.16(d), such Lender further (1) represents and warrants, as of the date such Person became a Lender party hereto, and (2) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any other Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE X.

MISCELLANEOUS

Section 10.01 Amendments, Waivers, Etc.

(a) General Rule. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Specific Lender Approvals. Notwithstanding the provisions of Section 10.01(a), no such amendment waiver or consent shall:

(i) extend or increase the Commitment of any Lender or extend the final expiration date of any Letter of Credit beyond the Letter of Credit Expiration Date without the written consent of such Lender, it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender; or

(ii) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest with respect to any Loan or Letter of Credit or with respect to any fees payable under Section 2.11(b) without the written consent of each Lender or Agent entitled to such payment or the issuer of such Letter of Credit, as applicable, it being understood that (A) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (B) a waiver of any Default (other than a Default under Section 8.01(a)), Event of Default or mandatory reduction of the Commitments shall not constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of interest or any payment of fees; or

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit or any fees or other amounts payable hereunder or under any other Loan Document (except as set forth in Section 3.09 or Section 10.01(f)(ii)) without the written consent of each Lender entitled to such principal or interest or the issuer of such Letter of Credit or other Person entitled to such fee or other amount, as applicable, it being understood that (A) any change to the definitions of First Lien Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest, (B) agreements, consents, or waivers described in Section 10.01(b)(ii)(B) shall not constitute a reduction in the rate of interest specified herein or any fees or other amounts payable hereunder or under any other Loan Documents, (C) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” and (D) with respect to any Facility, only the consent of the Required Facility Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate with respect to such Facility; or

(iv) change any provision of this Section 10.01 (except as expressly set forth herein) or the definition of “Required Lenders,” “Required Facility Lenders” or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender; or

(v) other than in connection with a transfer or other transaction permitted (or not prohibited) under the Loan Documents, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(vi) other than in connection with a transfer or other transaction permitted (or not prohibited) under the Loan Documents, release all or substantially all of the aggregate value of the Guaranty or all or substantially all of the Guarantors, without the written consent of each Lender; or

(vii) modify Section 2.15 or 8.03 without the written consent of each Lender directly and adversely affected thereby.

(c) Other Approval Requirements. Notwithstanding the provisions of Section 10.01(a) or Section 10.01(b);

(i) no amendment, waiver or consent shall, unless in writing and signed by an Issuing Bank in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, such Issuing Bank under this Agreement, any Issuance Notice or any other Loan Document relating to any Letter of Credit issued or to be issued by it;

(ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document;

(iii) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Collateral Agent under this Agreement or any other Loan Document;

(iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

(v) the consent of Required Facility Lenders, as applicable, shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment affects other Facilities;

(vi) [Reserved];

(vii) This Agreement and the other Loan Documents may be amended (or amended and restated) to (A) effect an Incremental Facility pursuant to Section 2.16 (including changes in accordance with Section 2.16(g)) or (B) effect any changes in accordance with the definitions of Credit Agreement Refinancing Indebtedness or Replacement Loans and, in the case of each of clause (A) and (B), the Administrative Agent and the Borrower may effect such amendments (or amendments and restatements) to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such Incremental Facility or any such Credit Agreement Refinancing Indebtedness or Replacement Loans;

(d) Intercreditor Agreement. No Lender or Issuing Bank consent is required to effect any amendment or supplement to the Intercreditor Agreement or any other intercreditor agreement that is,

(i) for the purpose of adding the holders of Pari Passu Lien Debt, Junior Lien Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt (or a Debt Representative with respect to any Indebtedness with respect to which it is a representative or agent) as parties thereto, as expressly contemplated by the terms of such intercreditor agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing), or

(ii) expressly contemplated by the Intercreditor Agreement or any other intercreditor agreement;

(e) [Reserved],

(f) Additional Facilities and Replacement Loans.

(i) Additional Facilities. This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (I) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (II) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(ii) Replacement Loans. The Loan Documents may be amended with the written consent of the Borrower and the Lenders providing Replacement Loans (as defined below) to permit the refinancing, replacement or exchange of all outstanding Revolving Loans of any Class (“Refinanced Loans”) with replacement revolving loans (“Replacement Loans”) hereunder; provided that,

(A) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans (plus (1) the amount of all unpaid, accrued, or capitalized interest, penalties, premiums (including tender premiums), and other amounts payable with respect to any such Refinanced Loans and (2) underwriting discounts, fees, commissions, costs, expenses and other amounts payable with respect to such Replacement Loans;

(B) no amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Hedge Agreements or under Cash Management Obligations resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Hedge Bank or any Cash Management Obligations becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner materially adverse to any Hedge Bank or any Cash Management Bank, shall be effective without the written consent of such Hedge Bank or such Cash Management Bank, as applicable;

(C) such Replacement Loans is not guaranteed by any Subsidiary of the Borrower other than a Subsidiary Guarantor (including any Subsidiary that becomes a Subsidiary Guarantor in connection therewith);

(D) (i) to the extent secured by a Lien on property or assets of the Borrower or any of its Restricted Subsidiaries, any such Replacement Loans shall not be secured by any Lien on any property or asset of such Person that does not also secure the Revolving Facility (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on property or assets applicable only to periods after the Latest Maturity Date of the Revolving Facility at the time of incurrence and (3) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders for so long as such Liens secure such Indebtedness); and (ii) to the extent incurred by or guaranteed by the Borrower or any of its Restricted Subsidiaries, any such Replacement Loans shall not be incurred by or guaranteed by any such Person that is not (or is not required to be) a Loan Party (except (1) for guarantees by other Persons that are applicable only to periods after the Latest Maturity Date of the Revolving Facility at the time of incurrence and (2) any such Person guaranteeing such Indebtedness that also guarantees the Revolving Facility for so long as such Person guarantees such Indebtedness);

(E) the terms and conditions applicable to any such Replacement Loans are either: (i) substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Revolving Facility, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment (except (A) for terms and conditions applicable only to periods after the scheduled final maturity date of the Revolving Facility at the time of incurrence and (B) any term or condition to the extent such term or condition is also added for the benefit of the Lenders under the Revolving Facility); or (ii) consistent with customary market terms and conditions at the time of such incurrence as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment; provided that, (1) in the case of both clause (i) and (ii) a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of any such Replacement Loans (or receipt of commitments with respect thereto), together with a reasonably detailed description of the material terms and conditions of such Replacement Loans or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (E) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower in writing within such five Business Days (or shorter) period that it disagrees with such determination (including a detailed description of the basis upon which it disagrees)); and (2) this clause (E) will not apply to (1) terms addressed in the preceding clauses of this definition, (2) interest rate, rate floors, fees, funding discounts and other pricing or economic terms, and (3) optional prepayment or redemption terms; and

(F) (i) may rank either pari passu or junior in right of payment and/or security with any Class of Refinanced Loans and (ii) for the avoidance of doubt, may be Pari Passu Lien Debt, Junior Lien Debt or Unsecured Debt; and

(G) the scheduled final maturity date of such Replacement Loans (A) that are Pari Passu Lien Debt will be no earlier than, and such Replacement Loans shall not have scheduled or mandatory commitment reductions prior to, the scheduled final maturity date for the Refinanced Loans and (B) that are Junior Lien Debt or unsecured Indebtedness will be no earlier than, and such Replacement Loans shall not have scheduled or mandatory commitment reductions prior to, the date that is 91 days following the final maturity date of the Refinanced Loans; provided that this clause (G) shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception.

(g) [reserved].

(h) Certain Amendments to Guaranty and Collateral Documents. The Guaranty, the Collateral Documents and related documents executed by the Borrower and/or the Restricted Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects (as reasonably determined by the Administrative Agent and the Borrower) or (iii) to cause such Guaranty, Collateral Document or other document to be consistent with this Agreement and the other Loan Documents.

(i) Defaulting Lenders and Disqualified Lenders. No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Required Lenders, the Required Facility Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders or Disqualified Lender), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. Disqualified Lenders shall be subject to the provisions of Section 10.27.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Issuing Banks, the Collateral Agent or the Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, electronic mail addresses or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices deposited in the United States mail with postage prepaid and properly addressed shall be deemed to have been given within three Business Days of such deposit; provided that no notice to any Agent shall be effective until received by such Agent. Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(b) shall be effective as provided in such subsection (b).

(b) Electronic Communication. Notices and other communications to any Agent, the Issuing Banks and the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Agent, Issuing Bank or Lender pursuant to Article II if such Person, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c) Receipt. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Risks of Electronic Communications. Each Loan Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, any Issuing Bank or any Lender as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) The Platform. THE PLATFORM IS PROVIDED ‘AS IS’ AND ‘AS AVAILABLE.’ THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS OR IN THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Lead Arranger (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). Each Loan Party, each Lender, each Issuing Bank and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Borrower Materials on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(f) Change of Address. Each of the Borrower, the Administrative Agent and the Issuing Banks may change its address, fax or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Issuing Banks, the Administrative Agent and the Collateral Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(g) Reliance by the Administrative Agent, Issuing Banks and the Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices and Issuance Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. The Borrower shall indemnify the Administrative Agent, the Issuing Banks and the Lenders and each Agent-Related Person from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(h) Private-Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information with respect to the Borrower, its Subsidiaries or their respective securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has (A) any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents and (B) any duty to disclose such information to such Public Lender or to use such information on behalf of such Public Lender, and shall not be liable for the failure to so disclose or use, such information.

Section 10.03 No Waiver; Cumulative Remedies. No forbearance, failure or delay by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall impair such right, remedy, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and independent of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with

Article VIII for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.15) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Article VIII and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

Section 10.04 Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arranger, the Supplemental Administrative Agents and the Issuing Banks for all reasonable and documented in reasonable detail out-of-pocket expenses incurred on or after the Closing Date in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), limited, in the case of legal fees and expenses, to the Attorney Costs of one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole (which may be a single local counsel acting in multiple material jurisdictions), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arranger, the Supplemental Administrative Agents, the Issuing Banks and the Lenders for all reasonable and documented in reasonable detail out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent, the Collateral Agent, the Lead Arranger, the Supplemental Administrative Agents, the Issuing Banks and the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the event of an actual or perceived conflict of interest between the Administrative Agent, the Collateral Agent, the Lead Arranger, the Supplemental Administrative Agents, the Issuing Banks and the Lenders, where the Person or Persons affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Persons similarly situated taken as a whole)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. Expenses shall be deemed to be documented in reasonable detail only if they provide the detail required to enable the Borrower, acting in good faith, to determine that such expenses relate to the activities with respect to which reimbursement is required hereunder. The Borrower and each other Loan Party hereby acknowledge that the Administrative Agent and/or any Lender may receive a benefit, including a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent and/or such Lender, including fees paid pursuant to this Agreement or any other Loan Document.

Section 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, any Supplemental Administrative Agent, the Collateral Agent, the Issuing Banks, each Lender, each Lead Arranger (collectively, the “Principal Indemnitees”) and their respective Affiliates, directors, officers, directors, employees, agents, advisors, partners, shareholders, trustees, controlling persons, and other representatives (collectively, the “Related Parties” and, together with the Principal Indemnitees, collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the Attorney Costs of one firm of counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single firm of local counsel for all Indemnitees taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of an actual or perceived conflict of interest between Indemnitees (where the Indemnitee affected by such conflict of interest informs the Borrower in writing of such conflict of interest), one additional firm of counsel (and a single firm of local counsel in each relevant jurisdiction) to each group of affected Indemnitees similarly situated taken as a whole),

(a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby (including the reliance in good faith by any Indemnitee on any notice purportedly given by or on behalf of the Borrower or any Loan Party),

(b) the Transaction,

(c) any Commitment, Loan, Letter of Credit or the use or proposed use of the proceeds therefrom (including the refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do no strictly comply with the terms of such letter of Credit),

(d) any actual or alleged presence or release of, or exposure to, any Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Loan Party, or any Environmental Claim or Environmental Liability arising out of the activities or operations of or otherwise related to the Borrower or any other Loan Party, or

(e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (each a “Proceeding”);

(all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that any such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Related Indemnified Person of such Indemnitee, (ii) a material breach of any obligations of such Indemnitee under any Loan Document by such Indemnitee or Related Indemnified Person, or (iii) any dispute solely among Indemnitees or of any Related Indemnified Person of such Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent, the Lead Arranger or an Issuing Bank (or other Agent role) under the Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. To the extent that the undertakings to indemnify and hold harmless set forth in this

Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Merrill Datasite One, Syndtrak or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnitee or any Related Indemnified Person (as determined by a final and non-appealable judgment of a court of competent jurisdiction), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 (after the determination of a court of competent jurisdiction, if required pursuant to the terms of this Section 10.05) shall be paid within twenty Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, any Issuing Bank or the Collateral Agent, replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply to Taxes, except it shall apply to any Taxes that represent losses, claims or damages arising from a non-Tax claim (including a value added tax or similar tax charged with respect to the supply of legal or other services). For the avoidance of doubt and without limiting the foregoing obligations in any manner, neither any Sponsor, nor any other Affiliate of the Borrower (other than the Borrower, and its Restricted Subsidiaries) shall have any liability under this Section 10.05, and each is hereby released from any liability arising from the Transactions or any transaction explicitly permitted (or not prohibited) by the Loan Documents.

The Borrower and its Restricted Subsidiaries shall not be liable for any settlement of any Proceeding effected without the Borrower’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all Indemnified Liabilities and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in this Section 10.05.

The Borrower and its Restricted Subsidiaries shall not, without the prior written consent of any applicable Principal Indemnitee, on behalf of itself and each of its Related Parties (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Principal Indemnitee and its Related Parties unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Principal Indemnitee from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee.

Section 10.06 Marshaling; Payments Set Aside. None of the Administrative Agent, the Collateral Agent, Issuing Bank or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent, any Issuing Bank or any Lender (or to the Administrative Agent, on behalf of any Lender or any Issuing Bank), or any Agent or any Lender enforces any security interests or exercises its right of setoff, and such payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except,

(i) to an assignee in accordance with the provisions of Section 10.07(b);

(ii) by way of participation in accordance with the provisions of Section 10.07(d) of this Section;

(iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f); or

(iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void).

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in Letters of Credit) at the time owing to it; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and Revolving Loans at the time held by it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) with respect to any assignment not described in Section 10.07(b)(i)(A), such assignment shall be in an aggregate amount of not less than with respect to the assigning Lender’s Revolving Commitment and Revolving Loans, $5,000,000, unless in each case, each of the Administrative Agent, and so long as no Specified Event of Default has occurred and is continuing at the time of such assignment, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment of Revolving Commitments and/or Revolving Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Commitments and/or Revolving Loans assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment, except to the extent required by Section 10.07(b)(i)(B) and the following:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is made to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent and the Initial Revolving Lender (each such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund; and

(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (A) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (B) no processing and recordation fee shall be payable in connection with an assignments by or to a Lead Arranger or its Affiliates. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required under Sections 3.01(b), (c), (d) and (e), as applicable. Upon receipt of the processing and recordation fee and any written consent to assignment required by Section 10.07(b)(iii), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register.

(v) No Assignments to Certain Persons. No such assignment shall be made,

(A) to the Borrower or any of the Borrower’s Subsidiaries;

(B) to any of the Borrower’s Affiliates (other than any of the Borrower’s Subsidiaries);

(C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause;

(D) to a natural person; or

(E) to a Disqualified Lender or Lender who has become a Disqualified Lender.

To the extent that any assignment is purported to be made to a Disqualified Lender, such transaction shall be subject to the applicable provisions of Section 10.27.

(vi) Defaulting Lenders Assignments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Banks and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement (except in the case of an assignment to or purchase by the Borrower or any of the Borrower’s Subsidiaries) and, to the extent of the interest assigned by such Assignment and Assumption and as permitted by this Section 10.07, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that anything contained in the Loan Documents to the contrary notwithstanding, each Issuing Bank shall continue to have all rights and obligations with respect to any Letters of Credit issued by it until the cancellation or expiration of such Letter of Credit and the reimbursement of any amounts drawn thereunder. Upon request, and the surrender by the assigning Lender of its applicable Notes, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated

interest of the Loans and Letter of Credit Obligations (specifying the Reimbursement Obligations), Letter of Credit Borrowings and other amounts due under Section 2.04 owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Commitments, Loans, Letter of Credit Obligations and other Obligations), at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.13 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Banks or any other Person sell participations (a “Participation”) to any Person (other than to (1) a natural person, a Disqualified Lender, (2) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (3) any Person described in the proviso to the definition of “Eligible Assignee”) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans, Letters of Credit and other Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(b))i) that directly and adversely affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements and limitations therein, including Sections 3.01(b), (c), (d), (e), and (i) as applicable (it being understood that the documentation required under such Sections shall be delivered to the participating Lender)), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. To the extent that any participation is purported to be made to a Disqualified Lender, such transaction shall be subject to the applicable provisions of Section 10.27.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, such consent not to be unreasonably withheld or delayed, or such entitlement to a greater payment results from a change in law that occurs after the Participant acquired the participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.07 with respect to any Participant. Each Lender that sells a participation or has a loan funded by an SPC shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations) issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant or SPC and the principal amounts (and stated interest) of each Participant’s or SPC’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). A Lender shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) or proposed Section 1.163-5(b) of the United States Treasury regulations (or, in each case, any amended, successor or final version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Liens on Loans. Any Lender may, at any time without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 3.01, 3.04 and 3.05), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) [Reserved].

(i) [Reserved].

(j) [Reserved].

(k) Resignation of Issuing Bank. Notwithstanding anything to the contrary contained herein, any Issuing Bank may, upon thirty days’ notice to the Borrower and the Revolving Lenders, resign as an Issuing Bank; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank hereunder. In the event of any such resignation of an Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Bank hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Bank except as expressly provided above. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Letters of Credit pursuant to Section 2.04(c)). Upon the appointment by the Borrower of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(l) [Reserved].

Section 10.08 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lead Arranger, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed,

(a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and in no event shall such disclosure be made to any Disqualified Lender (other than a Disqualified Lender pursuant to clause (d) thereof, as to which the disclosing party does not have actual knowledge that such Person is a Disqualified Lender) pursuant to this clause (a) but only to the extent that a list of such Disqualified Lenders is available to all Lenders upon request);

(b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including the Federal Reserve Bank or any other central bank or any self-regulatory authority, such as the National Association of Insurance Commissioners);

(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, the Collateral Agent, such Lead Arranger, such Issuing Bank or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation;

(d) to any other party hereto (it being understood that in no event shall such disclosure be made to any Disqualified Lender (other than a Disqualified Lender pursuant to clause (d) thereof, as to which the disclosing party does not have actual knowledge that such Person is a Disqualified Lender) pursuant to this clause (d) but only to the extent the list of such Disqualified Lenders is available to all Lenders upon request);

(e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

(f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (it being understood that in no event shall such disclosure be made to any Disqualified Lender (other than a Disqualified Lender pursuant to clause (d) thereof, as to which the disclosing party does not have actual knowledge that such Person is a Disqualified Lender) pursuant to this clause (f) but only to the extent that a list of such Disqualified Lenders is available to all Lenders upon request), to (i) any bona fide assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its Subsidiaries or any of their respective obligations;

(g) with the prior written consent of the Borrower;

(h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or

(i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Lead Arranger, any Lender, any Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower.

In addition, each of the Administrative Agent, the Collateral Agent, the Lead Arranger, the Issuing Banks and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent, the Lead Arranger, the Issuing Banks and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section 10.08, “Information” means all information received from or on behalf of any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Lead Arranger and the Lenders acknowledges that (A) the Information may include Private-Side Information concerning the Borrower or a Subsidiary, as the case may be, (B) it has developed compliance procedures regarding the use of Private-Side Information and (C) it will handle such Private-Side Information in accordance with applicable Law, including United States Federal and state securities Laws.

Notwithstanding anything to the contrary therein, nothing in any Loan Document shall require the Borrower or any of its subsidiaries to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable Law, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv).

Section 10.09 Set-off. If an Event of Default shall have occurred and be continuing, each Issuing Bank and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, the Letters of Credit and participation therein, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.15 and 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender, or such Issuing Bank or Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents with respect to any of the Obligations, shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. If the rate of interest under this Agreement at any time exceeds the Maximum Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Maximum Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Maximum Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws.

Section 10.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Any signature to this agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.12 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption, in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute the Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

Section 10.13 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Issuing Bank and each Lender, regardless of any investigation made by the Administrative Agent, any Issuing Bank or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing or issuance of a Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit remains outstanding. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 3.01, 3.04, 3.05, 10.04, 10.05 and 10.09 and the agreements of the Lenders set forth in Sections 2.15, 9.03 and 9.07 shall survive the satisfaction of the Termination Conditions, and the termination hereof.

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable in any jurisdiction, (a) the legality, validity and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 GOVERNING LAW.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF ANY UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD

ARRANGER) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAVIER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO AND THE LEAD ARRANGER), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17 Limitation of Liability. The Loan Parties agree that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or bad faith or breach by such Indemnitee of its obligations under this Agreement. In no event, shall any party hereto, any Loan Party or any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) (other than, in the case of the Borrower, in respect of any such damages incurred or paid by an Indemnitee to a third party). Each party hereto (and by its acceptance of its appointment in such capacity, each Lead Arranger) hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.18 Use of Name, Logo, Etc. Each Loan Party consents to the publication in the ordinary course by the Administrative Agent or any Lead Arranger of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark; provided that any such trademarks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Borrower or any of its Subsidiaries or the reputation or goodwill of any of them. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and such Lead Arranger, as applicable.

Section 10.19 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 10.20 Service of Process. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.21 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding that: (a) (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents, the Lenders, the Issuing Banks and the Lead Arranger on the one hand, and the Loan Parties and their Affiliates, on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Agents, the Issuing Banks and the Lead Arranger are and have been, and each Lender is and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have or has not been, are or is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, its stockholders or its Affiliates (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters), or any other Person and (ii) none of the Agents, the Issuing Banks, the Lead Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents, the Issuing banks, the Lead Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates, and none of the Agents, the Issuing Banks, the Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents, the Issuing Banks, the Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.22 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Lender and each Issuing Bank that each such Lender or each such Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent, each Issuing Bank, each Lender and their respective successors and assigns.

Section 10.23 Obligations Several; Independent Nature of Lender’s Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.24 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.26 Acknowledgment Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise (including the Guaranty), for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.27 Disqualified Lenders.

(a) Replacement of Disqualified Lenders.

(i) To the extent that any assignment or participation is made or purported to be made to a Disqualified Lender (notwithstanding the other restrictions in this Agreement with respect to Disqualified Lenders), or if any Lender or Participant becomes a Disqualified Lender, in each case, without limiting any other provision of the Loan Documents,

(A) upon the request of the Borrower, such Disqualified Lender shall be required immediately (and in any event within five Business Days) to assign all or any portion of the Loans and Commitments then owned by such Disqualified Lender (or held as a participation) to another Lender (other than a Defaulting Lender or another Disqualified Lender), Eligible Assignee or the Borrower, and

(B) the Borrower shall have the right to prepay all or any portion of the Loans and Commitments then owned by such Disqualified Lender (or held as a participation), and if applicable, terminate the Commitments of such Disqualified Lender, in whole or in part.

(ii) Any such assignment or prepayment shall be made in exchange for an amount equal to the lesser of (A) the face principal amount of the Loans so assigned and (B) the amount that such Disqualified Lender paid to acquire such Commitments and/or Loans, in each case without interest thereon (it being understood that if the effective date of any such assignment is not an interest payment date, such assignee shall be entitled to receive on the next succeeding interest payment date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the interest payment date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower)).

(iii) The Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this Section 10.27. In addition, in connection with any such assignment, (A) if such Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Borrower, which determination shall be conclusive) to reflect such replacement by the later of (1) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (2) the date as of which such Disqualified Lender shall be paid by the assignee Lender (or, at its option, the Borrower) the amount required pursuant to this Section, then such Disqualified Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Disqualified Lender, and the Administrative Agent shall record such assignment in the Register, (B) each Lender (whether or not then a party hereto) agrees to disclose to the Borrower the amount that the applicable Disqualified Lender paid to acquire Commitments and/or Loans from such Lender and (C) each Lender that is a Disqualified Lender agrees to disclose to the Borrower the amount it paid to acquire the Commitments and/or Loans held by it.

(b) Amendments, Consents and Waivers under the Loan Documents. No Disqualified Lender shall have the right to approve or disapprove any amendment, waiver or consent pursuant to Section 10.01 or under any Loan Document. In connection with any determination as to whether the requisite Lenders (including whether the Required Lenders or Required Facility Lenders) have provided any amendment, waiver or consent pursuant to Section 10.01 or under any other Loan Document:

(i) Disqualified Lenders shall not be considered, and

(ii) Disqualified Lenders shall be deemed to have consented to any such amendment, waiver or consent with respect to its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Disqualified Lenders;

provided that (A) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Disqualified Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Disqualified Lender more adversely than other affected Lenders shall require the consent of such Disqualified Lender.

(c) Limitation on Rights and Privileges of Disqualified Lenders. Except as otherwise provided in Section 10.27(b)(ii), no Disqualified Lenders shall have the right to, and each such Person covenants and agrees not to, instruct the Administrative Agent, Collateral Agent or any other Person in respect of the exercise of remedies with respect to the Loans or other Obligations. Further, no Disqualified Lender that purports to be a Lender or Participant (notwithstanding any provisions of this Agreement that may have prohibited such Disqualified Lender from becoming Lender or Participant) shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting (other than to the extent provided in Section 10.27(b)), and shall be deemed for all purposes to be, at most, a Defaulting Lender until such time as such Disqualified Lender no longer owns any Loans or Commitments.

(d) Survival. The provisions of this Section 10.27 shall apply and survive with respect to each Lender and Participant notwithstanding that any such Person may have ceased to be a Lender or Participant hereunder or this Agreement may have been terminated.

(e) Administrative Agent.

(i) Reliance. The Administrative Agent shall have no liability to the Borrower, any Lender or any other Person in acting in good faith on any notice of Default or acceleration.

(ii) Disqualified Lender Lists. The Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment or participation to a Disqualified Lender.

(iii) Liability Limitations. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (B) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information (including Information), to any Disqualified Lender.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALLEGRO MICROSYSTEMS, INC., a Delaware Corporation, as Borrower

By:	/s/ Paul Walsh
Name: Paul Walsh
Title: Chief Financial Officer

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

Mizuho Bank, Ltd., as Administrative Agent

By:	/s/ Toshiaki Noda
Name:	Toshiaki Noda
Title:	Managing Director

Mizuho Bank, Ltd., as Collateral Agent

By:	/s/ Toshiaki Noda
Name:	Toshiaki Noda
Title:	Managing Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

Mizuho Bank, Ltd., as Revolving Lender and Issuing Bank

By:	/s/ Toshiaki Noda
Name:	Toshiaki Noda
Title:	Managing Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

SCHEDULE 1.01

COMMITMENTS

Initial Term Loan Commitment:
Mizuho Bank, Ltd.		$50,000,000
Total	Total: $	50,000,000

SCHEDULE 5.06

LITIGATION

None.

SCHEDULE 5.07

LABOR MATTERS

None.

SCHEDULE 5.08

MATERIAL REAL PROPERTY

None.

SCHEDULE 5.11(a)

ERISA COMPLIANCE

None.

SCHEDULE 5.11(b)

ERISA COMPLIANCE

None.

SCHEDULE 5.12

SUBSIDIARIES

Holder	Subsidiary	Type of Organization	Jurisdiction of Organization / Formation	% of Equity Interests Owned	% of Interest Pledged	Certificate No.
Allegro MicroSystems, Inc.	Allegro MicroSystems, LLC	Limited liability company	Delaware	100%	100%	N/A

Allegro MicroSystems, Inc.	LadarSystems, LLC	Corporation	Wyoming	100%	100%	N/A

Allegro MicroSystems, Inc.	Voxtel, LLC	Corporation	Delaware	100%	100%	N/A

Allegro MicroSystems, LLC	Silicon Structures LLC	Limited liability company	Delaware	100%	100%	N/A

Allegro MicroSystems, LLC	ALLEGRO MICROSYSTEMS BUSINESS DEVELOPMENT, INC.	Corporation	Delaware	100%	100%	2

Allegro MicroSystems, LLC	Allegro MicroSystems Europe Limited	Private limited company	United Kingdom	100%	65%	N/A

Allegro MicroSystems, LLC	Allegro MicroSystems Argentina, S.A.	Sociedad Anonima	Argentina	100%	65%	N/A

Allegro MicroSystems, LLC	Allegro MicroSystems (Thailand) Co., Ltd.	Limited company	Thailand	100%[1]	65%	[ ] [2]

Allegro MicroSystems, LLC	Allegro (Shanghai) Micro Electronic Commercial and Trading Co., Ltd.	Limited company	China	100%	65%	N/A

Allegro MicroSystems, LLC	Allegro MicroSystems Philippines, Inc.	Corporation	Philippines	100%	65%	N/A

Allegro MicroSystems Europe Limited	Allegro MicroSystems France SAS	Simplified joint-stock company	France	100%	N/A	N/A

Allegro MicroSystems Europe Limited	Allegro MicroSystems Germany GmbH	Private limited company	Germany	100%	N/A	N/A

[1]	Allegro MicroSystems (Thailand) Co., Ltd. is 100% owned by Allegro MicroSystems, LLC, with the exception of two issued minimal local director qualifying shares.
[2]	Newly cut stock certificate reflecting the 65% pledge to be issued and delivered post-closing.

Holder	Subsidiary	Type of Organization	Jurisdiction of Organization / Formation	% of Equity Interests Owned	% of Interest Pledged	Certificate No.
Allegro MicroSystems Europe Limited	Crivasense Technologies SAS	Simplified joint-stock company	France	65%	N/A	N/A

Allegro MicroSystems Argentina, S.A.	Allegro MicroSystems Argentina, S.A. Sucursal Uruguay	Sociedad Anonima	Argentina	100%	N/A	N/A

SCHEDULE 6.16

POST-CLOSING MATTERS

1.

Within 60 days after the Closing Date (or such longer period as the Administrative Agent may agree), the Borrower will deliver (or cause to be delivered) the insurance certificates and endorsements described in Section 6.07 of the Credit Agreement, in each case naming the Collateral Agent as additional insured or containing a loss payable clause thereunder (as applicable), in accordance with Section 6.07 of the Credit Agreement.

2.

Within 60 days after the Closing Date (or such longer period as the Administrative Agent may agree), the Borrower will deliver (or cause to be delivered) to the Term Loan Agent (a) a stock certificate evidencing a 65% equity interest in Allegro MicroSystems (Thailand) Co., Ltd. held by Allegro MicroSystems, LLC, and (b) a duly executed instrument of transfer or assignment in blank with respect to the foregoing stock certificates.

3.

Within 60 days after the Closing Date (or such longer period as the Administrative Agent may agree), the Administrative Agent shall have received complete federal tax lien searches from the U.S. District Court of Massachusetts with respect to the Borrower (including any prior names of the Borrower), upon reasonable request by the Administrative Agent, shall promptly file any UCC-3 termination statements or enter into any other applicable document to cause any liens (except for any Lien permitted as provided in Section 7.01 (other than Section 7.01(c)) on the Collateral to be released.

4.

Within 5 Business Days after the Closing Date (or such longer period as the Collateral Agent may agree), the Collateral Agent shall have received a duly executed promissory note, Debt Security or other Instrument pledged and delivered to the Collateral Agent for the benefit of the Secured Parties with respect to the Pledged Debt described on Schedule II to the Security Agreement, if such Pledged Debt is still outstanding and has not been paid in full and terminated.

SCHEDULE 7.01

EXISTING LIENS

None.

SCHEDULE 7.03

EXISTING INDEBTEDNESS

None.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

If to the Borrower:

Allegro MicroSystems, Inc.

955 Perimeter Road

Manchester, NH 03103

Attn: Paul Walsh

Facsimile: [***]

E-mail: [***]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Dennis Lamont

Telephone: [***]

Email Address: [***]

If to the Administrative Agent or Lenders:

Mizuho Bank, Ltd.

1271 Avenue of the Americas

New York, New York 10020

Attn: Americas Corporate Banking Department No.1

E-mail: [***]

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: Jason Kyrwood

Telephone: [***]

Email Address: [***]

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

[________] [__], 20[__]

Mizuho Bank, Ltd., as Administrative Agent

under the Credit Agreement referred to below

1271 Avenue of the Americas

New York, NY 10020

Re: Allegro MicroSystems, Inc.

Reference is made to that certain Revolving Facility Credit Agreement, dated as of September 30, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Mizuho Bank, Ltd., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Article II of the Credit Agreement, the Borrower hereby requests that the Lenders make the following Loans available to the Borrower under the Credit Agreement on the terms set forth below:

1.	Borrower: _______________.

2.	Class of Borrowing: _______________.[1]

3.     Type of Borrowing: [Base Rate Loans] [Cost of Funds Rate Loans] [Eurocurrency Rate Loans].2

4.	On _____________________________ (which shall be a Business Day).

5.	In the principal amount of $______________________.[3]

6.	[With an Interest Period of [__] months.][4]

[1]	E.g., Revolving Loans, Incremental Revolving Loans, Refinancing Revolving Loans or Extended Revolving Loans.
[2]	If the Borrower fails to specify a Type, then such Borrowing shall be made as a Base Rate Loan.
[3]	The borrowing shall be in the aggregate principal amount of One Hundred Thousand Dollars ($100,000) or any whole multiple thereof in excess of One Hundred Thousand Dollars ($100,000).
[4]	Include only for Eurocurrency Rate Loans. If the Borrower fails to specify, it shall be deemed to have an

The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section [4.01]5 [2.16(f)]6 [4.02]7 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.

[The remainder of this page is intentionally left blank.]

Interest Period of one month.

[5]	Applies only to any Borrowing on the Closing Date.
[6]	Applies only to Incremental Loans.
[7]	Applies to any other Borrowing after the Closing Date.

ALLEGRO MICROSYSTEMS, INC., as Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN COMMITTED LOAN NOTICE]

EXHIBIT A-2

FORM OF CONVERSION/CONTINUATION NOTICE

Date: ___________, _____

To:	Mizuho Bank, Ltd. as

Administrative Agent under the Credit Agreement referred to below

1271 Avenue of the Americas

New York, NY 10020

Ladies and Gentlemen:

Reference is made to that certain Revolving Facility Credit Agreement, dated as of September 30, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Mizuho Bank, Ltd., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.05 of the Credit Agreement, the Borrower is requesting a [conversion of Loans from one Type to the other] [continuation of [Eurocurrency Rate Loans] [Cost of Funds Rate Loans]] on the terms set forth below:

1. Class of Borrowing: _______________.1

2. [Option 1] [Base Rate Loans] [Eurocurrency Rate Loans] [Cost of Funds Rate Loans] to be converted to [Base Rate Loans] [Eurocurrency Rate Loans] [Cost of Funds Rate Loans].

[Option 2] [Eurocurrency Rate Loans] [Cost of Funds Rate Loans] to be continued.

3. Effective as of ______________________ (which shall be a Business Day).

4. In the principal amount of $ __________________.2

[1]	E.g., Revolving Loans, Incremental Revolving Loans, Refinancing Revolving Loans or Extended Revolving Loans.
[2]

Each conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each conversion to Cost of Funds Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

5. With an Interest Period of _____ months.3

[The remainder of this page is intentionally left blank.]

[3]

Include only for a continuation of, or conversion to, Eurocurrency Rate Loans or Cost of Funds Rate Loans. If the Borrower fails to specify, such Borrowing shall be deemed to have an interest period of one month.

ALLEGRO MICROSYSTEMS, INC., as Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN CONVERSION/CONTINUANCE NOTICE]

EXHIBIT A-3

FORM OF ISSUANCE NOTICE

[________] [__], 20[__]

Mizuho Bank, Ltd., as Administrative Agent

under the Credit Agreement referred to below

1271 Avenue of the Americas

New York, NY 10020

Re: Allegro MicroSystems, Inc.

Reference is made to that certain Revolving Facility Credit Agreement, dated as of September 30, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Mizuho Bank, Ltd., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.04 of the Credit Agreement, the Borrower hereby requests that the Issuing Bank set forth below issue the following Letter of Credit to the Borrower under the Credit Agreement on the terms set forth below:

1.	Borrower: _______________.

2.	Issuing Bank: _______________.

3.	On _____________________________ (which shall be a Business Day).

4.	In the principal amount of $______________________.

5.	With an expiry date of _____________________________.

6.	Name and address of beneficiary:______________________

______________________
______________________

7.	The documents to be presented by such beneficiary in case of any drawing thereunder: _______________________

8.	The full text of any certificate to be presented by such beneficiary in case of any drawing thereunder: _____________

The undersigned hereby represents and warrants to the Administrative Agent and such Issuing Bank that the conditions to lending specified in Section 4.02 of the Credit Agreement will be satisfied as of the date of the issuance set forth above.

[The remainder of this page is intentionally left blank.]

ALLEGRO MICROSYSTEMS, INC., as Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO LETTER OF CREDIT ISSUANCE NOTICE]

EXHIBIT B

FORM OF REVOLVING LOAN NOTE

$[ ].00	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, promises to pay [            ] (hereinafter, together with its successors in title and assigns, the “Lender”), the principal sum of [                ] DOLLARS ($[            ].00), or, if less, the aggregate unpaid principal balance of the Revolving Loans made by the Lender to or for the account of the Borrower pursuant to the Credit Agreement (as hereafter defined) and amounts advanced by the Lender in respect of any Letter of Credit, with interest, fees, expenses and costs at the rate and payable in the manner stated in the Credit Agreement. As used herein, the “Credit Agreement” means and refers to that certain Revolving Facility Credit Agreement, dated as of September 30, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Mizuho Bank, Ltd., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

This is a “Revolving Loan Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. This Revolving Loan Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. The principal of, and interest on, this Revolving Loan Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. The Administrative Agent’s books and records concerning the Revolving Loans and amounts owing in respect of Letters of Credit, the accrual of interest and fees thereon, and the repayment of such Revolving Loans and advances in respect of Letters of Credit, shall be prima facie evidence of the indebtedness to the Lender hereunder, absent manifest error.

No delay or omission by the Administrative Agent or the Lender in exercising or enforcing any of the Administrative Agent’s or Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.

The Borrower waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Administrative Agent, the Collateral Agent and/or the Lender with respect to this Revolving Loan Note and/or any Collateral Document or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other Person obligated on account of this Revolving Loan Note.

This Revolving Loan Note shall be binding upon the Borrower and upon its successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees and assigns.

The Borrower agrees that any action or proceeding arising out of or relating to this Revolving Loan Note or for recognition or enforcement of any judgment, may be brought in the courts of the state of New York sitting in New York City in the Borough of Manhattan or of any United States federal court sitting in the Borough of Manhattan, and any appellate court from any thereof, and by execution and delivery of this Revolving Loan Note, the Borrower and the Lender each consent, for itself and in respect of its property, to the exclusive jurisdiction of those courts. To the fullest extent permitted by applicable law, the Borrower irrevocably waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Revolving Loan Note in the courts of the state of New York sitting in New York City in the Borough of Manhattan or of the United States federal court sitting in the Borough of Manhattan, and any appellate court from any thereof.

THIS REVOLVING LOAN NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Administrative Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Revolving Loan Note, are each relying thereon. THE BORROWER, AND THE LENDER BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS REVOLVING LOAN NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Revolving Loan Note to be duly executed and delivered by its duly authorized officer as of the date first above written.

ALLEGRO MICROSYSTEMS, INC., as Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN NOTE]

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making this Notation

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[______], 20[_]

Reference is made to the Revolving Facility Credit Agreement, dated as of September 30, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Mizuho Bank, Ltd., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. For purposes hereof, the “Test Period” means the Test Period ending on the last day of the fiscal period to which the financial statements attached hereto as Exhibit A relate (the date of such last day, the “Test Date”). Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

[Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal year ended on the Test Date, and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for such fiscal year together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year (if ending after the Closing Date), prepared in accordance with GAAP, audited and accompanied by a report and opinion of the Borrower’s auditor or any other accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion has been prepared in accordance with generally accepted auditing standards and is not subject to any qualification as to the Borrower’s ability to continue as a “going concern” or like qualification or exception (other than any such qualification resulting from or relating to (i) an actual or anticipated breach of a Financial Covenant, or (ii) an upcoming maturity date). Also attached hereto as Exhibit A are the related consolidating financial statements1 reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]2

[Attached hereto as Exhibit A is (i) a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal quarter ended on the Test Date, (ii) the related condensed consolidated statements of comprehensive income (loss) for such fiscal quarter and for the portion of the fiscal year then ended and (iii) the related condensed consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth, in each case of clauses (ii) and (iii), in comparative form, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, (collectively, the “Financial Statements”). Such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in material compliance with GAAP, subject to year-end adjustments and the absence of footnotes. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]3

[1]	Such consolidating financial statements need not be audited.
[2]	To be included if accompanying annual financial statements only.
[3]	To be included if accompanying quarterly financial statements only.

[To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Exhibit B specifying the details of the Default or Event of Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

[Attached hereto as Schedule 1 are reasonably detailed calculations setting forth Consolidated Adjusted EBITDA for the LTM Period ended as of the Test Date and the First Lien Net Leverage Ratio as of such Test Date, which calculations are true and accurate on and as of the date of this Certificate.]4

[As of the last day of the Test Period, the Borrower is in compliance with Section 7.10(a) of the Credit Agreement. Attached hereto as Schedule 1 are reasonably detailed calculations demonstrating compliance by the Borrower with Section 7.10(a) of the Credit Agreement.]5

[Attached hereto as Schedule 2 are reasonably detailed calculations setting forth the Available Amount as of the Test Date or other applicable Reference Date.]6

[Attached hereto as Schedule 3 is the information required to be delivered pursuant to Section 6.02(d) of the Credit Agreement.]7

[Attached hereto as Schedule 4 is the information required to be delivered pursuant to Section 6.02(e) of the Credit Agreement.] 8

[The Borrower and each Guarantor has delivered a Security Agreement Supplement and related Grant of Security Interest in accordance with Section 4.02(f) of the Security Agreement.]9

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[4]	To be included if accompanying annual or quarterly financial statements only.
[5]	To be included to the extent the Borrower is required to comply with Section 7.10(a) of the Credit Agreement (under the terms of Section 7.10(a) of the Credit Agreement ) for such Test Period.
[6]	To be included to the extent required under the Credit Agreement as of the Test Date or other applicable Reference Date.
[7]	To be included in annual compliance certificate only (relates to Perfection Certificate supplement).
[8]	To be included in annual compliance certificate only (relates to identification of Unrestricted Subsidiaries).
[9]	To be included in annual compliance certificate only, if applicable (relates to Intellectual Property supplements).

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer1 of the Borrower, and not in his or her personal or individual capacity and without personal liability, has executed this Certificate for and on behalf of the Borrower, and has caused this Certificate to be delivered as of the date first set forth above.

ALLEGRO MICROSYSTEMS, INC., as Borrower

By:
Name:
Title:

[1]

Executive chairman, chief executive officer, president, senior vice president, senior vice president (finance), vice president, chief financial officer, treasurer, manager of treasury activities or assistant treasurer or other similar officer or Person performing similar functions.

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

FOR THE TEST PERIOD ENDING [mm/dd/yy].

	Actual[1]	Adjustments[2]	Pro Forma[3]
Consolidated Adjusted EBITDA
(Consolidated Net Income plus the sum of clauses (a)(i) through (xxv) minus	$_____	$_____	$_____
the sum of clauses (b)(i) through (v)):

Consolidated Net Income for such Test Period:	$_____	$_____	$_____

(a)   increased, without duplication, by the following items (solely to the extent deducted (and not excluded) in calculating Consolidated Net Income, other than in respect of the proviso in clause (i) below and clauses (ii)(B), (xi), (xix) and (xx) below) of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP:

(i)  interest expense, including (A) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness (which, in each case, will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligations or Attributable Indebtedness), (B) commissions, discounts and other fees, charges and expenses owed with respect to letters of credit, bankers’ acceptance financing, surety and performance bonds and receivables financings, (C) amortization and write-offs of deferred financing fees, debt issuance costs, debt discounts, commissions, fees, premium and other expenses, as well as expensing of bridge, commitment or financing fees, (D) payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (E) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly owned Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust, (F) all interest paid or payable with respect to discontinued operations, (G) the interest portion of any deferred payment obligations, and (H) all interest on any Indebtedness that is (x) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property or (y)

	$_____	$_____	$_____

[1]	Report actual historical results in the “Actual” column.
[2]

To the extent any Specified Transactions (e.g., acquisitions, dispositions, incurrence or repayment of debt, or other transactions) occurred in the applicable Test Period, report the adjustments related thereto as appropriate in the “Adjustments” column. For example, in the case of an acquisition, the results of operations and add-backs for the acquired entity would be entered on a line-item by line-item basis. Adjustments can be positive or negative numbers in any given line-item. All adjustments for all Specified Transactions in a given line-item may be aggregated; however, if there are complex calculations the Borrower may elect to report multiple Adjustment columns, segregating separate Specified Transactions. If there are no adjustments applicable to a given line-item, leave blank.

[3]	Report the sum of the Actual and Adjustments columns in the “Pro Forma” column.

[Page 1 of Schedule 1 to Compliance Certificate]

contingent obligations in respect of Indebtedness; or (z) fees and expenses paid to the Administrative Agent (in its capacity as such and for its own account) pursuant to the Loan Documents and fees and expenses paid to the administrative agent, the collateral agent, trustee or other similar Persons for the other Indebtedness incurred on the Closing Date pursuant to Section 7.03(b) of the Credit Agreement; provided that any such interest expense shall be calculated after giving effect to Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedge Agreements;

(ii)  taxes based on gross receipts, income, profits or revenue or capital, franchise, excise, property, commercial activity, sales, use, unitary or similar taxes, and foreign withholding taxes, including (A) penalties and interest and (B) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes attributable to such Person and/or its Restricted Subsidiaries or pursuant to a tax sharing arrangement or as a result of a tax distribution or repatriated fund;

$_____	$_____	$_____

(iii)   depreciation expense and amortization expense (including amortization and similar charges related to goodwill, customer relationships, trade names, databases, technology, software, internal labor costs, deferred financing fees or costs and other intangible assets);

$_____	$_____	$_____

(iv) non-cash items (provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash item in the current Test Period and (2) to the extent the Borrower decides to add back such non-cash expense or charge, the cash payment in respect thereof in such future period will be subtracted from Consolidated Adjusted EBITDA in such future period, including the following: (A) non-cash expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights, (B) non-cash currency translation losses related to changes in currency exchange rates (including re-measurements of Indebtedness (including intercompany Indebtedness) and any net non-cash loss resulting from hedge agreements for currency exchange risk), (C) non-cash losses, expenses, charges or negative adjustments attributable to the movement in the mark-to-market valuation of hedge agreements or other derivative instruments, including the effect of FASB Accounting Standards Codification 815 and International Accounting Standard No. 9 and their respective related pronouncements and interpretations, (D) non-cash charges for deferred tax asset valuation allowances, (E) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities, (F) any non-cash charges or losses resulting from any purchase accounting adjustment or any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investments either existing or arising after the Closing Date, (G) all non-cash losses from Investments either existing or arising after the Closing Date

$_____	$_____	$_____

[Page 2 of Schedule 1 to Compliance Certificate]

recorded using the equity method, (H) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes and (I) any non-cash interest expense;

(v) unusual, extraordinary, infrequent, or non-recurring items, whether or not classified as such under GAAP;	$_____	$_____	$_____

(vi) charges, costs, losses, expenses or reserves related to: (A) restructuring (including restructuring charges or reserves, whether or not classified as such under GAAP), severance, relocation, consolidation, integration or other similar items, (B) strategic and/or business initiatives, business optimization (including costs and expenses relating to business optimization programs, which, for the avoidance of doubt, shall include, without limitation, implementation of operational and reporting systems and technology initiatives; strategic initiatives; retention; severance; systems establishment costs; systems conversion and integration costs; contract termination costs; recruiting and relocation costs and expenses; costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans; costs to start-up, pre-opening, opening, closure, transition and/or consolidation of distribution centers, operations, officers and facilities) including in connection with the Transactions and any Permitted Investment, any acquisition or other investment consummated prior to the Closing Date and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, (C) business or facilities (including greenfield facilities) start-up, opening, transition, consolidation, shut-down and closing, (D) signing, retention and completion bonuses, (E) severance, relocation or recruiting, (F) charges and expenses incurred in connection with litigation (including threatened litigation), with any internal investigation or with any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general), and (G) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business;

	$_____	$_____	$_____

(vii)  all (A) costs, fees and expenses relating to the Transactions, (B) costs, fees and expenses (including consulting, legal, diligence and integration costs) incurred in connection with (x) investments in any Person, acquisitions of the Equity Interests of any Person, acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of any Loan Party or any Restricted Subsidiary or (y) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case of clause (x) and (y), including transactions considered or proposed but not consummated), including Permitted Equity Issuances, Investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith) and (C) non-operating professional fees, costs and expenses;

	$_____	$_____	$_____

[Page 3 of Schedule 1 to Compliance Certificate]

(viii)  items reducing Consolidated Net Income to the extent (A) covered by a binding indemnification or refunding obligation or insurance to the extent actually paid or reasonably expected to be paid, (B) paid or payable (directly or indirectly) by a third party that is not a Loan Party or a Restricted Subsidiary (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person by a third party that is not a Loan Party or a Restricted Subsidiary or (C) such Person is, directly or indirectly, reimbursed for such item by a third party;

	$_____	$_____	$_____

(ix) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid, payable or accrued in such Test Period (including any termination fees payable in connection with the early termination of management and monitoring agreements);

	$_____	$_____	$_____

(x)   the effects of purchase accounting, fair value accounting or recapitalization accounting (including the effects of adjustments pushed down to such Person and its Subsidiaries) and the amortization, write-down or write-off of any such amount;

	$_____	$_____	$_____

(xi) proceeds of business interruption insurance actually received;	$_____	$_____	$_____

(xii) minority interest expense consisting of income attributable to Equity Interests held by third parties in any non-wholly owned Restricted Subsidiary;	$_____	$_____	$_____

(xiii)  all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (A) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (B) all dividend equivalent rights owed pursuant to any compensation or equity arrangement;

	$_____	$_____	$_____

(xiv) expenses, charges and losses resulting from the payment or accrual of indemnification or refunding provisions, earn-outs and contingent consideration obligations; bonuses and other compensation paid to employees, directors or consultants; and payments in respect of dissenting shares and purchase price adjustments; in each case, made in connection with a Permitted Investment or other acquisition;

	$_____	$_____	$_____

(xv) any losses from disposed or discontinued operations;	$_____	$_____	$_____

(xvi) (A) any costs or expenses (including any payroll taxes) incurred by the Borrower or any Restricted Subsidiary in such Test Period as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including (1) any post-employment benefit scheme to which the

	$_____	$_____	$_____

[Page 4 of Schedule 1 to Compliance Certificate]

relevant pension trustee has agreed, (2) as a result of curtailments or modifications to pension and post-retirement employee benefit plans and (3) without limitation, compensation arrangements with holders of unvested options entered into in connection with a permitted Restricted Payment), any stock subscription, stockholders or partnership agreement, any payments in the nature of compensation or expense reimbursement made to independent board members, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any costs or expenses incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of the Borrower and/or any Restricted Subsidiary;

(xvii) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing;	$_____	$_____	$_____

(xviii)the cumulative effect of a change in accounting principles;	$_____	$_____	$_____

(xix) addbacks (including for subsequent Test Periods not set forth therein, if any) reflected in (A) the financial model for the Borrower and its Subsidiaries prepared by the Sponsors and delivered to the Lead Arranger in connection with the Transactions (including, for the avoidance of doubt, non-core losses on sales of equipment and expenses related to the COVID-19 pandemic) or a quality of earnings report delivered to the Administrative Agent in connection with the Transactions or (B) any quality of earnings report prepared by KPMG, Deloitte, Ernst & Young, Pricewaterhouse Coopers (and their affiliates and successors) and furnished to the Administrative Agent, in connection with an Acquisition Transaction, Permitted Investment or other Investment consummated after the Closing Date;

	$_____	$_____	$_____

(xx)   the amount of “run rate” cost savings, operating expense reductions and other cost synergies (“Run Rate Savings”) that are projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken no later than 24 months after the end of such Test Period (which amounts will be determined by the Borrower in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA is being determined), net of the amount of actual benefits realized during such Test Period from such actions; provided that, in the good faith judgment of the Borrower such cost savings, operating expense reductions and cost synergies are reasonably identifiable, reasonably anticipated to be realized and factually supportable (it being agreed such determinations need not be made in compliance with Regulation S-X or other applicable securities law);[4]

	$_____	$_____	$_____

[Page 5 of Schedule 1 to Compliance Certificate]

(xxi) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA for any previous period and not added back;

	$_____	$_____	$_____

(xxii) the amount of costs, fees and expenses relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to any Qualifying IPO (whether or not successful) or the Borrower’s status as a reporting company, including (A) registration and listing fees, (B) costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act and the rules of securities exchange companies, (C) directors’ compensation, fees and expense reimbursement, (D) shareholder meetings and reports to shareholders, (E) directors’ and officers’ insurance, and (F) other costs, fees and expenses (including legal, accounting and other professional fees) incidental to the foregoing;

	$_____	$_____	$_____

(xxiii)the amount of fees, expense reimbursements and indemnities paid to directors and/or members of advisory boards, including directors of the Borrower;	$_____	$_____	$_____

(xxiv)any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization or such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xxv) payments made pursuant to Earnouts and Unfunded Holdbacks; and	$_____	$_____	$_____

(b)   decreased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP (solely to the extent increasing Consolidated Net Income):

(i)  any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period);

	$_____	$_____	$_____

[4]	Add-back pursuant to this clause (xx) is subject to the cap on Run Rate Savings set forth at the end of this computation.

[Page 6 of Schedule 1 to Compliance Certificate]

(ii)  the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash charge that is accounted for in a prior period and that was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and that does not otherwise reduce Consolidated Net Income for the current period;

	$_____	$_____	$_____

(iii) any unusual, extraordinary, infrequent or non-recurring gains;	$_____	$_____	$_____

(iv) Any net income from disposed or discontinued operations;	$_____	$_____	$_____

(v)   any non-cash items increasing Consolidated Net Income, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated Adjusted EBITDA in accordance with this definition).

	$_____	$_____	$_____

Notwithstanding the foregoing, (a) the aggregate amount of Run Rate Savings increasing Consolidated Adjusted EBITDA for any Test Period shall not exceed 25% of the Consolidated Adjusted EBITDA for such Test Period (measured after to giving effect to such items) and (b) the Consolidated Adjusted EBITDA for each of the four full fiscal quarters preceding the Closing Date shall be, in chronological order, $38.5 million, $36.5 million, $40.3 million, and $29.6 million, in each case, as such amounts may be adjusted pursuant to the foregoing provisions and other pro forma adjustments permitted by this Agreement (including as necessary to give Pro Forma Effect to any Specified Transaction).

	Actual[5]	Adjustments[6]	Pro Forma[7]
First Lien Net Leverage Ratio for the Test Period ended as of the Test Date
(the sum of clause (a)(i) minus clause (a)(ii), divided by clause (b)):	_____ to 1.00	n/a	_____ to 1.00

(a)

(i)  consolidated Indebtedness for borrowed money, Capitalized Lease Obligations, purchase money debt, unreimbursed obligations in respect of drawn letters of credit (to the extent not cash collateralized) and Debt Securities, in each case (x) as reflected on the consolidated balance sheet of Borrower and its Restricted Subsidiaries as outstanding on the last day of such Test Period and (y) solely to the extent secured, in whole or in part, by Liens on the Collateral that rank pari passu with the liens on the Collateral that secure the Revolving Facility;

	$_____	$_____	$_____

(ii) unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries;	$_____	$_____	$_____

(b) LTM Consolidated Adjusted EBITDA for such Test Period.	$_____	$_____	$_____

[5]	Report actual historical results in the “Actual” column.
[6]

To the extent any Specified Transactions (e.g., acquisitions, dispositions, incurrence or repayment of debt, or other transactions) occurred in the applicable Test Period, report the adjustments related thereto as appropriate in the “Adjustments” column. Adjustments can be positive or negative numbers. If there are no adjustments applicable to a given line-item, leave blank.

[7]	Report the sum of the Actual and Adjustments columns in the “Pro Forma” column.

[Page 7 of Schedule 1 to Compliance Certificate]

Required: (i) 4.00:1.00[89]	n/a
In compliance with Financial Covenant: (Y/N)	n/a

[8]

To be tested if the aggregate outstanding principal amount of Revolving Loans and Letters of Credit (but excluding undrawn amounts under any Letters of Credit and Letters of Credit that have been Cash Collateralized) exceeds (or exceeded) 35% of the then outstanding Revolving Commitments in effect on such date.

[9]	Commencing with the Test Period ending on the last day of the second full fiscal quarter ended after the Closing Date.

[Page 2 of Schedule 1 to Compliance Certificate]

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

AVAILABLE AMOUNT AS OF [mm/dd/yy]

		Actual	[1]
Available Amount (the sum without duplication of clauses (a) through (i), minus (j)):	$	_____

(a) an amount equal to the greater of (i) 30.00% of Closing Date EBITDA (i.e. $43,500,000) and (ii) 30.00% of LTM Consolidated Adjusted EBITDA as of the applicable date of determination,		$_____

(b)   an amount equal to 50% of cumulative Consolidated Net Income for such Available Amount Reference Period; provided that when measuring such amount (A) Consolidated Net Income will be deemed not to be less than zero in any fiscal year and (B) Consolidated Net Income for any fiscal year will be deemed to be zero until the financial statements required to be delivered pursuant to Section 6.01(a) of the Credit Agreement for such fiscal year, and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a) of the Credit Agreement for such fiscal year, have been received by the Administrative Agent,

$_____

(c)   the aggregate amount of all Permitted Equity Issuances, during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date and, in each case, Not Otherwise Applied,

$_____

(d)   to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment pursuant to Section 7.02 of the Credit Agreement, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of Investments in such Unrestricted Subsidiary or Minority Investments were made by the Borrower or any Restricted Subsidiary made in reliance on the Available Amount in an amount not to exceed the amount of such Investment when made,

$_____

(e)   to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment pursuant to Section 7.02 of the Credit Agreement, the Investments of the Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries (up to the lesser of (i) the fair market value of such Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value of the original Investments by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time they were made) to the extent that the original Investments in such Unrestricted Subsidiary were made in reliance of the Available Amount,

$_____

(f)   to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment pursuant to Section 7.02 of the Credit Agreement or required to be applied to prepay Term Loans in accordance with Section 2.07(b) of the Term Loan Credit Agreement (or any other substantially similar provision in the definitive documents

$_____

[1]

Report actual historical results in the “Actual” column, except that to, solely in the case of any measurement based on LTM Consolidated Adjusted EBITDA, such amount should be reported on a Pro Forma Basis consistent with the definition thereof.

[Page 1 of Schedule 3 to Compliance Certificate]

governing any Permitted Refinancing of the Term Loan Credit Agreement), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, in each case, to the extent that the original Investments in such Unrestricted Subsidiary or Minority Investments made in reliance on the Available Amount in an amount not to exceed the amount of such Investment when made,

(g)   to the extent (i) not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment pursuant to Section 7.02 of the Credit Agreement and (ii) not in excess of the fair market value of such Investment at the time it was made, the returns (including repayments of principal and payments of interest), profits, distributions and similar amounts received in cash or Cash Equivalents by the Borrower and its Restricted Subsidiaries on Investments made by the Borrower or any Restricted Subsidiary in reliance on the Available Amount,

$_____

(h)   any amount of mandatory prepayments of Pari Passu Lien Debt of the Borrower (and any Permitted Refinancing of the foregoing), to the extent such amount was required to be applied to offer to repurchase or otherwise prepay such Indebtedness and the holders of such Pari Passu Lien Debt declined such repurchase or prepayment,

$_____

(i)  any amount of Net Cash Proceeds from Dispositions or Casualty Events not required to be applied to a mandatory prepayment or investment pursuant to the Term Loan Credit Agreement or Permitted Refinancing thereof (other than any amount of Net Cash Proceeds not applied to make a prepayment or investment by virtue of the application of Section 2.07(b)(vi) of the Term Loan Credit Agreement (or any other substantially similar provision in the definitive documents governing any Permitted Refinancing of the Term Loan Credit Agreement),

$_____

(j)  the aggregate amount of any Investments made pursuant to Section 7.02(hh)(i) of the Credit Agreement, any Restricted Payments made pursuant to Section 7.06(s)(i) of the Credit Agreement and any Junior Debt Repayment made pursuant to Section 7.09(a)(ix)(A) of the Credit Agreement during the period commencing on the Closing Date and ending on the applicable date of determination (and, for purposes of this clause (j), without taking account of the intended usage of the Available Amount on such applicable date of determination in the contemplated transaction).

$_____

[Page 2 of Schedule 3 to Compliance Certificate]

SCHEDULE 3

TO COMPLIANCE CERTIFICATE

ADDITIONAL IP COLLATERAL AS OF [mm/dd/yy]

[There has been no change in the IP Collateral since the later of the Closing Date or the most recent Compliance Certificate.]

[1. U.S. Trademarks and Trademark Applications]

Owner	Serial Number/ Registration Number	Mark	Filing Date

[2.U.S. Patents and Patent Applications]

Owner	Application Number /Patent Number	Title	Filing Date

[3.U.S. Copyrights]

Owner	Registration No.	Title	Registration Date

[Page 1 of Schedule 4 to Compliance Certificate]

SCHEDULE 4

TO COMPLIANCE CERTIFICATE

RESTRICTED AND UNRESTRICTED SUBSIDIARIES AS OF [mm/dd/yy]

Restricted Subsidiaries

[_____]

Unrestricted Subsidiaries

[_____]

[Page 1 of Schedule 5 to Compliance Certificate]

EXHIBIT A

TO COMPLIANCE CERTIFICATE

CONSOLIDATED FINANCIAL STATEMENTS

[attached]

EXHIBIT B

TO COMPLIANCE CERTIFICATE

DETAILS OF DEFAULT OR EVENT OF DEFAULT

[To be attached only if applicable]

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions for Assignment and Assumption and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement, the Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees and swing line loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, the Loan Documents, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]: ______________________________

                                 ______________________________

[Assignor [is] [is not] a Defaulting Lender]

[2].	Assignee[s]: ______________________________

                                 ______________________________

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): Allegro MicroSystems, Inc.

4.	Administrative Agent: Mizuho Bank, Ltd., including any successor thereto, as the administrative agent under the Credit Agreement.

5.

Credit Agreement: Revolving Facility Credit Agreement, dated as of [ ], 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Mizuho Bank, Ltd., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender from time to time party thereto

6.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[9]
		__________	$__________	$__________	_____%
		__________	$__________	$__________	_____%
		__________	$__________	$__________	_____%

[8.	Trade Date: __________________][10]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Revolving Loans”, “Extended Revolving Loans”, “Incremental Revolving Loans”, etc.).

[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Assignment Effective Date: __________________, 20__ (the “Assignment Effective Date”) [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][1] Accepted:

MIZUHO BANK, LTD., as
Administrative Agent

By:
Authorized Signatory

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:

MIZUHO BANK, LTD., as
Issuing Bank

By:
Authorized Signatory][1]

[Consented to:

ALLEGRO MICROSYSTEMS, INC

By:
Name:
Title: ][2]

[1]	To be added only if the consent of the Issuing Bank is required for an assignment of Revolving Loans and/or Revolving Commitments.
[2]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it is not a Disqualified Lender and (viii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee, [(b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto;]; and [(b)] [(c)] agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Each party to this Assignment and Assumption acknowledges and agrees by its execution hereof that in addition to the other exculpations contemplated by the Credit Agreement, the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind of nature whatsoever incurred or suffered by any Person (including any party hereto) in connection with compliance or non-compliance with Section 10.07(h)(iv) of the Credit Agreement, including any purported assignment exceeding the limitation set forth therein or any assignment’s being deemed null and void thereunder. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without regard to the conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York.

EXHIBIT E

FORM OF GUARANTY

[See Attached].

EXECUTION VERSION

REVOLVING FACILITY GUARANTY

dated as of September 30, 2020

by and among

ALLEGRO MICROSYSTEMS, INC.,

as Borrower and Guarantor,

THE SUBSIDIARY GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

MIZUHO BANK, LTD.,

as Administrative Agent

SCHEDULES

Schedule I	–	Guarantors as of the Closing Date

EXHIBITS

Exhibit I	–	Form of Guaranty Supplement

i

This REVOLVING FACILITY GUARANTY, dated as of September 30, 2020, by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), each Subsidiary Guarantor set forth on Schedule I hereto, each other Subsidiary Guarantor from time to time party hereto, and Mizuho Bank, Ltd., as Administrative Agent on behalf of the Secured Parties (together with its successors and permitted assigns, the “Administrative Agent”).

Reference is made to the Revolving Facility Credit Agreement, dated as of September 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto, Mizuho Bank, Ltd., as Administrative Agent and Collateral Agent for the Lenders, and each financial institution party thereto as an arranger.

The Lenders have agreed to extend credit to the Borrower, the Issuing Banks have indicated their willingness to issue Letters of Credit, the Hedge Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements and the Cash Management Banks have agreed to enter into and/or maintain Cash Management Services, on the terms and conditions set forth in the Credit Agreement, in such Secured Hedge Agreements and in such Cash Management Services, as applicable.

The obligations of the Lenders to extend such credit, the obligations of each Issuing Bank to issue Letters of Credit, the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the Cash Management Banks to enter into and/or maintain such Cash Management Services are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Guarantor (as defined below).

The Guarantors are Affiliates of one another and will derive substantial direct and indirect benefits from the (i) extensions of credit to the Borrower and issuance of Letters of Credit pursuant to the Credit Agreement, (ii) the entering into and/or maintaining by the Hedge Banks of Secured Hedge Agreements with the Borrower and/or one or more of its Restricted Subsidiaries and (iii) the entering into and/or maintaining by the Cash Management Banks of Cash Management Services with the Borrower and/or one or more of its Restricted Subsidiaries, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the Issuing Banks to issue such Letters of Credit, the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the Cash Management Banks to enter into and/or maintain such Cash Management Services. Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Credit Agreement Definitions.

(a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in Section 1.01 of the Credit Agreement.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this

Agreement.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article III.

1

“Agreement” means this Revolving Facility Guaranty, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Allocable Amount” has the meaning assigned to such term in Article III.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Closing Date Intercreditor Agreement” means that certain Equal Priority Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, Credit Suisse AG, Cayman Islands Branch, as the Term Loan Agent, and each additional representative and collateral agent from time to time party thereto, and as acknowledged by the Guarantors.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Excluded Swap Obligation” has the meaning assigned to such term in the Credit Agreement.

“Guaranteed Obligations” means (a) with respect to each Subsidiary Guarantor, the “Obligations” as defined in the Credit Agreement of the Borrower and each other Subsidiary Guarantor, and (b) with respect to the Borrower in its capacity as a Guarantor, the “Obligations” as defined in the Credit Agreement of each Subsidiary Guarantor.

“Guarantors” means, collectively, (a) the Borrower, in its capacity as a guarantor hereunder, (b) each Subsidiary Guarantor.

“Guaranty Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Specified Loan Party” means any Loan Party that is not a Qualified ECP Guarantor.

“Subsidiary Guarantors” means, collectively, (a) each Restricted Subsidiary of the Borrower as of the Closing Date that is listed on Schedule I hereto, and (b) any other Person that becomes a party to this Agreement after the Closing Date pursuant to Section 4.12; provided that if any Person identified in clause (a) or (b) of this definition is released from its obligations hereunder as provided in Section 4.11(a) or Section 4.11(b), then such Person shall cease to be a Guarantor hereunder for all purposes effective upon such release.

“Swap Obligations” has the meaning assigned to such term in the Credit Agreement.

“UFCA” has the meaning assigned to such term in Article III.

“UFTA” has the meaning assigned to such term in Article III.

2

ARTICLE II.

GUARANTEE

Section 2.01 Guarantee. Each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred under, arising out of or in connection with any Loan Document, Secured Hedge Agreements or Cash Management Services, and whether at maturity, by acceleration or otherwise. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such Guarantor and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. Each of the Guarantors waives promptness, presentment to, demand of payment from, and protest to, any Guarantor or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02 Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any proceeding under any Debtor Relief Law shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any Collateral or other security held for the payment of any of the Guaranteed Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any other Guarantor, the Borrower, or any other Person. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower may be joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Administrative Agent or any other Secured Party on any number of occasions.

Section 2.03 No Limitations.

(a) Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.11, to the fullest extent permitted by applicable Law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of, any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.11 (but without prejudice to Section 2.04), the obligations of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by (in each case, other than the satisfaction of the Termination Conditions),

(i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise,

3

(ii) any change in the time, manner or place of payment or, or in any other term of, all or any of the Guaranteed Obligations, or any other rescission, waiver, restatement, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement,

(iii) the release of, or any impairment of any security held by the Administrative Agent, the Collateral Agent or any other Secured Party for any of the Guaranteed Obligations,

(iv) any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Obligations,

(v) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Administrative Agent, the Collateral Agent or any other Secured Party,

(vi) any change in the corporate existence, structure or ownership of any Loan Party, the lack of legal existence of the Borrower or any Guarantor or legal obligation to discharge any of the Guaranteed Obligations by the Borrower or any Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party,

(vii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Borrower, any other Guarantor, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Agreement, the other Loan Documents or any unrelated transaction,

(viii) the Credit Agreement, any other Loan Document, including this Agreement or any provision hereof, or any other agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against the Borrower or any other Guarantor ab initio or at any time after the Closing Date, or

(ix) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or discharge of, the Borrower, any Guarantor or any other guarantor or surety as a matter of law or equity.

Each Guarantor expressly authorizes, and acknowledges the right of, the applicable Secured Parties, to the extent permitted by the Security Agreement, to take and hold security for the payment and performance of the Guaranteed Obligations and take any action permitted by the Security Agreement or any other Loan Document without affecting the obligations of any Guarantor hereunder. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b) To the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.11 (but without prejudice to Section 2.04), each Guarantor waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the satisfaction of the Termination Conditions. Each Guarantor expressly acknowledges that the Administrative Agent, the Collateral Agent and the other Secured Parties may, in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or

4

adjustment of any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any Guarantor or exercise any other right or remedy available to them against any Guarantor, which action(s) if taken will not affect or impair in any way the liability of any Guarantor hereunder except to the extent the Termination Conditions have been satisfied. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any Guarantor, as the case may be, or any security. To the fullest extent permitted by applicable Law, each Guarantor waives any and all suretyship defenses.

Section 2.04 Reinstatement. Notwithstanding anything to contrary contained in this Agreement, each of the Guarantors agrees that,

(a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or any Guarantor or otherwise, and

(b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

Section 2.05 Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

Section 2.06 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.07 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided however, that each Qualified ECP Guarantor shall only be liable under this Section 2.07 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.07, or otherwise under this Agreement, as it relates to such Specified Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.07 shall remain in full force and effect until the Termination Conditions have been satisfied. Each Qualified ECP Guarantor intends that this Section 2.07 constitute, and this Section 2.07 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

5

ARTICLE III.

INDEMNITY, SUBROGATION AND SUBORDINATION

Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the payments that must be made in order for the Termination Conditions to be satisfied. If any amount shall be paid to any Guarantor in violation of the foregoing restrictions on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Guarantor, such amount shall, subject to the Closing Date Intercreditor Agreement, be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Guaranteed Obligations constituting Loans, Letters of Credit or other advances made to another Loan Party under the Credit Agreement (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, the Borrower and each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is the Borrower’s or such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior payment of the payments that must be made in order for the Termination Conditions to be satisfied. As of any date of determination, the “Allocable Amount” of the Borrower and each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against the Borrower or such Guarantor hereunder and under the Credit Agreement without (i) rendering the Borrower or such Guarantor “insolvent” within the meaning of Section 101 (32) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving the Borrower or such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA or (iii) leaving the Borrower or such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE IV.

MISCELLANEOUS

Section 4.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to a Guarantor shall be given in care of the Borrower.

Section 4.02 Waivers; Amendment.

(a) No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall impair such right, remedy, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and independent of any rights, remedies, powers and privileges provided by Law. Any forbearance or failure to exercise, and any delay in exercising,

6

any right, power or remedy hereunder shall not impair any such rights, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 4.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 4.03 Administrative Agent’s Fees and Expenses; Indemnification.

(a) Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse each of the Administrative Agent and the Collateral Agent for its fees and expenses incurred hereunder to the extent provided in Section 10.04 of the Credit Agreement, which Section 10.04 is incorporated by reference herein; provided that (a) each reference therein to the “Borrower” shall be deemed to be a reference to “each Guarantor” and (b) the amounts payable under this Section 4.03(a) shall be without duplication of any amounts paid by the Borrower under Section 10.04 of the Credit Agreement.

(b) Without limitation of the indemnification obligations under the other Loan Documents, but without duplication of amounts paid by the Borrower pursuant to Section 10.05 of the Credit Agreement, each Guarantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Joint Bookrunners and the other Indemnitees to the extent provided in Section 10.05 of the Credit Agreement, which Section 10.05 is incorporated by reference herein; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Guarantor”.

(c) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations guaranteed hereby and secured by the Collateral Documents. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, any other Loan Document, any Secured Hedge Agreement or any Cash Management Services, the consummation of the transactions contemplated hereby, the satisfaction of the Termination Conditions, the repayment of any of the Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any document governing any of the Obligations arising under any Secured Hedge Agreements or any Cash Management Services, any investigation made by or on behalf of the Administrative Agent or any other Secured Party or any resignation of the Administrative Agent, the Collateral Agent or replacement of any Lender or Issuing Bank. All amounts due under this Section 4.03 (after the determination of a court of competent jurisdiction, if required pursuant to the terms of this Section 4.03) shall be paid within twenty (20) Business Days after written demand therefor.

Section 4.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party permitted under the Credit Agreement; and all covenants, promises and agreements by or on behalf of any Guarantor or any Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except in a transaction expressly permitted under the Credit Agreement, no Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

7

Section 4.05 Survival of Agreement. All covenants, agreements, indemnities, representations and warranties made by the Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents, the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any other Loan Document, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.11, or with respect to any individual Guarantor until such Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 4.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Guarantors party hereto and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including in .pdf or .tif format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Agreement. Section 10.12 of the Credit Agreement is incorporated by reference herein, mutatis mutandis. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, amended and restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 4.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.08 GOVERNING LAW, ETC.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF ANY UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY

8

AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE OTHER PARTIES HERETO RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 4.08. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 4.09 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.09, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 4.09 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE GUARANTEES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9

Section 4.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 4.11 Termination or Release.

(a) This Agreement and the Guarantees made herein shall automatically terminate and be released with respect to all Guaranteed Obligations when the Termination Conditions have been satisfied.

(b) Any Guarantor (other than the Borrower) shall automatically be released from its obligations under each Loan Document upon the occurrence of a Guaranty Release Event with respect to such Guarantor.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) above, the Administrative Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.11 shall be without recourse, representation or warranty of any kind (whether express or implied) by the Administrative Agent.

(d) At any time that the respective Guarantor desires that the Administrative Agent take any of the actions described in immediately preceding paragraph (c), it shall, upon request of the Administrative Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to paragraph (a) or (b) above. The Administrative Agent shall have no liability whatsoever to any Secured Party as a result of any release of any Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.11.

Section 4.12 Additional Restricted Subsidiaries. To the extent required by the Credit Agreement, a Restricted Subsidiary shall be made a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein, and such Restricted Subsidiary shall execute and deliver to the Administrative Agent a Guaranty Supplement as provided in the Credit Agreement. The execution and delivery of any such instrument shall not require the consent of the Borrower or any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 4.13 Recourse; Limited Obligations. This Agreement is made with full recourse to each Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Guarantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Guarantor and each applicable Secured Party that this Agreement shall be enforced against each Guarantor to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought.

Section 4.14 Intercreditor Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE GUARANTEED OBLIGATIONS, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT.

[Signature Pages Follow]

10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLEGRO MICROSYSTEMS, INC., as Borrower and a Guarantor

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN GUARANTY]

ALLEGRO MICROSYSTEMS, LLC, as a Guarantor

By:
Name:
Title:

SILICON STRUCTURES LLC, as a Guarantor

By:
Name:
Title:

ALLEGRO MICROSYSTEMS BUSINESS DEVELOPMENT, INC., as a Guarantor

By:
Name:
Title:

VOXTEL, LLC, as a Guarantor

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN GUARANTY]

ADMINISTRATIVE AGENT:

Mizuho Bank, Ltd., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN GUARANTY]

SCHEDULE I

TO REVOLVING FACILITY GUARANTY

GUARANTORS AS OF THE CLOSING DATE

Name of Grantor	Type of Organization	Jurisdiction of Organization/ Formation
Allegro MicroSystems, Inc.	Corporation	Delaware

Allegro MicroSystems, LLC	Limited liability company	Delaware

Silicon Structures LLC	Limited liability company	Delaware

ALLEGRO MICROSYSTEMS BUSINESS DEVELOPMENT, INC.	Corporation	Delaware

Voxtel, LLC	Limited liability company	Delaware

Sch. I-1

EXHIBIT I

TO REVOLVING FACILITY GUARANTY

FORM OF GUARANTY SUPPLEMENT

GUARANTY SUPPLEMENT NO. ___, dated as of ____________________ (this “Guaranty Supplement”), to the Revolving Facility Guaranty dated as of September 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), the other Guarantors set forth on Schedule I thereto, each other Guarantor from time to time party thereto and Mizuho Bank, Ltd., as Administrative Agent on behalf of the Secured Parties (together with its successors and permitted assigns, the “Administrative Agent”).

A. Reference is made to the Revolving Facility Credit Agreement, dated as of September 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto, Mizuho Bank, Ltd., as Administrative Agent and Collateral Agent for the Lenders, and each financial institution party thereto as an arranger.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guaranty, as applicable.

C. The Guarantors have entered into the Guaranty in order to induce the Lenders to extend such credit, the Issuing Banks to issue such Letters of Credit, the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the Cash Management Banks to enter into and/or maintain such Cash Management Services. Section 4.12 of the Guaranty provides that additional Restricted Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Guaranty Supplement. The undersigned Restricted Subsidiary (the “New Guarantor”) is executing this Guaranty Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty as consideration for credit previously extended, Letters of Credit previously issued, Secured Hedge Agreements previously executed and/or Cash Management Services previously extended.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

Section 1. In accordance with Section 4.12 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by the Borrower with respect to the Guarantors under the Credit Agreement are true and correct in all material respects (except to the extent any such representations and warranty is qualified as to “Material Adverse Effect”, in which case such representation and warranty, to the extent qualified by a “Material Adverse Effect”, shall be true and correct in all respects) with respect to the New Guarantor on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (except to the extent any such representations and warranty is qualified as to “Material Adverse Effect”, in which case such representation and warranty, to the extent qualified by a “Material Adverse Effect”, shall be true and correct in all respects) as of such earlier date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Guarantor as if originally named therein as a Guarantor. The Guaranty is hereby incorporated herein by reference.

Ex. I-1

Section 2. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Guaranty Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 3. This Guaranty Supplement may be executed in one or more counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Guaranty Supplement that bears the signature of the New Guarantor and the Administrative Agent has executed a counterpart hereof. Delivery of an executed counterpart of a signature page of this Guaranty Supplement by telecopy or other electronic imaging means (including in .pdf or .tif format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Guaranty Supplement. Section 10.12 of the Credit Agreement is incorporated by reference herein, mutatis mutandis.

Section 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect, subject to the termination of the Guaranty pursuant to Section 4.11 thereof.

Section 5. (a) THIS GUARANTY SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) BY EXECUTING AND DELIVERING THIS GUARANTY SUPPLEMENT, THE NEW GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND ANY THE UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE OTHER PARTIES HERETO RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS GUARANTY SUPPLEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 5(c). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Ex. I-2

(d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(d), THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY SUPPLEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 5(d) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE GUARANTEES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS GUARANTY SUPPLEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 6. If any provision of this Guaranty Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty Supplement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

Section 8. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Guaranty Supplement, as provided in Section 4.03(a) of the Guaranty.

Ex. I-3

Section 9. For purposes of New York General Obligations Law §5-1105, the parties hereto agree that the promise by the New Guarantor contained herein is a Guaranty (as defined in the Credit Agreement) and that (i) the consideration for this Guaranty, which is hereby expressed in writing, is the making of Commitments with respect to the Loans and the Letters of Credit on the Closing Date and other extensions of credit that constitute Obligations under the Credit Agreement from time to time outstanding, and (ii) such Commitments and other extensions of credit have been given and/or performed and would be valid consideration for this Guaranty Supplement but for the time that they were given (i.e., would have been valid consideration for this Guaranty if the New Guarantor had entered into this Guaranty contemporaneously with the initial making of the Commitments and other extensions of credit on the Closing Date).

[Remainder of page intentionally left blank]

Ex. I-4

IN WITNESS WHEREOF, the New Guarantor has duly executed this Guaranty Supplement as of the day and year first above written.

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

Mizuho Bank, Ltd., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Ex. I-5

EXHIBIT F

FORM OF SECURITY AGREEMENT

[See Attached].

EXECUTION VERSION

REVOLVING FACILITY SECURITY AGREEMENT

dated as of September 30, 2020

by and among

ALLEGRO MICROSYSTEMS, INC.,

as Borrower and Grantor

THE OTHER GRANTORS PARTY HERETO FROM TIME TO TIME,

and

MIZUHO BANK, LTD.,

as Collateral Agent

i

SCHEDULES

Schedule I	–	Additional Grantors
Schedule II	–	Pledged Equity; Pledged Debt
Schedule III	–	UCC Filing Offices

EXHIBITS

Exhibit I	–	Form of Security Agreement Supplement
Exhibit II	–	Form of Perfection Certificate
Exhibit III	–	Form of Trademark Security Agreement
Exhibit IV	–	Form of Patent Security Agreement
Exhibit V	–	Form of Copyright Security Agreement

ii

This REVOLVING FACILITY SECURITY AGREEMENT, dated as of September 30, 2020 (this “Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), the entities set forth on Schedule I hereto, each other entity from time to time party hereto as a grantor hereunder (together with the Borrower and each entity set forth on Schedule I hereto, collectively, the “Grantors”), and Mizuho Bank, Ltd., as the Collateral Agent for the Secured Parties (together with its successors and permitted assigns, the “Collateral Agent”).

Reference is made to (a) that certain Revolving Facility Credit Agreement, dated as of September 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto, and Mizuho Bank, Ltd., as Administrative Agent and Collateral Agent, and (b) the Revolving Facility Guaranty, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”), by and among the Subsidiaries of the Borrower from time to time party thereto as additional guarantors and the Administrative Agent.

The Lenders have agreed to extend credit to the Borrower, the Issuing Banks have indicated their willingness to issue Letters of Credit, the Hedge Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements and the Cash Management Banks have agreed to enter into and/or maintain Cash Management Services, on the terms and conditions set forth in the Credit Agreement, in such Secured Hedge Agreements and in such Cash Management Services, as applicable.

Each Guarantor has, pursuant to the Guaranty, unconditionally guaranteed the obligations of the Borrower under the Credit Agreement.

The obligations of the Lenders to extend such credit, the obligations of each Issuing Bank to issue Letters of Credit, the obligation of the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the obligation of the Cash Management Banks to enter into and/or maintain such Cash Management Services are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Grantor.

The Grantors are Affiliates of one another and will derive substantial direct and indirect benefits from the extensions of credit to the Borrower pursuant to the Credit Agreement, the issuance of Letters of Credit, the entering into and/or maintaining by the Hedge Banks of Secured Hedge Agreements with the Borrower and/or one or more of its Restricted Subsidiaries, and the entering into and/or maintaining by the Cash Management Banks of Cash Management Services with the Borrower and/or one or more of its Restricted Subsidiaries, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the Issuing Banks to issue such Letters of Credit, the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the Cash Management Banks to enter into and/or maintain such Cash Management Services.

Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Credit Agreement.

(a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) Unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.

(c) The rules of construction specified in Sections 1.02 through 1.09 (inclusive) of the Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article VI.

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Account(s)” means “accounts” as defined in Section 9-102 of the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 4.02(g).

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Allocable Amount” has the meaning assigned to such term in Article VI.

“Applicable Collateral Agent” means the “Applicable Collateral Agent” as defined in the Closing Date Intercreditor Agreement or such similar term in any other applicable Intercreditor Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Bankruptcy Code” means the Bankruptcy Code of the United States.

“Bankruptcy Event of Default” means any Event of Default under Section 8.01(f) of the Credit Agreement.

“Blue Sky Laws” has the meaning assigned to such term in Section 5.01.

“Borrower” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Closing Date Grantor” means any Grantor that grants a Lien on any of its assets hereunder on the Closing Date.

“Closing Date Intercreditor Agreement” means that certain Equal Priority Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, the Term Loan Agent and each additional representative and collateral agent from time to time party thereto, and as acknowledged by the Grantors.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Account” means any Cash Collateral Account (as defined in the Credit Agreement), which cash collateral account shall be established by the Collateral Agent for the benefit of the relevant Secured Parties in accordance with the Credit Agreement.

2

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Copyright License” means any written agreement granting any right to any third party under any Copyright owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to, all copyrights in any work subject to the copyright laws of the United States or any other country, whether registered or unregistered and whether published or unpublished, and with respect to the foregoing (a) all registrations and applications for registration thereof, including registrations and pending applications for registration in the United States Copyright Office or the equivalent in any other territory, including those listed on Schedule II(B) to the Perfection Certificate, (b) all renewals and extensions thereof, (c) all income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, and (d) the right to sue for past, present and future infringements thereof.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Discharge of Term Loan Credit Agreement” has the meaning assigned to such term in the Closing Date Intercreditor Agreement.

“Equipment” means (a) any “equipment” as such term is defined in Article 9 of the UCC and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Grantor in each case, regardless of whether characterized as equipment under the UCC and (b) any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Excluded Assets” has the meaning assigned to such term in Section 3.01.

“Excluded Equity Interests” has the meaning assigned to such term in Section 2.01.

“Excluded Swap Obligation” has the meaning assigned to such term in the Guaranty.

“General Intangibles” means “general intangibles” as such term is defined in Article 9 of the UCC and shall in any event include all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, as the case may be, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedge Agreements and other agreements), rights to the payment of Money, rights to the payment of insurance claims, rights to the payment of proceeds, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor.

“Grantor” has the meaning assigned to such term in the introductory paragraph hereto.

“Guaranty” has the meaning assigned to such term in the introductory paragraph hereto.

3

“Intellectual Property” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to any and all Patents, Copyrights, Trademarks, trade secrets, and all other intellectual property rights in confidential or proprietary technical and business information, know how, show how, software and databases.

“Intellectual Property Security Agreement” means a Trademark Security Agreement substantially the form of Exhibit III attached hereto, a Patent Security Agreement substantially in the form of Exhibit IV attached hereto, or a Copyright Security Agreement substantially in the form of Exhibit V attached hereto, as applicable.

“IP Collateral” means, with respect to any Grantor, the Article 9 Collateral consisting of Intellectual Property of such Grantor.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement granting rights under Intellectual Property to which any Grantor is a party.

“Money” has the meaning provided in Article 1 of the UCC.

“Patent License” means any written agreement granting to any third party any right to import, make, have made, offer for sale, use or sell any invention or design claimed in a Patent owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any such right with respect to any invention or design claimed in a Patent owned by any third party, and all rights of any Grantor under any such agreement.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to, all patents of the United States or the equivalent thereof in any other country, all registrations thereof, and all applications for patents of the United States or the equivalent thereof in any other country, including registrations and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule II(B) to the Perfection Certificate, and with respect to the foregoing (a) all reissues, reexaminations, divisions, continuations, renewals, extensions and continuations-in-part thereof, (b) all inventions or designs claimed therein, (c) all income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, and (d) the right to sue for past, present and future infringements thereof.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II or any other form reasonably approved by the Collateral Agent, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower.

“Perfection Requirements” has the meaning assigned to such term in Section 3.03(g).

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Debt Threshold Amount” means, with respect to any particular Indebtedness of the type specified in the clause (a)(i) or (a)(ii) of the definition thereof that comprises Pledged Debt (as stated in, and without duplication of, any promissory note, Debt Security or other Instrument, in each case, evidencing such Pledged Debt), an aggregate principal amount equal to $10,000,000.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

4

“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited or unlimited liability membership certificates, partnership interest certificates, or other Securities or Instruments now or hereafter included in the Pledged Collateral, including all Pledged Equity, Pledged Debt and all other certificates, or instruments representing or evidencing any Pledged Collateral.

“Secured Obligations” means the “Obligations” as defined in the Credit Agreement; provided that Secured Obligations shall exclude all Excluded Swap Obligations.

“Securities Act” has the meaning assigned to such term in Section 5.01.

“Security” means a “security” as such term is defined in Article 8 of the UCC and, in any event, shall include any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Term Loan Agent” means the Term Loan Collateral Agent as defined in the Closing Date Intercreditor Agreement, which as of the Closing Date is Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent under the Term Loan Credit Agreement.

“Trademark License” means any written agreement granting to any third party any right to use any Trademark owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark owned by any third party, and all rights of any Grantor under any such agreement (not including vendor or distribution agreements that allow incidental use of intellectual property rights in connection with the sale or distribution of such products or services).

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, domain names, and other source or business identifiers, whether registered or unregistered, together with all goodwill of the business connected with the use thereof and symbolized thereby, and with respect to the foregoing (a) all registrations and applications for registration thereof, including registrations and pending applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, including those listed on Schedule II(B) to the Perfection Certificate, (b) all extensions and renewals thereof, (c) all income, fees, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements and dilutions thereof or injury to the goodwill associated therewith, and (d) the right to sue for past, present and future infringements and dilutions thereof or injury to the goodwill associated therewith.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

5

“UFCA” has the meaning assigned to such term in Article VI.

“UFTA” has the meaning assigned to such term in Article VI.

ARTICLE II.

PLEDGE OF SECURITIES

Section 2.01 Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in, all of such Grantor’s right, title and interest in, to and under each of the following:

(a) (i) all Equity Interests held by it on the date hereof (including those Equity Interests listed on Schedule II), and (ii) any other Equity Interests obtained in the future by such Grantor and the certificates representing all such Equity Interests (the foregoing clauses (i) and (ii) collectively, the “Pledged Equity”), in each case including all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity and all warrants, rights or options issued thereon or with respect thereto; provided that the Pledged Equity shall not include, and no Lien shall attach to, and no representation, warranty or covenant contained herein or any other Collateral Document shall apply to, each of the following:

(i) (A) more than 65% of the issued and outstanding Equity Interests (other than non-voting Equity Interests) of (1) each Subsidiary that is a Foreign Subsidiary, (2) each Subsidiary that is a FSHCO and (B) any Equity Interests of any Subsidiary of any Person described in the foregoing clause (A);

(ii) (1) any Equity Interests of any Person that is not a direct wholly-owned Material Subsidiary of the Borrower or any other Grantor or (2) any Equity Interests in any other Person (other than a direct or indirect wholly-owned Material Subsidiary of the Borrower or any other Loan Party), in each case, to the extent (A) the Organization Documents or other agreements with respect to such Equity Interests with other equity holders prohibits or restricts the pledge of such Equity Interests, (B) the pledge of such Equity Interests is otherwise prohibited or restricted by

(I) applicable Law which would require governmental (including regulatory) consent, approval, license or authorization to be pledged or that would require consent under any contractual obligation existing on the Closing Date or on the date any Subsidiary is acquired (so long as, in respect of such contractual obligation, such prohibition is not incurred in contemplation of such acquisition and except to the extent such prohibition is overridden by anti-assignment provisions of the Uniform Commercial Code) or (II) any agreement with a third party (other than the Borrower or any of the Restricted Subsidiaries) or (C) would result in a change of control, repurchase obligation or other adverse consequence (in each case, except to the extent that any such prohibition or restriction would be rendered ineffective under the UCC or other applicable Law or principle of equity);

(iii) any margin stock;

(iv) any Equity Interest, if the pledge thereof or the security interest therein would result in material adverse tax consequences to any Grantor as reasonably determined by the Borrower in consultation with the Administrative Agent;

6

(v) Equity Interests in any Unrestricted Subsidiary or Immaterial Subsidiary;

(vi) any Equity Interest with respect to which the Administrative Agent has determined (in its reasonable judgment) in consultation with the Borrower that the costs of pledging, perfecting or maintaining the pledge in respect of such Equity Interest hereunder exceeds the fair market value thereof or the practical benefit to the Secured Parties afforded (or proposed to be afforded) thereby; and

(any Equity Interests excluded pursuant to clauses (i) through (vi) above, the “Excluded Equity Interests”); provided, further, that if and when any Equity Interest shall cease to be an Excluded Equity Interest and would otherwise constitute Pledged Equity, a Lien on and security in such property shall be deemed granted therein and the provisions of this Agreement shall apply to such Equity Interests;

(b) (i) all Indebtedness owned by such Grantor as of the date hereof (including those listed opposite the name of such Grantor on Schedule II) and (ii) all Indebtedness owned by such Grantor from time to time in the future (the foregoing clauses (i) and (ii) collectively, the “Pledged Debt”), in each case including (x) all interest, cash, and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all Pledged Debt and (y) all promissory notes, Debt Securities and other Instruments evidencing such Pledged Debt; provided that the Pledged Debt shall not include, and no Lien shall attach to, and no representation, warranty or covenant contained herein or any other Collateral Document shall apply to, any Excluded Asset;

(c) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above;

(d) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), and (c) above; and

(e) all Proceeds of, and Security Entitlements in respect of, any of the foregoing

(the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”; provided that the Pledged Collateral shall not include, and the Security Interest shall not attach to, any Excluded Asset).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 2.02 Delivery of the Pledged Securities and Pledged Debt.

(a) On the Closing Date or on the date on which it signs and delivers its first Security Agreement Supplement (in the case of any Grantor other than a Closing Date Grantor) or at such later date as the Administrative Agent may agree, each Grantor shall deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, (or to the Applicable Collateral Agent (solely to the extent the Applicable Collateral Agent is not the Collateral Agent), acting as non-fiduciary gratuitous bailee on behalf of the Collateral Agent pursuant to any applicable Intercreditor Agreement) any and all Pledged Securities then owned by such Grantor (other than any Uncertificated Securities and other than any Security Entitlements); provided that promissory notes and Instruments evidencing Indebtedness shall only be so

7

required to be delivered to the extent required pursuant to paragraph (b) of this Section 2.02. Thereafter, whenever such Grantor acquires any other Pledged Security (other than any Uncertificated Securities and other than any Security Entitlements), such Grantor shall (within sixty days after receipt by such Grantor (or such longer period as the Administrative Agent may agree in its reasonable discretion)) deliver or cause to be delivered to the Collateral Agent (or to the Applicable Collateral Agent (solely to the extent the Applicable Collateral Agent is not the Collateral Agent), acting as non-fiduciary gratuitous bailee on behalf of the Collateral Agent pursuant to any applicable Intercreditor Agreement) such Pledged Security as Collateral; provided that promissory notes and Instruments evidencing Indebtedness shall only be so required to be delivered to the extent required pursuant to paragraph (b) of this Section 2.02.

(b) (i) As promptly as practicable (and in any event within sixty days after receipt by Grantor (or such longer period as the Administrative Agent may agree in its sole discretion)), each Grantor will use commercially reasonable efforts to cause any Pledged Debt of the type specified in clauses (a)(i) or (a)(ii) of the definition of “Indebtedness” having an aggregate principal amount in excess of the Pledged Debt Threshold Amount owed to such Grantor by any Person (other than a Loan Party) to be evidenced by a duly executed promissory note, Debt Security or other Instrument to be pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties (or to the Applicable Collateral Agent (solely to the extent the Applicable Collateral Agent is not the Collateral Agent), acting as non-fiduciary gratuitous bailee on behalf of the Collateral Agent pursuant to any applicable Intercreditor Agreement), pursuant to the terms hereof.

(ii) Promissory notes, Debt Securities and other Instruments representing Pledged Debt having an aggregate principal amount equal to the Pledged Debt Threshold Amount or less need not be delivered to the Collateral Agent.

(c) Upon delivery to the Collateral Agent (or to the Applicable Collateral Agent (solely to the extent the Applicable Collateral Agent is not the Collateral Agent), acting as non-fiduciary gratuitous bailee on behalf of the Collateral Agent pursuant to any applicable Intercreditor Agreement), any certificate or promissory note representing Pledged Collateral shall be accompanied by a customary undated stock power or note allonge, as applicable, duly executed in blank or other undated instruments of transfer duly-executed in blank reasonably satisfactory to the Collateral Agent. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed to supplement Schedule II and be made a part hereof; provided that failure to provide any such schedule hereto shall not affect the validity of the pledge hereunder of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

(d) The pledge and security interest granted in Section 2.01 are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.

(e) In accordance with the terms of any applicable Intercreditor Agreement, all Pledged Collateral delivered to the Collateral Agent shall be held by the Collateral Agent as bailee for the secured parties with respect to each such applicable Intercreditor Agreement solely for the purpose of perfecting the security interest therein granted in such Pledged Collateral.

8

Section 2.03 Representations, Warranties and Covenants. Each Grantor, jointly and severally, represents, warrants and covenants, as to itself and the other Grantors, to and with the Collateral Agent, for the benefit of the Secured Parties on and as of each date as required by Section 2.16 or 4.02 of the Credit Agreement, as applicable, except, for the avoidance of doubt, with respect to any Excluded Asset, that:

(a) Schedule II sets forth, as of the Closing Date and as of each date on which a supplement to Schedule II is delivered pursuant to Section 2.02(c), a true and correct list of (i) all the issued and outstanding units of each class of the Equity Interests (including Security Entitlements) required to be pledged hereunder and directly owned or of record by such Grantor specifying the issuer, whether the applicable Equity Interest is certificated, and the certificate number (if any) of, and the number and percentage of ownership represented by, such Pledged Equity and (ii) all the Pledged Debt of the type specified in clause (a)(i) or (a)(ii) of the definition of “Indebtedness” (including all promissory notes, Debt Securities and other Instruments evidencing such Pledged Debt) having an aggregate principal amount in excess of the Pledged Debt Threshold Amount owned by such Grantor, in each case required to be pledged hereunder;

(b) the Pledged Equity issued by the Borrower, each other Grantor or their respective wholly owned Material Subsidiaries and the Pledged Debt (solely with respect to Pledged Debt issued by a Person other than any Grantor or any of their respective wholly-owned Subsidiaries to the best of each Grantor’s knowledge), have been duly and validly authorized and issued by the issuers thereof (to the extent such concepts are applicable) and (i) in the case of Pledged Equity issued by the Borrower, each other Grantor or their respective wholly owned Material Subsidiaries (other than Pledged Equity consisting of (A) equity of a Person organized other than pursuant to the laws of a state of the United States of America or (B) limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and nonassessable), are fully paid and nonassessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than any Grantor or any of their respective wholly-owned Subsidiaries to the best of each Grantor’s knowledge), are legal, valid and binding obligations of the issuers thereof, subject to applicable Debtor Relief Laws and general principles of equity and principles of good faith and fair dealing;

(c) each of the Grantors (i) is the direct owner of record of the Pledged Securities indicated on Schedule II (as of the Closing Date and as of each date on which a supplement to Schedule II is delivered pursuant to this Agreement (as applicable)) as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) other Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, (iii) will make no Lien on the Pledged Collateral, other than (A) Liens created by the Collateral Documents and (B) other Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by the Loan Documents, securities laws generally or by Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, the Pledged Equity of Persons that are wholly-owned Material Subsidiaries is and will continue to be freely transferable and assignable, and none of such Pledged Equity is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law or other organizational document provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Equity hereunder or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity and perfection of the pledge effected hereby (other than (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Grantors in favor of the Collateral Agent for the benefit of the Secured Parties or (ii) approvals or consents which have been obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made));

9

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities constituting Pledged Equity and associated transfer powers are delivered to and in continued possession by the Collateral Agent (or to and by the Applicable Collateral Agent (solely to the extent the Applicable Collateral Agent is not the Collateral Agent), acting as non-fiduciary gratuitous bailee on behalf of the Collateral Agent pursuant to any applicable Intercreditor Agreement), in the State of New York in accordance with this Agreement, the Collateral Agent (or the Applicable Collateral Agent (solely to the extent the Applicable Collateral Agent is not the Collateral Agent), acting as non-fiduciary gratuitous bailee on behalf of the Collateral Agent pursuant to any applicable Intercreditor Agreement), for the benefit of the Secured Parties will (i) obtain a legal, valid and first-priority (subject only to Permitted Liens) perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations, (ii) have “control” (within the meaning of Section 8-106(b) of the UCC) of such Pledged Securities, and (iii) assuming that neither the Collateral Agent nor any of the other Secured Parties have “notice of an adverse claim” (as defined in Section 8-105 of the UCC) with respect to such Pledged Securities at the time such Pledged Securities constituting Certificated Securities are delivered to the Collateral Agent (or to the Applicable Collateral Agent (solely to the extent the Applicable Collateral Agent is not the Collateral Agent), acting as non-fiduciary gratuitous bailee on behalf of the Collateral Agent pursuant to any applicable Intercreditor Agreement), be a protected purchaser (within the meaning of Section 8-303 of the UCC) thereof;

(h) by virtue of the execution and delivery by the Grantors of this Agreement and delivery of the Pledged Debt (to the extent required hereunder) to and continued possession of the Pledged Debt by the Collateral Agent (or to and by the Applicable Collateral Agent (solely to the extent the Applicable Collateral Agent is not the Collateral Agent), acting as non-fiduciary gratuitous bailee on behalf of the Collateral Agent pursuant to any applicable Intercreditor Agreement) in the State of New York, the Collateral Agent (or the Applicable Collateral Agent (solely to the extent the Applicable Collateral Agent is not the Collateral Agent), acting as non-fiduciary gratuitous bailee on behalf of the Collateral Agent pursuant to any applicable Intercreditor Agreement) for the benefit of the Secured Parties will obtain a legal, valid, and first-priority (subject only to Permitted Liens) perfected lien upon and security interest in such Pledged Debt as security for the payment and performance of the Secured Obligations;

(i) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein; and

(j) subject to the terms of this Agreement and to the extent permitted by applicable Law, each Grantor hereby agrees that upon the occurrence and during the continuation of an Event of Default, it will comply with instructions of the Collateral Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder and are Uncertificated Securities without further consent by the applicable owner or holder of such Pledged Equity.

Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Credit Agreement excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to perfect any security interest in favor of the Collateral Agent in the Pledged Collateral, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to Pledged Collateral or the creation, perfection or priority (as applicable) of the security interest granted therein in favor of the Collateral Agent (including, without limitation, in this Section 2.03) shall be deemed not to apply to such excluded assets.

10

Section 2.04 Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that, to the extent any interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be represented by a certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the Closing Date by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent (or to the Applicable Collateral Agent (solely to the extent the Applicable Collateral Agent is not the Collateral Agent), acting as non-fiduciary gratuitous bailee on behalf of the Collateral Agent pursuant to any applicable Intercreditor Agreement) pursuant to the terms hereof.

Section 2.05 Registration in Nominee Name; Denominations. Subject to the terms of any applicable Intercreditor Agreement, if an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Borrower written notice at least one Business Day prior to its intent to exercise such rights, (a) the Collateral Agent, for the benefit of the Secured Parties, shall have the right (in its sole and absolute discretion) to cause each of the Pledged Securities to be transferred of record into the name of the Collateral Agent or the name of its nominee (as pledgee or as sub-agent) and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement to the extent permitted by the documentation governing such Pledged Securities; provided that, notwithstanding the foregoing, if a Bankruptcy Event of Default shall have occurred and be continuing, the Collateral Agent shall not be required to give the notice referred to above in order to exercise the rights described above. Each Grantor will promptly give to the Collateral Agent copies of any material notices received by it with respect to Pledged Securities registered in the name of such Grantor. Each Grantor will take any and all actions reasonably requested by the Collateral Agent to facilitate compliance with this Section 2.05.

Section 2.06 Voting Rights; Dividends and Interest.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have provided written notice to the Borrower that the rights of the Grantors under this Section 2.06(a) are being suspended; provided that, such written notice to the Borrower shall be delivered at least one Business Day prior to the suspension of the rights set forth in clauses (i) and (ii) hereof:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose not inconsistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request in writing for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above, in each case, as shall be specified in such request and be in form and substance reasonably satisfactory to the Collateral Agent.

11

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities, to the extent (and only to the extent) that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement and the other Loan Documents; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall be delivered to the Collateral Agent within sixty days (or such longer period as the Collateral Agent may agree in its discretion) in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent to the extent required by Section 2.02 hereof). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor (at the expense of such Grantor) any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted pursuant to the terms of the Credit Agreement.

(b) Upon the occurrence and during the continuance of any Event of Default, after the Collateral Agent shall have notified the Borrower in writing of the suspension of the rights of the Grantors under Section 2.06(a), then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 2.06(a)(iii) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06(b) shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and, upon demand by the Collateral Agent, shall be delivered to the Collateral Agent within five Business Days (or such longer period as the Collateral Agent may agree in its discretion) in the same form as so received (with any necessary stock or note powers and other instruments of transfer reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 0. After all Events of Default have been cured (including by performance subject to the limitations set forth in the Credit Agreement) or waived and the Borrower shall have delivered to the Collateral Agent a certificate to such effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of Section 2.06(a)(iii) in the absence of any such Event of Default and that remain in such account, and such Grantor’s right to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities shall be automatically reinstated.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower in writing at least one day prior to the suspension of the rights of the Grantors under Section 2.06(a), then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii), shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time upon the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured (including by performance subject to the limitations set forth in the Credit Agreement) or waived and

12

the Borrower shall have delivered to the Collateral Agent a certificate to such effect, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii) shall be reinstated.

(d) Any notice given by the Collateral Agent to the Borrower suspending the rights of the Grantors under Section 2.06(a), (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under Section 2.06(a)(i) or 2.06(a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary contained in Section 2.06(a), (b) or (c), if a Bankruptcy Event of Default shall have occurred and be continuing, the Collateral Agent shall not be required to give any notice referred to in said Sections in order to exercise any of its rights described in such Sections, and the suspension of the rights of each of the Grantors under each such Section shall be automatic upon the occurrence of such Bankruptcy Event of Default.

(e) In order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request, but in any event solely after an Event of Default has occurred and is continuing.

Section 2.07 Collateral Agent Not a Partner or Limited Liability Company Member. Nothing contained in this Agreement shall be construed to make the Collateral Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither the Collateral Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Collateral Agent shall become the absolute owner of Pledged Equity consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Party, any Grantor and/or any other Person.

ARTICLE III.

SECURITY INTERESTS IN PERSONAL PROPERTY

Section 3.01 Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any and all of the following assets and properties, whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

13

(iii) all Documents;

(iv) all Equipment;

(v) all General Intangibles;

(vi) all Instruments;

(vii) all Inventory;

(viii) all Investment Property;

(ix) all books and records pertaining to the Article 9 Collateral;

(x) all Goods and Fixtures;

(xi) all Money, cash, Cash Equivalents, Deposit Accounts, Securities Accounts and Commodities Accounts;

(xii) all Letter-of-Credit Rights;

(xiii) all Commercial Tort Claims;

(xiv) all Collateral Accounts, and all cash, Cash Equivalents, Money, Securities and other investments deposited therein;

(xv) all Supporting Obligations;

(xvi) all Security Entitlements in any or all of the foregoing;

(xvii) all Intellectual Property; and

(xviii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that Article 9 Collateral shall not include, and the Security Interest shall not attach to, and no representation, warranty or covenant contained herein or any other Collateral Document shall apply to, any of the following assets or property, each being an “Excluded Asset”:

(i) any asset (including, to the extent applicable, any Equipment or Inventory owned by a Grantor that is subject to a Lien permitted under Section 7.01(d) of the Credit Agreement), lease, license, franchise, charter, authorization, contract or agreement to which any Grantor is a party, together with any rights or interest thereunder, in each case, if and to the extent security interests therein (A) are prohibited by or in violation of any applicable Law, (B) requires any governmental consent that has not been obtained or consent of a third party that is not a Grantor or a Controlled Affiliate of a Grantor that has not been obtained pursuant to any contract or agreement binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition, or (C) is prohibited by or in violation of a term, provision or condition of any such lease, license, franchise, charter, authorization, contract or agreement to which such Grantor is a

14

party, except, in the case of each of the foregoing clauses (A), (B), and (C), to the extent that such prohibition or restriction would be rendered ineffective under the UCC or other applicable Law or principle of equity; provided, however, that, notwithstanding the foregoing, the Article 9 Collateral shall include (and the Security Interest shall attach), at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach to any portion of such asset, lease, license, franchise, charter, authorization, contract or agreement not subject to the prohibitions specified in clauses (A), (B), or (C) above (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law); provided, further, that the Excluded Assets referred to in this clause (i) shall not include any Proceeds or receivables of any such asset, lease, license, franchise, charter, authorization, contract or agreement (except to the extent such Proceeds or receivables constitute Excluded Assets);

(ii) the Excluded Equity Interests and any assets of any Excluded Subsidiary;

(iii) any “intent-to-use” Trademark applications prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law (it being understood that after such period such intent-to-use application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral);

(iv) (A) any leasehold interest (including any ground lease interest) in real property, (B) any fee interest in owned real property other than Material Real Property, and (C) any Fixtures affixed to any real property to the extent (1) such real property does not constitute Material Real Property or (2) a security interest in such Fixtures may not be perfected by the filing of a UCC financing statement in the jurisdiction of organization (or other location of a Grantor under Section 9-307 of the UCC) of the applicable Grantor;

(v) (A) as extracted collateral, (B) timber to be cut, (C) farm products, (D) manufactured homes and (E) healthcare insurance receivables;

(vi) any particular asset, if the pledge thereof or the security interest therein would result in material adverse tax consequences to any Grantor as reasonably determined by the Borrower in good faith in consultation with the Administrative Agent;

(vii) any specifically identified asset with respect to which the Administrative Agent has determined (in its reasonable judgment in consultation with the Borrower) that the costs of obtaining, perfecting or maintaining a Security Interest or pledge in such asset exceed the fair market value thereof (as determined by the Borrower in its reasonable judgment) or the practical benefit to the Secured Parties afforded thereby;

(viii) Letter-of-Credit rights to the extent a security interest therein cannot be perfected by the filing of UCC-1 financing statements;

(ix) motor vehicles, aircraft and other assets subject to certificates of title or ownership (including, without limitation, aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof and rolling stock) in each case, to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement in the jurisdiction of organization (or other location of a Grantor under Section 9-307 of the UCC) of the applicable Grantor; and

15

(x) except to the extent perfected by filing of a UCC-1 financing statement in the jurisdiction of organization (or other location of a Grantor under Section 9-307 of the UCC) of the applicable Grantor, cash, Cash Equivalents (including securities entitlements and related assets) and any Deposit Account, Commodity Account or Securities Account; provided that, the Excluded Assets referred to in this clause (x) shall not include proceeds of Collateral (as defined in the Credit Agreement);

provided that if and when any property shall cease to be an Excluded Asset, a Lien on and security interest in such property shall be deemed granted therein and the provisions of this Agreement shall apply to such property, including the Proceeds of any General Intangible, Instrument, license, property right, permit or any other contract or agreement (except to the extent such Proceeds are Excluded Assets). Notwithstanding anything to the contrary, the Proceeds of, or in respect of, any Excluded Assets shall constitute Article 9 Collateral (except to the extent such Proceeds are an Excluded Asset).

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements or continuation statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) describe the collateral covered thereby in any manner that the Collateral Agent reasonably determines is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement including indicating the Collateral as “all assets” or “all personal property” of such Grantor or words of similar effect and (ii) contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization and the type of organization and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon reasonable request. The Collateral Agent is further irrevocably authorized to file (to the extent the Grantors have not already made such filings) Intellectual Property Security Agreements, or supplements or amendments thereof, executed by the applicable Grantor(s) with the United States Patent and Trademark Office or United States Copyright Office (or any successor offices). Without limiting the rights and remedies of the Collateral Agent arising under Applicable Law and under the Loan Documents, the Parties agree that in the event an Intellectual Property Security Agreement, or any supplement or amendment thereof, is no longer a reasonably acceptable form of documentation to file with the United States Patent and Trademark Office or the United States Copyright Office (or any successor offices), as applicable, the authorization granted in the preceding sentence extends to any other documents and actions reasonably necessary to evidence, record, confirm or otherwise perfect the Security Interest in any IP Collateral consisting of U.S. issued Patents and applications therefor, U.S. registered Trademarks and applications therefor, or U.S. registered Copyrights (and exclusive Licenses of registered Copyrights), in each case naming the Collateral Agent as secured party, but, except as provided under Article V hereof or under the Loan Documents, the Collateral Agent is not authorized to execute any such documents on any Grantor’s behalf (to the extent such execution is necessary).

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

16

Section 3.02 Representations and Warranties. Subject to the Perfection Requirements, each Grantor represents and warrants, as to itself and the other Grantors, to the Collateral Agent and the Secured Parties on the Closing Date and on and as of each other date required by Section 2.16 or 4.02 of the Credit Agreement, as applicable, except, for the avoidance of doubt, with respect to any Excluded Asset, that:

(a) Each Grantor has valid rights (not subject to any Liens other than Permitted Liens) in the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes (which rights are in any event, sufficient under Section 9-203 of the UCC), and has full power and authority to grant to the Collateral Agent, for the benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate delivered to the Administrative Agent on or prior to the Closing Date has been duly executed and delivered and the information set forth therein, including the exact legal name of each Grantor and its jurisdiction of organization is correct and complete in all material respects (or in all respects in the case of the exact legal name and jurisdiction of organization of each Grantor) as of the Closing Date. UCC financing statements (including fixture filings, as applicable) prepared based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule III (or specified by notice from the applicable Grantor to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.11 of the Credit Agreement), are all the filings, recordings and registrations (other than any filings with respect to real property, filings required to be made in the United States Patent and Trademark Office or the United States Copyright Office in order to perfect the Security Interest in IP Collateral) necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration with respect to such Article 9 Collateral is necessary in any such jurisdiction, except as provided under applicable Law with respect to the filing of amendment or continuation statements. Each Grantor represents and warrants that, on the Closing Date and on and as of each other date as required by Section 4.02(e), fully executed Intellectual Property Security Agreements containing a description of all IP Collateral consisting of U.S. Patents (and U.S. Patents for which applications are pending), U.S. registered Trademarks (and U.S. Trademarks for which registration applications are pending) or U.S. registered Copyrights and exclusive Copyright Licenses to U.S. registered Copyrights, as applicable, have been or will be delivered to the Collateral Agent for recording by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC and (iii) subject to the filings described in Section 3.02(b), and the timely filing with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, of the Intellectual Property Security Agreements delivered in accordance with the Credit Agreement and Section 4.02(e), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by the recording of the relevant Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period (commencing as of

17

the date hereof) pursuant to 17 U.S.C. § 205 (it being agreed that additional filings would be necessary with respect to After Acquired Intellectual Property). The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than any Lien that is expressly permitted by the Credit Agreement, including pursuant to Section 7.01 of the Credit Agreement.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens and assignments expressly permitted by the Credit Agreement, including pursuant to Section 7.01 of the Credit Agreement.

Section 3.03 Covenants.

(a) The Borrower agrees to notify the Collateral Agent (within sixty calendar days of such event (or such later date as the Collateral Agent may agree in its reasonable discretion)) of any change,

(i) in the legal name of any Grantor,

(ii) in the identity or type of organization of any Grantor,

(iii) in the jurisdiction of organization of any Grantor, or

(iv) in the location (within the meaning of Section 9-307 of the UCC) of any Grantor under the UCC.

The Grantors agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made (or will be made within sixty calendar days of such event) under the UCC or other applicable Law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest to the extent required under the Loan Documents (subject only to Liens expressly permitted by Section 7.01 of the Credit Agreement) in all the Collateral for its own benefit and the benefit of the other Secured Parties.

(b) Except with respect to any Excluded Asset, each Grantor shall, at its own expense, take any and all commercially reasonable actions requested by the Collateral Agent necessary (i) to defend title to the Article 9 Collateral owned by it against all Persons claiming an interest therein (other than with respect to Permitted Liens) that is adverse to the interests hereunder of the Collateral Agent or any other Secured Party, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of the business, and (ii) to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien (other than a Permitted Lien).

(c) Except with respect to any Excluded Asset, each Grantor shall, on the date hereof (or such later date as the Collateral Agent may agree), execute and deliver to the Collateral Agent, counterpart signature pages to the Intellectual Property Security Agreements in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of the IP Collateral listed on Schedule II(B) to the Perfection Certificate in order to record the Security Interest in such IP Collateral with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.

18

(d) Except with respect to any Excluded Asset, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including (i) the delivery of Pledged Securities and Pledged Debt in accordance with Section 2.02 and (ii) the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith, to the extent required hereunder or under the other Loan Documents.

(e) Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement, this Agreement or any other Loan Document and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within ten Business Days after demand for any payment made or any reasonable out-of-pocket expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof.

(g) Notwithstanding anything in this Agreement to the contrary, any limitations regarding the attachment or perfection of Liens on Collateral set forth in the Credit Agreement shall apply, as well as each of the following:

(i) other than the filing of a UCC financing statement, (A) no actions shall be required to perfect the security interest granted hereunder in or with respect to any Letter-of-Credit Rights, Commercial Tort Claims, Chattel Paper or assets subject to a certificate of title, or (B) except for the filings described in Section 3.02(b) with respect to IP Collateral, no Grantor shall be required to enter into or otherwise establish any source code escrow arrangement or register any Intellectual Property, or complete any filings or other action with respect to the creation or perfection of the security interests in any Intellectual Property;

(ii) no Grantor shall be required to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters in any circumstances;

(iii) no action shall be required to perfect a security interest granted hereunder in Deposit Accounts, Commodities Accounts, Securities Accounts or any other similar account or other asset via “control” (within the meanings of Section 9-104 and/or Sections 8-106 and 9-106, as applicable, of the UCC or otherwise) other than as expressly provided for hereunder with respect to Pledged Collateral or under the Credit Agreement with respect to the Cash Collateral Account;

19

(iv) no Grantor shall be required to complete any filings or take any other action (other than (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s), (B) delivery to the Collateral Agent to be held in its possession of all Pledged Stock and Pledged Debt in accordance with Section 2.02, (C) mortgages with respect to Material Real Property in accordance with Section 6.11 of the Credit Agreement and (D) customary filings in (1) the United States Patent and Trademark Office with respect to any U.S. issued Patents and registered Trademarks and any applications therefor and (2) the United States Copyright Office of the Library of Congress with respect to Copyright registrations and exclusive Copyright Licenses if such IP Collateral is also registered in the United States) with respect to the creation or perfection of security interests in assets located or titled outside the United States, including any Intellectual Property registered in any jurisdiction outside of the United States and no Grantor shall be required to make any filing with any Governmental Authority, or to enter into any agreement governed by the Laws of any jurisdiction, in each case other than the United States, any state thereof (including any subdivision of any state) and the District of Columbia;

(v) no notices shall be required to be sent to Account Debtors or other contractual third parties prior to an Event of Default;

(vi) no Grantor shall be required to provide any notice or obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof);

(vii) no perfection actions shall be required with respect to (A) any real property other than Material Real Property, (B) any real property to the extent the Flood Insurance Laws Certificate delivered pursuant to Section 6.11(b)(ii) of the Credit Agreement discloses that the Material Real Property is in a special flood hazard area where flood insurance pursuant to the national flood insurance program is available, and (C) any real property if the cost of a Mortgage Policy (taking into account any endorsements requested by Collateral Agent, including, but not limited to, under Section 6.11(b)(ii)(D) of the Credit Agreement)) for any Material Real Property would be excessive relative to the value of such Material Real Property; and

(viii) no representation or warranty contained herein shall be deemed inaccurate as a result of the Grantors not taking any action not required under this Section 3.03(g) (paragraphs (i) through (viii) of this Section 3.03(g), the “Perfection Requirements”).

ARTICLE IV.

SPECIAL PROVISIONS CONCERNING IP COLLATERAL

Section 4.01 Grant of License to Use Intellectual Property. Without limiting the provisions of Section 3.01 hereof or any other rights of the Collateral Agent as the holder of a Security Interest in any IP Collateral, for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent is lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use and sublicense any of the IP Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license

20

reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided, however, that any such license granted by the Collateral Agent to a third party shall include reasonable and customary terms necessary to preserve the existence, validity and value of the affected IP Collateral, including provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, protecting and maintaining the quality standards of the Trademarks in the manner set forth below (it being understood and agreed that, without limiting any other rights and remedies of the Collateral Agent under this Agreement, any other Loan Document or applicable Law, nothing in the foregoing license grant shall be construed as granting the Collateral Agent rights in and to any such IP Collateral above and beyond (a) the rights to such IP Collateral that each Grantor has reserved for itself and (b) in the case of IP Collateral that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such IP Collateral hereunder).

The use of such license by the Collateral Agent may only be exercised, at the option of the Collateral Agent, during the continuation of an Event of Default; provided that any sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall immediately terminate at such time as the Collateral Agent is no longer lawfully entitled to exercise its rights and remedies under this Agreement. Nothing in this Section 4.01 shall require a Grantor to grant any license that is prohibited by any applicable Law, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor. In the event the license set forth in this Section 4.01 is exercised with regard to any Trademarks, then the following shall apply: (a) all goodwill arising from any licensed or sublicensed use of any Trademark shall inure to the benefit of the applicable Grantor; (b) the licensed or sublicensed Trademarks shall only be used in association with goods or services of a quality and nature consistent with the quality and reputation with which such Trademarks were associated when used by Grantor immediately prior to the exercise of the license rights set forth herein; and (c) at the Grantor’s request and expense, licensees and sublicensees shall provide reasonable cooperation in any effort by the Grantor to maintain the registration or otherwise secure the ongoing validity and effectiveness of such licensed Trademarks, including, without limitation, the actions and conduct described in Section 4.02 below.

Section 4.02 Protection of Collateral Agent’s Security.

(a) Except to the extent permitted by Section 4.02(g) below, with respect to registration or pending application of each item of its IP Collateral for which such Grantor has standing to do so, each Grantor agrees, at its expense to take such actions may include actions in the United States Patent and Trademark Office, the United States Copyright Office and any other governmental authority located in the United States to maintain any such registered IP Collateral in full force and effect.

(b) In the event that any Grantor becomes aware that any item of the IP Collateral is being infringed or misappropriated or diluted by a third party, such Grantor shall, to the extent that such Grantor has the legal right to do so, take such actions as such Grantor reasonably deems appropriate under the circumstances to protect such IP Collateral, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Except to the extent permitted below or as could not reasonably be expected to have a Material Adverse Effect, no Grantor shall knowingly do or knowingly permit any act or knowingly omit to do any act whereby any of its IP Collateral may reasonably be likely to lapse, be terminated or become invalid or unenforceable or dedicated to the public or lose the status of its trade secrets.

21

(d) Except to the extent permitted below or as could not reasonably be expected to have a Material Adverse Effect, each Grantor shall take commercially reasonable actions to preserve and protect each item of its IP Collateral, and shall require that all licensed users of any such Trademarks abide by such Grantor’s applicable standards of quality with respect to the products and services sold or provided under such Trademarks.

(e) Each Grantor agrees that, should it obtain an ownership or other interest in any IP Collateral after the Closing Date (the “After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill of the business connected with the use thereof and symbolized thereby shall automatically become part of the IP Collateral subject to the terms and conditions of this Agreement with respect thereto.

(f) At the time of delivery of annual financial statements pursuant to Section 6.01(a) of the Credit Agreement and delivery of the related Compliance Certificate (or such later date as the Collateral Agent may agree), each Grantor shall (i) sign and deliver to the Collateral Agent one or more Intellectual Property Security Agreements, or supplements or amendments thereto, with respect to U.S. Patents and Patent applications, U.S. registered Trademarks and Trademark applications, and U.S. registered Copyrights and exclusive Copyright Licenses to U.S. registered Copyrights included in the After-Acquired Intellectual Property and which are IP Collateral, to the extent that such IP Collateral is not covered by any previous Intellectual Property Security Agreement or supplement or amendment thereto so signed and delivered by it and (ii) cooperate as reasonably necessary to enable the Collateral Agent to make prompt filings of any reasonably necessary recordations with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as appropriate.

(g) Notwithstanding the foregoing provisions of this Section 4.02 or elsewhere in this Agreement, nothing in this Agreement shall prevent any Grantor from abandoning or discontinuing the use or maintenance of any of its IP Collateral, or from failing to take action to enforce license agreements or pursue actions against infringers or take any other actions with respect to its IP Collateral, if such Grantor determines in its reasonable business judgment that such abandonment, discontinuance, or failure to take action is desirable in the conduct of its business or if such abandonment, discontinuance or failure to take action is otherwise permitted under the Credit Agreement.

ARTICLE V.

REMEDIES

Section 5.01 Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent (i) shall have the right to exercise any and all rights afforded to a secured party under this Agreement, the UCC or other applicable Law, and (ii) may (or, at the request of the Required Lenders in accordance with the Credit Agreement, shall) take any of the following actions:

(a) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent promptly, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties;

(b) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy;

22

(c) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise;

(d) withdraw any and all cash or other Collateral from any Collateral Account and apply such cash and other Collateral to the payment of any and all Secured Obligations in the manner provided in Section 0; and

(e) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell, license or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall reasonably deem appropriate.

Each Grantor acknowledges and recognizes that (a) the Collateral Agent may be unable to effect a public sale of all or a part of the Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. § 77, (as amended and in effect, the “Securities Act”) or the securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof, (b) private sales so made may be at prices and upon other terms less favorable to the seller than if such securities were sold at public sales, (c) neither the Collateral Agent nor any other Secured Party has any obligation to delay sale of any of the Collateral for the period of time necessary to permit such securities to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. To the maximum extent permitted by Law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors ten Business Days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral

23

is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

The power-of-attorney granted pursuant to Section 7.14 shall apply for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or in part relating thereto. All sums disbursed by the Collateral Agent in connection with this paragraph, including Attorney Costs and other charges relating thereto, shall be payable, within twenty days of written demand therefor, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

By accepting the benefits of this Agreement and each other Collateral Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Collateral Document may be enforced only by the action of the Collateral Agent and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent for the benefit of the Secured Parties upon the terms of this Agreement and the other Collateral Documents.

Any exercise of remedies provided in this Section 5.01 shall be subject to the terms of any applicable Intercreditor Agreement.

Section 5.02 Application of Proceeds. Subject to the terms of any applicable Intercreditor Agreement, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with the provisions of Section 9.03 of the Credit Agreement. The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of proceeds by the Collateral Agent or by the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. It is understood and agreed that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

24

ARTICLE VI.

INDEMNITY, SUBROGATION AND SUBORDINATION

Upon payment by any Grantor of any Secured Obligations, all rights of such Grantor against the Borrower or any other Grantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior satisfaction of the Termination Conditions. If any amount shall be paid to the Borrower or any other Grantor in contravention of the foregoing subordination on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of the Borrower or any other Grantor, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Collateral Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Grantor (other than the Borrower) shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Secured Obligations (an “Accommodation Payment”), then the Grantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Grantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Grantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Grantors. As of any date of determination, the “Allocable Amount” of each Grantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Grantor hereunder and under the Credit Agreement without (a) rendering such Grantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Grantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Grantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE VII.

MISCELLANEOUS

Section 7.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to a Grantor other than the Borrower shall be given in care of the Borrower.

Section 7.02 Waivers; Amendment.

(a) No failure by the Collateral Agent or any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall impair such right, remedy, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and independent of any rights, remedies, powers and privileges provided by Law. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such rights, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Loan, the

25

issuance of any Letter of Credit, the provision of any Cash Management Services or the provision of services under any Secured Hedge Agreement shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 7.03 Collateral Agent’s Fees and Expenses; Indemnification. Each Grantor, jointly with the other Grantors and severally, agrees to reimburse the Collateral Agent for its fees and expenses incurred hereunder to the extent provided in Section 10.04 of the Credit Agreement, which is incorporated by reference herein, mutatis mutandis; provided that reference therein to the “Borrower” shall be deemed to be a reference to “each Grantor.”

Section 7.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or any Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except in a transaction expressly permitted under the Credit Agreement, no Grantor may assign any of its rights or obligations hereunder without the written consent of the Collateral Agent.

Section 7.05 Survival of Agreement. All representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and Issuing Banks and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, the provision of any Cash Management Services or the provision of services under any Secured Hedge Agreement, regardless of any investigation made by any such Lender or Issuing Bank or on its behalf and notwithstanding that the Collateral Agent or any Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default at the time any credit is extended under the Credit Agreement or any other Loan Document, and shall continue in full force and effect until this Agreement is terminated as provided in Section 7.12 hereof, or with respect to any individual Grantor until such Grantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 7.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by each Closing Date Grantor (and, with respect to each Person that becomes a Grantor hereunder following the Closing Date, on the date of delivery of a Security Agreement Supplement by such Grantor) and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of each Grantor and the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, subject to Section 7.04 hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including in .pdf or .tif format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Agreement. Any signature to this agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each of the Parties represents and warrants

26

to the other Parties that it has the corporate capacity and authority to execute the Agreement through electronic means and there are no restrictions for doing so in that Party’s constitutive documents. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 7.07 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby, and (b) the parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.08 GOVERNING LAW, ETC.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

(b) BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF ANY UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

27

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 7.09 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 7.09 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE OR LETTERS OF CREDIT ISSUED UNDER THE CREDIT AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 7.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.11 Security Interest Absolute. To the extent permitted by Law, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any Letters of Credit, any Secured Hedge Agreements, any Cash Management Services, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any Letters of Credit, any Secured Hedge Agreements, any Cash Management Services, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee,

28

securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination or release of a Grantor’s obligations hereunder in accordance with the terms of Section 7.12, but without prejudice to reinstatement rights under Section 2.04 of the Guaranty, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 7.12 Termination or Release.

(a) This Agreement, the Security Interest and all other security interests granted hereby shall automatically terminate and be released with respect to all Secured Obligations upon the earlier to occur of (i) the Termination Conditions having been satisfied and (ii) the Secured Debt Termination Date.

(b) (i) Any Grantor’s obligations hereunder and all Security Interest in and Lien on its Collateral granted by such Grantor shall automatically be released upon the occurrence of a Guaranty Release Event and (ii) the Security Interest in and Lien on any Collateral shall be automatically released upon the occurrence of a Lien Release Event.

(c) In connection with any termination or release pursuant to paragraph (a) or paragraph (b) above, the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and take all other actions (including return of any pledged collateral) reasonably requested by any Grantor, at such Grantor’s expense, in connection with such release, including authorizing such Grantor or its representative to file any UCC amendment or termination statements with respect to such release. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or warranty by the Collateral Agent.

(d) At any time that the respective Grantor desires that the Collateral Agent take any of the actions described in immediately preceding paragraph (c), it shall, upon request from the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying reasonably satisfactory to the Collateral Agent that the release of the respective Collateral is permitted pursuant to paragraph (a) or (b) above, whereupon the Collateral Agent shall, upon such Grantor’s sole cost and expense, enter into the necessary and advisable documents requested by the Grantor to release or (acknowledge the release of) Liens granted by such Grantor on any Collateral (which release may be conditional upon the occurrence of such transaction or event, if applicable). The Collateral Agent shall be entitled to and shall rely exclusively on such officer’s certificate. The Collateral Agent shall have no liability whatsoever to any Secured Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 7.12.

Notwithstanding anything to the contrary in any Loan Document, the Liens granted hereunder will be automatically released as set forth by Section 9.11 of the Credit Agreement.

Section 7.13 Additional Restricted Subsidiaries. To the extent required by Section 6.11 of the Credit Agreement, a Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein, and such Restricted Subsidiary shall execute and deliver to the Administrative Agent a Security Agreement Supplement. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

29

Section 7.14 Collateral Agent Appointed Attorney-in-Fact.

(a) Each Grantor hereby appoints the Collateral Agent the true and lawful attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, in each case at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right upon the occurrence and during the continuance of an Event of Default and (unless a Bankruptcy Event of Default has occurred and is continuing, in which case no such notice shall be required) delivery of notice by the Collateral Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such

Grantor,

(i) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof;

(ii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral;

(iii) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral;

(iv) in consultation with the Borrower, to send verifications of Accounts to any Account Debtor;

(v) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral;

(vi) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral;

(vii) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent or to a Collateral Account and adjust, settle or compromise the amount of payment of any Account or related contracts;

(viii) to make, settle and adjust claims in respect of Collateral under policies of insurance and to endorse the name of such Grantor on any check, draft, instrument or any other item of payment with respect to the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; and

(ix) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes;

provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. Each Secured Party (including the Collateral Agent) shall be accountable only for amounts

30

actually received as a result of the exercise of the powers granted to them herein, and neither such Secured Party nor any Related Indemnified Person of such Secured Party shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that any action or failure to act by any Secured Party (or Related Indemnified Person of such Secured Party) constituted gross negligence, bad faith or willful misconduct of such Secured Party (or Related Indemnified Person of such Secured Party) (it being understood that this sentence shall be subject to the limitation on liability set forth in Section 7.12(d)).

(b) All acts in accordance with this Section 7.14 of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Collateral Agent, for the benefit of the Secured Parties, under this Section 7.14 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.

Section 7.15 General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

Section 7.16 Collateral Agent’s Duties. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

Section 7.17 Recourse; Limited Obligations. This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Credit Agreement and the other Loan Documents, with respect to the Secured Obligations of each Secured Party. It is the desire and intent of each Grantor and each Secured Party that this Agreement shall be enforced against each Grantor to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought.

Section 7.18 Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of fixtures and real property leases, letting and licenses of, and contracts, and agreements relating to the lease of, real property, and the terms of this Agreement shall control in the case of all other Collateral.

Section 7.19 Right of Setoff. If an Event of Default shall have occurred and be continuing, then each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to the fullest extent permitted by applicable law, to exercise a right of set off as set forth in Section 10.09 of the Credit Agreement.

31

Section 7.20 Intercreditor Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF ANY APPLICABLE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF SUCH APPLICABLE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF SUCH APPLICABLE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

[Signature Pages Follow]

32

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALLEGRO MICROSYSTEMS, INC., as Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN SECURITY AGREEMENT]

ALLEGRO MICROSYSTEMS, LLC, as a Grantor

By:
Name:
Title:

SILICON STRUCTURES, LLC, as a Grantor

By:
Name:
Title:

ALLEGRO MICROSYSTEMS BUSINESS
DEVELOPMENT, INC. as a Grantor

By:
Name:
Title:

VOXTEL, LLC, as a Grantor

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN SECURITY AGREEMENT]

COLLATERAL AGENT:

MIZUHO BANK, LTD.

By:

Name:
Title:

By:

Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN SECURITY AGREEMENT]

SCHEDULE I

TO SECURITY AGREEMENT

ADDITIONAL GRANTORS

Name of Grantor	Type of Organization	Jurisdiction of Organization/ Formation
Allegro MicroSystems, Inc.	Corporation	Delaware

Allegro MicroSystems, LLC	Limited liability company	Delaware

Silicon Structures LLC	Limited liability company	Delaware

ALLEGRO MICROSYSTEMS BUSINESS DEVELOPMENT, INC.	Corporation	Delaware

Voxtel, LLC	Limited liability company	Delaware

Schedule I-1

SCHEDULE II

TO SECURITY AGREEMENT

PLEDGED EQUITY; PLEDGED DEBT

Pledged Equity

Holder	Subsidiary	Type of Organization	Jurisdiction of Organization / Formation	% of Equity Interests Owned	% of Interest Pledged	Certificate No.
Allegro MicroSystems, Inc.	Allegro MicroSystems, LLC	Limited liability company	Delaware	100%	100%	N/A

Allegro MicroSystems, Inc.	LadarSystems, LLC	Limited liability company	Wyoming	100%	100%	N/A

Allegro MicroSystems, Inc.	Voxtel, LLC	Limited liability company	Delaware	100%	100%	N/A

Allegro MicroSystems, LLC	Silicon Structures LLC	Limited liability company	Delaware	100%	100%	N/A

Allegro MicroSystems, LLC	ALLEGRO MICROSYSTEMS BUSINESS DEVELOPMENT, INC.	Corporation	Delaware	100%	100%	2

Allegro MicroSystems, LLC	Allegro MicroSystems Europe Limited	Private limited company	United Kingdom	100%	65%	N/A

Allegro MicroSystems, LLC	Allegro MicroSystems Argentina, S.A.	Sociedad Anonima	Argentina	100%	65%	N/A

Allegro MicroSystems, LLC	Allegro MicroSystems (Thailand) Co., Ltd.	Limited company	Thailand	100%[1]	65%	[ ][2]

Allegro MicroSystems, LLC	Allegro (Shanghai) Micro Electronic Commercial and Trading Co., Ltd.	Limited company	China	100%	65%	N/A

Allegro MicroSystems, LLC	Allegro MicroSystems Philippines, Inc.	Corporation	Philippines	100%	65%	N/A

[1]	Allegro MicroSystems (Thailand) Co., Ltd. is 100% owned by Allegro MicroSystems, LLC, with the exception of two issued minimal local director qualifying shares.
[2]	Newly cut stock certificate reflecting the 65% pledge to be issued and delivered post-closing.

Schedule III-1

Pledged Debt

Consolidated and Restructured Loan Agreement, dated as of March 28, 2020, between Polar Semiconductor, LLC, as borrower, and Allegro Microsystems, LLC, as lender ($51,376,864.00)

Sch. II-2

SCHEDULE III

TO SECURITY AGREEMENT

UCC FILING OFFICES

Name of Grantor	Jurisdiction of Organization/ Formation
Allegro MicroSystems, Inc.	Delaware

Allegro MicroSystems, LLC	Delaware

Silicon Structures LLC	Delaware

ALLEGRO MICROSYSTEMS BUSINESS DEVELOPMENT, INC.	Delaware

Voxtel, LLC	Delaware

Sch. II-3

EXHIBIT I

TO REVOLVING FACILITY SECURITY AGREEMENT

FORM OF SECURITY AGREEMENT SUPPLEMENT

SUPPLEMENT NO. ___ dated as of __________, 20___ (this “Supplement”), to the Revolving Facility Security Agreement, dated as of September 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), the other Grantors from time to time party thereto, and Mizuho Bank, Ltd., as the Collateral Agent for the Secured Parties (together with its successors and permitted assigns, the “Collateral Agent”).

A. Reference is made to (i) Revolving Facility Credit Agreement, dated as of September 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders and other parties party thereto and Mizuho Bank, Ltd., as Administrative Agent, and Mizuho Bank, Ltd., as Collateral Agent for the Lenders and the other agents and arrangers party thereto and (ii) the Guaranty.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings given or given by reference in the Security Agreement.

C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 7.13 of the Security Agreement provides that additional Restricted Subsidiaries of the Grantors may become Grantors under the Security Agreement by execution and delivery of an instrument substantially in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Grantor agree as follows:

Section 1. In accordance with Section 7.13 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects (except to the extent any such representation and warranty is qualified as to materiality, in which case such representation and warranty, to the extent qualified by materiality, shall be true and correct in all respects) on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified as to materiality, in which case such representation and warranty, to the extent qualified by materiality, shall be true and correct in all respects) as of such earlier date. In furtherance of the foregoing, as security for the payment and performance, as the case may be, in full of the Secured Obligations, the New Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the New Grantor’s right, title and interest in, to and under the Collateral (as defined in the Security Agreement), whether now owned or at any time hereafter acquired by the New Grantor or in which the New Grantor now has or at any time in the future may acquire any right, title or interest. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor as if originally named therein as a Grantor. The Security Agreement is hereby incorporated herein by reference.

Exhibit I-1

Section 2. The New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 3. This Supplement may be executed in one or more counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile or electronic (including .pdf or .tif file) transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

Section 4. The New Grantor hereby represents and warrants that the Perfection Certificate supplement attached hereto and supplemental schedules II, III and IV to the Security Agreement attached hereto as Schedule I have been duly executed and delivered (if applicable) to the Collateral Agent and the information set forth therein, including the exact legal name of the New Grantor and its jurisdiction of organization, is correct and complete in all material respects as of the date hereof.

Section 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

Section 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATION WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

Section 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Security Agreement.

Section 9. The New Grantor agrees to reimburse the Collateral Agent for its reasonable and documented in reasonable detail out-of-pocket expenses in connection with this Supplement, including all Attorney Costs of counsel for the Collateral Agent as provided in Section 7.03 of the Security Agreement.

[Remainder of page intentionally left blank]

Exhibit I-2

IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

MIZUHO BANK, LTD., as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN SECURITY AGREEMENT SUPPLEMENT]

SCHEDULE I

TO SECURITY AGREEMENT SUPPLEMENT

[ATTACH COMPLETED PERFECTION CERTIFICATE FOR NEW GRANTOR AND

SCHEDULES II, III AND IV TO SECURITY AGREEMENT WITH RESPECT TO NEW GRANTOR]

Schedule I-1

to Revolving Loan Security Agreement Supplement

EXHIBIT II

TO REVOLVING FACILITY SECURITY AGREEMENT

FORM OF PERFECTION CERTIFICATE

[To be attached].

Exhibit II-1

EXHIBIT III

TO REVOLVING FACILITY SECURITY AGREEMENT

[FORM OF] TRADEMARK SECURITY AGREEMENT

This REVOLVING FACILITY TRADEMARK SECURITY AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Trademark Security Agreement”), dated as of __________, 20__, is made by ____________________, a [jurisdiction] [type of entity] (the “Grantor”), in favor of Mizuho Bank, Ltd., as the Collateral Agent for the Secured Parties (together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantor is party to that certain Revolving Facility Security Agreement, dated as of September 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Grantor, the other grantors party thereto and the Collateral Agent; and

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantor, and has agreed to execute this Trademark Security Agreement for recording with the U.S. Patent and Trademark Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

Section 1. Terms. Capitalized terms used but not defined herein shall have the meanings given or given by reference in the Security Agreement.

Section 2. Grant of Security. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of the Grantor’s right, title and interest in, to and under the registered and applied for Trademarks set forth on Schedule A attached hereto, together with all goodwill of the business connected with the use thereof and symbolized thereby, and with respect to the foregoing (a) all extensions and renewals thereof, (b) all income, fees, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements and dilutions thereof or injury to the goodwill associated therewith, and (c) the right to sue for past, present and future infringements and dilutions thereof or injury to the goodwill associated therewith (collectively, the “Trademark Collateral”); provided that “Trademark Collateral” shall not include and the Security Interest shall not attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto (it being understood that after such filing and acceptance such intent-to-use application shall be automatically subject to the security interest granted herein and deemed to be included in the Trademark Collateral) or to any other Excluded Asset as provided under the Security Agreement.

Section 3. Recordation. The Grantor authorizes and requests that the Commissioner for Trademarks record this Trademark Security Agreement with the U.S. Patent and Trademark Office.

Exhibit III-1

Section 4. Execution in Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Trademark Security Agreement by facsimile or electronic (including .pdf or .tif file) transmission shall be as effective as delivery of a manually signed counterpart of this Trademark Security Agreement.

Section 5. Security Agreement. This Trademark Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Section 6. Governing Law. THIS TRADEMARK SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST AND APPLICABLE FEDERAL LAWS PERTAINING TO TRADEMARKS).

Section 7. Intercreditor Agreements. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS TRADEMARK SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF ANY APPLICABLE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF ANY SUCH INTERCREDITOR AGREEMENT AND THIS TRADEMARK SECURITY AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

[Remainder of this page intentionally left blank]

Exhibit III-2

IN WITNESS WHEREOF, the undersigned has executed this Trademark Security Agreement as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

Accepted and Agreed:

MIZUHO BANK, LTD., as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN TRADEMARK AGREEMENT SUPPLEMENT]

SCHEDULE A

Schedule A-1

to Revolving Loan Trademark Security Agreement

EXHIBIT IV

TO REVOLVING FACILITY SECURITY AGREEMENT

[FORM OF] PATENT SECURITY AGREEMENT

This REVOLVING FACILITY PATENT SECURITY AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Patent Security Agreement”), dated as of __________, 20__, is made by ____________________, a [jurisdiction] [type of entity] (the “Grantor”), in favor of Mizuho Bank, Ltd., as the Collateral Agent for the Secured Parties (together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantor is party to that certain Revolving Facility Security Agreement, dated as of September 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Grantor, the other grantors party thereto and the Collateral Agent; and

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantor, and has agreed to execute this Patent Security Agreement for recording with the U.S. Patent and Trademark Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

Section 1. Terms. Capitalized terms used but not defined herein shall have the meanings given or given by reference in the Security Agreement.

Section 2. Grant of Security. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of the Grantor’s right, title and interest in, to and under the Patents and Patent applications set forth on Schedule A attached hereto, together with (a) all reissues, reexaminations, divisions, continuations, renewals, extensions and continuations-in-part thereof, (b) all inventions or designs claimed therein, (c) all income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, and (d) the right to sue for past, present and future infringements thereof (the “Patent Collateral”); provided that “Patent Collateral” shall not include and the Security Interest shall not attach to any Excluded Assets as provided under the Security Agreement.

Section 3. Recordation. The Grantor authorizes and requests that the Commissioner for Patents record this Patent Security Agreement with the U.S. Patent and Trademark Office.

Section 4. Execution in Counterparts. This Patent Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Patent Security Agreement by facsimile or electronic (including .pdf or .tif file) transmission shall be as effective as delivery of a manually signed counterpart of this Patent Security Agreement.

Exhibit IV-1

Section 5. Security Agreement. This Patent Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Section 6. Governing Law. THIS PATENT SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST AND APPLICABLE FEDERAL LAWS PERTAINING TO PATENTS).

Section 7. Intercreditor Agreements. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS PATENT SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF ANY APPLICABLE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF ANY SUCH INTERCREDITOR AGREEMENT AND THIS PATENT SECURITY AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

[Remainder of this page intentionally left blank]

Exhibit IV-2

IN WITNESS WHEREOF, the undersigned has executed this Patent Security Agreement as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

Accepted and Agreed:

Mizuho Bank, Ltd., as Collateral Agent

By:
Name:
Title:
By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN PATENT SECURITY AGREEMENT]

SCHEDULE A

Schedule A-1

to Revolving Loan Patent Security Agreement

EXHIBIT V

TO REVOLVING FACILITY SECURITY AGREEMENT

[FORM OF] COPYRIGHT SECURITY AGREEMENT

This REVOLVING FACILITY COPYRIGHT SECURITY AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Copyright Security Agreement”), dated as of __________, 20__, is made by ____________________, a [jurisdiction] [type of entity] (the “Grantor”), in favor of Mizuho Bank, Ltd., as the Collateral Agent for the Secured Parties (together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, the Grantor is party to that certain Revolving Facility Security Agreement, dated as of September 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Grantor, the other grantors party thereto and the Collateral Agent; and

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantor, and has agreed to execute this Copyright Security Agreement for recording with the U.S. Copyright Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

Section 1. Terms. Capitalized terms used but not defined herein shall have the meanings given or given by reference in the Security Agreement.

Section 2. Grant of Security. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of the Grantor’s right, title and interest in, to and under (i) the registered Copyrights set forth on Schedule A attached hereto, together with (a) all renewals and extensions thereof, (b) all income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, and (c) the right to sue for past, present and future infringements thereof; and (ii) any exclusive Copyright License(s) set forth on Schedule A attached hereto (collectively, the “Copyright Collateral”); provided that “Copyright Collateral” shall not include and the Security Interest shall not attach to any Excluded Assets as provided under the Security Agreement.

Section 3. Recordation. The Grantor authorizes and requests that the Register of Copyrights record this Copyright Security Agreement with the U.S. Copyright Office.

Section 4. Execution in Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Copyright Security Agreement by facsimile or electronic (including .pdf or .tif file) transmission shall be as effective as delivery of a manually signed counterpart of this Copyright Security Agreement.

Exhibit V-1

Section 5. Security Agreement. This Copyright Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Section 6. Governing Law. THIS COPYRIGHT SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST AND APPLICABLE FEDERAL LAWS PERTAINING TO COPYRIGHTS).

Section 7. Intercreditor Agreements. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS COPYRIGHT SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF ANY APPLICABLE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF ANY SUCH INTERCREDITOR AGREEMENT AND THIS COPYRIGHT SECURITY AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

[Remainder of this page intentionally left blank]

Exhibit V-2

IN WITNESS WHEREOF, the undersigned has executed this Copyright Security Agreement as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

Accepted and Agreed:

Mizuho Bank, Ltd., as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO REVOLVING LOAN COPYRIGHT SECURITY AGREEMENT]

SCHEDULE A

Schedule A-1

to Revolving Loan Copyright Security Agreement

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the _______ day of ____________, 20__.

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

EXHIBIT G-1

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income

Tax Purposes)

Reference is made to that certain Revolving Facility Credit Agreement, dated as of [     ], 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Mizuho Bank, Ltd., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. ___________________ (the “Foreign Lender”) is providing this certificate pursuant to Section 3.01(b) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

The Foreign Lender is the sole record and beneficial owner of the Loans (as well as any Notes evidencing such Loans) in respect of which it is providing this certificate.

The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Foreign Lender is not a 10-percent shareholder of the Borrower (or, for so long as the Borrower is an entity disregarded for U.S. federal income tax purposes, its first direct or indirect parent which is regarded for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code.

The Foreign Lender is not a controlled foreign corporation related to the Borrower (or, for so long as the Borrower is an entity disregarded for U.S. federal income tax purposes, its first direct or indirect parent which is regarded for U.S. federal income tax purposes) within the meaning of Section 864(d)(4) of the Code.

The undersigned has furnished the Borrower and the Administrative Agent with a duly executed certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform each of the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished each of the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the _______ day of _____________, 20__.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

EXHIBIT G-2

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Facility Credit Agreement, dated as of [ ], 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Mizuho Bank, Ltd., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. _______________________ (the “Foreign Lender”) is providing this certificate pursuant to Section 3.01(b) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

The Foreign Lender is the sole record owner of the Loans (as well as any Notes evidencing such Loans) in respect of which it is providing this certificate.

The Foreign Lender’s direct or indirect partners/members are the sole beneficial owners of the Loans (as well as any Notes evidencing such Loans).

With respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the Foreign Lender nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

None of the Foreign Lender’s direct or indirect partners/members is a 10-percent shareholder of the Borrower (or, for so long as the Borrower is an entity disregarded for U.S. federal income tax purposes, its first direct or indirect parent which is regarded for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code.

None of the Foreign Lender’s direct or indirect partners/members is a controlled foreign corporation related to the Borrower (or, for so long as the Borrower is an entity disregarded for U.S. federal income tax purposes, its first direct or indirect parent which is regarded for U.S. federal income tax purposes) within the meaning of Section 864(d)(4) of the Code.

The undersigned has furnished the Borrower and the Administrative Agent with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the _______ day of _____________, 20__.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

EXHIBIT G-3

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Facility Credit Agreement, dated as of [ ], 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Mizuho Bank, Ltd., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. _______________________ (the “Foreign

Participant”) is providing this certificate pursuant to Section 3.01(b) and Section 10.07(d) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

The Foreign Participant is the sole record and beneficial owner of the participation in respect of which it is providing this certificate.

The Foreign Participant is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Foreign Participant is not a 10-percent shareholder of the Borrower (or, for so long as the Borrower is an entity disregarded for U.S. federal income tax purposes, its first direct or indirect parent which is regarded for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code.

The Foreign Participant is not a controlled foreign corporation related to the Borrower (or, for so long as the Borrower is an entity disregarded for U.S. federal income tax purposes, its first direct or indirect parent which is regarded for U.S. federal income tax purposes) within the meaning of Section 864(d)(4) of the Code.

The undersigned has furnished its participating Lender with a duly executed certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the _______ day of _____________, 20__.

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

EXHIBIT G-4

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Facility Credit Agreement, dated as of [ ], 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Mizuho Bank, Ltd., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

_______________________ (the “Foreign Participant”) is providing this certificate pursuant to Section 3.01(b) and Section 10.07(d) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

The Foreign Participant is the sole record owner of the participation in respect of which it is providing this certificate.

The Foreign Participant’s direct or indirect partners/members are the sole beneficial owners of the participation.

With respect to such participation, neither the Foreign Participant nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

None of the Foreign Participant’s direct or indirect partners/members is a 10-percent shareholder of the Borrower (or, for so long as the Borrower is an entity disregarded for U.S. federal income tax purposes, its first direct or indirect parent which is regarded for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code.

None of the Foreign Participant’s direct or indirect partners/members is a controlled foreign corporation related to the Borrower (or, for so long as the Borrower is an entity disregarded for U.S. federal income tax purposes, its first direct or indirect parent which is regarded for U.S. federal income tax purposes) within the meaning of Section 864(d)(4) of the Code.

The undersigned has furnished its participating Lender with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE

Dated: ____________, 20[_ ]

To the Administrative Agent and each of the Lenders and

Issuing Banks party to the Credit Agreement referred to below:

Pursuant to Section 4.01(a)(viii) of that certain Revolving Facility Credit Agreement, dated as of [ ], 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Mizuho Bank, Ltd., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender from time to time party thereto, the undersigned, solely in the undersigned’s capacity as the [Chief Financial Officer][other officer with equivalent duties of the Borrower] of the Borrower, hereby certifies, on behalf of Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, to his or her knowledge, as of the Closing Date, after giving effect to the Transactions (including the making of the Loans under the Credit Agreement on the Closing Date and the application of the proceeds thereof):

(b)

the fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(c)

the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(d)

the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(e)	the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time will be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and its Restricted Subsidiaries after consummation of the Transactions.

* * *

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as the [Chief Financial Officer][other officer with equivalent duties of the Borrower] of the Borrower, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

ALLEGRO MICROSYSTEMS, INC.

By:
Name:
Title:

EXHIBIT I

FORM OF PREPAYMENT NOTICE

Dated: ____________, 20[_ ]

To:	Mizuho Bank, Ltd., as Administrative Agent

under the Credit Agreement referred to below

1271 Avenue of the Americas

New York, NY 10020

Attention of: Americas Corporate Banking Department No.1

Email Address: [***]

Ladies and Gentlemen:

This Prepayment Notice is delivered to you pursuant to Section 2.07(a)(i) of that certain Revolving Facility Credit Agreement, dated as of [ ], 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Mizuho Bank, Ltd., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned Borrower hereby notifies you that, effective as of [___________, 20__]1, it will make an optional prepayment pursuant to Section 2.07(a) of the Credit Agreement of the Loans as specified below:

(A)	Class(es) of Loans[2] ___________________________

(B)	Type(s) of Loans[3] ___________________________

(C)	Prepayment Amount[4] ___________________________

(D)	Date of Loan, conversion or
continuation (which is a Business Day) ___________________________

[1]

If this notice is delivered by 1:00 p.m. (New York City time), in the case of a voluntary prepayment, must be a date at least (A) three Business Days after such delivery with respect to a prepayment of Eurocurrency Rate Loans and (B) one Business Day after such delivery with respect to a prepayment of Base Rate Loans.

[2]	Specify Revolving Loans, Incremental Revolving Loans, Refinancing Revolving Loans or Extended Revolving Loans.
[3]	Specify Eurocurrency Rate Loan, Cost of Funds Rate Loan or Base Rate Loan.
[4]	All prepayments shall be in amounts not less than the lesser of One Hundred Thousand Dollars ($100,000) or an integral multiple thereof or the amount of any Revolving Loan being prepaid.

(E)	[Interest Period and the last day ___________________________
thereof][5]

(F)	[Order of Borrowings to be repaid][6] ___________________________

The above complies with the notice requirements set forth in the Credit Agreement.

[This Prepayment Notice is conditioned upon the refinancing of all or a portion of the Facility, and shall be revocable by the Borrower if such refinancing is not consummated.]7

The Borrower respectfully requests that the Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Prepayment Notice.

*     *     *

[5]	Applicable for Eurocurrency Rate Loans only.
[6]	Applicable for voluntary prepayments only (and absent of such discretion, in direct order of maturity).
[7]	Insert if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Prepayment Notice as of the date first above written.

ALLEGRO MICROSYSTEMS, INC., as Borrower

By:
Name:
Title:

EXHIBIT J-1

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

[See Attached].

EXHIBIT J-1

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [__], 20[__], between MIZUHO BANK, LTD., in its capacity as Collateral Agent under the Initial First Lien Facility (as defined below), as Representative for the Initial First Lien Secured Parties (in such capacity, the “Initial First Lien Representative”), and [__], in its capacity as [__] under the Initial Second Priority Facility (as defined below), as Representative for the Initial Second Priority Secured Parties (the “Initial Second Priority Representative”), and each additional Senior Priority Representative and Second Priority Representative that from time to time becomes a party hereto pursuant to Section 8.24. Capitalized terms used herein but not otherwise defined herein have the meanings set forth in the Initial First Lien Facility and the Initial Second Priority Facility, as applicable.

A. ALLEGRO MICROSYSTEMS, INC., a Delaware corporation (the “Borrower”) is party to that certain Revolving Facility Credit Agreement dated as of September 30, 2020 (as further amended, restated, supplemented, waived, refinanced or otherwise modified from time to time, the “Initial First Lien Facility”), among the Borrower, each lender from time to time party thereto and MIZUHO BANK, LTD., as administrative agent and collateral agent.

B. The Borrower are party to that certain [__] (as amended, restated, supplemented, waived, refinanced, or otherwise modified from time to time, the “Initial Second Priority Facility”) dated as of [__], 20[__], among the Borrower, [[__] and [__], as [__]].

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1 Definitions.

1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Additional Second Priority Debt” shall mean any Indebtedness that is incurred, issued or guaranteed by any Grantor (other than any Indebtedness constituting Initial Second Priority Debt Obligations) which Indebtedness and guaranties are secured by Liens on the Second Priority Collateral (or a portion thereof) having the same priority (but without regard to control of remedies) or junior priority as the Liens securing the Initial Second Priority Debt Obligations; provided, however that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Priority Debt Document and Second Priority Debt Document in effect at the time of such incurrence and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.24 hereof and (B) a Second Lien Intercreditor Agreement pursuant to, and by satisfying the additional conditions set forth therein; provided further, that if such Indebtedness will be the initial Additional Second Priority Debt incurred or issued by any Grantor after the Effective Date, then the Initial Second Priority Representative and the Representative for the holders of such Indebtedness shall have executed and delivered a Second Lien Intercreditor Agreement and the Grantors shall have acknowledged the same. Additional Second Priority Debt shall include Registered Equivalent Notes and guaranties thereof by any Grantors issued in exchange therefor.

“Additional Second Priority Debt Documents” shall mean, with respect to any series, issue or class of Additional Second Priority Debt, the promissory notes, credit agreements, loan agreements, note purchase agreements, indentures or other operative agreements evidencing or governing such Indebtedness, including the Additional Second Priority Debt Facility related thereto, or the Liens securing such Indebtedness, including the Second Priority Security Documents related thereto, in each case as the same may be amended, amended and restated, waived, modified, replaced, Refinanced or supplemented in each case in any manner not prohibited by this Agreement.

“Additional Second Priority Debt Facility” shall mean each credit agreement, loan agreement, note purchase agreement, indenture or other governing agreement with respect to any Additional Second Priority Debt.

“Additional Second Priority Debt Obligations” shall mean, with respect to any series, issue or class of Additional Second Priority Debt, (a) all principal of, and premium and interest, fees and expenses (including, without limitation, any interest, fees or expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding or which would accrue but for the operation of Bankruptcy Laws, whether or not allowed or allowable as a claim in any such proceeding), payable with respect to, such Additional Second Priority Debt and (b) all other amounts payable to the related Additional Second Priority Secured Parties under the related Additional Second Priority Debt Documents.

“Additional Second Priority Secured Parties” shall mean, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness or any other Additional Second Priority Debt obligation, the Representatives with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Grantor under any related Additional Second Priority Debt Documents.

“Additional Senior Priority Debt” shall mean any Indebtedness that is incurred, issued or guaranteed by any Grantor (other than any Indebtedness constituting Initial First Lien Obligations) which Indebtedness and guaranties are secured by Liens on the Senior Priority Collateral (or a portion thereof) having the same priority (but without regard to control of remedies) as the Liens securing the Initial First Lien Obligations; provided, however that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Priority Debt Document and Second Priority Debt Document in effect at the time of such incurrence and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.24 hereof and (B) the First Lien Intercreditor Agreement pursuant to, and by satisfying the additional conditions set forth therein; provided further, that if such Indebtedness will be the initial Additional Senior Priority Debt incurred or issued by any Grantor after the Effective Date, then the Initial First Lien Representative and the Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement and the Grantors shall have acknowledged the same. Additional Senior Priority Debt shall include Registered Equivalent Notes and guaranties thereof by any Grantors issued in exchange therefor.

“Additional Senior Priority Debt Documents” shall mean, with respect to any series, issue or class of Additional Senior Priority Debt, the promissory notes, credit agreements, loan agreements, note purchase agreements, indentures or other operative agreements evidencing or governing such Indebtedness, including the Additional Senior Priority Debt Facility related thereto, or the Liens securing such Indebtedness, including the Senior Priority Security Documents related thereto, in each case as the same may be amended, amended and restated, waived, modified, replaced, Refinanced or supplemented in each case in any manner not prohibited by this Agreement.

“Additional Senior Priority Debt Facility” shall mean each credit agreement, loan agreement, note purchase agreement, indenture or other governing agreement with respect to any Additional Senior Priority Debt.

2

“Additional Senior Priority Debt Obligations” shall mean, with respect to any series, issue or class of Additional Senior Priority Debt, (a) all principal of, and premium and interest, fees and expenses (including, without limitation, any interest, fees or expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding or which would accrue but for the operation of Bankruptcy Laws, whether or not allowed or allowable as a claim in any such proceeding), payable with respect to, such Additional Senior Priority Debt and (b) all other amounts payable to the related Additional Senior Priority Secured Parties under the related Additional Senior Priority Debt Documents.

“Additional Senior Priority Secured Parties” shall mean, with respect to any series, issue or class of Additional Senior Priority Debt, the holders of such Indebtedness or any other Additional Senior Priority Debt Obligation, the Representatives with respect thereto, any trustee or agent therefor under any related Additional Senior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Grantor under any related Additional Senior Priority Debt Documents.

“Agreement” shall mean this Junior Lien Intercreditor Agreement, dated as of the date first written above, as amended, renewed, extended, supplemented, or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 USC § 101, et seq., as amended from time to time.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar federal, state, or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of assets and/or liabilities of the Borrower and/or its affiliates, or any similar law relating to or affecting creditors’ rights generally.

“Borrower” shall have the meaning set forth in the recitals hereto.

“Class Debt” has the meaning assigned to such term in Section 8.24.

“Class Debt Parties” has the meaning assigned to such term in Section 8.24.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.24.

“Common Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, constituting both Senior Priority Collateral and Second Priority Collateral, including without limitation any assets in which the Designated Senior Priority Representative or the Designated Second Priority Representative is automatically deemed to have a Lien pursuant to the provisions of Section 2.3.

“Comparable Second Priority Security Document” shall mean, in relation to any Common Collateral subject to any Lien created under any Senior Priority Debt Document, those Second Priority Security Documents that create a Lien on the same Common Collateral, granted by the same Grantor.

“Control Collateral” means any Common Collateral consisting of any Certificated Security, Instrument (each as defined in the Uniform Commercial Code as from time to time in effect in the State of New York), rights, cash and any other Common Collateral as to which a first priority Lien shall or may be perfected through possession or control by the secured party or any agent therefor.

“Debt Documents” means either the Senior Priority Debt Documents or the Second Priority Debt Documents.

3

“Debt Facility” means any Senior Priority Debt Facility and any Second Priority Debt Facility.

“Designated Representative” means either the Designated Senior Priority Representative or the Designated Second Priority Representative.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, so long as the Initial Second Priority Facility is the only Second Priority Debt Facility under this Agreement and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent” (as defined in the Second Lien Intercreditor Agreement) at such time.

“Designated Senior Priority Representative” means (i) the Initial First Lien Representative, so long as the Initial First Lien Facility is the only Senior Priority Debt Facility under this Agreement and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent” (as defined in the First Lien Intercreditor Agreement) at such time.

“DIP Financing” shall have the meaning set forth in Section 6.1.

“Discharge of Second Priority Obligations” shall mean payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Second Priority Obligations and the termination of all commitments of the Second Priority Secured Parties under the Second Priority Debt Documents; provided that the Discharge of Second Priority Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Second Priority Obligations that constitute an exchange or replacement for, or a Refinancing of, such Obligations or Second Priority Obligations. In the event the Second Priority Obligations are modified and are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code or other Bankruptcy Law, the Second Priority Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Discharge of Senior Priority Obligations” shall mean, except to the extent otherwise provided in Section 5.6, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Senior Priority Obligations, with respect to letters of credit or letter of credit guaranties outstanding under the Senior Priority Debt Documents, delivery of cash collateral or backstop letters of credit acceptable to the applicable Senior Priority Representative and issuing bank, and with respect to Secured Hedge Agreements, the making of alternative arrangements acceptable to the Hedge Banks thereunder (provided that, in the case of any Secured Hedge Agreement, in no event shall any Grantor pay an amount in excess of the amount that would be payable by such Grantor under such Secured Hedge Agreement if such Grantor were to terminate such Secured Hedge Agreement), in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of the Senior Priority Secured Parties under the Senior Priority Debt Documents; provided that the Discharge of Senior Priority Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Senior Priority Obligations that constitute an exchange or replacement for, or a Refinancing of, such Obligations or Senior Priority Obligations. In the event the Senior Priority Obligations are modified and are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code or other Bankruptcy Law, the Senior Priority Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Effective Date” means [__], 20[__].

4

“First Lien Intercreditor Agreement” shall mean (i) the “Equal Priority Intercreditor Agreement” as defined in the Initial First Lien Facility or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Senior Priority Representative with respect to each Senior Priority Debt Facility in existence at the time such intercreditor agreement is entered into and to the Borrower, and which provides that the Liens securing all Indebtedness covered thereby shall be of equal priority (but without regard to control of remedies).

“Grantors” shall mean the Borrower and each other Loan Party (as defined in the Initial First Lien Facility) that has granted a security interest pursuant to any Security Document to secure any Secured Obligations.

“Indebtedness” shall mean and include all obligations that constitute “Indebtedness” within the meaning of the Initial Second Priority Facility or the Initial First Lien Facility.

“Initial First Lien Representative” shall mean MIZUHO BANK, LTD. in its capacity as collateral agent for the lenders and other secured parties under the Initial First Lien Facility and the other Initial First Lien Credit Documents entered into pursuant to the Initial First Lien Facility, together with its successors and permitted assigns under the Initial First Lien Facility exercising substantially the same rights and powers.

“Initial First Lien Facility” shall have the meaning set forth in the recitals herein.

“Initial First Lien Credit Documents” means the Initial First Lien Facility and each other “Loan Document” as defined in the Initial First Lien Facility.

“Initial First Lien Obligations” means the “Obligations” as defined in the Initial First Lien Facility.

“Initial First Lien Secured Parties” shall mean the Secured Parties as defined in the Initial First Lien Facility.

“Initial Second Priority Debt Obligations” shall mean all “[Secured Obligations]” as defined in the [Security Agreement] (as defined in the Initial Second Priority Facility).

“Initial Second Priority Debt Documents” means the Initial Second Priority Facility and the other “[Loan Documents]” as defined in the Initial Second Priority Facility.

“Initial Second Priority Facility” shall have the meaning set forth in the recitals hereto.

“Initial Second Priority Secured Parties” shall mean the “[Secured Parties]” as defined in the Initial Second Priority Facility.

“Insolvency or Liquidation Proceeding” shall mean:

(1) any voluntary or involuntary case commenced or proceeding by or against the Borrower or any other Grantor under the Bankruptcy Code or any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership, assignment for the benefit of creditors, or liquidation relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such;

5

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether voluntary or involuntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature, whether or not involving insolvency or Bankruptcy, in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Lien” shall have the meaning assigned to such term in the Initial First Lien Facility.

“New Agent” shall have the meaning set forth in Section 5.6.

“Payment Discharge” shall have the meaning set forth in Section 5.1(a).

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, entity or other party, including any government or governmental unit, and any political subdivision, agency or instrumentality thereof.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding under the Bankruptcy Code or any other Bankruptcy Law.

“Purchase Event” shall have the meaning set forth in Section 5.7.

“Purchasing Parties” shall have the meaning set forth in Section 5.7.

“Recovery” shall have the meaning set forth in Section 6.3.

“Refinance” shall mean, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness, including by adding or replacing lenders, noteholders, creditors, agents, borrowers, issuers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated. “Refinanced” and “Refinancing” have correlative meanings.

“Reinstatement” shall have the meaning set forth in Section 5.6.

“Representatives” means the Senior Priority Representatives and the Second Priority Representatives.

“Second Lien Intercreditor Agreement” shall mean (i) the “[Pari Passu Lien Intercreditor Agreement]” and/or the “[Junior Lien Intercreditor Agreement]” as defined in the Initial Second Priority Facility or (ii) one or more customary intercreditor agreements in form and substance reasonably acceptable to the Second Priority Representative with respect to each Second Priority Debt Facility initially party thereto and covered thereby and to the Borrower, and which provides that the Liens securing all Indebtedness covered thereby shall be of equal priority (but without regard to the control of remedies) or junior priority as the Liens securing the Initial Second Priority Debt Obligations.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.24.

6

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.24.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.24.

“Second Priority Collateral” means any “Collateral” (or equivalent term) as defined in any Initial Second Priority Debt Documents or any other Second Priority Debt Document or any other assets of any Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Security Document as security for any Second Priority Debt Obligation.

“Second Priority Debt Documents” means (a) the Initial Second Priority Debt Documents and (b) any Additional Second Priority Debt Documents.

“Second Priority Debt Facilities” means the Initial Second Priority Facility and any Additional Second Priority Debt Facilities.

“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and any Additional Second Priority Debt Obligations.

“Second Priority Enforcement Date” means the date which is 210 days after the occurrence of (i) an Event of Default (under and as defined in the Second Priority Debt Facility for which the Designated Second Priority Representative has been named as Representative) and (ii) the Designated Senior Priority Representative’s receipt of written notice from the Designated Second Priority Representative certifying that (x) an Event of Default (under and as defined in such Second Priority Debt Facility) has occurred and is continuing and (y) the Second Priority Obligations under the related Second Priority Debt Documents are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of such Second Priority Debt Facility; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time any Senior Priority Representative or any Senior Priority Secured Parties have commenced and are diligently pursuing any enforcement action with respect to the Common Collateral, (2) at any time any Grantor is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) if the acceleration of the Second Priority Obligations (if any) under the related Second Priority Debt Documents is rescinded in accordance with the terms of such Second Priority Debt Facility.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of the Second Priority Secured Parties under the Second Priority Security Documents.

“Second Priority Obligations” means the Initial Second Priority Debt Obligations and any Additional Second Priority Debt Obligations.

“Second Priority Representative” means (i) in the case of any Initial Second Priority Debt Obligations or the Initial Second Priority Secured Parties, the Initial Second Priority Representative and (ii) in the case of any Additional Second Priority Debt Facility and the Additional Second Priority Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Second Priority Debt Facility that is named as the Representative in respect of such Additional Second Priority Debt Facility.

“Second Priority Secured Parties” means the Initial Second Priority Secured Parties and any Additional Second Priority Secured Parties.

7

“Second Priority Security Documents” means the “Collateral Documents” as defined in the Initial Second Priority Facility and each of the security agreements and other instruments and documents executed and delivered by any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Security Documents” means the Senior Priority Security Documents and the Second Priority Security Documents.

“Senior Priority Class Debt” has the meaning assigned to such term in Section 8.24.

“Senior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.24.

“Senior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.24.

“Senior Priority Collateral” means any “Collateral” (or equivalent term) as defined in any Initial First Lien Credit Document or any other Senior Priority Debt Document or any other assets of any Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Priority Security Document as security for any Senior Priority Debt Obligation.

“Senior Priority Debt Documents” means (a) the Initial First Lien Credit Documents and (b) any Additional Senior Priority Debt Documents.

“Senior Priority Debt Facilities” means the Initial First Lien Facility and any Additional Senior Priority Debt Facilities.

“Senior Priority Debt Obligations” means the Initial First Lien Obligations and any Additional Senior Priority Debt Obligations.

“Senior Priority Lien” means the Liens on the Senior Priority Collateral in favor of the Senior Priority Secured Parties under the Senior Priority Security Documents.

“Senior Priority Obligations” means the Initial First Lien Obligations and any Additional Senior Priority Debt Obligations.

“Senior Priority Representative” means (i) in the case of any Initial First Lien Obligations or the Initial First Lien Secured Parties, the Initial First Lien Representative and (ii) in the case of any Additional Senior Priority Debt Facility and the Additional Senior Priority Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Priority Debt Facility that is named as the Representative in respect of such Additional Senior Priority Debt Facility.

“Senior Priority Secured Parties” means the Initial First Lien Secured Parties and any Additional Senior Priority Secured Parties.

“Senior Priority Security Documents” means the “Collateral Documents” as defined in the Initial First Lien Facility and each of the security agreements and other instruments and documents executed and delivered by any Grantor for purposes of providing collateral security for any Senior Priority Debt Obligation.

8

“Subsidiary” shall mean any “Subsidiary” of the Borrower as defined in the Initial First Lien Facility or the Initial Second Priority Facility.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2 Lien Priorities.

2.1. Subordination of Liens. Notwithstanding (i) the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Second Priority Representative or the Second Priority Secured Parties on the Common Collateral or of any Liens granted to any Senior Priority Representative or the Senior Priority Secured Parties on the Common Collateral, (ii) any provision of the UCC, the Bankruptcy Code, any applicable Bankruptcy Law or other applicable law, the Second Priority Debt Documents or the Senior Priority Debt Documents, (iii) whether any Senior Priority Representative, either directly or through agents, holds possession of, or has control over, all or any part of the Common Collateral, (iv) the fact that any such Liens may be subordinated, voided, avoided, invalidated or lapsed or (v) any other circumstance of any kind or nature whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Debt Facility, hereby agrees that: (a) any Lien on the Common Collateral securing any Senior Priority Obligations now or hereafter held by or on behalf of any Senior Priority Representative or any Senior Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior and prior to any Lien on the Common Collateral securing any Second Priority Obligations in all respects, and (b) any Lien on the Common Collateral securing any Second Priority Obligations now or hereafter held by or on behalf of any Second Priority Representative or any Second Priority Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Senior Priority Obligations. All Liens on the Common Collateral securing any Senior Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Second Priority Obligations for all purposes, whether or not such Liens securing any Senior Priority Obligations are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person. Each Second Priority Representative, for itself and on behalf of the Second Priority Secured Parties under its Debt Facility, expressly agrees that any Lien purported to be granted on any Common Collateral as security for the Senior Priority Obligations shall be deemed to be, and shall be deemed to remain, senior in all respects and prior to all Liens on the Common Collateral securing any Second Priority Obligations for all purposes regardless of whether the Lien purported to be granted is found to be improperly granted, improperly perfected, preferential, a fraudulent conveyance or legally or otherwise deficient in any manner.

9

2.2. Prohibition on Contesting Liens.

(a) Each Second Priority Representative, for itself and on behalf of each other Second Priority Secured Party under its Debt Facility, agrees that (i) it shall not (and hereby waives any right to) take any action to challenge, contest or support any other Person in contesting or challenging, directly or indirectly, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority or enforceability of a Lien securing any Senior Priority Obligations held (or purported to be held) by or on behalf of any Senior Priority Representative or any of the Senior Priority Secured Parties or any agent or trustee therefor in any Senior Priority Collateral or Common Collateral and (ii) none of them will oppose or otherwise contest (or support any Person contesting) any other request for judicial relief made in any court by any Senior Priority Representative or any Senior Priority Secured Parties relating to the lawful enforcement of any Senior Priority Lien on Common Collateral or Senior Priority Collateral.

(b) Each Senior Priority Representative, for itself and on behalf of each applicable Senior Priority Secured Party under its Debt Facility, agrees that (i) it shall not (and hereby waives any right to) take any action to challenge, contest or support any other Person in contesting or challenging, directly or indirectly, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority or enforceability of a Lien securing any Second Priority Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Secured Parties or any agent or trustee therefor in any Second Priority Collateral or Common Collateral and (ii) none of them will oppose or otherwise contest (or support any Person contesting) any other request for judicial relief made in any court by any Second Priority Representative or any Second Priority Secured Parties relating to the lawful enforcement of any Second Priority Lien on Common Collateral or Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Priority Representative to enforce this Agreement (including the priority of the Liens securing the Senior Priority Obligations as provided in Section 2.1) or any of the Senior Priority Debt Documents.

2.3. No New Liens.

(a) So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that, after the date hereof, no Second Priority Representative shall acquire or hold any Lien on any assets of the Borrower or any other Grantor (and neither the Borrower nor any Grantor shall grant such Lien) securing any Second Priority Obligations that are not also subject to a Senior Priority Lien in respect of the Senior Priority Obligations under the Senior Priority Debt Documents. If any Second Priority Representative shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of the Borrower or any other Grantor that is not also subject to the Senior Priority Lien in respect of the Senior Priority Obligations under the Senior Priority Debt Documents, then such Second Priority Representative shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of each Senior Priority Representative as security for the Senior Priority Obligations (subject to the lien priority and other terms hereof) and shall use commercially reasonable efforts to promptly notify each Senior Priority Representative in writing of such Lien and in any event take such actions as may be requested by any Senior Priority Representative to subordinate or release such Lien to such Senior Priority Representative (and/or its designee) as security for the applicable Senior Priority Obligations.

10

(b) If any Senior Priority Representative shall acquire or hold any Lien on any assets of the Borrower or any other Grantor that is not also subject to the Second Priority Lien in respect of the Second Priority Obligations under the Second Priority Debt Documents, then such Senior Priority Representative shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of each Second Priority Representative as security for the Second Priority Obligations (subject to the lien priority and other terms hereof) and shall use commercially reasonable efforts to promptly notify each Second Priority Representative in writing of such Lien.

2.4. Perfection of Liens. Except as expressly set forth in Section 5.5 hereof, neither any Senior Priority Representative nor any Senior Priority Secured Party shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of any Second Priority Representative or any other Second Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Priority Secured Parties and the Second Priority Secured Parties and shall not impose on any Senior Priority Representative, the Senior Priority Secured Parties, any Second Priority Representative or the Second Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 3 Enforcement.

3.1. Exercise of Remedies.

(a) So long as the Discharge of Senior Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) each Second Priority Representative and each Second Priority Secured Party (x) from the date hereof until the occurrence of the Second Priority Enforcement Date will not exercise or seek to exercise any rights or remedies (including, but not limited to, setoff, recoupment, and the right to credit bid debt, if any) with respect to any Common Collateral in respect of any applicable Second Priority Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) will not contest, protest or otherwise object to any foreclosure or enforcement proceeding or action brought with respect to the Common Collateral or any other collateral by any Senior Priority Representative or any Senior Priority Secured Party in respect of the Senior Priority Obligations, the exercise of any right by any Senior Priority Representative or any Senior Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Priority Obligations under any control agreement, lockbox agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Second Priority Representative or any Second Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies as a secured party relating to the Common Collateral or any other collateral under the Senior Priority Debt Documents or otherwise in respect of the Senior Priority Obligations, and (z) will not object to any waiver or forbearance by the Senior Priority Secured Parties from or in respect of bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral or any other collateral in respect of Senior Priority Obligations and (ii) except as otherwise provided herein, the Senior Priority Representatives and the Senior Priority Secured Parties shall have the sole and exclusive right to enforce rights, exercise remedies (including, but not limited to, setoff, recoupment, and any right to credit bid their debt), marshal, process and make determinations regarding the release, disposition or restrictions, or waiver or forbearance of rights or remedies with respect to the Common Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, each Second Priority Representative may file a proof of claim or

11

statement of interest with respect to the Second Priority Obligations, (B) each Second Priority Representative may take any action (not adverse to the prior Liens on the Common Collateral securing the Senior Priority Obligations, or the rights of the Senior Priority Representatives or the Senior Priority Secured Parties to exercise remedies in respect thereof), including sending such notices of the existence of, or any evidence or confirmation of, the Second Priority Obligations or the Liens of Second Priority Representative in the Common Collateral to any court or governmental agency, or file or record any such notice or evidence, in order to prove, preserve, or protect (but not enforce) its rights in, including the perfection and priority of any Lien on, the Common Collateral, (C) the Second Priority Secured Parties shall be entitled to file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Priority Secured Parties, including without limitation any claims secured by the Common Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (D) the Second Priority Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the applicable Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, or as may otherwise be consented to by the Senior Priority Representatives, (E) any Second Priority Representative or any Second Priority Secured Party shall be entitled to vote on any Plan of Reorganization, in a manner and to the extent consistent with the provisions hereof, and (F) the Designated Second Priority Representative or any Second Priority Secured Party under its Debt Facility may exercise any of its rights or remedies with respect to the Common Collateral upon the occurrence and during the effective continuation of the Second Priority Enforcement Date. In exercising rights and remedies with respect to the Senior Priority Collateral or Common Collateral, the Senior Priority Representatives and the Senior Priority Secured Parties may enforce the provisions of the Senior Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral or other collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Priority Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Common Collateral or any proceeds of Common Collateral in connection with the exercise of any right or remedy or otherwise in an Insolvency or Liquidation Proceeding (including, but not limited to, setoff, recoupment, or the right to credit bid debt) with respect to any Common Collateral in respect of the applicable Second Priority Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Priority Obligations has occurred, except as expressly provided in the proviso in Section 3.1(a), the sole right of the Second Priority Representatives and the Second Priority Secured Parties with respect to the Common Collateral is a Lien on the Common Collateral in respect of the applicable Second Priority Obligations pursuant to the Second Priority Debt Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Senior Priority Obligations has occurred.

(c) Subject to the proviso in Section 3.1(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Debt Facility, agrees that none of such Second Priority Representative or such Second Priority Secured Party will take any action that would hinder any exercise of remedies undertaken by any Senior Priority Representative or the Senior Priority Secured Parties with respect to the Common Collateral, the Senior Priority Collateral or any other collateral under the Senior Priority Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral, the Senior Priority Collateral or such other collateral, whether by foreclosure or

12

otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Debt Facility, hereby waives any and all rights it or any such Second Priority Secured Party may have as a junior lien creditor, including, but not limited to, any rights to “adequate protection” (as such term is defined in Section 3(b) of the Bankruptcy Code) (except as set forth in Section 6.2 below), in any Insolvency or Liquidation Proceeding or otherwise to object to the manner in which any Senior Priority Representative or the Senior Priority Secured Parties seek to enforce or collect the Senior Priority Obligations or the Liens granted in any of the Senior Priority Collateral or Common Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Priority Representative or the Senior Priority Secured Parties is adverse to the interests of the Second Priority Secured Parties.

(d) Each Second Priority Representative and each Second Priority Secured Party hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of any Senior Priority Representative or the Senior Priority Secured Parties with respect to the Senior Priority Collateral or Common Collateral as set forth in this Agreement and the Senior Priority Debt Documents.

(e) So long as the Discharge of Senior Priority Obligations has not occurred, each Second Priority Representative, on behalf of itself and the Second Priority Secured Parties under its Debt Facility, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under any applicable law, including, but not limited to, the Bankruptcy Code or other Bankruptcy Law, with respect to the Common Collateral or any other similar rights a junior secured creditor may have under such applicable law.

3.2. Cooperation. Subject to the proviso in Section 3.1(a), each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Debt Facility, agrees that, unless and until the Discharge of Senior Priority Obligations has occurred, it will not commence, or join with any Person (other than the Senior Priority Secured Parties and the Senior Priority Representatives upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral or any other collateral under any of the applicable Second Priority Debt Documents or otherwise in respect of the applicable Second Priority Obligations.

3.3. Actions Upon Breach. If any Second Priority Secured Party, in contravention of the terms of this Agreement, in any way takes, attempts to take, or threatens to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), this Agreement shall create a conclusive presumption and admission by such Second Priority Secured Party that relief against such Second Priority Secured Party sought by the Senior Priority Secured Parties, whether by injunction, specific performance, and/or any other equitable or other relief, is necessary to prevent irreparable harm to the Senior Priority Secured Parties, it being understood and agreed by each Second Priority Representative on behalf of each applicable Second Priority Secured Party that (i) the Senior Priority Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable and (ii) each Second Priority Secured Party waives any defense that the Grantors and/or the Senior Priority Secured Parties cannot demonstrate damage and/or can be made whole by the awarding of damages.

13

SECTION 4 Payments.

4.1. Application of Proceeds. So long as the Discharge of Senior Priority Obligations has not occurred, the Common Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral upon the exercise of remedies as a secured party, shall be applied by the Senior Priority Representatives to the Senior Priority Obligations in such order as specified in the relevant Senior Priority Debt Documents unless and until the Discharge of Senior Priority Obligations has occurred. Upon the Discharge of Senior Priority Obligations, subject to the proviso of Section 5.1(a)(y) and subject to Section 5.6 hereof, each Senior Priority Representatives shall deliver promptly to the Designated Second Priority Representative any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

4.2. Payments Over. Any Common Collateral or Senior Priority Collateral or proceeds thereof received by any Second Priority Representative or any Second Priority Secured Party in connection with the exercise of any right or remedy (including, but not limited to, setoff, recoupment, or credit bid) or in any Insolvency or Liquidation Proceeding relating to the Common Collateral not expressly permitted by this Agreement or prior to the Discharge of Senior Priority Obligations, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Priority Representative (and/or its designees) for the benefit of the Senior Priority Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Designated Senior Priority Representative is hereby authorized to make any such endorsements as agent for any Second Priority Representative or any such Second Priority Secured Party. Such authorization is coupled with an interest and is irrevocable.

SECTION 5 Other Agreements.

5.1. Releases.

(a) (x) If, at any time any Grantor or any Senior Priority Secured Party delivers notice to the Designated Second Priority Representative with respect to any specified Common Collateral (including for such purpose, in the case of the sale or other disposition of all or substantially all of the equity interests in any Subsidiary, any Common Collateral held by such Subsidiary or any direct or indirect Subsidiary thereof) that:

(A) such specified Common Collateral has been or is being sold, transferred or otherwise disposed of in connection with a Disposition by the owner of such Common Collateral in a transaction permitted under the Senior Priority Debt Documents and the Second Priority Debt Documents; or

(B) the Senior Priority Liens thereon have been or are being released in connection with a Subsidiary that is released from its guarantee under the Senior Priority Debt Documents and the Second Priority Debt Documents (in each case, pursuant to, and in accordance with, the Senior Priority Debt Documents and the Second Priority Debt Documents); provided that such specified Common Collateral is limited to assets of such Subsidiary and/or Equity Interests of such Subsidiary; or

(C) the Senior Priority Liens thereon have been or are being otherwise released in connection with the exercise of remedies by the Senior Priority Representatives with respect to the Common Collateral after the occurrence and during the continuation of an event of default under the Senior Priority Debt Documents (unless, in the case of clause (C) of this Section 5.1(a)(x), such release occurs in connection with, and after giving effect to, a Discharge of Senior Priority Obligations, which discharge is not in connection with a foreclosure of, or any other exercise of remedies with respect to, Common Collateral by the Senior Priority Secured Parties (such discharge not in connection with any such foreclosure or exercise of remedies or a sale or other disposition generating sufficient proceeds to cause the Discharge of Senior Priority Obligations, a “Payment Discharge”)),

14

then the Second Priority Liens upon such Common Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Common Collateral securing Senior Priority Obligations are released and discharged (provided that in the case of a Payment Discharge, the Liens on any Common Collateral disposed of in connection with the satisfaction in whole or in part of Senior Priority Obligations shall be automatically released but any proceeds thereof not used for purposes of the Discharge of Senior Priority Obligations or otherwise in accordance with the Second Priority Debt Documents shall be subject to Second Priority Liens and shall be applied pursuant to Section 4.1). Upon delivery to the Designated Second Priority Representative of a notice from the Designated Senior Priority Representative stating that any such release of Liens securing or supporting the Senior Priority Obligations has become effective (or shall become effective upon each Second Priority Representative’s release), each Second Priority Representative will promptly, at the Borrower’s expense, execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms, which instruments, releases and termination statements shall be substantially identical to the comparable instruments, releases and termination statements executed by the Senior Priority Representatives in connection with such release.

(y) In the event of a Payment Discharge, the Second Priority Liens on Common Collateral owned by the Borrower or a Grantor immediately after giving effect to such Payment Discharge shall become first-priority security interests (subject to any Second Lien Intercreditor Agreement and subject to Liens permitted by the Second Priority Debt Documents); provided that if the Borrower or the Grantors incur at any time thereafter any new or replacement Senior Priority Obligations permitted under the Second Priority Debt Documents, then the provisions of Section 5.6 shall apply as if a Refinancing of Senior Priority Obligations had occurred.

(b) Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Priority Representative and any officer or agent thereof with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such holder or in the Designated Senior Priority Representative’s own name, from time to time in the Designated Senior Priority Representative’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Priority Obligations has occurred, each Second Priority Representative for itself and on behalf of each Second Priority Secured Party under its Debt Facility, hereby consents to the application, whether prior to or after a default, of proceeds of Common Collateral or other collateral to the payment of Senior Priority Obligations pursuant to the Senior Priority Debt Documents.

(d) Notwithstanding anything to the contrary in any Second Priority Security Document, in the event the terms of a Senior Priority Security Document and a Second Priority Security Document each require any Grantor (i) to make payment in respect of any item of Common Collateral, (ii) to deliver or afford control over any item of Common Collateral to, or deposit any item of Common Collateral with, (iii) to register ownership of any item of Common Collateral in the name of or make an assignment of ownership of any Common Collateral or the rights thereunder to, (iv) to cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Common Collateral, with instructions or orders from, or to treat, in respect of any

15

item of Common Collateral, such Person as the entitlement holder with respect thereto, (v) to hold any item of Common Collateral in trust for (to the extent such item of Common Collateral cannot be held in trust for multiple parties under applicable law), (vi) to obtain the agreement of a bailee or other third party to hold any item of Common Collateral for the benefit of or subject to the control of or, in respect of any item of Common Collateral, to follow the instructions of or (vii) to obtain the agreement of a landlord with respect to access to leased premises where any item of Common Collateral is located or waivers or subordination of rights with respect to any item of Common Collateral in favor of, in any case, both any Senior Priority Representative and/or Senior Priority Secured Party, on the one hand, and any Second Priority Representative and/or Second Priority Secured Party, on the other hand, such Grantor may, until the Discharge of Senior Priority Obligations has occurred, comply with such requirement under the Second Priority Security Document as it relates to such Common Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Priority Representative (unless such action may be taken with respect to, or in favor of, both the Designated Senior Priority Representative and the Designated Second Priority Representative).

5.2. Insurance. Unless and until the Discharge of Senior Priority Obligations has occurred, the Senior Priority Representatives and the Senior Priority Secured Parties shall have the sole and exclusive right, to the extent permitted by the Senior Priority Debt Documents and subject to the rights of the Grantors thereunder, to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral. Unless and until the Discharge of Senior Priority Obligations has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral shall be paid (a) first, until the occurrence of the Discharge of Senior Priority Obligations, to the Designated Senior Priority Representative for the benefit of Senior Priority Secured Parties pursuant to the terms of the Senior Priority Debt Documents, (b) second, after the occurrence of the Discharge of Senior Priority Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Secured Parties pursuant to the terms of the applicable Second Priority Debt Documents and (c) third, if no Second Priority Obligations are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, such proceeds shall be segregated and held in trust for the benefit of the Designated Senior Priority Representative for the benefit of the Senior Priority Secured Parties and it shall forthwith pay such proceeds over to the Designated Senior Priority Representative in accordance with the terms of Section 4.2.

5.3. Amendments to Documents.

(a) So long as the Discharge of Senior Priority Obligations has not occurred, without the prior written consent of the Designated Senior Priority Representative, (i) no Second Priority Security Document may be amended, supplemented or otherwise modified or entered into to the extent any such amendment, supplement or modification would be prohibited or inconsistent with any of the terms of this Agreement and (ii) no other Second Priority Debt Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, restatement, supplement or modification, or the terms of such new Second Priority Debt Document, would contravene the provisions of this Agreement. For the avoidance of doubt, each Senior Priority Representative, on behalf of the Senior Priority Secured Parties under its Debt Facility, agrees that the Second Priority Debt Documents may be amended, supplemented or modified to change the pricing and call protection thereunder or to modify any anti-layering covenant therein. Each Second Priority Representative agrees that each Second Priority Security Document shall include the following language (or language to similar effect approved by the Senior Priority Representatives):

16

“Notwithstanding anything herein to the contrary, the exercise of any right or remedy by the Second Priority Representative hereunder are subject to the limitations and provisions of the Intercreditor Agreement, dated as of [__], 20[__] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among MIZUHO BANK, LTD., as Senior Priority Representative, [__], as Second Priority Representative, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement governing the exercise of any right or remedy by the Second Priority Representative hereunder, the terms of the Intercreditor Agreement shall govern and control.”

In addition, each Second Priority Representative, on behalf of the Second Priority Secured Parties under its Debt Facility, agrees that each mortgage, if applicable, covering any Common Collateral shall contain such other language as the Designated Senior Priority Representative may reasonably request to reflect the subordination of such mortgage to the Senior Priority Debt Document covering such Common Collateral.

(b) In the event that any Senior Priority Representative or the Senior Priority Secured Parties enter into any amendment, waiver or consent in respect of or replace any of the Senior Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Security Document or changing in any manner the rights of the Senior Priority Representatives, the Senior Priority Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Common Collateral in accordance with Section 5.1), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Second Priority Security Document without the consent of any Second Priority Representative or any Second Priority Secured Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided that such amendment, waiver or consent does not (i) remove or release Second Priority Collateral, except to the extent that the release is required by Section 5.1(a)(x), (ii) increase the duties or liabilities or reduce the rights or immunities of any Second Priority Representative, without the prior written consent of such Second Priority Representative or (iii) materially adversely affect the rights of the Second Priority Secured Parties or the interests of the Second Priority Secured Parties in the Common Collateral in a manner materially different from that affecting the rights of the Senior Priority Secured Parties thereunder or therein. The applicable Senior Priority Representative or the Borrower shall give written notice of such amendment, waiver or consent (along with a copy thereof) to each Second Priority Representative no later than the tenth Business Day following the effective date of such amendment, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness of such amendment with respect to the provisions of any Second Priority Security Document as set forth in this Section 5.3(c).

5.4. Rights as Unsecured Creditors. Except as otherwise expressly set forth in, or barred by, this Agreement, the Second Priority Representatives and the Second Priority Secured Parties may exercise their rights and remedies, if any, as an unsecured creditor against the Borrower or any Grantor that has guaranteed the Second Priority Obligations in accordance with the terms of the applicable Second Priority Debt Documents and applicable law. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Secured Party of required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by any Second Priority Representative or any Second Priority Secured Party of rights or remedies as a secured creditor in respect of Common Collateral or other collateral or enforcement in contravention of this Agreement of any Lien in respect of Second Priority Obligations held by any of them or Common Collateral or proceeds thereof received in any Insolvency or Liquidation Proceeding. In the event any Second Priority Representative or any Second Priority Secured Party becomes a judgment lien creditor or other secured creditor in respect of Common Collateral, Senior Priority Collateral or other collateral as a result of its enforcement of its rights

17

as an unsecured creditor in respect of Second Priority Obligations or otherwise, such judgment lien or any other lien shall be (i) subordinated to the Liens securing Senior Priority Obligations on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to the Senior Priority Liens securing Senior Priority Obligations under this Agreement, and (ii) otherwise subject to the terms of this Agreement for all purposes to the same extent as all other Liens securing the Second Priority Obligations subject to this Agreement. Nothing in this Agreement impairs, shall be construed to impair, or otherwise adversely affects any rights or remedies the Senior Priority Representatives or the Senior Priority Secured Parties may have with respect to the Senior Priority Collateral.

5.5. Senior Priority Representative as Gratuitous Bailee for Perfection.

(a) Each Senior Priority Representative agrees to hold the Control Collateral in its possession or control (within the meaning of the UCC) (or in the possession or control of its agents or bailees) for the benefit and on behalf of each Second Priority Representative for the benefit of each Second Priority Secured Party under its Debt Facility and any assignee thereof solely for the purpose of perfecting by possession or control the security interest granted in such Control Collateral pursuant to the Second Priority Security Documents, subject to the terms and conditions of this Section 5.5.

(b) Except as otherwise specifically provided herein (including, but not limited to, Sections 3.1 and 4.1), until the Discharge of Senior Priority Obligations has occurred, each Senior Priority Representative shall be entitled to manage, administer, or otherwise deal with the Control Collateral in accordance with the terms of the Senior Priority Debt Documents as if the Liens under the Second Priority Debt Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Secured Parties with respect to such Control Collateral shall at all times be subject to the terms of this Agreement.

(c) No Senior Priority Representative shall have any obligation whatsoever to any Second Priority Secured Party to assure that the Control Collateral is genuine or owned by the Grantors, that its lien is valid or perfected or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.5(c). The duties or responsibilities of each Senior Priority Representative under this Section 5.5(c) shall be limited solely to holding the Control Collateral as gratuitous bailee for the benefit and on behalf of each Second Priority Representative and each Second Priority Secured Party for purposes of perfecting the Liens held by the Second Priority Secured Parties.

(d) No Senior Priority Representative shall have, by reason of the Second Priority Debt Documents or this Agreement or any other document, any fiduciary relationship in respect of any Second Priority Representative or any Second Priority Secured Party, and each Second Priority Representative and each Second Priority Secured Party hereby waives and releases each Senior Priority Representative from all claims and liabilities arising pursuant to such Senior Priority Representative’s role under this Section 5.5(d), as agent and gratuitous bailee with respect to the Common Collateral.

(e) Upon the Discharge of Senior Priority Obligations, each Senior Priority Representative shall upon Borrower’s request (x) deliver to each Second Priority Representative written notice of the occurrence thereof (which notice may state that such Discharge of Senior Priority Obligations is subject to the provisions of this Agreement, including without limitation Sections 5.1(a)(y), 5.6 and 6.3 hereof) it being understood that until the delivery of such notice to a Second Priority Representative, such Second Priority Representative shall not be charged with knowledge of the Discharge of Senior Priority Obligations or required to take any actions based on such Discharge of Senior Priority Obligations, and (y) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do

18

so, the remaining Control Collateral (if any) together with any necessary endorsements (or otherwise allow the Second Priority Representatives to obtain control of such Control Collateral) or as a court of competent jurisdiction may otherwise direct. No Senior Priority Representative has any obligation to follow instructions from any Second Priority Representative or any Second Priority Secured Party in contravention of this Agreement.

(f) Neither any Senior Priority Representative nor any of the Senior Priority Secured Parties shall be required to marshal any present or future collateral security for the Borrower’s or any Grantor’s obligations to such Senior Priority Representative or such Senior Priority Secured Parties under the applicable Senior Priority Debt Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

(g) Notwithstanding anything to the contrary in any Senior Priority Debt Document, in the event that the terms of more than one Senior Priority Document requires any Grantor (i) to deliver or afford control over any item of Common Collateral to, or deposit Common Collateral under applicable law), (ii) to register ownership of any item of Common Collateral in the name of or make an assignment of ownership of any Common Collateral or the rights thereunder to (to the extent multiple parties cannot be registered ownership or assigned ownership, as applicable of such item of Common Collateral under applicable law), (iii) to hold any item of Common Collateral in trust for (to the extent such item of Common Collateral cannot be held in trust for multiple parties under applicable law), (iv) to obtain the agreement of a bailee or other third party to hold any item of Common Collateral for the benefit of or subject to the control of and/or (v) to cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Common Collateral, with instructions or orders from, or to treat, in respect of any item of Common Collateral, as the entitlement holder, then in each such case such Grantor may comply with such requirement under the applicable Senior Priority Debt Document as it relates to such Common Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Priority Representative, and the Designated Senior Priority Representative shall do so for the respective benefit of, and with notice to, all of the Representatives and Senior Priority Secured Parties pursuant to Section 5.1.

5.6. No Release in Event of Reinstatement. If at any time in connection with or after the Discharge of Senior Priority Obligations the Borrower either in connection therewith or thereafter enters into any Refinancing of any Senior Priority Debt Document evidencing a Senior Priority Obligation, then such Discharge of Senior Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, the Senior Priority Debt Documents and the Second Priority Debt Documents, and the obligations under such Refinancing shall automatically be treated as Senior Priority Obligations for all purposes of this Agreement (a “Reinstatement”), including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein, and the related documents shall be treated as Senior Priority Debt Documents for all purposes of this Agreement and the trustee, administrative agent, collateral agent, security agent or similar agent under such Refinanced Senior Priority Debt Documents shall be a Senior Priority Representative for all purposes of this Agreement. Upon receipt of a notice from the Borrower stating that the Borrower has entered into a new Senior Priority Debt Document (which notice shall include the identity of the new collateral agent, such agent, the “New Agent”), each Second Priority Representative shall promptly (at the expense of the Borrower) (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower or such New Agent

19

shall reasonably request in order to confirm to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent the Control Collateral together with any necessary endorsements (or otherwise allow the New Agent to obtain possession or control of such Control Collateral). No Second Priority Representative shall be charged with knowledge of such Reinstatement until it receives written notice from the applicable Senior Priority Representative, New Agent or the Borrower of the occurrence of such Reinstatement.

5.7. Purchase Right. Without prejudice to the enforcement of the Senior Priority Secured Parties’ remedies, the Senior Priority Secured Parties agree that at any time following the first to occur of (x) the acceleration of the Senior Priority Obligations under the Initial First Lien Credit Documents or any Additional Senior Priority Debt Documents in accordance with the terms of the related Senior Priority Debt Documents and (y) the commencement of a proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor (each, a “Purchase Event”), one or more of the Second Priority Secured Parties may, by written notice delivered to each Senior Priority Representative within 30 days after the first date on which a Purchase Event occurs, require the Senior Priority Secured Parties to transfer, assign and/or sell, and the Senior Priority Secured Parties hereby offer the Second Priority Secured Parties the option to purchase, all, but not less than all, of the aggregate amount of Senior Priority Obligations outstanding at the time of purchase at (a) in the case of Senior Priority Obligations other than Senior Priority Obligations arising under Secured Hedge Agreements or Cash Management Obligations, par (including any premium (to the extent then payable) set forth in the Initial First Lien Facility or other applicable Senior Priority Debt Document, accrued interest and fees), (b) in the case of Senior Priority Obligations arising under any Secured Hedge Agreements, an amount equal to the greater of (i) all amounts payable by any Grantor under the terms of such Secured Hedge Agreements in the event of a termination of such Secured Hedge Agreements and (ii) the Swap Termination Value, in each case, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to an Assignment and Assumption (as defined in the Initial First Lien Facility)), and (c) in the case of Cash Management Obligations, an amount equal to the Cash Management Obligations, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to an Assignment and Assumption (as defined in the Initial First Lien Facility)). In the case of any Senior Priority Obligations in respect of letters of credit (including reimbursement obligations in connection therewith), simultaneous with the purchase of the other Senior Priority Obligations, the purchasing Second Priority Secured Parties shall provide Senior Priority Secured Parties who issued such letters of credit cash collateral in an amount equal to 103% of any outstanding and undrawn letters of credit. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within 10 Business Days of the request. If there are multiple exercises of such purchase right, then (x) priority shall be given to Initial Second Priority Secured Parties over Additional Second Priority Secured Parties and (y) among Initial Second Priority Secured Parties or Additional Second Priority Secured Parties with respect to any series, issue or class of Additional Second Priority Debt, priority shall be given to such Second Priority Secured Parties in accordance with the amount of the Second Priority Obligations under the related Second Priority Debt Documents held by them. If one or more of the Second Priority Secured Parties exercise such purchase right (the “Purchasing Parties”), it shall be exercised pursuant to documentation mutually acceptable to each Senior Priority Representative and the Purchasing Parties. If none of the Second Priority Secured Parties exercise such right within 30 days after the first date on which a Purchase Event occurs, the Senior Priority Secured Parties shall have no further obligations pursuant to this Section 5.7 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Priority Security Documents and this Agreement.

20

SECTION 6 Insolvency or Liquidation Proceedings.

6.1. Financing Issues. Each Second Priority Representative and each other Second Priority Secured Party agrees that if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding, then prior to a Discharge of Senior Priority Obligations:

(a) if any Senior Priority Representative shall desire to permit the use of cash collateral or to permit the Borrower or any other Grantor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision in any Bankruptcy Law (“DIP Financing”), including if such DIP Financing is secured by Liens senior in priority to the Liens securing the Second Priority Obligations, then each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party under its Debt Facility, agrees that it will raise no objection to, will not support any objection to, and will not otherwise contest such use of, cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by Section 6.2 or as otherwise consented to in writing by the applicable Senior Priority Representative) and, to the extent the Liens securing the Senior Priority Obligations are subordinated or are pari passu with such DIP Financing, will subordinate its Liens in the Common Collateral and any other collateral to (i) such DIP Financing (and all obligations relating thereto); (ii) any adequate protection granted to any Senior Priority Representative or any Senior Priority Secured Parties in respect of the Senior Priority Obligations, and (iii) any “carve-out” for professional and United States Trustee fees agreed to by the applicable Senior Priority Representative, in each case, on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to the Senior Priority Liens securing the Senior Priority Obligations, so long as the sum (without duplication) of (x) the aggregate principal amount of such DIP Financing, (y) the aggregate principal amount of all Indebtedness under the Senior Priority Debt Documents and (z) the aggregate amount of all reimbursement obligations in respect of letters of credit under the Senior Priority Debt Documents shall not exceed the sum of (A) 120% of the aggregate amount set forth in foregoing clauses (y) and (z) plus (B) interest, premium, if any, and fees accrued or payable in respect of Indebtedness under the Senior Priority Debt Documents immediately prior to the incurrence of such DIP Financing to the extent related to Indebtedness under the Senior Priority Debt Documents that constitutes Senior Priority Obligations;

(b) none of them will object to, or otherwise contest (or support any other Person contesting), any motion for relief from the automatic stay or from any injunction against foreclosure, enforcement, or any other exercise of remedies, in respect of Senior Priority Obligations made by any Senior Priority Representative or any Senior Priority Secured Party;

(c) none of them will object to, or otherwise contest (or support any other Person contesting), any order pursuant to Section 363(f) of the Bankruptcy Code or other applicable Bankruptcy Law relating to a sale of assets of the Borrower or any Grantor for which any Senior Priority Representative has consented that provides, to the extent that sale is to be free and clear of any Liens, claims, or encumbrances, that the Liens securing the Senior Priority Obligations and the Second Priority Obligations will attach to the proceeds of any such sale with same priority as the existing Liens, in accordance with this Agreement, and if requested by the Designated Senior Priority Representative, each Second Priority Representative shall consent to the release of all Second Priority Liens in connection with such sale or other disposition; provided, however, that the Second Priority Secured Parties may assert any such objection that could be asserted by an unsecured creditor (without limiting the foregoing, neither any Second Priority Representative nor any other Second Priority Secured Party may raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or any comparable provisions of any other Bankruptcy Law) with respect to the Liens granted to such person in respect of such assets); and provided further, however, that the Second Priority Secured Parties are not deemed to have waived any rights to credit bid on the Common Collateral in any such sale or disposition in accordance with Section 363(k) of the Bankruptcy Code, so long as any such credit bid provides for the immediate payment in full in cash or other Discharge of Senior Priority Obligations;

21

(d) none of them will seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral, the Senior Priority Collateral or any other collateral without the prior written consent of the Designated Senior Priority Representative;

(e) none of them will object to, or otherwise contest (or support any other Person contesting), (i) any request by any Senior Priority Representative or any Senior Priority Secured Party for adequate protection or (ii) any objection by any Senior Priority Representative or any Senior Priority Secured Party to any motion, relief, action, or proceeding based on such Senior Priority Representative’s or such Senior Priority Secured Party’s claiming a lack of adequate protection;

(f) none of them will assert or attempt to enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the Senior Priority Obligations for costs or expenses of preserving or disposing of any Common Collateral or Senior Priority Collateral;

(g) none of them will oppose or otherwise contest (or support any Person contesting) any lawful exercise by any Senior Priority Representative or any Senior Priority Secured Party of the right to credit bid Senior Priority Obligations at any sale of Common Collateral or Senior Priority Collateral;

(h) none of them will challenge (or support any other Person challenging) the validity, enforceability, perfection or priority of the Senior Priority Liens on Common Collateral or Senior Priority Collateral or the amount or allowability of the Senior Priority Obligations (and the Senior Priority Representatives and the Senior Priority Secured Parties agree not to challenge the validity, enforceability, perfection or priority of the Liens in favor of each Second Priority Representative and each other Second Priority Secured Party on the Common Collateral or the amount or allowability of the Second Priority Obligations in any Insolvency or Liquidation Proceeding, except to the extent otherwise set forth in this Agreement);

(i) to the extent that each Senior Priority Representatives has also done so on behalf of the Senior Priority Secured Parties under its Debt Facility, each of them shall waive their rights to have any administrative claim arising under Sections 503(b) and 507(b) of the Bankruptcy Code attach to the proceeds of causes of action of the Grantors arising or enforceable under Sections 542, 543, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code, and both of them agree that any superpriority administrative claim for adequate protection arising under Section 507(b) of the Bankruptcy Code or otherwise may be satisfied by cash or the issuance of a debt or equity security in an amount equal to the value on the effective date of such claim in connection with any Plan of Reorganization; and

(j) none of them shall seek to exercise any rights under Section 1111(b) of the Bankruptcy Code with respect to the Common Collateral and each of them waives any claim it may have against any Senior Priority Secured Party arising out of the election of any Senior Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code with respect to the Common Collateral.

6.2. Adequate Protection. Each Second Priority Representative and each other Second Priority Secured Party agrees that it will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) or raise any objection to or otherwise oppose DIP Financing or use of cash collateral supported by any Senior Priority Representative based upon their respective security interests in the Common Collateral, except that:

22

(a) provided that each Senior Priority Representative on behalf of the Senior Priority Secured Parties under its Debt Facility has been granted in the Insolvency or Liquidation Proceeding adequate protection in the form of an additional or replacement Lien and/or a superpriority administrative claim arising under Section 507(b) of the Bankruptcy Code or otherwise, any of them may freely seek and obtain relief granting, as applicable, a junior additional or replacement Lien co-extensive in all respects with, but subordinated to, all adequate protection Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the Senior Priority Secured Parties, and/or a junior superpriority administrative claim subordinated to all adequate protection superpriority administrative claims granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the Senior Priority Secured Parties (and the Senior Priority Representatives and the Senior Priority Secured Parties will not object to the granting of such a junior Lien or superpriority administrative claim);

(b) to the extent that the order of the Bankruptcy Court approving the DIP Financing or use of cash collateral provides that the Senior Priority Secured Parties are entitled to receive adequate protection in the form of payments in the amount of current postpetition interest, incurred fees and expenses or other cash payments, or otherwise with the consent of the Designated Senior Priority Representative, then the Second Priority Representatives and the Second Priority Secured Parties shall not be prohibited from seeking adequate protection in the form of such payments in the amount of current post-petition interest, incurred fees and expenses of other cash payments in the applicable Insolvency or Liquidation Proceeding; and

(c) any of them may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Senior Priority Obligations.

6.3. Preference Issues. If any Senior Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the bankruptcy estate of the Borrower or any other Grantor (or any trustee, receiver, or similar person therefor), because the payment of such amount was declared to be actually or constructively fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment, or otherwise, then, as among the parties hereto, the Senior Priority Obligations shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred, and such Senior Priority Secured Party shall be entitled to a reinstatement of Senior Priority Obligations with respect to all such recovered amounts and shall have all rights hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Any Common Collateral or Senior Priority Collateral or proceeds thereof received by any Second Priority Secured Party prior to the time of such Recovery shall be deemed to have been received prior to the Discharge of Senior Priority Obligations and subject to the provisions of Section 4.2. Each Senior Priority Representative shall use commercially reasonable efforts to give written notice to each Second Priority Representative of the occurrence of any such Recovery (provided that the failure to give such notice shall not affect such Senior Priority Representative’s rights hereunder, except it being understood that until the delivery of such notice to any Second Priority Representative, such Second Priority Representative shall not be charged with knowledge of such Recovery or required to take any actions based on such Recovery).

23

6.4. Application. This Agreement shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor and debtor in possession, as such terms are defined in Sections 101 and 1101 of the Bankruptcy Code. The relative rights as to the Common Collateral and other collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

6.5. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to any Plan of Reorganization or similar dispositive restructuring plan, both on account of Senior Priority Obligations and on account of Second Priority Obligations, then, to the extent the debt obligations distributed on account of the Senior Priority Obligations and on account of the Second Priority Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.6. Post-Petition Interest.

(a) Neither any Second Priority Representative nor any Second Priority Secured Party shall oppose or seek to challenge any claim by any Senior Priority Representative or any Senior Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Priority Obligations consisting of post-petition interest, fees, or expenses, without regard to or otherwise taking into account the existence of the Lien of the Second Priority Representatives on behalf of the Second Priority Secured Parties on the Common Collateral.

(b) Provided that each Senior Priority Representative on behalf of the Senior Priority Secured Parties under its Debt Facility has been granted an allowed claim in the applicable Insolvency or Liquidation Proceedings for Senior Priority Obligations consisting of post-petition interest, fees, or expenses, neither any Senior Priority Representative nor any other Senior Priority Secured Party shall oppose or seek to challenge any claim by any Second Priority Representative or any Second Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Obligations consisting of post-petition interest, fees, or expenses to the extent of the value of the Lien in favor of the Second Priority Secured Parties on the Common Collateral (after taking into account the Lien in favor of the Senior Priority Secured Parties).

6.7. Nature of Obligations; Post-Petition Interest. Each Second Priority Representative, on behalf of the Second Priority Secured Parties under its Debt Facility, hereby acknowledges and agrees that (i) because of, among other things, their differing rights in the Common Collateral, the Second Priority Obligations are fundamentally different from the Senior Priority Obligations and the Second Priority Secured Parties’ claims against the Borrower and/or any Grantor in respect of the Common Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the Senior Priority Secured Parties against the Borrower and/or any such Grantor in respect of the Common Collateral, such that the Second Priority Secured Parties’ claims against the Loan Parties in respect of the Common Collateral should be separately classified in any Plan of Reorganization proposed or adopted in an Insolvency or Liquidation Proceeding, (ii) the Senior Priority Obligations include all interest that accrues after the commencement of any Insolvency or Liquidation Proceeding of the Borrower or any Grantor at the rate provided for in the applicable Senior Priority Debt Documents governing the same, whether or not a claim for postpetition interest is allowed or allowable in any such Insolvency or Liquidation Proceeding and (iii) this Agreement constitutes a “subordination agreement” for the purposes of Section 510 of the Bankruptcy Code. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the Borrower or any Grantor in respect of the Common Collateral constitute only one secured claim (rather than separate classes of junior and senior claims), then each Second Priority Representative, on behalf of the Second Priority Secured Parties

24

under its Debt Facility, hereby acknowledges and agrees that all distributions pursuant to Section 4.1 or otherwise from the Common Collateral shall be made as if there were separate classes of senior and junior secured claims against the Borrower and the Grantors in respect of the Common Collateral, with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Representatives on behalf of the Second Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest at the relevant contract rate (even though such claims may or may not be allowed or allowable in whole or in part in the respective Insolvency or Liquidation Proceeding) before any distribution is made from the Common Collateral in respect of the claims held by the Second Priority Representatives, on behalf of the Second Priority Secured Parties, with each Second Priority Representative, on behalf of the Second Priority Secured Parties under its Debt Facility, hereby acknowledging and agreeing to turn over to the holders of the Senior Priority Obligations all amounts otherwise received or receivable by them from the Common Collateral to the extent needed to effectuate the intent of this sentence even if such turnover of amounts has the effect of reducing the amount of the claim or recoveries of the Second Priority Secured Parties).

6.8. Proofs of Claim. Subject to the limitations set forth in this Agreement, or under applicable law, each Senior Priority Representative may file proofs of claim and other pleadings and motions with respect to any Senior Priority Obligations, any Second Priority Obligations, or the Common Collateral in any Insolvency or Liquidation Proceeding. If a proper proof of claim has not been filed in the form required in such Insolvency or Liquidation Proceeding at least ten (10) days prior to the expiration of the time for filing thereof, the Designated Senior Priority Representative shall have the right (but not the duty) to file an appropriate claim for and on behalf of the Second Priority Secured Parties with respect to any of the Second Priority Obligations or any of the Common Collateral.

SECTION 7 Reliance; Waivers; etc.

7.1. Reliance. The consent by the Senior Priority Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Priority Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Priority Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Debt Facility, acknowledges that it and the Second Priority Secured Parties have, independently and without reliance on any Senior Priority Representative or any Senior Priority Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable Second Priority Debt Document, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the applicable Second Priority Debt Document or this Agreement.

7.2. No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Debt Facility, acknowledges and agrees that neither any Senior Priority Representative nor any of the Senior Priority Secured Parties has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Priority Debt Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The Senior Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Priority Debt Documents in accordance with law and as they, in their sole discretion, may otherwise deem appropriate, and the Senior Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that any Second Priority Representative or any of the Second Priority

25

Secured Parties have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Priority Representative nor any Senior Priority Secured Parties shall have any duty to any Second Priority Representative or any Second Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower or any Grantor (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Second Priority Obligations, the Senior Priority Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Borrower or any Grantor’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

7.3. Obligations Unconditional. All rights, interests, agreements and obligations of each Senior Priority Representative and the Senior Priority Secured Parties, and each Second Priority Representative and the Second Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Priority Debt Documents or any Second Priority Debt Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Priority Obligations or Second Priority Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Initial First Lien Facility or any other Senior Priority Debt Documents or of the terms of the Initial Second Priority Facility or any other Second Priority Debt Document;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Priority Obligations or Second Priority Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Grantor in respect of the Senior Priority Obligations or the Second Priority Obligations in respect of this Agreement.

SECTION 8 Miscellaneous.

8.1. Conflicts. Subject to Section 8.19, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Priority Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern.

8.2. Continuing Nature of This Agreement; Severability. Subject to Section 5.1(a)(y), Section 5.6 and Section 6.3, this Agreement shall continue to be effective until the Discharge of Senior Priority Obligations shall have occurred or such later time as all the obligations in respect of the Second Priority Obligations shall have been paid in full. This is a continuing agreement of lien subordination, and the Senior Priority Secured Parties may continue, at any time and without notice to any Second Priority

26

Representative or any Second Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any other Grantor constituting Senior Priority Obligations in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.3. Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Second Priority Representatives or the Senior Priority Representatives shall be deemed to be made unless the same shall be in writing signed by or on behalf of each Senior Priority Representative and each Second Priority Representative or their respective authorized agents and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time; provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of, imposes additional duties on, or otherwise adversely affects any Grantor, shall require the consent of the Borrower. Notwithstanding the foregoing, (i) without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.24 and, upon such execution and delivery, such Representative and the Secured Parties and Senior Priority Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof and (ii) any amendment, restatement, amendment and restatement, supplement, waiver or other modification of or to this Agreement which (x) by the terms of this Agreement, requires the Borrower’s consent or (y) increases the obligations or reduces the rights of, imposes additional duties on, or otherwise materially adversely affects any Grantor, in each case shall also require the prior written consent of the Borrower.

8.4. Information Concerning Financial Condition of the Borrower and the Subsidiaries. Each Senior Priority Representative, the Senior Priority Secured Parties, each Second Priority Representative and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Grantors and all endorsers and/or guarantors of the Senior Priority Obligations or the Second Priority Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Priority Obligations or the Second Priority Obligations. None of the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives or the Second Priority Secured Parties shall have any duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Priority Representative, any Senior Priority Secured Party, any Second Priority Representative or any Second Priority Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and no Senior Priority Representative, Senior Priority Secured Party, Second Priority Representative or Second Priority Secured Party shall make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5. Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Debt Facility, hereby waives its rights of subrogation, if any, it may acquire under applicable law as a result of any payment hereunder until the Discharge of Senior Priority Obligations has occurred.

27

8.6. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Priority Obligations by the Senior Priority Secured Parties in a manner consistent with the terms of the Senior Priority Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each applicable Second Priority Secured Party under its Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7. Consent to Jurisdiction; Waivers. The parties hereto consent to the jurisdiction of any state or federal court located in New York, New York, and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.8 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

8.8. Notices. All notices to the Senior Priority Secured Parties and the Second Priority Secured Parties permitted or required under this Agreement may be sent to each Senior Priority Representative or each Second Priority Representative, respectively, as provided in the Initial First Lien Facility, the Initial Second Priority Facility, the other relevant Senior Priority Debt Document or the other relevant Second Priority Debt Document, as applicable. All notices to the Second Priority Secured Parties and the Senior Priority Secured Parties permitted or required under this Agreement shall also be sent to each Second Priority Representative and each Senior Priority Representative, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9. Further Assurances. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Debt Facility, and each Senior Priority Representative, on behalf of itself and each Senior Priority Secured Party under its Debt Facility, agrees that each of them shall take such further action and shall execute and deliver to each Senior Priority Representative and the Senior Priority Secured Parties such additional documents and instruments (in recordable form, if requested) as any Senior Priority Representative or any Senior Priority Secured Party may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

8.10. Governing Law. This Agreement has been delivered and accepted at and shall be deemed to have been made at New York, New York and shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of New York.

28

8.11. Binding on Successors and Assigns. This Agreement shall be binding upon each Senior Priority Representative, the Senior Priority Secured Parties, each Second Priority Representative, the Second Priority Secured Parties and their respective permitted successors and assigns. The acknowledgment of this Agreement shall be effective with respect to each Grantor and their respective permitted successors and assigns.

8.12. Specific Performance. Any Senior Priority Representative may demand specific performance of this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Debt Facility, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Priority Representative.

8.13. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

8.14. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or “pdf” file thereof, each of which shall be an original and all of which shall together constitute one and the same document. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement. Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute the Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

8.15. Authorization. By its signature, each party hereto represents and warrants to the other parties hereto that the Person executing this Agreement on behalf of such party is duly authorized to execute this Agreement. Each Senior Priority Representative represents and warrants that this Agreement is binding upon the Senior Priority Secured Parties under its Debt Facility. Each Second Priority Representative represents and warrants that this Agreement is binding upon the Second Priority Secured Parties under its Debt Facility.

8.16. No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each Senior Priority Representative, each of the Senior Priority Secured Parties, each Second Priority Representative and each of the Second Priority Secured Parties and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of Senior Priority Obligations and Second Priority Obligations; provided that each Grantor is an intended third-party beneficiary of, and may assert the benefits of Section 5.1(a), 5.1(d), 5.2, 5.3, 5.5(e), 5.5(g), 5.6, 6.1, 6.2, 8.3, 8.18, 8.19, 8.23, 8.24 and this Section 8.16. The acknowledgement of each Grantor of this Agreement shall also be effective with respect to such Grantor’s successors and assigns. No other Person shall have or be entitled to assert rights or benefits hereunder.

8.17. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Borrower or any other Grantor shall include the Borrower or any other Grantor as debtor and debtor-in possession and any receiver or trustee for the Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

29

8.18. Initial First Lien Representative and Initial Second Priority Representative. It is understood and agreed that (a) MIZUHO BANK, LTD. is entering into this Agreement in its capacity as collateral agent under the Initial First Lien Facility, and the provisions of Article IX of the Initial First Lien Facility applicable to the administrative agent and collateral agent thereunder shall also apply to MIZUHO BANK, LTD. acting in its capacity as a Senior Priority Representative hereunder and (b) [__] is entering in this Agreement in its capacity as collateral agent under the Initial Second Priority Facility, and the provisions of [Article [__]] of the Initial Second Priority Facility applicable to the collateral agent thereunder shall also apply to [__] acting in its capacity as a Second Priority Representative hereunder.

8.19. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.3(c)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Initial First Lien Facility or any other Senior Priority Debt Document, or the Initial Second Priority Facility or any other Second Priority Debt Document, or permit the Borrower or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Initial First Lien Facility or any other Senior Priority Debt Documents or the Initial Second Priority Facility or any other Second Priority Debt Documents, (b) change the relative priorities of the Senior Priority Obligations or the Liens granted under the Senior Priority Debt Documents on the Common Collateral (or any other assets) as among the Senior Priority Secured Parties, (c) otherwise change the relative rights of the Senior Priority Secured Parties in respect of the Common Collateral as among such Senior Priority Secured Parties or (d) obligate the Borrower or any Subsidiary to take any action, or fail to take any action, if taking or failing to take such action, as the case may be, would otherwise constitute a breach of, or default under, the Initial First Lien Facility or any other Senior Priority Debt Document or the Initial Second Priority Facility or any other Second Priority Debt Document. None of the Borrower, any Grantor or any Subsidiary of Borrower or any other creditor thereof shall have any rights hereunder. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor to pay the Senior Priority Obligations and the Second Priority Obligations as and when the same shall become due and payable in accordance with their terms.

8.20. References. Notwithstanding anything to the contrary in this Agreement, any references contained herein to any Section, clause, paragraph, definition or other provision of any Senior Priority Debt Document or Second Priority Debt Document (including any definition contained therein) shall be deemed to be a reference to such Section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided that any reference to any such Section, clause, paragraph or other provision shall refer to such Section, clause, paragraph or other provision of the applicable Senior Priority Debt Document or Second Priority Debt Document, as applicable (including any definition contained therein), as amended or modified from time to time if such amendment or modification has been made in accordance with this Agreement and the applicable Senior Priority Debt Document or Second Priority Debt Document.

8.21. Intercreditor Agreements. Notwithstanding anything to the contrary contained in this Agreement, each party hereto agrees that (a) the Senior Priority Secured Parties (as among themselves) may enter into First Lien Intercreditor Agreements governing the rights, benefits and privileges as among the Senior Priority Secured Parties in respect of the Common Collateral, this Agreement and the other Senior Priority Debt Documents, including as to application of proceeds of the Common Collateral, voting rights, control of the Common Collateral and waivers with respect to the Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the Senior Priority Debt Documents, and (b) the Second Priority Secured Parties (as among themselves) may enter into Second Lien Intercreditor Agreements governing the rights, benefits and privileges as among the Second Priority Secured Parties in respect of the Common Collateral, this Agreement and the other Second

30

Priority Debt Documents, including as to application of proceeds of the Common Collateral, voting rights, control of the Common Collateral and waivers with respect to the Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the Second Priority Debt Documents. In any event, if a First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other Senior Priority Security Document or Second Priority Security Document, and the provisions of this Agreement and the other Senior Priority Security Documents and Second Priority Security Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms hereof and thereof, including to give effect to any First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement). The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties on the one hand and the Second Priority Secured Parties on the other hand.

8.22. Drafting of Agreement. This Agreement embodies arms’ length negotiations and compromises between the parties, was drafted jointly by the parties, and shall not be construed against any party hereto, or such parties’ successors and assigns, if any, by reason of its preparation or drafting of this Agreement. Each of the parties agrees that drafts of this Agreement and modifications reflected in such drafts shall not be utilized in any manner, dispute, or proceeding, including as evidence of any of the parties’ intent or interpretation of this Agreement.

8.23. Dealings with Grantors. Upon any application or demand by any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement (including any designation permitted or contemplated to be made by the Borrower hereunder), the Borrower shall furnish to such Representative a certificate of a duly authorized officer of the Borrower (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement, as the case may be, relating to the proposed action have been complied with (or that such action is permitted or contemplated to be made by the Borrower hereunder), except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or demand, no additional certificate or opinion need be furnished. The parties hereto and the Grantors acknowledge and agree that each reference to this Agreement to any Grantor bearing the cost and expense of any action shall be deemed to be a reference to the expense reimbursement requirements under the applicable Senior Priority Debt Documents governing the applicable Senior Priority Obligations.

8.24. Additional Debt Facilities.

(a) To the extent, but only to the extent, permitted by the provisions of this Agreement and the Senior Priority Debt Documents and the Second Priority Debt Documents then in effect, any Grantor may incur or issue and sell one or more series or classes of Additional Second Priority Debt and one or more series or classes of Additional Senior Priority Debt. Any such additional class or series of Additional Second Priority Debt (each, “Second Priority Class Debt”) may be secured by a junior priority, subordinated Lien on Common Collateral, in each case under and pursuant to the relevant Second Priority Security Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of this Section 8.24(a) and Section 8.24(b). Any such additional class or series of Senior Priority Debt Facilities (each “Senior Priority Class Debt”; and any Senior Priority Class Debt and/or Second Priority Class Debt, “Class Debt”) may be secured by a Senior Priority Lien on Common Collateral, in each case

31

under and pursuant to the Senior Priority Security Documents, if and subject to the condition that the Representative of any such Senior Priority Class Debt (each, a “Senior Priority Class Debt Representative”; and any Senior Priority Class Debt Representatives and/or any Second Priority Class Debt Representatives, “Class Debt Representatives”), acting on behalf of the holders of such Senior Priority Class Debt (such Representatives and holders in respect of any such Senior Priority Class Debt being referred to as the “Senior Priority Class Debt Parties”; and any Senior Priority Class Debt Parties and/or Second Priority Class Debt Parties, “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of this Section 8.24(a) and Section 8.24(b). In order for a Class Debt Representative to become a party to this Agreement:

(1) Such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex I (if such Representative is a Second Priority Class Debt Representative) or Annex II (if such Representative is a Senior Priority Class Debt Representative (which such changes as may be reasonably approved by the Designated Senior Priority Representative and such Class Debt Representative, and, to the extent such changes increase the obligations or reduce the rights of, imposes additional duties on, or otherwise adversely affects any Grantor, by the Borrower) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(2) the Borrower shall have delivered to the Designated Senior Priority Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.24 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Second Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an Authorized Officer of the Borrower on behalf of the relevant Grantor and identifying the obligations to be designated as Additional Senior Priority Debt or Additional Second Priority Debt, as applicable, and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Priority Debt, on a senior basis under each of the Senior Priority Debt Documents and Second Priority Debt Documents and (II) in the case of Additional Second Priority Debt, on a junior basis under each of the Senior Priority Debt Documents and Second Priority Debt Documents; and

(3) the Second Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Class Debt shall provide, or shall be amended on terms and conditions reasonably approved by the Designated Senior Priority Representative and such Class Debt Representative to provide, that such Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

(b) With respect to any Class Debt that is issued or incurred after the Effective Date, to the extent the applicable Representative reasonably determines that certain technical amendments, modifications and/or supplements to the then existing Security Documents relating to such Class Debt may be required to ensure that such Representative’s Class Debt is secured by, and entitled to the benefits of, such Security Documents, then such Representative shall communicate its request for such technical amendments, modifications and/or supplements to the applicable Designated Representative, and such Designated Representative shall be entitled to rely on the further assurances provisions in the applicable Security Documents to (and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes each applicable Designated Representative to) enter into, and to cause the applicable Grantors to enter into, any such technical amendments, modifications and/or supplements (and additional Security Documents).

[SIGNATURE PAGES FOLLOW]

32

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MIZUHO BANK, LTD., as Initial First Lien Representative

By:
Name:
Title:

Notice Address:

Principal Office:

Attention:
Telecopier:
Telephone:

with a copy to:

Attention:
Telecopier:
Telephone:

JUNIOR LIEN INTERCREDITOR AGREEMENT

[__], as Initial Second Priority Representative

By:
Name:
Title:

Notice Address:

Principal Office:

Attention:
Telecopier:
Telephone:

with a copy to:

Attention:
Telecopier:
Telephone:

JUNIOR LIEN INTERCREDITOR AGREEMENT

ACKNOWLEDGMENT OF BORROWER AND GRANTORS

Dated: [__], 20[__]

Reference is made to the Intercreditor Agreement dated as of the date hereof between Mizuho Bank, Ltd., as Senior Priority Representative, and [__], as Initial Second Priority Representative, (such agreement as in effect on the date hereof, the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

Each of the undersigned Grantors hereby acknowledges the terms of the Junior Lien Priority Intercreditor Agreement and has caused this acknowledgment to be duly executed by its authorized officer as of the date first written above.

ALLEGRO MICROSYSTEMS, INC.

By:
Name:
Title:

JUNIOR LIEN INTERCREDITOR AGREEMENT

GRANTORS:

[__]

By:
Name:
Title:

[__]

By:
Name:
Title:

JUNIOR LIEN INTERCREDITOR AGREEMENT

ANNEX I

FORM OF JOINDER AGREEMENT

FOR SECOND PRIORITY REPRESENTATIVE

JOINDER AGREEMENT – SECOND PRIORITY REPRESENTATIVE NO. [ ] (this “Joinder Agreement”) dated as of [ ], 20[ ] to the INTERCREDITOR AGREEMENT dated as of [__], 20[__] (the “Junior Lien Intercreditor Agreement”), by and among MIZUHO BANK, LTD., as Representative for the Initial First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial First Lien Representative”), [__], as Representative for the Initial Second Priority Secured Parties, and each additional Senior Priority Representative and Second Priority Representative that from time to time becomes a party thereto pursuant to Section 8.24 of the Junior Lien Intercreditor Agreement, as acknowledged by ALLEGRO MICROSYSTEMS, INC., a Delaware corporation (the “Borrower”), and the other Grantors from time to time thereunder.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. As a condition to the ability of any Grantor to incur Second Priority Class Debt after the Effective Date and to secure such Second Priority Class Debt with the Second Priority Lien, in each case under and pursuant to the applicable Second Priority Security Documents, the Second Priority Class Debt Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.24 of the Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.24 of the Junior Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Senior Priority Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Priority Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.24 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Second Priority Representative on the Effective Date, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Secured Parties. Each reference to a “Representative” or “Second Priority Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative.

SECTION 2. The New Representative represents and warrants to the Designated Senior Priority Representative, each other Representative and the other Secured Parties that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee] under [describe debt facility], (ii) this Joinder Agreement been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Second Priority Secured Parties.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Any signature to this Joinder Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement. Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute the Joinder Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents This Joinder Agreement shall become effective when the Designated Senior Priority Representative shall have received a counterpart hereto that bears the signature of the New Representative. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.8 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the New Representative and the Designated Senior Priority Representative have duly executed this Joinder Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],

as Designated Senior Priority Representative,

By:
Name:
Title:

Acknowledged by:

[ ]
By:
Name:
Title:

[ ]

By:
Name:
Title:

ALLEGRO MICROSYSTEMS, INC. as Borrower on behalf of itself and each of the other Guarantors

By:
Name:
Title:

ANNEX II

FORM OF JOINDER AGREEMENT

FOR SENIOR PRIORITY REPRESENTATIVE

JOINDER AGREEMENT – SENIOR PRIORITY REPRESENTATIVE NO. [ ] (this “Joinder Agreement”) dated as of [ ], 20[ ] to the INTERCREDITOR AGREEMENT dated as of [__], 20[__] (the “Junior Lien Intercreditor Agreement”), by and among MIZUHO BANK, LTD., as Representative for the Initial First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial First Lien Representative”), [__], as Representative for the Initial Second Priority Secured Parties, and each additional Senior Priority Representative and Second Priority Representative that from time to time becomes a party thereto pursuant to Section 8.24 of the Junior Lien Intercreditor Agreement, as acknowledged by ALLEGRO MICROSYSTEMS, INC., a Delaware corporation (the “Borrower”), and the other Grantors from time to time thereunder.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. As a condition to the ability of any Grantor to incur Senior Priority Class Debt after the Effective Date and to secure such Senior Priority Class Debt with the Senior Priority Lien, in each case under and pursuant to the applicable Senior Priority Security Documents, the Senior Priority Class Debt Representative in respect of such Senior Priority Class Debt is required to become a Representative under, and such Senior Priority Class Debt and the Senior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.24 of the Junior Lien Intercreditor Agreement provides that such Senior Priority Class Debt Representative may become a Representative under, and such Senior Priority Class Debt and such Senior Priority Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Priority Class Debt Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.24 of the Junior Lien Intercreditor Agreement. The undersigned Senior Priority Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Senior Priority Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Priority Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.24 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Priority Class Debt and Senior Priority Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative on the Effective Date, and the New Representative, on behalf of itself and such Senior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Senior Priority Representative and to the Senior Priority Class Debt Parties that it represents as Senior Priority Secured Parties. Each reference to a “Representative” or “Senior Priority Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative.

SECTION 2. The New Representative represents and warrants to the Designated Senior Priority Representative, each other Representative and the other Secured Parties that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee] under [describe debt facility], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the Senior Priority Debt Documents relating to such Senior Priority Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the Senior Priority Class Debt Parties in respect of such Senior Priority Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Senior Priority Secured Parties.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Any signature to this Joinder Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement. Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute the Joinder Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents This Joinder Agreement shall become effective when the Designated Senior Priority Representative shall have received a counterpart hereof that bears the signature of the New Representative. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.8 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the New Representative and the Designated Senior Priority Representative have duly executed this Joinder Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],

as Designated Senior Priority Representative,

By:
Name:
Title:

Acknowledged by:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

ALLEGRO MICROSYSTEMS, INC., as Borrower on behalf of itself and each other Grantor

By:
Name:
Title:

EXHIBIT J-2

FORM OF EQUAL PRIORITY INTERCREDITOR AGREEMENT

[See Attached].

EXHIBIT J-2

This EQUAL PRIORITY INTERCREDITOR AGREEMENT, dated as of September 30, 2020, among Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Term Loan Secured Parties (in such capacity and together with its successors and assigns from time to time, and together with any Replacement Representative, the “Term Loan Representative”) and in its capacity as collateral agent for the Term Loan Secured Parties (in such capacity and together with its successors in such capacity, and together with any Replacement Collateral Agent, the “Term Loan Collateral Agent”), Mizuho Bank, Ltd., as Representative for the Revolving Secured Parties (in such capacity and together with its successors and assigns from time to time, the “Revolving Representative”), Mizuho Bank, Ltd., as collateral agent for the Revolving Secured Parties (in such capacity and together with its successors and assigns from time to time, the “Revolving Collateral Agent”), and each additional Representative and Collateral Agent from time to time party hereto for the Other First Lien Secured Parties of the Series with respect to which it is acting in such capacity, and acknowledged and agreed to by Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”) and the other Grantors. Capitalized terms used in this Agreement have the meanings assigned to them in Article I below.

Reference is made to (i) the Term Loan Credit Agreement, dated as of September 30, 2020 (as amended, restated, amended and restated, supplemented, waived, refinanced, replaced or otherwise modified from time to time, the “Term Loan Credit Agreement”), among the Borrower, the lenders party thereto from time to time, the Term Loan Representative, the Term Loan Collateral Agent and the other parties named therein and (ii) the Revolving Facility Credit Agreement, dated as of September 30, 2020 (as amended, restated, amended and restated, supplemented, waived, refinanced, replaced or otherwise modified from time to time, the “Revolving Credit Agreement”), among the Borrower, the lenders party thereto from time to time, the issuing banks party thereto from time to time, the Revolving Representative, the Revolving Collateral Agent and the other parties named therein.

In consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Term Loan Representative (for itself and on behalf of the Term Loan Secured Parties), the Term Loan Collateral Agent (for itself and on behalf of the Term Loan Secured Parties), the Revolving Representative (for itself and on behalf of the Revolving Secured Parties), the Revolving Collateral Agent (for itself and on behalf of the Revolving Secured Parties) and each additional Representative and Collateral Agent (in each case, for itself and on behalf of the Other First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Loan Credit Agreement or the Revolving Credit Agreement, as applicable, and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof):

1

Certificated Security, Commodity Account, Commodity Contract, Deposit Account, Electronic Chattel Paper, Promissory Note, Instrument, Letter of Credit Right, Securities Entitlement, Securities Account and Tangible Chattel Paper. As used in this Agreement, the following terms have the meanings specified below:

“Additional First Lien Representative” means with respect to each Series of Other First Lien Obligations, the Person serving as administrative agent, trustee or in a similar capacity for such Series of Other First Lien Obligations and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.19 hereof, together with its successors in such capacity.

“Additional First Lien Collateral Agent” means with respect to each Series of Other First Lien Obligations, the Person serving as collateral agent (or the equivalent) for such Series of Other First Lien Obligations and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.19 hereof, together with its successors in such capacity.

“Additional First Lien Debt” shall have the meaning assigned to such term in Section 5.19.

“Additional First Lien Secured Parties” shall have the meaning assigned to such term in Section 5.19.

“Agreement” shall mean this Equal Priority Intercreditor Agreement, dated as of the date first written above, as amended, restated, renewed, extended, supplemented, waived, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Term Loan Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Term Loan Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Term Loan Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Representative; provided, in each case, that if there shall occur one or more Non-Controlling Representative Enforcement Dates, the Applicable Collateral Agent shall be the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Representative in respect of the most recent Non-Controlling Representative Enforcement Date.

“Applicable Representative” means (i) until the earlier of (x) the Discharge of Term Loan Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Term Loan Representative and (ii) from and after the earlier of (x) the Discharge of Term Loan Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Major Non-Controlling Representative; provided, in each case, that if there shall occur one or more Non-Controlling Representative Enforcement Dates, the Applicable Representative shall be the Representative that is the Major Non-Controlling Representative in respect of the most recent Non-Controlling Representative Enforcement Date.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

2

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 USC § 101, et seq., as amended from time to time.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar federal, state, or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshaling of assets and/or liabilities of the Borrower and/or its affiliates, or any similar law relating to or affecting creditors’ rights generally.

“Borrower” shall have the meaning set forth in the recitals hereto and shall include any Successor Borrower under and as defined in the Term Loan Credit Agreement, the Revolving Credit Agreement and each Other First Lien Agreement.

“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any First Lien Collateral Document to secure one or more Series of First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Secured Party.

“Collateral Agent” means (i) in the case of any Term Loan Obligations, the Term Loan Collateral Agent, (ii) in the case of the Revolving Obligations, the Revolving Collateral Agent and (iii) in the case of any other Series of Other First Lien Obligations that become subject to this Agreement after the date hereof, the Additional First Lien Collateral Agent for such Series in the applicable Joinder Agreement.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Representatives or Collateral Agents on behalf of such holders) hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in any Collateral at such time, then such Collateral shall constitute Common Collateral for those Series of First Lien Obligations that hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time and shall not constitute Common Collateral for any Series which does not hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time.

“Control Collateral” means any Common Collateral consisting of any Certificated Security, Instrument (each as defined in the UCC), rights, cash and any other Common Collateral as to which a first priority Lien shall or may be perfected through possession or control by the secured party or any agent therefor under the Uniform Commercial Code of any applicable jurisdiction.

“Controlling Secured Parties” means (i) at any time when the Term Loan Collateral Agent is the Applicable Collateral Agent, the Term Loan Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Representative is the Applicable Representative.

3

“Default” means a “Default” as defined in any First Lien Credit Document (or another term defined therein to have a meaning that is substantially the same as “Default” as defined in the Term Loan Credit Agreement).

“Designation” means a designation of either Additional First Lien Debt or Indebtedness under a Replacement Term Loan Credit Agreement in substantially the form of Exhibit B attached hereto.

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by, or required to be secured by, any Common Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Revolving Credit Agreement” means, except to the extent otherwise provided in Section 2.06, the Discharge of the Revolving Obligations.

“Discharge of Term Loan Credit Agreement” means, except to the extent otherwise provided in Section 2.06, the Discharge of the Term Loan Obligations; provided that the Discharge of Term Loan Credit Agreement shall be deemed not to have occurred if a Replacement Term Loan Credit Agreement is entered into.

“Equity Release Proceeds” shall have the meaning assigned to such term in Section 2.04(a).

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any First Lien Credit Document.

“First Lien Collateral Documents” means, collectively, (i) the Term Loan Collateral Documents, (ii) the Revolving Collateral Documents and (ii) the Other First Lien Collateral Documents.

“First Lien Credit Documents” means (i) the Term Loan Credit Documents, (ii) the Revolving Credit Documents and (iii) each Other First Lien Document (other than the Revolving Credit Documents).

“First Lien Documents” means, (i) with respect to the Term Loan Obligations, the Term Loan Credit Documents, (ii) with respect to the Revolving Obligations, the Revolving Credit Documents and (iii) with respect to any Series of Other First Lien Obligations (other than the Revolving Obligations), the Other First Lien Documents in respect thereof.

4

“First Lien Obligations” means, collectively, (i) the Term Loan Obligations, (ii) the Revolving Obligations and (ii) each Series of Other First Lien Obligations (other than the Revolving Obligations).

“First Lien Secured Parties” means (i) the Term Loan Secured Parties, (ii) the Revolving Secured Parties and (ii) the Other First Lien Secured Parties with respect to each Series of Other First Lien Obligations (other than the Revolving Obligations).

“Grantors” means the Borrower and each Subsidiary that has granted a security interest pursuant to any First Lien Collateral Document to secure any Series of First Lien Obligations.

“Impairment” shall have the meaning assigned to such term in Section 2.01(b)(ii).

“Indebtedness” shall mean and include all obligations that constitute “Indebtedness” within the meaning of the Other First Lien Agreement or the Term Loan Credit Agreement, as applicable.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case commenced or proceeding by or against the Borrower or any other Grantor under the Bankruptcy Code or any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership, assignment for the benefit of creditors, or liquidation relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether voluntary or involuntary and whether or not involving bankruptcy or insolvency; or

(c) any other proceeding of any type or nature, whether or not involving insolvency or Bankruptcy, in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(b)(i).

“Joinder Agreement” means a document in the form of Exhibit A to this Agreement required to be delivered by an Additional First Lien Representative or a Replacement Representative to each Collateral Agent and each other Representative pursuant to Section 5.19 of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations and add Other First Lien Secured Parties hereunder.

5

“Lien” shall have the meaning assigned to such term in the Term Loan Credit Agreement and the Revolving Credit Agreement.

“Major Non-Controlling Representative” means the Representative of the Series of First Lien Obligations that constitutes the greatest Series Amount of any Series of First Lien Obligations, but solely to the extent that such Series of Other First Lien Obligations has a greater Series Amount than the Term Loan Obligations then outstanding; provided, that if there are two outstanding Series of First Lien Obligations which have an equal Series Amount, the Series of First Lien Obligations with the earlier maturity date shall be considered to have the greater Series Amount for purposes of this definition.

“Non-Controlling Representative” means, at any time, each Representative that is not the Applicable Representative at such time.

“Non-Controlling Representative Enforcement Date” means, with respect to any Non-Controlling Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Representative was the Major Non-Controlling Representative) after the occurrence of (i) an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) and (ii) each Collateral Agent’s and each other Representative’s receipt of written notice from such Non-Controlling Representative certifying that (x) such Non-Controlling Representative is the Major Non-Controlling Representative and that an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Representative is the Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Document; provided that the Non-Controlling Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Collateral Agent acting on the instructions of the Applicable Representative has commenced and is diligently pursuing any enforcement action with respect to Common Collateral, (2) at any time the Grantor that has granted a security interest in Common Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) if the acceleration of the First Lien Obligations of the Series with respect to which such Non-Controlling Representative (if any) is rescinded in accordance with the terms of the applicable Other First Lien Document.

“Non-Controlling Secured Parties” means the First Lien Secured Parties which are not Controlling Secured Parties.

“Other First Lien Agreement” means (i) the Revolving Credit Agreement and (ii) any indenture, notes, credit agreement (excluding the Term Loan Credit Agreement and the Revolving Credit Agreement) or other agreement, document (including any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Other First Lien

6

Agreement) or instrument, including the Revolving Credit Agreement, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Revolving Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.19. For avoidance of doubt, a Replacement Term Loan Credit Agreement shall not constitute an Other First Lien Agreement.

“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Term Loan Collateral Agent.

“Other First Lien Collateral Documents” means (i) with respect to the Revolving Obligations, the Revolving Collateral Documents and (ii) with respect to any Series of Other First Lien Obligations (other than the Revolving Obligations), the Collateral Documents (in each case as defined in the applicable Other First Lien Agreement) in respect thereof and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Other First Lien Obligations (other than the Revolving Obligations) or to perfect such Lien (as each may be amended, restated, supplemented or otherwise modified from time to time).

“Other First Lien Documents” means, (i) with respect to the Revolving Obligations, the Revolving Credit Documents and the Revolving Collateral Documents and (ii) with respect to any Series of Other First Lien Obligations (other than the Revolving Obligations), the Other First Lien Agreements, including the Other First Lien Collateral Documents applicable thereto and each other agreements, documents and instruments providing for or evidencing any Other First Lien Obligation, as each may be amended, restated, supplemented or otherwise modified from time to time; provided that, in each case, the Indebtedness thereunder (other than the Revolving Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.19 hereto. For avoidance of doubt, Term Loan Hedge Agreements and Term Loan Cash Management Agreements shall not constitute Other First Lien Documents.

“Other First Lien Obligations” means (i) all Revolving Obligations and (ii) all amounts owing to any Other First Lien Secured Party (other than any Revolving Secured Party) pursuant to the terms of any Other First Lien Document (other than the Revolving Credit Documents), including all amounts in respect of any principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. Other First Lien Obligations shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.

“Other First Lien Secured Party” means the holders of any Other First Lien Obligations and any Representative and Collateral Agent with respect thereto and shall include the Revolving Secured Parties.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, entity or other party, including any government or governmental unit, and any political subdivision, agency or instrumentality thereof.

7

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Term Loan Credit Documents or Other First Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).

“Refinance” shall mean, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and collateral provisions) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Term Loan Collateral Agent” means, in respect of any Replacement Term Loan Credit Agreement, the collateral agent or person serving in similar capacity under the Replacement Term Loan Credit Agreement.

“Replacement Term Loan Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the Term Loan Credit Agreement in accordance with Section 2.08 hereof so long as, after giving effect to such Refinancing, the agreement that was the Term Loan Credit Agreement immediately prior to such Refinancing is no longer secured, or required to be secured, by any of the Collateral and (ii) becomes the Term Loan Credit Agreement hereunder by designation as such pursuant to Section 5.19; provided that each of the other requirements of Section 5.19 are complied with.

“Replacement Representative” means, in respect of any Replacement Term Loan Credit Agreement, the administrative agent, trustee or person serving in similar capacity under the Replacement Term Loan Credit Agreement.

“Representative” means, at any time, (i) in the case of any Term Loan Obligations or the Term Loan Secured Parties, the Term Loan Representative, (ii) in the case of the Revolving Obligations or the Revolving Secured Parties, the Revolving Representative, and (iii) in the case of any other Series of Other First Lien Obligations or Other First Lien Secured Parties that becomes subject to this Agreement after the date hereof, the Additional First Lien Representative for such Series.

“Revolving Cash Management Agreements” means documents governing Cash Management Services (as defined in the Revolving Credit Agreement) and related Cash Management Obligations (as defined in the Revolving Credit Agreement) constituting Revolving Obligations.

8

“Revolving Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Revolving Collateral Documents” means the Collateral Documents (as defined in the Revolving Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Revolving Obligations or to perfect such Lien (as each may be amended, restated, supplemented or otherwise modified from time to time).

“Revolving Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Revolving Credit Documents” shall mean the credit, guarantee and security documents governing the Revolving Obligations, including, without limitation, the Revolving Credit Agreement, each Revolving Hedge Agreement, each Revolving Cash Management Agreement, the Revolving Collateral Documents, the Global Intercompany Note (as defined in the Revolving Credit Agreement) and any other “Loan Documents” as defined in the Revolving Credit Agreement.

“Revolving Hedge Agreement” means a Secured Hedge Agreement (as defined in the Revolving Credit Agreement).

“Revolving Obligations” means the “Obligations” as defined in the Revolving Credit Agreement and including:

(a) (i) all principal of and interest (including any Post-Petition Interest) and premium (if any) on all loans and other extensions of credit made pursuant to the Revolving Credit Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including any Post-Petition Interest) with respect to any letter of credit or similar instrument issued pursuant to the Revolving Credit Agreement, (iii) all obligations with respect to Revolving Hedge Agreements and all amounts owing with respect to Revolving Cash Management Agreements and (iv) all guarantee obligations, fees, expenses and all other obligations under the Revolving Credit Agreement and the other Revolving Credit Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding; and

(b) to the extent any payment with respect to any Revolving Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other First Lien Secured Party (other than a Revolving Secured Party), any Term Loan Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Revolving Secured Parties, the Term Loan Secured Parties and the Other First Lien Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Revolving Credit Documents are

9

disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Revolving Secured Parties, the Term Loan Secured Parties and the Other First Lien Secured Parties, be deemed to continue to accrue and be added to the amount to be calculated as the “Revolving Obligations.”

“Revolving Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Revolving Secured Parties” means, at any relevant time, the holders of Revolving Obligations at such time, including without limitation the lenders, issuing banks and agents (including the Revolving Collateral Agent and the Revolving Representative) under the Revolving Credit Agreement, each Cash Management Bank (as defined in the Revolving Credit Agreement) under Cash Management Services (as defined in the Revolving Credit Agreement), each Hedge Bank (as defined in the Revolving Credit Agreement) under each Revolving Hedge Agreement and any other “Secured Parties” as defined in the Revolving Credit Agreement.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Term Loan Secured Parties (in their capacities as such), (ii) the Revolving Secured Parties (in their capacities as such) and (iii) the Other First Lien Secured Parties (other than the Revolving Secured Parties) (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Other First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Term Loan Obligations, (ii) the Revolving Obligations and (iii) the Other First Lien Obligations (other than the Revolving Obligations) incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Other First Lien Obligations).

“Series Amount” means, with respect to any Series of First Lien Obligations, the sum of (i) the outstanding principal amount plus (ii) the aggregate of undrawn commitments, if any.

“Subsidiary” shall mean any “Subsidiary” of the Borrower as defined in the First Lien Credit Agreement.

“Term Loan Cash Management Agreements” means documents governing Cash Management Services (as defined in the Term Loan Credit Agreement) and related Cash Management Obligations (as defined in the Term Loan Credit Agreement) constituting Term Loan Obligations.

“Term Loan Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Term Loan Collateral Documents” means the Collateral Documents (as defined in the Term Loan Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Term Loan Obligations or to perfect such Lien (as each may be amended, restated, supplemented or otherwise modified from time to time).

10

“Term Loan Credit Agreement” shall have the meaning assigned to such term in the recitals hereto and shall also include any Replacement Term Loan Credit Agreement.

“Term Loan Credit Documents” shall mean the credit, guarantee and security documents governing the Term Loan Obligations, including, without limitation, the Term Loan Credit Agreement, each Term Loan Hedge Agreement, each Term Loan Cash Management Agreement, the Term Loan Collateral Documents, the Global Intercompany Note (as defined in the Term Loan Credit Agreement) and any other “Loan Documents” as defined in the Term Loan Credit Agreement.

“Term Loan Hedge Agreement” means a Secured Hedge Agreement as defined in the Term Loan Credit Agreement.

“Term Loan Obligations” means the “Obligations” as defined in the Term Loan Credit Agreement and including:

(a) (i) all principal of and interest (including any Post-Petition Interest) and premium (if any) on all loans and other extensions of credit made pursuant to the Term Loan Credit Agreement, (ii) all obligations with respect to Term Loan Hedge Agreements and all amounts owing in respect to Term Loan Cash Management Agreements and (iii) all guarantee obligations, fees, expenses and all other obligations under the Term Loan Credit Agreement and the other Term Loan Credit Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding; and

(b) to the extent any payment with respect to any Term Loan Credit Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other First Lien Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Term Loan Secured Parties and the Other First Lien Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Term Loan Credit Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Term Loan Secured Parties and the Other First Lien Secured Parties, be deemed to continue to accrue and be added to the amount to be calculated as the “Term Loan Obligations.”

“Term Loan Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Term Loan Secured Parties” means, at any relevant time, the holders of Term Loan Obligations at such time, including without limitation the lenders and agents (including the Term Loan Collateral Agent and the Term Loan Representative) under the Term Loan Credit Agreement, each Cash Management Bank (as defined in the Term Loan Credit Agreement) under Cash Management Services (as defined in the Term Loan Credit Agreement), each Hedge Bank (as defined in the Term Loan Credit Agreement) under each Term Loan Hedge Agreement and any other “Secured Parties” as defined in the Term Loan Credit Agreement.

11

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Underlying Assets” shall have the meaning assigned to such term in Section 2.04(a).

SECTION 1.02 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II.

PRIORITIES AND AGREEMENTS WITH RESPECT TO COMMON COLLATERAL

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the First Lien Credit Documents to the contrary notwithstanding (but subject to Section 2.01(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Common Collateral, or any distribution is made in respect of any Common Collateral in any Bankruptcy Case of any Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) or otherwise with respect to any Common Collateral, the proceeds of any sale, collection or other liquidation of any Common

12

Collateral or Equity Release Proceeds received by any First Lien Secured Party or received by the Applicable Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement or otherwise with respect to such Common Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following clause THIRD below) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) or otherwise (all proceeds of any sale, collection or other liquidation of any Collateral comprising either Common Collateral or Equity Release Proceeds and all proceeds of any such distribution and any proceeds of any insurance covering the Common Collateral received by the Applicable Collateral Agent and not returned to any Grantor under any First Lien Document being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:

(i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) and each such Representative (in its capacity as such) secured by such Common Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, including all reasonable costs and expenses incurred by each such Collateral Agent (in its capacity as such) and each such Representative (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other First Lien Credit Document or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other First Lien Credit Documents and all fees and indemnities owing to such Collateral Agents and Representatives, ratably to each such Collateral Agent and Representative in accordance with the amounts payable to it pursuant to this clause FIRST;

(ii) SECOND, subject to Sections 2.01(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to each Representative for the payment in full of the other First Lien Obligations of each Series secured by such Common Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, and, if the amount of such Proceeds are insufficient to pay in full the First Lien Obligations of each Series so secured then such Proceeds shall be allocated among the Representatives of each Series secured by such Common Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, pro rata according to the amounts of such First Lien Obligations owing to each such respective Representative and the other First Lien Secured Parties represented by it for distribution by such Representative in accordance with its respective First Lien Credit Documents; and

(iii) THIRD, any balance of such Proceeds remaining after the application pursuant to the preceding clauses (i) and (ii), to the Grantors, their successors or assigns, or to whomever may be lawfully entitled to receive the same.

If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).

13

(b) (i) Notwithstanding the foregoing, with respect to any Common Collateral or Equity Release Proceeds for which a third party (other than a First Lien Secured Party) has a Lien that is junior in priority to the Lien of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Common Collateral, Equity Release Proceeds or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral, Equity Release Proceeds or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(ii) In furtherance of the foregoing and without limiting the provisions of Section 2.03, it is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) (1) bear the risk of any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations and (2) not take into account for purposes of this Agreement the existence of any Collateral (other than Equity Release Proceeds) for any other Series of First Lien Obligations that is not Common Collateral (any such condition referred to in the foregoing clauses (1) or (2) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then existing First Lien Credit Documents and subject to any limitations set forth in this Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

14

(d) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Common Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the First Lien Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 2.01(b)), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Common Collateral shall be of equal priority.

(e) Notwithstanding anything in this Agreement or any other First Lien Document to the contrary, prior to the Discharge of Revolving Credit Agreement, Collateral consisting of cash and cash equivalents pledged to secure Revolving Obligations consisting of reimbursement obligations in respect of letters of credit pursuant to the Revolving Credit Agreement shall be applied as specified in the Revolving Credit Agreement and will not constitute Common Collateral.

SECTION 2.02 Actions with Respect to Common Collateral; Prohibition on Contesting Liens.

(a) Notwithstanding Section 2.01, (i) only the Applicable Collateral Agent shall act or refrain from acting with respect to Common Collateral (including with respect to any other intercreditor agreement with respect to any Common Collateral), (ii) the Applicable Collateral Agent shall act only on the instructions of the Applicable Representative and shall not follow any instructions with respect to such Common Collateral (including with respect to any other intercreditor agreement with respect to any Common Collateral) from any Non-Controlling Representative (or any other First Lien Secured Party other than the Applicable Representative) and (iii) no Other First Lien Secured Party shall or shall instruct any Collateral Agent to, and any other Collateral Agent that is not the Applicable Collateral Agent shall not, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Common Collateral (including with respect to any other intercreditor agreement with respect to Common Collateral), whether under any First Lien Collateral Document (other than the First Lien Collateral Documents applicable to the Applicable Collateral Agent), applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting in accordance with the First Lien Collateral Documents applicable to it, shall be entitled to take any such actions or exercise any remedies with respect to such Common Collateral at such time.

(b) Without limiting the provisions of Section 4.02, each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent hereby appoints the Applicable Collateral Agent as its agent and authorizes the Applicable Collateral Agent to exercise any and all remedies under each First Lien Collateral Document with respect to Common Collateral and to execute releases in connection therewith.

15

(c) Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations granted on the Common Collateral, the Applicable Collateral Agent (acting on the instructions of the Applicable Representative) may deal with the Common Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Common Collateral. No Non-Controlling Representative, Non-Controlling Secured Party or Collateral Agent that is not the Applicable Collateral Agent will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Representative or the Controlling Secured Parties or any other exercise by the Applicable Collateral Agent, the Applicable Representative or the Controlling Secured Parties of any rights and remedies relating to the Common Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, the Collateral Agent or Representative with respect to any Collateral not constituting Common Collateral.

(d) Each of the Collateral Agents and the Representatives agrees that it will not accept any Lien on any Common Collateral for the benefit of any Series (other than funds deposited for the satisfaction, discharge or defeasance of any First Lien Agreement) other than pursuant to the First Lien Collateral Documents, and by executing this Agreement (or a Joinder Agreement), each such Collateral Agent and each such Representative and the Series of First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Collateral Documents applicable to it.

(e) Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Common Collateral, or the provisions of this Agreement; provided, that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any Collateral Agent or any Representative to enforce this Agreement or (ii) the rights of any First Lien Secured Party to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting First Lien Obligations.

SECTION 2.03 No Interference; Payment Over; Exculpatory Provisions.

(a) Each First Lien Secured Party agrees that (i) it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Collateral Document or the validity, attachment, perfection or priority of any Lien under any First Lien Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Common Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to and shall not otherwise (A) direct the Applicable Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Common Collateral (including pursuant to any other intercreditor agreement) or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Applicable Collateral Agent or any other First Lien Secured

16

Party represented thereby of any right, remedy or power with respect to any Common Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Secured Party represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Common Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Secured Party to enforce this Agreement, including Section 2.01(b) hereof.

(b) Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Common Collateral or shall realize any proceeds or payment in respect of any Common Collateral, pursuant to any First Lien Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any other intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Common Collateral, proceeds or payment in trust for the other First Lien Secured Parties having a security interest in such Common Collateral and promptly transfer any such Common Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.01(a) hereof.

(c) None of the Applicable Collateral Agent, any Applicable Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Representative or other First Lien Secured Party with respect to any Common Collateral in accordance with the provisions of this Agreement.

SECTION 2.04 Automatic Release of Liens.

(a) If, at any time, any Common Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Secured Parties (or in favor of such other First Lien Secured Parties if directly secured by such Liens) upon such Common Collateral will automatically be released and discharged upon final conclusion of such disposition as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Common Collateral are released and discharged; provided that any proceeds of any Common Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof. If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, in each case prior to the Discharge of such Series of First Lien Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Applicable Collateral Agent releases its Lien on the property or assets of such Person constituting Common Collateral, then the Liens of each other Collateral Agent (or in favor of such other First Lien Secured Parties if directly secured by such Liens) with respect to any Collateral consisting of the property or assets of such Person constituting Common Collateral will be automatically released and discharged to the same extent as the Liens of the Applicable Collateral Agent are released and discharged; provided that any proceeds of any

17

such equity interests foreclosed upon where the Applicable Collateral Agent releases its Lien on the assets of such Person on which another Series of First Lien Obligations holds a Lien on any of the assets of such Person (any such assets, the “Underlying Assets”) which Lien is released as provided in this sentence (any such Proceeds being referred to herein as “Equity Release Proceeds” regardless of whether or not such other Series of First Lien Obligations holds a Lien on such equity interests so disposed of) shall be applied pursuant to Section 2.01 hereof.

(b) Without limiting the rights of the Applicable Collateral Agent under Section 4.02, each Collateral Agent and each Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Common Collateral, Underlying Assets or guarantee provided for in this Section.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.

(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than any Controlling Secured Party or any Representative of any Controlling Secured Party) agrees that it will not raise any objection to any such financing or to the Liens on the Common Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless a Representative of the Controlling Secured Parties shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Common Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Common Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Common Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Secured

18

Parties as set forth in this Agreement (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement and (D) if any First Lien Secured Parties are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Representative that shall not constitute Common Collateral; provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

(c) If any First Lien Secured Party is granted adequate protection (A) in the form of Liens on any additional collateral, then each other First Lien Secured Party shall be entitled to seek, and each First Lien Secured Party will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis the First Lien Secured Parties as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other First Lien Secured Party shall be entitled to seek, and each First Lien Secured Party will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all First Lien Obligations pursuant to Section 2.01.

(d) This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective and applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor and debtor in possession, as such terms are defined in Sections 101 and 1101 of the Bankruptcy Code. The relative rights as to the Common Collateral and other collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

SECTION 2.06 Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance and Condemnation Awards. As among the First Lien Secured Parties, the Applicable Collateral Agent (acting at the direction of the Applicable Representative) shall have the right, but not the obligation, to adjust or settle any insurance policy or claim covering or constituting Common Collateral in the event of any loss thereunder and to

19

approve any award granted in any condemnation or similar proceeding affecting the Common Collateral. To the extent any Collateral Agent or any other First Lien Secured Party receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable First Lien Documents, such proceeds shall be turned over to the Applicable Collateral Agent for application as provided in Section 2.01 hereof.

SECTION 2.08 Refinancings. The First Lien Obligations of any Series may, subject to Section 5.19, be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any First Lien Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Representative and Collateral Agent of the holders of any such Refinancing Indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing Indebtedness; provided further that nothing in this Section 2.08 shall affect any limitation on any such Refinancing that is set forth in the First Lien Credit Documents in respect of the First Lien Obligations of any other Series. If such Refinancing Indebtedness is intended to constitute a Replacement Term Loan Credit Agreement, the Borrower shall so state in its Designation.

SECTION 2.09 Gratuitous Bailee/Agent for Perfection.

(a) The Control Collateral constituting Common Collateral shall be delivered to the Applicable Collateral Agent and the Applicable Collateral Agent agrees to hold any Control Collateral constituting Common Collateral and any other Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee or gratuitous agent for the benefit of each other First Lien Secured Party (such bailment or agency being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted in such Common Collateral, if any, pursuant to the applicable First Lien Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) Each Collateral Agent agrees to hold any Control Collateral constituting Common Collateral and any other Common Collateral from time to time in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Common Collateral, if any, pursuant to the applicable First Lien Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09. Solely with respect to any Deposit Accounts constituting Common Collateral under the control (within the meaning of Section 9-104 of the UCC) of any Collateral Agent, each such Collateral Agent agrees to also hold control over such Deposit Accounts as gratuitous agent for each other First Lien Secured Party and any assignee thereof solely for purpose of perfecting the security in such Deposit Accounts, subject to the terms and conditions of this Section 2.09.

(c) No Collateral Agent shall have any obligation whatsoever to any First Lien Secured Party to ensure that the Control Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.09. The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Control Collateral constituting Common Collateral or any other Common Collateral in its possession or control as gratuitous bailee (and with respect to Deposit Accounts, as gratuitous agent) in accordance with this Section 2.09 and delivering the Control Collateral constituting Common Collateral as provided in clause (e) below.

20

(d) None of the Collateral Agents or any of the First Lien Secured Parties shall have by reason of the First Lien Credit Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agents or any other First Lien Secured Party, and each Collateral Agent and each First Lien Secured Party hereby waives and releases the other Collateral Agents and First Lien Secured Parties from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.09 as gratuitous bailee with respect to the Control Collateral constituting Common Collateral or any other Common Collateral in its possession or control (and with respect to the Deposit Accounts, as gratuitous agent).

(e) At any time the Applicable Collateral Agent is no longer the Applicable Collateral Agent, such outgoing Applicable Collateral Agent shall deliver the remaining Control Collateral constituting Common Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), first, to the then Applicable Collateral Agent to the extent First Lien Obligations remain outstanding and second, to the applicable Grantor to the extent no First Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Common Collateral) or to whomever may be lawfully entitled to receive the same. The outgoing Applicable Collateral Agent further agrees to take all other action reasonably requested by the then Applicable Collateral Agent at the expense of the Borrower in connection with the then Applicable Collateral Agent obtaining a first-priority security interest in the Common Collateral.

(f) Notwithstanding anything to the contrary in any First Lien Collateral Document, in the event that the terms of more than one First Lien Collateral Document requires any Grantor (i) to deliver or afford control over any item of Common Collateral to, or deposit Common Collateral under applicable law), (ii) to register ownership of any item of Common Collateral in the name of or make an assignment of ownership of any Common Collateral or the rights thereunder to (to the extent multiple parties cannot be registered ownership or assigned ownership, as applicable of such item of Common Collateral under applicable law), (iii) to hold any item of Common Collateral in trust for (to the extent such item of Common Collateral cannot be held in trust for multiple parties under applicable law), (iv) to obtain the agreement of a bailee or other third party to hold any item of Common Collateral for the benefit of or subject to the control of and/or (v) to cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Common Collateral, with instructions or orders from, or to treat, in respect of any item of Common Collateral, as the entitlement holder, then in each such case such Grantor may comply with such requirement under the applicable First Lien Collateral Document as it relates to such Common Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Applicable Representative, and the Applicable Representative shall do so for the respective benefit of, and with notice to, all of the Representatives and First Lien Secured Parties pursuant to Section 2.04.

21

SECTION 2.10 Amendments to First Lien Collateral Documents.

(a) Without the prior written consent of each other Collateral Agent, each Collateral Agent agrees that no First Lien Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new First Lien Collateral Document, would be prohibited by, or would violate, any of the terms of this Agreement.

(b) In determining whether an amendment to any First Lien Collateral Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Borrower stating that such amendment is permitted by this Section 2.10.

ARTICLE III.

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever any Applicable Collateral Agent or any Applicable Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Common Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Collateral Agent or Applicable Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Applicable Collateral Agent and each Applicable Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV.

THE APPLICABLE COLLATERAL AGENT

SECTION 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Common Collateral in accordance with Section 2.01 hereof.

22

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Common Collateral as provided herein and in the First Lien Collateral Documents, as applicable, for which the Applicable Collateral Agent is the collateral agent of such Common Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Common Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Common Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which any such Collateral Agent, Representative or any First Lien Secured Party represented by it take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Collateral Documents or any other agreement related thereto or in connection with the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations; provided that nothing in this clause (i) shall be construed to prevent or impair the rights of any Collateral Agent or Representative to enforce this Agreement, (ii) any election by any Applicable Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not (i) accept any Common Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Common Collateral or (ii) “credit bid” for or purchase (other than for cash) Common Collateral at any public, private or judicial foreclosure upon such Common Collateral, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Common Collateral.

SECTION 4.02 Power-of-Attorney.

Each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of the First Lien Secured Parties of the Series for whom it is acting, hereby irrevocably appoints the Applicable Representative, the Applicable Collateral Agent and any officer or agent of the Applicable Representative and Applicable Collateral Agent, as applicable, which appointment is coupled with an interest with full power of

23

substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Representative, Collateral Agent or First Lien Secured Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each First Lien Collateral Document with respect to Common Collateral and the execution of releases in connection therewith.

ARTICLE V.

MISCELLANEOUS

SECTION 5.01 Conflicts.

In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Credit Documents the provisions of this Agreement shall govern.

SECTION 5.02 Effectiveness; Continuing Nature of this Agreement; Severability.

(a) This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Borrower or any other Grantor shall include the Borrower or any other Grantor as debtor and debtor-in possession and any receiver or trustee for the Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

(b) This is a continuing agreement, and the First Lien Secured Parties of any Series may continue, at any time and without notice to any First Lien Secured Party of any other Series, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Grantor constituting First Lien Obligations in reliance hereon. This Agreement shall terminate and be of no further force and effect with respect to any Representative or Collateral Agent or the First Lien Secured Parties represented by such Representative or Collateral Agent and their First Lien Obligations, upon the Discharge of the First Lien Obligations of such First Lien Secured Parties, subject to the rights of the First Lien Secured Parties under Section 2.06; provided, however, that such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

(c) The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 5.03 Amendments; Waivers.

(a) No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

24

(b) Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.19 of this Agreement and upon such execution and delivery, such Representative and Collateral Agent and the Other First Lien Secured Parties and Other First Lien Obligations of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.

(c) Notwithstanding the foregoing, (i) without the consent of any other Representative or First Lien Secured Party, the Applicable Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other First Lien Obligations in compliance with the Term Loan Credit Documents and the other First Lien Credit Documents and (ii) any amendment, restatement, amendment and restatement, supplement, waiver or other modification of or to this Agreement which (i) by the terms of this Agreement, requires the Borrower’s consent or (ii) increases the obligations or reduces the rights of, imposes additional duties on, or otherwise materially adversely affects any Grantor, in each case shall also require the prior written consent of the Borrower.

SECTION 5.04 Information Concerning Financial Condition of the Grantors and their Subsidiaries.

The Representative and Collateral Agent and the First Lien Secured Parties of each Series shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Grantors and all endorsers and/or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations. The Representative and Collateral Agent and the other First Lien Secured Parties of each Series shall have no duty to advise the Representative, Collateral Agent or First Lien Secured Parties of any other Series of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Representative or Collateral Agent or any of the other First Lien Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Representative, Collateral Agent or First Lien Secured Parties of any other Series, it or they shall be under no obligation:

(a) to make, and such Representative and Collateral Agent and such other First Lien Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

25

(d) to disclose any information, that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 5.05 Submission to Jurisdiction; Waivers.

The parties hereto consent to the jurisdiction of any state or federal court located in New York, New York, and consent that all service of process may be made by registered mail directed to such party as provided in Section 5.06 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

SECTION 5.06 Notices. All notices to (i) the Term Loan Secured Parties permitted or required under this Agreement may be sent to the Term Loan Representative, as provided in the Term Loan Credit Agreement, (ii) the Revolving Secured Parties permitted or required under this Agreement may be sent to the Revolving Representative, as provided in the Revolving Credit Agreement or (iii) the Other First Lien Secured Parties (other than the Revolving Secured Parties) permitted or required under this Agreement may be sent to the applicable Other First Lien Representative, as provided in the other relevant First Lien Documents, as applicable. All notices to the Term Loan Secured Parties permitted or required under this Agreement shall also be sent to the Term Loan Representative. All notices to the Revolving Secured Parties permitted or required under this Agreement shall also be sent to the Revolving Representative. All notices to the Other First Lien Secured Parties (other than the Revolving Secured Parties) permitted or required under this Agreement may be sent to the applicable Representative. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 5.07 Further Assurances.

Each Representative and Collateral Agent, on behalf of itself and the First Lien Secured Parties represented by it, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Representative and Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

26

SECTION 5.08 Governing Law.

This Agreement has been delivered and accepted at and shall be deemed to have been made at New York, New York and shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of New York.

SECTION 5.09 Binding on Successors and Assigns.

This Agreement shall be binding upon each Representative and each Collateral Agent, the First Lien Secured Parties and their respective permitted successors and assigns.

SECTION 5.10 Section Titles.

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 5.11 Counterparts.

This Agreement may be executed in one or more counterparts, including by means of facsimile or “pdf’ file thereof, each of which shall be an original and all of which shall together constitute one and the same document. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement. Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute the Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

SECTION 5.12 Authorization. By its signature, each party hereto represents and warrants to the other parties hereto that the Person executing this Agreement on behalf of such party is duly authorized to execute this Agreement. The Term Loan Representative represents and warrants that this Agreement is binding upon the Term Loan Secured Parties. The Revolving Representative represents and warrants that this Agreement is binding upon the Revolving Secured Parties. Each other Representative represents and warrants that this Agreement is binding upon the First Lien Secured Parties represented by it.

SECTION 5.13 No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each Collateral Agent, Representative, the First Lien Secured Parties and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of the First Lien Obligations. The acknowledgment of each Grantor of this Agreement shall also be effective with respect to such Grantor’s successors and assigns. No other Person shall have or be entitled to assert rights or benefits hereunder; provided that each Grantor is an intended third-party beneficiary of, and may assert the benefits of Sections 2.04, 2.05(b), 2.07, 2.09(e), 2.09(f), 2.10, 5.03(c), 5.05, 5.06. 5.08, 5.15, 5.19, 5.20 and this Section 5.13.

27

SECTION 5.14 [Reserved].

SECTION 5.15 Relative Rights.

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Term Loan Credit Agreement or any other Term Loan Credit Document, or any Other First Lien Agreement or any Other First Lien Document, or permit the Borrower or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or Default under, the Term Loan Credit Agreement or any other Term Loan Credit Documents or any Other First Lien Agreement or any Other First Lien Documents, (b) change the relative priorities of the First Lien Obligations or the Liens granted under the First Lien Documents on the Common Collateral (or any other assets) as among the First Lien Secured Parties, (c) otherwise change the relative rights of the First Lien Secured Parties in respect of the Common Collateral as among such First Lien Secured Parties or (d) obligate the Borrower or any Subsidiary to take any action, or fail to take any action, if taking or failing to take such action, as the case may be, would otherwise constitute a breach of, or Default under, the Term Loan Credit Agreement or any other Term Loan Credit Document or any Other First Lien Agreement or any Other First Lien Document. Except as set forth in Section 5.13, none of the Borrower, any Grantor or any Subsidiary or any other creditor thereof shall have any rights hereunder. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor to pay any First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.16 References. Notwithstanding anything to the contrary in this Agreement, any references contained herein to any Section, clause, paragraph, definition or other provision of any Term Loan Credit Document or any Other First Lien Document shall be deemed to be a reference to such Section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided that any reference to any such Section, clause, paragraph or other provision shall refer to such Section, clause, paragraph or other provision of the applicable Term Loan Credit Document or Other First Lien Document, as applicable (including any definition contained therein), as amended or modified from time to time if such amendment or modification has been made in accordance with this Agreement and the applicable Term Loan Credit Document or Other First Lien Document.

SECTION 5.17 Drafting of Agreement. This Agreement embodies arms’ length negotiations and compromises between the parties, was drafted jointly by the parties, and shall not be construed against any party hereto, or such parties’ successors and assigns, if any, by reason of its preparation or drafting of this Agreement. Each of the parties agrees that drafts of this Agreement and modifications reflected in such drafts shall not be utilized in any manner, dispute, or proceeding, including as evidence of any of the parties’ intent or interpretation of this Agreement.

SECTION 5.18 [Reserved].

SECTION 5.19 Other First Lien Obligations.

28

(a) To the extent, but only to the extent, not prohibited by the provisions of the Term Loan Credit Documents, the Revolving Credit Documents and the other First Lien Documents, the Borrower may incur (x) additional Indebtedness (which for the avoidance of doubt shall include any Indebtedness incurred pursuant to a Refinancing except to the extent constituting Indebtedness under a Replacement Term Loan Credit Agreement) after the date hereof that is secured on an equal and ratable basis with the Liens securing the Term Loan Obligations, the Revolving Obligations and the other Other First Lien Obligations (such Indebtedness, “Additional First Lien Debt”) and (y) Indebtedness under any Replacement Term Loan Credit Agreement that is secured on an equal and ratable basis with the Liens securing the Other First Lien Obligations. Any such Additional First Lien Debt and related other First Lien Obligations may be secured by a Lien on a ratable basis, in each case under and pursuant to the Other First Lien Documents, if and subject to the condition that the Additional First Lien Collateral Agent and Additional First Lien Representative of any such Additional First Lien Debt, acting on behalf of the holders of such Additional First Lien Debt (such Additional First Lien Collateral Agent, Additional First Lien Representative and holders in respect of any Additional First Lien Debt being referred to as “Additional First Lien Secured Parties”), each becomes a party to this Agreement by satisfying the conditions set forth in Section 5.19(b). Any Indebtedness and other Term Loan Obligations under any Replacement Term Loan Credit Agreement may be secured by Liens on an equal and ratable basis, in each case under and pursuant to the Term Loan Credit Documents, if and subject to the condition that the Replacement Representative and Replacement Term Loan Collateral Agent, acting on behalf of the holders of such Term Loan Obligations, each becomes a party to this Agreement by satisfying the conditions set forth in Section 5.19(b).

(b) In order for an Additional First Lien Representative and Additional First Lien Collateral Agent, or, in the case of a Replacement Term Loan Credit Agreement, the Replacement Representative and the Replacement Term Loan Collateral Agent in respect thereof, to become a party to this Agreement,

(i) such Additional First Lien Representative and such Additional First Lien Collateral Agent or such Replacement Representative and such Replacement Term Loan Collateral Agent shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional First Lien Representative and such Additional First Lien Collateral Agent or such Replacement Representative and such Replacement Term Loan Collateral Agent, as the case may be) pursuant to which either (x) such Additional First Lien Representative becomes a Representative hereunder and such Additional First Lien Collateral Agent becomes a Collateral Agent hereunder, and such Additional First Lien Debt and the related Other First Lien Obligations in respect of which such Additional First Lien Representative is the Representative and the related Additional First Lien Secured Parties become subject hereto and bound hereby or (y) such Replacement Representative becomes the Term Loan Representative hereunder and such Replacement Term Loan Collateral Agent becomes the Term Loan Collateral Agent hereunder, such Replacement Term Loan Credit Agreement becomes the Term Loan Credit Agreement hereunder and such Term Loan Obligations and holders of such Term Loan Obligations become subject hereto and bound hereby;

29

(ii) the Borrower shall have delivered to each Collateral Agent:

(a) true and complete copies of each of the Other First Lien Documents relating to such Additional First Lien Debt or the Replacement Term Loan Credit Agreement, as the case may be, certified as being true and correct by a Responsible Officer of the Borrower;

(b) a Designation pursuant to which the Borrower shall (A) identify the Indebtedness to be designated as Other First Lien Obligations or Term Loan Obligations, if applicable, and the initial aggregate principal amount or committed amount thereof, (B) specify the name and address of the Additional First Lien Collateral Agent and Additional First Lien Representative or the Replacement Term Loan Collateral Agent and Replacement Representative, if applicable, (C) certify that such (x) Additional First Lien Debt or (y) Term Loan Obligations, as applicable, is permitted by each First Lien Document and that the conditions set forth in this Section 5.19 are satisfied with respect to such Additional First Lien Debt and the related Other First Lien Obligations or Term Loan Obligations, as applicable and (D) in the case of a Replacement Term Loan Credit Agreement, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement Term Loan Credit Agreement and is designated as a Replacement Term Loan Credit Agreement; and

(iii) the Other First Lien Documents, as applicable, relating to such Additional First Lien Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional First Lien Secured Party with respect to such Additional First Lien Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional First Lien Debt.

(c) Upon the execution and delivery of a Joinder Agreement by an Additional First Lien Representative and an Additional First Lien Collateral Agent or the Replacement Representative and the Replacement Term Loan Collateral Agent, in the case of a Replacement Term Loan Credit Agreement, if applicable, in each case, in accordance with this Section 5.19, each other Representative and Collateral Agent shall acknowledge such receipt thereof by countersigning a copy thereof, subject to the terms of this Section 5.19 and returning the same to such Additional First Lien Representative and Additional First Lien Collateral Agent or Replacement Representative and Replacement Term Loan Collateral Agent, as applicable; provided that the failure of any Representative or Collateral Agent to so acknowledge or return shall not affect the status of such debt as Additional First Lien Debt or a Replacement Term Loan Credit Agreement, as the case may be, if the other requirements of this Section 5.19 are complied with.

SECTION 5.20 Dealings with Grantors. Upon any application or demand by any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement (including any designation permitted or contemplated to be made by the Borrower hereunder), the Borrower shall furnish to such Representative a certificate of a duly authorized officer of the Borrower (an “Officer’s Certificate”) stating that all conditions precedent, if any,

30

provided for in this Agreement relating to the proposed action have been complied with (or that such action is permitted or contemplated to be made by the Borrower hereunder), except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or demand, no additional certificate or opinion need be furnished. The parties hereto and the Grantors acknowledge and agree that each reference to this agreement to any Grantor bearing the cost and expense of any action shall be deemed to be a reference to the expense reimbursement requirements under the applicable First Lien Documents governing the applicable First Lien Obligations.

[Remainder of this page intentionally left blank]

31

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Term Loan Collateral Agent and the Term Loan Representative
By:
Name:
Title:

Notice Address:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attention: Credit Suisse Agency Team

Electronic Mail: [***]

MIZUHO BANK, LTD., as Revolving Collateral Agent and Revolving Representative

By:
Name:
Title:

Notice Address:

Mizuho Bank, Ltd.

1271 Avenue of the Americas

New York, NY 10020

Attention: Yuya Seki

Telephone: [***]

Electronic Mail: [***]

ACKNOWLEDGMENT OF BORROWER AND OTHER GRANTORS

Dated: [_______]

Reference is made to the Equal Priority Intercreditor Agreement dated as of the date hereof between Credit Suisse AG, Cayman Islands Branch., as Term Loan Representative and Term Loan Collateral Agent, and Mizuho Bank, Ltd., as Revolving Collateral Agent and Revolving Representative (such agreement as in effect on the date hereof, the “Equal Priority Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement.

Each of the undersigned Grantors hereby acknowledges the terms of the Equal Priority Intercreditor Agreement and has caused this acknowledgment to be duly executed by its authorized officer as of the date first written above.

ALLEGRO MICROSYSTEMS, INC., as the Borrower

By:
Name:
Title:

[_________________________],

By:
Name:
Title:

Exhibit A

to Equal Priority Intercreditor Agreement

FORM OF JOINDER AGREEMENT

JOINDER NO. [        ] dated as of [                    ], 20[        ] (the “Joinder Agreement”) to the EQUAL PRIORITY INTERCREDITOR AGREEMENT dated as of September 30, 2020, (the “Equal Priority Intercreditor Agreement”), among CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Term Loan Representative and as Term Loan Collateral Agent, MIZUHO BANK, LTD., as Revolving Representative and as Revolving Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ALLEGRO MICROSYSTEMS, INC., a Delaware corporation (the “Borrower”) and the other Grantors signatory thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur [Other First Lien Obligations] [Term Loan Obligations under the Replacement Term Loan Credit Agreement] and to secure such [Other First Lien Obligations] [Term Loan Obligations] with the liens and security interests created by the [Other First Lien Collateral Documents] [Term Loan Collateral Documents], the [Additional First Lien Representative in respect of such Additional First Lien Debt] [Replacement Representative in respect of the Term Loan Obligations under the Replacement Term Loan Credit Agreement] is required to become [a Representative][the Term Loan Representative], and the [Additional First Lien Collateral Agent in respect of such Additional First Lien Debt ] [Replacement Term Loan Collateral Agent in respect of the Term Loan Obligations under the Replacement Term Loan Credit Agreement] is required to become [a Collateral Agent][the Term Loan Collateral Agent] and the [Additional First Lien Debt and the Additional First Lien Secured Parties] [Term Loan Secured Parties] in respect thereof are required to become subject to and bound by, the Equal Priority Intercreditor Agreement. Section 5.19 of the Equal Priority Intercreditor Agreement provides that such [Additional First Lien Representative may become a Representative][Replacement Representative may become the Term Loan Representative], such [Additional First Lien Collateral Agent may become a Collateral Agent][Replacement Term Loan Collateral Agent may become the Term Loan Collateral Agent], and such [Additional First Lien Secured Parties] [Term Loan Secured Parties] may become subject to and bound by the Equal Priority Intercreditor Agreement, pursuant to the execution and delivery by the [Additional First Lien Representative] [Replacement Representative] and the [Additional First Lien Collateral Agent] [Replacement Term Loan Collateral Agent] of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.19 of the Equal Priority Intercreditor Agreement. The undersigned [Additional First Lien Representative][Replacement Representative] (the “New Representative”) and [Additional First Lien Collateral Agent][Replacement Term Loan Collateral Agent] (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Equal Priority Intercreditor Agreement.

Exhibit A-1

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.19 of the Equal Priority Intercreditor Agreement, (i) the New Representative and the New Collateral Agent by their signatures below become [a Representative and a Collateral Agent][the Term Loan Representative and the Term Loan Collateral Agent], respectively, under, and the related [Additional First Lien Debt][Replacement Term Loan Credit Agreement] and [Additional First Lien Secured Parties][Term Loan Secured Parties] become subject to and bound by, the Equal Priority Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as [a Representative or a Collateral Agent][the Term Loan Representative and Term Loan Collateral Agent], respectively, [and] (ii) the New Representative and the New Collateral Agent, on their behalf and on behalf of such [Additional First Lien Secured Parties] [Term Loan Secured Parties], hereby agree to all the terms and provisions of the Equal Priority Intercreditor Agreement applicable to them as [Representative and Collateral Agent][Term Loan Representative and Term Loan Collateral Agent], respectively, and to the [Additional First Lien Secured Parties] [Term Loan Secured Parties] that they represent as [Other First Lien Secured Parties][Term Loan Secured Parties and (iii) the Replacement Term Loan Credit Agreement hereby becomes the Term Loan Credit Agreement]. Each reference to [a “Representative”][“Term Loan Representative”] in the Equal Priority Intercreditor Agreement shall be deemed to [include][refer to] the New Representative, [and] each reference to [a “Collateral Agent”][“Term Loan Collateral Agent”] in the Equal Priority Intercreditor Agreement shall be deemed to [include][refer to] the New Collateral Agent [and each reference to the “Term Loan Credit Agreement” shall be deemed to refer to the Replacement Term Loan Credit Agreement]. The Equal Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. Each of the New Representative and New Collateral Agent represent and warrant to each Collateral Agent, each Representative and the other First Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the [Other First Lien Documents relating to such Additional First Lien Debt provide][Replacement Term Loan Credit Agreement provides] that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the [Additional First Lien Secured Parties][Term Loan Secured Parties] in respect of such [Other First Lien Obligations][Term Loan Obligations] will be subject to and bound by the provisions of the Equal Priority Intercreditor Agreement as [Other First Lien Secured Parties][Term Loan Secured Parties].

SECTION 3. This Joinder Agreement may be executed in one or more counterparts, including by means of facsimile or “pdf’ file thereof, each of which shall be an original and all of which shall together constitute one and the same document. Any signature to this Joinder Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York

Exhibit A-2

Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement. Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute the Joinder Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

SECTION 4. Except as expressly supplemented hereby, the Equal Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. This Joinder Agreement has been delivered and accepted at and shall be deemed to have been made at New York, New York and shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of New York.

SECTION 6. The terms of this Joinder Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.06 of the Equal Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

SECTION 8. The provisions of Section 5.05 of the Equal Priority Intercreditor Agreement are hereby incorporated herein by reference.

[Remainder of this page intentionally left blank]

Exhibit A-3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Equal Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Exhibit A-4

Receipt acknowledged by:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Term Loan Representative and Term Loan Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

MIZUHO BANK, LTD., as Revolving
Representative and as Revolving Collateral Agent

By:
Name:
Title:

[OTHERS AS NEEDED]

Exhibit A-5

Exhibit B

to Equal Priority Intercreditor Agreement

[FORM OF]

DEBT DESIGNATION

Reference is made to the Equal Priority Intercreditor Agreement dated as of September 30, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Equal Priority Intercreditor Agreement”) among CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Term Loan Representative and Term Loan Collateral Agent, MIZUHO BANK, LTD., as Revolving Representative and Revolving Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ALLEGRO MICROSYSTEMS, INC., a Delaware corporation (the “Borrower”) and the other Grantors signatory thereto. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Equal Priority Intercreditor Agreement. This Debt Designation is being executed and delivered in order to designate [additional Indebtedness and other related First Lien Obligations] [Term Loan Obligations] entitled to the benefit and subject to the terms of the Equal Priority Intercreditor Agreement.

The undersigned, the duly appointed [specify title] of the Borrower hereby certifies on behalf of the Borrower that:

(a) [insert name of the Borrower or other Grantor] intends to incur Indebtedness in the initial aggregate [principal/committed amount] of [                ] pursuant to the following agreement: [describe [credit agreement, indenture, other agreement giving rise to Additional First Lien Debt][Replacement Term Loan Credit Agreement (“New Agreement”)]] which will be [Other First Lien Obligations] [Term Loan Obligations];

(b) (i) the name and address of the [Additional First Lien Representative for the Additional First Lien Debt and the related Other First Lien Obligations] [Replacement Representative for the Replacement Term Loan Credit Agreement] is:

Telephone: ___________________

Fax: _______________________

Exhibit B-1

(ii) the name and address of the [Additional First Lien Collateral Agent for the Additional First Lien Debt and the related Other First Lien Obligations] [Replacement Term Loan Collateral Agent for the Replacement Term Loan Credit Agreement] is:

Telephone: ___________________

Fax: _______________________

[and]

(a) such [Additional First Lien Debt and the related Other First Lien Obligations] [Term Loan Obligations] is permitted by each First Lien Document and the conditions set forth in Section 5.19 of the Equal Priority Intercreditor Agreement are satisfied with respect to such [Additional First Lien Debt and the related Other First Lien Obligations][Term Loan Obligations] [insert for Replacement Term Loan Credit Agreements only: ; and

(b) the New Agreement satisfies the requirements of a Replacement Term Loan Credit Agreement and is hereby designated as a Replacement Term Loan Credit Agreement].

Exhibit B-2

IN WITNESS WHEREOF, the Borrower has caused this Debt Designation to be duly executed by the undersigned officer as of ___________________, 20____.

ALLEGRO MICROSYSTEMS, INC.

By:
Name:
Title:

Exhibit B-3

EXHIBIT K

[RESERVED]

EXHIBIT L

FORM OF GLOBAL INTERCOMPANY NOTE

[See attached.]

EXHIBIT L

FORM OF GLOBAL INTERCOMPANY NOTE

Note Number: ___	Dated: ________ ___, 20__

FOR VALUE RECEIVED, Borrower (as defined below), and each of its Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this intercompany promissory note (this “Promissory Note”), each as a Payor (as defined below), promises to pay to the order of each Group Member that makes any loans or advances to such Group Member (each Group Member which receives loans or advances as a borrower pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the applicable Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee, including, without limitation, the indebtedness set forth on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to so show any such indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder.

Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in either, as context dictates (a) that certain Term Loan Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Term Loan Credit Agreement”), by and among Allegro MicroSystems, Inc., a Delaware corporation (the “Borrower”), Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Term Loan Administrative Agent”) and as collateral agent under the Loan Documents (the “Term Loan Collateral Agent”), each Lender from time to time party thereto and each financial institution party thereto as an arranger and (b) that certain Revolving Facility Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Facility Credit Agreement”, and together with the Term Loan Credit Agreement, the “Credit Agreements”) by and among the Borrower, Mizuho Bank, Ltd., as administrative agent under the Loan Documents (in such capacity, including any successor thereto, the “Revolving Administrative Agent”, and together with the Term Loan Administrative Agent, the “Administrative Agents”), Mizuho Bank, Ltd., as collateral agent under the Loan Documents (in such capacity, including any successor thereto, the “Revolving Collateral Agent”, and together with the Term Loan Collateral Agent, the “Collateral Agents”), and each lender from time to time party thereto.

The unpaid principal amount hereof from time to time outstanding shall mature and bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Interest shall be due and payable at such times as may be agreed upon from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in any lawful currency as may be agreed upon by the relevant Payor and Payee and in immediately available funds. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Promissory Note hereby waives (to the extent permitted by applicable law) presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is a Loan Party to the Term Loan Collateral Agent, for the benefit of the Secured Parties under the Term Loan Credit Agreement, and to the Revolving Collateral Agent, for the benefit of the Secured Parties under the Revolving Facility Credit Agreement, in each case, as security for the Secured Obligations (for the avoidance of doubt, used herein as defined in each of the Credit Agreements). Each Payor acknowledges and agrees that, upon the occurrence and during the continuation of an Event of Default under a Credit Agreement, the applicable Collateral Agent may, from time to time, exercise all the rights and remedies of the Payees that are Loan Parties under this Promissory Note, subject to the express terms and conditions of any Intercreditor Agreement, the applicable Credit Agreement, the applicable Security Agreements and the other Loan Documents and such exercise of rights and remedies will not be subject to any abatement, reduction, recoupment, defense (other than indefeasible payment in full in cash), setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Loan Party or any endorser of the obligations of any Payor that is a Loan Party under this Promissory Note, or against any of their respective properties, shall be subordinate in right of payment to the payment of the Secured Obligations until the satisfaction of the Termination Conditions (as defined in each of the Term Loan Credit Agreement and the Revolving Facility Credit Agreement); provided, that each Payor may make payments to the applicable Payee so long as (x) no Event of Default under either Credit Agreement shall have occurred and be continuing or (y) in the event that an Event of Default under either Credit Agreement (other than an Event of Default described in Section 8.01(a) or (f) of either Credit Agreement, which shall not require notice) shall have occurred and be continuing, no Administrative Agent shall have given written notice to each Payee of its intent to exercise its rights of subordination hereunder; provided further, that upon the waiver, remedy or cure of each such Event of Default, so long as no other Event of Default under either Credit Agreement shall have occurred and be then continuing, such payments shall again be permitted, including any payment to bring any missed payments during the period of such Event of Default current; provided, further, that any payment received by any Payee from a Payor that is a Loan Party in violation of this paragraph shall be held in trust for the Collateral Agents and turned over to the Term Loan Collateral Agent (or the Revolving Collateral Agent), if the Discharge of Term Loan Credit Agreement (as defined in the Equal Priority Intercreditor Agreement) has occurred) upon demand. Additionally, notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor that is a Loan Party (whether constituting part of the security or collateral given to the Collateral Agents or any Secured Party under either set of Loan Documents to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of the Collateral Agents or any Secured Party under each set of Loan Documents in such assets. Except as expressly permitted by each Credit Agreement, the other Loan Documents and any Secured Hedge Agreement, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until the satisfaction of the Termination Conditions.

This Promissory Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Promissory Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any Payor, and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Payee to any Payor (except any amendments or amendments and restatements of this Promissory Note made in accordance with the terms of each set of Loans Documents or any supplements to Schedule A hereto made hereby in accordance with the terms hereof).

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

The terms and provisions of this Promissory Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable legal requirements by a Governmental Authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Promissory Note in any jurisdiction.

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Promissory Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Promissory Note by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Promissory Note. Any signature to this Promissory Note may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement. Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute the Promissory Note through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

[Signature Page Follows]

IN WITNESS WHEREOF, each Payor has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

ALLEGRO MICROSYSTEMS, INC., a Delaware corporation

By:
Name:	Paul Walsh
Title:	Chief Financial Officer

ALLEGRO MICROSYSTEMS, LLC, a Delaware limited liability company

By:
Name:	Paul Walsh
Title:	Chief Financial Officer

SILICON STRUCTURES LLC, a Delaware limited liability company

By:
Name:	Paul Walsh
Title:	Chief Financial Officer

ALLEGRO MICROSYSTEMS BUSINESS
DEVELOPMENT, INC., a Delaware corporation

By:
Name:	Paul Walsh
Title:	Chief Financial Officer

VOXTEL, LLC, a Delaware limited liability company

By:
Name:	Paul Walsh
Title:	Chief Financial Officer

[SIGNATURE PAGE TO GLOBAL INTERCOMPANY NOTE]

SCHEDULE A

TRANSACTIONS

ON

INTERCOMPANY PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to ___________________________________________ all of its right, title and interest in and to the Global Intercompany Note, dated _________ ___, 2020 (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Promissory Note”), made by the Borrower, each Subsidiary thereof party thereto, and each other person that becomes a party thereto. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) that are Loan Parties on the date of the Promissory Note. From time to time after the date thereof, additional Subsidiaries of the Group Members shall become parties to the Promissory Note (each, an “Additional Payee”) and, if such Subsidiaries are or will become Loan Parties, such Subsidiaries shall become a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other person becomes or fails to become or ceases to be a Payee under the Promissory Note or hereunder.

*         *         *

ALLEGRO MICROSYSTEMS, INC., a Delaware corporation

By:
Name:	Paul Walsh
Title:	Chief Financial Officer

ALLEGRO MICROSYSTEMS, LLC, a Delaware limited liability company

By:
Name:	Paul Walsh
Title:	Chief Financial Officer

SILICON STRUCTURES LLC, a Delaware limited liability company

By:
Name:	Paul Walsh
Title:	Chief Financial Officer

ALLEGRO MICROSYSTEMS BUSINESS
DEVELOPMENT, INC., a Delaware corporation

By:
Name:	Paul Walsh
Title:	Chief Financial Officer

VOXTEL, LLC, a Delaware limited liability company

By:
Name:	Paul Walsh
Title:	Chief Financial Officer

[SIGNATURE PAGE TO ENDORSEMENT]